Exhibit 2.1

EXECUTION VERSION

PURCHASE AND CONTRIBUTION AGREEMENT
DATED AS OF AUGUST 18, 2014
BY AND BETWEEN
FC-GEN OPERATIONS INVESTMENT, LLC
AND
SKILLED HEALTHCARE GROUP, INC.

Page
ARTICLE I DISTRIBUTION; PURCHASE AND SALE; CONTRIBUTION    2
Section 1.01 Distribution of Subsidiary Interests    2
Section 1.02 Issuance and Sale of Sonoma Class A Stock and New Sonoma
Class C Stock    2
Section 1.03 Issuance and Sale of Greystone Units    3
Section 1.04 Contribution    4
Section 1.05 Closing    4
Section 1.06 Transaction Structure    4
Section 1.07 Treatment of Greystone Management Incentive Plan    5
Section 1.08 Treatment of HCN Option    5
Section 1.09 Distribution Subsidiary Mergers    5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SONOMA    5
Section 2.01 Organization, Standing and Corporate Power    6
Section 2.02 Subsidiaries    6
Section 2.03 Capital Structure    6
Section 2.04 Authority; Noncontravention    7
Section 2.05 Valid Issuance of Stock    9
Section 2.06 Governmental Approvals    9
Section 2.07 Sonoma SEC Documents; No Undisclosed Liabilities    10
Section 2.08 Information Statement    11
Section 2.09 Absence of Certain Changes or Events    11
Section 2.10 Litigation    11
Section 2.11 Contracts    12
Section 2.12 Compliance with Laws    15
Section 2.13 Employee Benefit Plans    18
Section 2.14 Taxes    21
Section 2.15 Intellectual Property    24
Section 2.16 Real Property    25
Section 2.17 Environmental Matters    29
Section 2.18 Labor Matters    29
Section 2.19 Insurance    30
Section 2.20 Licensing and Certification Surveys    31
Section 2.21 Third Party Payor Reimbursement    31

i

Section 2.22 Prohibited Persons    31
Section 2.23 Transactions with Related Parties    32
Section 2.24 Brokers and Other Advisors    32
Section 2.25 Opinion of Financial Advisor    32
Section 2.26 State Takeover Statutes    32
Section 2.27 No Rights Agreement    32

Section 2.28 Written Consent    32
Section 2.29 Investment Representations    33
Section 2.30 Exclusivity of Representations; No Limitation of Other
Representations    33
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GREYSTONE    34
Section 3.01 Organization, Standing and Corporate Power    34
Section 3.02 Subsidiaries    35
Section 3.03 Capital Structure    35
Section 3.04 Authority; Noncontravention    36
Section 3.05 Valid Issuance of Greystone Units    37
Section 3.06 Governmental Approvals    37
Section 3.07 Greystone Financial Statements; No Undisclosed Liabilities    38
Section 3.08 Information Statement    38
Section 3.09 Absence of Certain Changes or Events    39
Section 3.10 Litigation    39
Section 3.11 Contracts    39
Section 3.12 Compliance with Laws    42
Section 3.13 Greystone Benefit Plans    45
Section 3.14 Taxes    48
Section 3.15 Intellectual Property    51
Section 3.16 Real Property    52
Section 3.17 Environmental Matters    56
Section 3.18 Labor Matters    57
Section 3.19 Insurance    57
Section 3.20 Licensing and Certification Surveys    58
Section 3.21 Third Party Payor Reimbursement    58
Section 3.22 Prohibited Persons    58
Section 3.23 Transactions with Related Parties    59
Section 3.24 Brokers and Other Advisors    59
Section 3.25 Written Consent    59
Section 3.26 Financing; Landlord Consents    59

Section 3.27 Exclusivity of Representations; No Limitation of Other
Representations    61
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS    62
Section 4.01 Conduct of Business    62
Section 4.02 No Solicitation    69
ARTICLE V ADDITIONAL AGREEMENTS    73
Section 5.01 Preparation of the Information Statement; Stockholder Approval    73
Section 5.02 Access to Information; Confidentiality    74
Section 5.03 Reasonable Best Efforts    75
Section 5.04 Indemnification; Insurance    76

Section 5.05 Fees and Expenses    78
Section 5.06 Public Announcements    78
Section 5.07 Stockholder Litigation    78
Section 5.08 Employee Matters    79
Section 5.09 Cooperation    79
Section 5.10 Financing    80
Section 5.11 NYSE Listing    84
Section 5.12 Healthcare Regulatory Matters    84
Section 5.13 Registration Rights Agreement    84
Section 5.14 Tax Receivable Agreement    84
Section 5.15 Board Representation    84
Section 5.16 Name    85
Section 5.17 Termination of Affiliate Contracts    85
Section 5.18 Non-USRPHC Certificate    85
Section 5.19 Contribution    85
Section 5.20 Distribution Subsidiary Valuations    85
Section 5.21 Preparation of Form S-3    85
ARTICLE VI CONDITIONS PRECEDENT    86
Section 6.01 Conditions to Each Party’s Obligation to Effect the Transactions    86
Section 6.02 Conditions to Obligation of Greystone    88
Section 6.03 Conditions to Obligation of Sonoma    89
Section 6.04 Frustration of Closing Conditions    90
ARTICLE VII TERMINATION    90
Section 7.01 Termination    90
Section 7.02 Termination Fee    92
Section 7.03 Effect of Termination    93
Section 7.04 Procedure for Termination    93
ARTICLE VIII GENERAL PROVISIONS    93
Section 8.01 Nonsurvival of Representations and Warranties    93
Section 8.02 Notices    93
Section 8.03 Definitions    95
Section 8.04 Interpretation    104
Section 8.05 Counterparts    105
Section 8.06 Entire Agreement; No Third-Party Beneficiaries    105
Section 8.07 Governing Law    105
Section 8.08 Assignment    106
Section 8.09 Specific Enforcement; Consent to Jurisdiction    106

Section 8.10 WAIVER OF JURY TRIAL    107
Section 8.11 Severability    107
Section 8.12 Amendment    107
Section 8.13 Further Assurances    108

Section 8.14 Extension; Waiver    108
Section 8.15 Disclosure Letters    108
Section 8.16 Limitation on Claims    108
Section 8.17 No Recourse    109
EXHIBITS
Exhibit A – Tax Receivable Agreement
Exhibit B – Contribution Agreement
Exhibit C – Written Consent
Exhibit D – Registration Rights Agreement
Exhibit E – Restated Sonoma Charter
Exhibit F – Restated Sonoma Bylaws
Exhibit G – Restated Greystone LLC Operating Agreement
Exhibit H – Form of Investment Representations

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TABLE OF DEFINED TERMS

Acceptable Confidentiality Agreement	95	Form S-3	85
Additional Refinancing Amount	64	Fully-Diluted Basis	2
Affected Employees	79	GAAP	10
Affiliate	95	Government Programs	97
Agreement	1	Governmental Approvals	87
Ancillary Agreements	95	Governmental Authority	97
Ancillary Transactions	95	Greystone	1
Burdensome Condition	76	Greystone Board	1
Business Day	95	Greystone Class A Units	97
Capitalization Date	6	Greystone Class B Units	97
Change of Recommendation	72	Greystone Class C Units	97
Chosen Courts	106	Greystone Disclosure Letter	34
Closing	4	Greystone Employees	45
Closing Date	4	Greystone ERISA Affiliate	46
Closing Trading Price	3	Greystone Facilities	52
COBRA	20	Greystone Facility Lease	52
Code	95	Greystone Financial Statements	38
Competing Offeror	71	Greystone Indemnified Parties	76
Competing Proposal	95	Greystone Intellectual Property	51
Competing Proposal Agreement	72	Greystone Leases	53
Confidentiality Agreement	75	Greystone LLC Interest	97
Contract	96	Greystone LLC Operating Agreement	97

Contributed Assets	4	Greystone Management Agreement	52
Contribution	4	Greystone Management Incentive Plan ....	97
Conversion Shares	8	Greystone Management Properties	53
Debt Commitment Letters	59	Greystone Material Adverse Effect	97
Debt Financing	59	Greystone Material Contracts	39
Debt Financing Commitments	59	Greystone Material Subsidiaries	98
Definitive Agreements	80	Greystone Member	98
DGCL	8	Greystone MIP Percentage	5
Disclosure Letters	108	Greystone Office Space	53
Distribution Subsidiaries	2	Greystone Owned Real Property	54
Distribution Subsidiary Merger Agreement 1		Greystone Patient Care Claims	38
Distribution Subsidiary Mergers	1	Greystone Percentage	98
Divestiture	76	Greystone Permits	42
Environmental Laws	96	Greystone Plans	45
Environmental Liabilities	96	Greystone Policies	57
ERISA	18	Greystone Resident	45
Exchange Act	9	Greystone Tax Distribution	98
Executive Order	96	Greystone Term Financing Commitment. 80
Existing Credit Facilities	96	Greystone Term Loan Amendment	81
Existing Stockholders Agreement	96	Greystone Term Loan Facility	60
Fee Letters	60	Hazardous Material	98

Page
HCN	98	Refinanced Indebtedness	64

HCN Option	98	Refinancing Indebtedness	64
HCN Option Termination Agreement	98	Registration Rights Agreement	84
HCN Percentage	5	Release	102
Health Care Laws	98	Repaid Indebtedness	83
HSR Act	9	Representatives	102
HUD	99	Required Amount	60
HUD Approvals	87	Requisite Stockholder Approval	102
HUD Mortgage Loans	99	Restated Greystone LLC Operating
Indebtedness	99	Agreement	90
Information Statement	11	Restated Sonoma Charter	88
Intellectual Property	99	Restraints	87
In-the-Money Option	3	Restricted Financing Commitment
IRS	100	Amendments	81
J.P. Morgan Securities	32	Sarbanes-Oxley	16
Knowledge	100	SEC	10
Landlord Consents	1	Securities Act	9
Laws	100	Sonoma	1
Leased Greystone Facility	52	Sonoma 10-K	5
Leased Greystone Property	53	Sonoma Board	1
Leased Sonoma Facility	25	Sonoma Board Recommendation	8
Leased Sonoma Property	26	Sonoma Bylaws	6
Lender Party	100	Sonoma Charter	6
Lender Related Party	100	Sonoma Class A Stock	6
Lenders	59	Sonoma Class B Stock	6
Letters of Transmittal	9	Sonoma Common Stock	6
Licensing and Certification Surveys	31	Sonoma Disclosure Letter	5

Lien	100	Sonoma Employees	18
Litigation Proceeding	11	Sonoma ERISA Affiliate	19
Matching Period	71	Sonoma Facilities	25
Medicaid	97	Sonoma Facility Lease	25
Medicare	97	Sonoma Indemnified Parties	76
Merger Percentage	100	Sonoma Intellectual Property	24
MIP Participant	100	Sonoma Leases	26
MTS	32	Sonoma Management Agreement	25
Multiemployer Plan	19	Sonoma Management Properties	25
New Sonoma Class C Stock	101	Sonoma Material Adverse Effect	102
New Sonoma Stock Issuance	2	Sonoma Material Contracts	12
NYSE	10	Sonoma Material Subsidiaries	103
Onex Group	101	Sonoma Office Space	26
Payoff Letters	83	Sonoma Options	7
Permitted Liens	101	Sonoma Owned Real Property	27
person	101	Sonoma Patient Care Claims	11
Privacy Laws	16	Sonoma Percentage	103
Prohibited Person	101	Sonoma Permits	15
Refinance	64	Sonoma Plans	18

			Page
Sonoma Policies	30	Taxes	104
Sonoma Preferred Stock	6	Termination Fee	104
Sonoma Resident	18	Third Party Payor	104
Sonoma Restricted Shares	7	Topping Notice	71
Sonoma RSUs	7	Topping Period	71
Sonoma SEC Documents	10	Trade Secrets	104
Sonoma Stock Plan	7	Transactions	1
Subsidiary	103	Treasury Regulation	104
Superior Proposal	103	True-Up Date	3
Tax	104	WARN Act	30
Tax Receivable Agreement	1	Written Consent	74
Tax Return	104	Written Consent Expiration Time	74

x

PURCHASE AND CONTRIBUTION AGREEMENT
This PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of August 18, 2014, is by and between FC-GEN Operations Investment, LLC, a Delaware limited liability company (“Greystone”), and Skilled Healthcare Group, Inc., a Delaware corporation (“Sonoma”).
W I T N E S SETH:
WHEREAS, the board of directors of Sonoma (the “Sonoma Board”) unanimously (i) determined that it is in the best interests of Sonoma and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance by Sonoma of this Agreement and the consummation of the transactions contemplated hereby (the “Transactions”);
WHEREAS, the board of Greystone (the “Greystone Board”) and the Greystone Members approved (i) this Agreement and the Transactions and (ii) the execution, delivery and performance of this Agreement by Greystone and the consummation of the Transactions;
WHEREAS, Greystone and Sonoma desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions;
WHEREAS, Greystone and the Onex Group have entered into a Support Agreement, dated as of the date of this Agreement;
WHEREAS, the Distribution Subsidiaries have entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Distribution Subsidiary Merger Agreement”), pursuant to which, conditioned on the consummation of the Transactions, certain wholly owned Subsidiaries of Sonoma will merge with and into the Distribution Subsidiaries, with the Distribution Subsidiaries surviving as wholly owned Subsidiaries of Sonoma (the “Distribution Subsidiary Mergers”), and in consideration therefor certain Greystone Members will receive shares of Sonoma Class A Stock and shares of New Sonoma Class C Stock;
WHEREAS, as an inducement to Sonoma and Greystone entering into this Agreement and as a condition to the consummation of the Transactions, Sonoma and Greystone will enter into a Tax Receivable Agreement, in the form attached hereto as Exhibit A (the “Tax Receivable Agreement”), with each of the Greystone Members; and
WHEREAS, each of the landlords identified on Schedule A have each executed consents and agreements to modify existing arrangements, copies of each of which have been delivered to Sonoma (the “Landlord Consents”);

WHEREAS, the Lender Parties have each provided commitment letters in respect of the Debt Financing, copies of each of which have been delivered to Sonoma; and

WHEREAS, Sonoma and certain of its stockholders have amended and restated a Registration Rights Agreement effective as of the Closing, which certain of the Greystone Members have executed and delivered as of the date of this Agreement;
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE I
DISTRIBUTION; PURCHASE AND SALE; CONTRIBUTION
Section 1.01 Distribution of Subsidiary Interests. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to Closing, Greystone shall (i) approve and adopt, or cause to be approved and adopted by its applicable Subsidiary, in its or such Subsidiary’s capacity as the sole stockholder of the Distribution Subsidiaries, the Distribution Subsidiary Merger Agreement and (ii) distribute to the Greystone Members, in accordance with the election and allocation procedures that will be delivered to the Greystone Members prior to such distribution, all of the beneficial interests in the shares of capital stock in each of the corporations set forth on Schedule 1.01 (the “Distribution Subsidiaries”).
Section 1.02 Issuance and Sale of Sonoma Class A Stock and New Sonoma Class C
Stock.
(a)    Upon the terms and subject to the conditions set forth in this Agreement and the Distribution Subsidiary Merger Agreement, Sonoma shall issue and sell to the Greystone Members, and the Greystone Members shall receive from Sonoma, shares of Sonoma Class A Stock and shares of New Sonoma Class C Stock, in the amounts and allocated among the Greystone Members in accordance with Schedule 1.02, such schedule to be updated in accordance with its terms upon the completion of the valuation described in Section 5.20, (such transaction, the “New Sonoma Stock Issuance”). The shares of Sonoma Class A Stock (including the Sonoma Class A Stock issuable upon exercise of options or warrants contemplated by Section 1.08) and New Sonoma Class C Stock issued to the Greystone Members in the New Sonoma Stock Issuance shall represent in the aggregate the Greystone Percentage of the aggregate voting power of the Sonoma Class A Stock, Sonoma Class B Stock and Sonoma Class C Stock to be outstanding, calculated on a Fully-Diluted Basis (as defined below) as of immediately following the Closing, excluding, for the avoidance of doubt, the Sonoma Class A Stock issuable upon exchange of Greystone Class A Units. The shares of Sonoma Class A Stock (including the Sonoma Class A Stock issuable upon exercise of options or warrants contemplated by Section 1.08) issued to the Greystone Members, HCN and the MIP Participants in the New Sonoma Stock Issuance and issuable upon exchange of the Greystone Class A Units and conversion of the New Sonoma Class C Stock held by the Greystone Members shall represent in the aggregate the Greystone Percentage of the Sonoma Class A Stock and Sonoma Class B Stock to be outstanding, calculated on a Fully-Diluted Basis as of immediately following the Closing. “Fully-Diluted Basis” means the sum of each of the following, without duplication (a) the aggregate number of shares of Sonoma Common Stock (excluding Sonoma Restricted Shares) issued and outstanding as of immediately following the Closing (excluding, for the avoidance of doubt, any shares of Common Stock held as treasury stock) plus (b) the potential dilution from

In-the-Money-Options (whether or not vested), determined on the treasury stock method (using the Closing Trading Price (as defined below)), plus (c) the aggregate number of Sonoma Restricted Shares and Sonoma RSUs for which the forfeiture rights have lapsed or will lapse upon Closing of the Transaction. “In-the-Money Option” shall mean a Sonoma Option for which the Closing Trading Price exceeds the exercise price per share of such Sonoma Option and “Closing Trading Price” means the price per share of Sonoma Class A Common Stock on the third trading day prior to the Closing.
(b)    Promptly following the six-month anniversary of the Closing Date (“True-
Up Date”), the then current Chief Financial Officer of Sonoma shall determine the number of additional Class A Greystone Units, shares of New Sonoma Class C Stock and shares of Sonoma Class A Stock, if any, that would have been issued to the Greystone Members pursuant to Section 1.02(a) if the determinations of “Fully-Diluted Basis” to be made pursuant to Section 1.02(a) had (i) excluded In-the-Money Options outstanding as of the Closing, to the extent that they expired unexercised prior to the True-Up Date, (ii) included, on the treasury stock basis, Sonoma Options outstanding as of the Closing Date that were not In-the-Money Options but would have been In-the-Money Options if the Closing Trading Price had been equal to the average closing price for the twenty (20) trading day period prior to the True-Up Date, and (iii) included Sonoma Restricted Shares and Sonoma RSUs issued and outstanding as of the Closing Date for which forfeiture rights lapsed following the Closing Date and prior to the True-Up Date. The Chief Financial Officer shall deliver to the then current Sonoma Board a certificate that sets forth such determination in reasonable detail. Such determination shall be reviewed and, if acceptable, approved by the Sonoma Board. If such determination is to the effect that more than 5,000 additional Greystone Class A Units, shares of New Sonoma Common C Stock and shares of Sonoma Class A Stock would have been issued, Sonoma shall issue such additional shares of New Sonoma Class C Stock and Sonoma Class A Stock, and cause Greystone to issue such additional Greystone Class A Units, allocated among HCN and the persons who were Greystone Members and MIP Participants immediately prior to Closing pro rata based upon the allocation set forth on Schedule 1.02. If additional shares of New Sonoma Class C Stock are issued pursuant to the immediately preceding sentence, Sonoma shall cause Greystone to issue to it the same number of additional Greystone Class C Units. For the avoidance of doubt, no factor used in the determination of “Fully-Diluted Basis” as of immediately following the Closing, shall, except as expressly provided in this paragraph, be changed for purposes of the determinations required by this paragraph and the determinations provided in this paragraph shall not operate to reduce the number of shares of New Sonoma Class C Stock, shares of Sonoma Class A Stock or Greystone Class A Units issued to any person.
Section 1.03 Issuance and Sale of Greystone Units.
(a)    Upon the terms and subject to the conditions set forth in this Agreement and in exchange for the Contributed Assets, Greystone shall issue and sell to Sonoma and to the Distribution Subsidiaries, and Sonoma shall purchase, and shall cause the Distribution Subsidiaries to purchase, from Greystone, in accordance with the allocation set forth on Schedule 1.03(a) (such schedule to be completed and attached to this Agreement in accordance with Section 5.20), (i) a number of Greystone Class A Units and Greystone Class B Units
representing in the aggregate the Sonoma Percentage of the outstanding Greystone Class A Units and Greystone Class B Units as of immediately following the Closing, and (ii) a number of Greystone Class C Units equal to the number of shares of New Sonoma Class C Stock issued pursuant to Section 1.02; and Sonoma and the Distribution Subsidiaries shall be admitted as co-managing members of Greystone.
(b)    Net Income and Net Losses (as such terms are defined in the Greystone
LLC Operating Agreement) of Greystone for the Fiscal Year (as such term is defined in the Greystone LLC Operating Agreement) of the Closing shall be allocated among the Greystone Members and Sonoma by taking into account their varying interests during such Fiscal Year in accordance with Section 706(d) of the Code, using the “interim closing of the books” method.
Section 1.04 Contribution. Upon the terms and subject to the conditions set forth in this Agreement and the Contribution Agreement, in the form attached hereto as Exhibit B, and in exchange for the purchase and sale of the Greystone Class A Units, Greystone Class B Units and Greystone Class C Units pursuant to Section 1.03(a), subject to the limitations set forth in Schedule 1.04, Sonoma shall contribute, and shall cause the Distribution Subsidiaries and other direct and indirect subsidiaries of each that are treated as corporations for federal income tax purposes and which cannot be first converted into partnerships or disregarded entities without adverse consequences, to contribute, as applicable, to Greystone (or a Subsidiary designated by Greystone) all of their assets, including the issued and outstanding equity interests of each of the entities set forth on, and subject to the exclusions set forth on, Schedule 1.04, as such schedule may be updated by mutual agreement of the Parties in accordance with Section 5.19 (such assets, “Contributed Assets” and such transaction, the “Contribution”); provided, however, that in lieu of an actual contribution of any asset, Sonoma and Greystone may mutually agree instead to retain title where it is and instead merely transfer beneficial ownership in such asset for federal income tax purposes.
Section 1.05 Closing. The closing of the Transactions (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), which shall be the first Business Day of the month following the month in which the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) occurs, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another date or place is agreed to in writing by the parties hereto.
Section 1.06 Transaction Structure. Either Party shall, if requested by the other Party to implement any reorganization transactions or implement any changes to the structure of the transactions contemplated by this Agreement, consider such reorganization transactions or transaction structure changes in good faith and cooperate with such other Party to the extent it determines in good faith that such reorganization transactions or transaction structure changes are advisable and will not (a) have an adverse impact on such Party, (b) alter or change the amount or kind of the consideration to be received by any of its equity holders in connection with the Transaction, (c) have an adverse effect on the tax consequences of the Transactions to it or its equity holders or (d) materially impede or delay consummation of the Transactions.

Section 1.07 Treatment of Greystone Management Incentive Plan. The MIP Participants shall be (i) distributed cash and (ii) issued shares of Sonoma Class A Stock equal to a percentage (such percentage in clause (ii), the “Greystone MIP Percentage”) of the outstanding shares of Sonoma Class A Stock, calculated on a Fully-Diluted Basis, as-exchanged and as-converted basis as of immediately following the Closing, in each case as set forth and described on Schedule 1.07. As of the Closing or, as soon thereafter as permitted by the Greystone Management Incentive Plan and applicable Law (including Section 409A of the Code), Greystone shall use reasonable best efforts to terminate such plan in accordance with its terms and applicable Law. From and after the Closing, except as expressly contemplated by Schedule 1.07, no additional equity of Sonoma or Greystone or their respective direct or indirect Subsidiaries shall be issued to the Greystone Management Incentive Plan or to the MIP Participants in their capacity as such.
Section 1.08 Treatment of HCN Option. At the Closing, the HCN Option shall be terminated, and HCN shall be issued shares of Sonoma Class A Stock (or options or warrants exercisable therefor) equal to a percentage (the “HCN Percentage”) of the outstanding shares of Sonoma Class A Stock, calculated on a Fully-Diluted Basis and, as-exchanged and as-converted basis as of immediately following the Closing, as set forth in and pursuant to the HCN Option Termination Agreement.
Section 1.09 Distribution Subsidiary Mergers. It is intended by the parties hereto that the mergers contemplated by the Distribution Subsidiary Merger Agreement shall constitute reorganizations within the meaning of Section 368 of the Code. The parties hereto hereby adopt the Distribution Subsidiary Merger Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SONOMA
Except (a) as set forth in the disclosure letter delivered by Sonoma to Greystone prior to the execution of this Agreement (the “Sonoma Disclosure Letter”) or (b) as disclosed in Sonoma’s annual report on Form 10-K for the fiscal year 2013 (the “Sonoma 10-K”), quarterly reports on Form 10-Q and current reports on Form 8-K, in each case, filed or furnished from the date of the filing of the Sonoma 10-K to the date of this Agreement, but excluding, in the case of this clause (b), (i) any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature and (ii) exhibits to such documents; provided that the exception provided for in this clause (b) shall (A) not apply to Section 2.01, Section 2.02, Section 2.03, Section 2.04, Section 2.05, Section 2.06, Section 2.08, Section 2.24, Section 2.25, Section 2.26, Section 2.27, Section 2.28, Section 2.29 and Section 2.30 and (B) be applied if, and only if, the nature and content of the applicable disclosure in any such Sonoma SEC Document referenced in this clause (b) is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein, Sonoma represents and warrants to Greystone as follows:

Section 2.01 Organization, Standing and Corporate Power. Each of Sonoma and the Sonoma Material Subsidiaries is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite corporate, limited liability company or other entity power and authority to carry on its business as now being conducted. Each other Subsidiary of Sonoma is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite corporate, limited liability company or other entity power and authority to carry on its business as now being conducted, except to the extent that any failure to be so organized, validly existing and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect. Sonoma and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had or would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect. Sonoma has, prior to the date hereof, made available to Greystone true and complete copies of its Amended and Restated Certificate of Incorporation (the “Sonoma Charter”) and Second Amended and Restated Bylaws (the “Sonoma Bylaws”) and the charter and bylaws (or comparable organizational documents) of the Sonoma Material Subsidiaries, in each case as amended to the date of this Agreement.
Section 2.02 Subsidiaries. Section 2.02 of the Sonoma Disclosure Letter lists all the Subsidiaries of Sonoma and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Except for Permitted Liens and as set forth on Section 2.02 of the Sonoma Disclosure Letter, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Sonoma free and clear of any Liens other than Permitted Liens and Liens pursuant to existing financing arrangements. Except for the capital stock or other equity or voting interests of its Subsidiaries and those equity interests described on Section 2.02 of the Sonoma Disclosure Letter, Sonoma does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.
Section 2.03 Capital Structure.
(a)    The authorized capital stock of Sonoma consists of (i) 175,000,000 shares of Class A common stock, par value $0.001 per share (the “Sonoma Class A Stock”),
(ii)30,000,000 shares of Class B common stock, par value $0.001 per share (the “Sonoma Class B Stock”, and together with the Sonoma Class A Stock, the “Sonoma Common Stock”) and
(iii)25,000,000 shares of preferred stock, par value $0.001 per share (the “Sonoma Preferred Stock”). As of August 8, 2014 (the “Capitalization Date”), (A) 24,615,157 shares of Sonoma Class A Stock were issued and outstanding, (B) 15,511,603 shares of Sonoma Class B Stock were issued and outstanding, (C) no shares of Sonoma Preferred Stock were issued and outstanding, (D) no shares of Sonoma Common Stock were issued and held in the treasury of Sonoma or otherwise owned by Sonoma or any of its Subsidiaries, (E) 1,129,256 shares of Sonoma Class A Stock were reserved for issuance in connection with future grants of awards under the Amended and Restated Sonoma 2007 Incentive Plan (“Sonoma Stock Plan”),

(F)473,014 shares of Sonoma Class A Stock were reserved for issuance with respect to outstanding stock options issued under the Sonoma Stock Plan (“Sonoma Options”), (G) 1,918,654 restricted shares issued under the Sonoma Stock Plan (“Sonoma Restricted Shares”) were outstanding and unvested (of which 1,356,631 are subject to performance conditions) and (H) 283,662 shares of Sonoma Class A Stock were reserved for issuance with respect to outstanding restricted stock units issued under the Sonoma Stock Plan (“Sonoma RSUs”) (none of which are subject to performance conditions).
(b)Sonoma has delivered to Greystone a true and complete list, as of the Capitalization Date, of all outstanding Sonoma Options, Sonoma Restricted Shares and Sonoma RSUs and other rights to purchase or receive shares of Sonoma Common Stock granted under the Sonoma Stock Plan, the number of shares of Sonoma Common Stock subject thereto (assuming target performance, if applicable), the vesting schedule, expiration dates and exercise prices thereof, in each case broken down as to each plan, agreement or other arrangement and as to each individual holder. Except as set forth above in this Section 2.03 and except for changes since the close of business on the Capitalization Date resulting from the exercise of Sonoma Options or the vesting of Sonoma RSUs, as of the date of this Agreement, no shares of capital stock or other voting securities of Sonoma were issued, reserved for issuance or outstanding. Except as set forth above in this Section 2.03, there are no outstanding stock appreciation rights, rights to receive shares of Sonoma Common Stock on a deferred basis or other rights that are linked to the value of Sonoma Common Stock granted under the Sonoma Stock Plan or otherwise. All outstanding shares of capital stock of Sonoma are, and all shares which may be issued pursuant to the Sonoma Stock Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
(c)Except as set forth above in this Section 2.03, there are no bonds, debentures, notes or other indebtedness of Sonoma having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Sonoma may vote. Except as set forth above in this Section 2.03, (i) there are not issued, reserved for issuance or outstanding (A) any securities of Sonoma or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Sonoma or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from Sonoma or any of its Subsidiaries, or any obligation of Sonoma or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Sonoma or any of its Subsidiaries and (ii) there are not any outstanding obligations of Sonoma or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth on Section 2.03(c) of the Sonoma Disclosure

Letter, neither Sonoma nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.
Section 2.04 Authority; Noncontravention.
(a)    Sonoma has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations under this

Agreement and the Ancillary Agreements and to consummate the Transactions and the Ancillary Transactions subject to the filing of the Restated Sonoma Charter. The execution, delivery and performance by Sonoma of this Agreement and the Ancillary Agreements and the consummation by it of the Transactions and the Ancillary Transactions, have been duly and validly authorized by the Sonoma Board and no other corporate action on the part of Sonoma, pursuant to the Delaware General Corporation Law (the “DGCL”), the applicable listing standards of the NYSE or otherwise, is necessary to authorize the execution and delivery by Sonoma of this Agreement and the Ancillary Agreements, and the consummation by it of the Transactions and the Ancillary Transactions, subject to (i) the adoption of the Restated Sonoma Charter and the filing of the Restated Sonoma Charter with the Secretary of State of the State of Delaware, (ii) in the case of the New Sonoma Stock Issuance and the issuance of shares of Sonoma Class A Stock issuable upon the exchange of Greystone Class A Units and conversion of shares of New Sonoma Class C Stock (in each case, the “Conversion Shares”), the approval of the New Sonoma Stock Issuance and the issuance of the Conversion Shares and (iii) in the case of the Contribution, the approval of the Contribution, in each case by the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by Sonoma and, assuming due authorization, execution and delivery hereof by Greystone, is a legal, valid and binding obligation of Sonoma enforceable against Sonoma in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). The Sonoma Board has unanimously (A) approved this Agreement and the Ancillary Agreements and the Transactions and the Ancillary Transactions and declared it advisable for Sonoma to enter into this Agreement and the Ancillary Agreements, (B) determined that the Restated Sonoma Charter is advisable to the stockholders of Sonoma, (C) determined that the Contribution is expedient and for the best interests of Sonoma and its stockholders and (D) directed that the Restated Sonoma Charter, the New Sonoma Stock Issuance, the issuance of the Conversion Shares and the Contribution be submitted to the stockholders of Sonoma for their consideration and (E) recommended that the stockholders of Sonoma adopt the Restated Sonoma Charter and approve the New Sonoma Stock Issuance, the issuance of the Conversion Shares and the Contribution (this clause (E), the “Sonoma Board Recommendation”).
(b)    The execution, delivery and performance of this Agreement and the
Ancillary Agreements, and the consummation of the Transactions and the Ancillary Transactions do not and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Sonoma or any of its Subsidiaries under, (i) the Sonoma Charter or the Restated Sonoma Charter, as applicable, or the Sonoma Bylaws or the comparable organizational documents of the Sonoma Material Subsidiaries, (ii) except as set forth on Section 2.04(b) of the Sonoma Disclosure Letter, any Contract to which Sonoma or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 2.06, any Law applicable to Sonoma or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that (A) have not had or would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect or (B) would not reasonably be expected to prevent or materially and adversely affect, individually or in the aggregate,

Sonoma’s ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate any of the Transactions or the Ancillary Transactions.
Section 2.05 Valid Issuance of Stock.
(a)The shares of Sonoma Class A Stock and New Sonoma Class C Stock, when issued, sold and delivered pursuant to the Restated Sonoma Charter as well as in accordance with the terms of this Agreement and the Distribution Subsidiary Merger Agreement for the consideration expressed in this Agreement and the Distribution Subsidiary Merger Agreement, and the Conversion Shares, when issued pursuant to the Restated Sonoma Charter, in each case, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free of any Liens (other than such Liens created by the Restated Sonoma Charter, the Restated Greystone LLC Operating Agreement or applicable securities Laws) or any preemptive rights.
(b)Assuming the accuracy of the representations and warranties of the Greystone Members set forth in letters of transmittal in form and substance reasonably acceptable to Greystone and Sonoma, which shall include the investment representations set forth on Exhibit H attached hereto (the “Letters of Transmittal”), the shares of New Sonoma Class C Stock and the shares of Sonoma Class A Stock to be issued pursuant to the Distribution Subsidiary Merger Agreement and any Conversion Shares are exempt from the registration and the prospectus delivery requirements of the Securities Act pursuant to the exemption provided therefrom under Regulation D of the Securities Act.
(c)Sonoma has not offered any shares of New Sonoma Class C Stock, or substantially similar securities of Sonoma, for sale to, or solicited any offers to buy from, or otherwise approached or negotiated in respect of any such offer to sell or buy with, any persons other than Greystone and the Greystone Members. Sonoma has not taken any action that will, in and of itself and assuming the accuracy of the representations and warranties of the Greystone Members set forth in the Letters of Transmittal delivered in connection with the Distribution Subsidiary Merger Agreement, cause the issuance, sale and delivery of the shares of New Sonoma Class C Stock, the shares of Sonoma Class A Stock to be issued pursuant to the Distribution Subsidiary Merger Agreement and any Conversion Shares to constitute a violation of the Securities Act or any applicable state securities Laws.
Section 2.06 Governmental Approvals. Except as set forth on Section 2.06 of the Sonoma Disclosure Letter, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Sonoma or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Sonoma or the consummation by Sonoma of the Transactions and the Ancillary Transactions, except (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the filing with the SEC of such reports under, and other compliance with, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (c) the filing with the SEC of such reports under, and other compliance with, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) the Restated Sonoma Charter to

be filed with the Secretary of State of the State of Delaware, (e) the governmental approvals, consents and authorizations that are applicable to Sonoma and its Subsidiaries as set forth on Section 2.06(e) of the Sonoma Disclosure Letter, pursuant to applicable Laws, including applicable Health Care Laws, for consummation of the Transactions and the Ancillary Transactions, (f) such filings with, and approvals of, the New York Stock Exchange (the “NYSE”) as are required to permit the consummation of the Transactions, (g) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings where the failure to make any such filing, give any such notice or obtain any such consent or approval would not reasonably be expected to (i) have, individually or in the aggregate, a Sonoma Material Adverse Effect or (ii) prevent or materially and adversely affect, individually or in the aggregate, Sonoma’s ability to perform its obligations under this Agreement or the Ancillary Agreements or to consummate any of the Transactions or the Ancillary Transactions.
Section 2.07 Sonoma SEC Documents; No Undisclosed Liabilities.
(a)Sonoma has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by Sonoma since January 1, 2012 (such documents, the “Sonoma SEC Documents”). No Subsidiary of Sonoma is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. As of their respective dates, the Sonoma SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Sonoma SEC Documents, and none of the Sonoma SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Sonoma SEC Document has been corrected by a later-filed Sonoma SEC Document that was filed prior to the date hereof. The financial statements of Sonoma included in the Sonoma SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied by Sonoma on a consistent basis during the periods and at the dates involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Sonoma and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).
(b)Neither Sonoma nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of Sonoma and its Subsidiaries (including the notes thereto), except for any such liabilities or obligations (i) accrued, disclosed, reflected or reserved against in the financial statements (including any related notes) contained in the Sonoma 10-K, (ii) incurred in the ordinary course of business, (iii) incurred in connection with this Agreement, the Ancillary Agreements, the Transactions and

the Ancillary Transactions or (iv) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect.
(c)    Sonoma has established in good faith reserves for financial accounting purposes in respect of malpractice claims arising out of patient care services provided by Sonoma or its Subsidiaries (“Sonoma Patient Care Claims”).
Section 2.08 Information Statement. None of the information supplied or to be supplied by or on behalf of Sonoma for inclusion in the written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act and concerning the Written Consent, the Transaction and the Ancillary Transactions (the “Information Statement”) will, on the date of filing with the SEC and at the time the Information Statement is first mailed to Sonoma’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act.
Section 2.09 Absence of Certain Changes or Events. Since December 31, 2013 until the date of this Agreement, except as expressly required by this Agreement or any Ancillary Agreement, (a) Sonoma and its Subsidiaries have conducted their respective businesses in all material respects in accordance with the ordinary course of such businesses and (b) there has not been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect. Except as set forth on Section 2.09 of the Sonoma Disclosure Letter, since December 31, 2013 until the date of this Agreement, neither Sonoma nor any of its Subsidiaries has taken any action that would require Greystone’s consent under Section 4.01(a) had such action been taken after the date hereof.
Section 2.10 Litigation. Except as set forth on Section 2.10 of the Sonoma Disclosure Letter, (a) there is no lawsuit, court action or other court proceeding (a “Litigation Proceeding”) pending or, to the Knowledge of Sonoma, threatened, and Sonoma has no Knowledge of any claim (other than a Sonoma Patient Care Claim) with respect to a Litigation Proceeding or Knowledge of any investigation pending or threatened, in each case, with respect to Sonoma or its Subsidiaries, nor is there any material judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding with respect to Sonoma or any of its Subsidiaries, except in each case for any Litigation Proceedings, investigations, judgments, decrees, injunctions, rules, orders and claims that have not been or would not reasonably be expected to (x) be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole, or (y) otherwise prevent or materially and adversely affect Sonoma’s ability to perform its obligations under this Agreement or the Ancillary Agreements or to consummate any of the Transactions or the Ancillary Transactions, and (b) there is no Sonoma Patient Care Claim pending or, to the Knowledge of Sonoma, threatened with respect to Sonoma or its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect or would otherwise prevent or materially and adversely affect Sonoma’s ability to perform its obligations under this Agreement or the Ancillary Agreements or to consummate any of the Transactions or the Ancillary Transactions.

Section 2.11 Contracts.
(a)    Section 2.11(a) of the Sonoma Disclosure Letter sets forth a true and complete list as of the date of this Agreement, and Sonoma has, prior to the date of this Agreement, made available to Greystone true and complete copies (including all material amendments, modifications, extensions, renewals or guaranties) of the following (all such Contracts set forth on Section 2.11(a) of the Sonoma Disclosure Letter, or which are required to be so disclosed, “Sonoma Material Contracts”):
(i)all “material contracts” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) with respect to Sonoma or any of its Subsidiaries (whether or not filed by Sonoma with the SEC);
(ii)all Contracts of Sonoma or any of its Subsidiaries (A) involving payments by or to Sonoma or any of its Subsidiaries of more than $6,000,000 on an annual basis or (B) involving payments by or to Sonoma or any of its Subsidiaries of more than $2,000,000 on an annual basis and which may not be terminated by Sonoma without cause within one (1) year without penalty;
(iii)all Contracts to which Sonoma or any of its Subsidiaries is a party, or by which Sonoma, any of its Subsidiaries is bound, that contain any covenant limiting or prohibiting the right of Sonoma or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services or (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing, in each case other than (x) such Contracts entered into in the ordinary course of business, (y) non-compete or non-solicitation Contracts with employees of Sonoma or any of its Subsidiaries or (z) confidentiality agreements including non-solicitation, “no raid” or no-hire provisions;
(iv)all Contracts of Sonoma or any of its Subsidiaries with any Affiliate of Sonoma (other than any of its Subsidiaries) in which the amount involved exceeds $120,000 on an annual basis, except for Contracts in respect of employment or consulting services;
(v)all Contracts of Sonoma or any of its Subsidiaries granting or obtaining any license to Intellectual Property involving payments of more than $2,000,000 on an annual basis;
(vi)all Contracts of Sonoma or any of its Subsidiaries involving payments to a single vendor by or to Sonoma or any of its Subsidiaries of more than $1,000,000 on an annual basis that require consent of or notice to a third party in the event of or with respect to the Transactions or the Ancillary Transactions, including in order to avoid a breach or termination of, or loss of benefit under, any such Contract;
(vii)all joint venture, partnership or other similar agreements involving co-investment with a third party to which Sonoma or any of its Subsidiaries is a party;

(viii)settlement agreements with, or agreements entered into in connection with settlement agreements with, Governmental Authorities that have existing or contingent material performance obligations;
(ix)all Contracts pursuant to which any Indebtedness of Sonoma or any of its Subsidiaries is outstanding or may be incurred (except for such Indebtedness the aggregate principal amount of which does not exceed $3,000,000);
(x)all material Sonoma Management Agreements;
(xi)all Contracts of Sonoma or any of its Subsidiaries with a pharmacy provider involving annual amounts exceeding $1,500,000;
(xii)all Contracts of Sonoma or any of its Subsidiaries with a therapy provider involving annual amounts exceeding $1,500,000;
(xiii)except for Sonoma Permits obtained under Health Care Laws, all Contracts of Sonoma or any of its Subsidiaries with a Third Party Payor or in connection with a Government Program regarding the provision of health care services by Sonoma or any of its Subsidiaries involving payments of more than $1,000,000 on an annual basis;
(xiv)all Contracts of Sonoma or any of its Subsidiaries relating to the construction or development of, any addition to, or any material improvement project with respect to, any Sonoma Facility or Sonoma Management Property or with respect to any real property that, upon completion, will be a facility owned, leased, subleased and/or operated by Sonoma and/or any of its Subsidiaries (including pursuant to any management agreement with a third party), involving amounts exceeding $3,000,000 (whether or not such amounts are paid directly by Sonoma or any of its Subsidiaries or reimbursed to the foregoing by tenants or managers at any Sonoma Facility or Sonoma Management Property);
(xv)all Contracts of Sonoma or any of its Subsidiaries which grant to any third party any exclusive rights, right of first refusal, right of first offer or similar right, in each case, with respect to any material assets, rights or properties of Sonoma or any of its Subsidiaries;
(xvi)all Contracts of Sonoma or any of its Subsidiaries that relate to an acquisition, divestiture, merger or similar transaction that contain material representations, covenants, indemnities or other obligations (including material payment, indemnification or other contingent obligations) or any “earn-out” obligations of Sonoma or any of its Subsidiaries, that are in effect on the date of this Agreement (other than any indemnification provisions which relate to representations and warranties in respect of organization, power and authority, due authorization, capitalization, non-contravention, taxes, brokers fees or other similar representations and warranties which are contained in the applicable acquisition agreement);

(xvii)all Contracts of Sonoma or any of its Subsidiaries relating to the settlement of (A) any legal proceeding (other than with respect to professional or general liability claims) that provide for any continuing material obligations on the part of Sonoma or any of its Subsidiaries and (B) professional or general liability claims that provide for any continuing monetary obligations in excess of $500,000 as of the date of this Agreement;
(xviii)all Contracts obligating Sonoma or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from any person or sell any material product or service exclusively to any person;
(xix)all Contracts of Sonoma or any of its Subsidiaries that prohibit, limit or restrict the payment of dividends or distributions in respect of the capital stock of Sonoma or any of its Subsidiaries or otherwise, prohibit, limit or restrict the pledging of capital stock of Sonoma or any of its Subsidiaries or prohibit, limit or restrict the issuance of guarantees by Sonoma or any of its Subsidiaries;
(xx)all Contracts that obligate Sonoma or any of its Subsidiaries to make any capital commitment or expenditure (including pursuant to any joint venture) to a single vendor in excess of $500,000 on an annual basis and that are not terminable by Sonoma or its Subsidiaries upon ninety (90) days’ notice or less without penalty or liability to Sonoma or its Subsidiaries; and
(xxi)all Contracts of Sonoma or any of its Subsidiaries any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Transactions or the Ancillary Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions or the Ancillary Transactions.
For purposes of this Section 2.11(a), amounts calculated on an “annual basis” or similar terms reflect annualized expenses or payments based on the period from January 1, 2014 through June 30, 2014.
(b)    Except as set forth on Section 2.11(b) of the Sonoma Disclosure Letter,
(i) none of Sonoma or any of its Subsidiaries (A) is, or has received written notice that any other party to any Sonoma Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Sonoma Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Sonoma Material Contract and (iii) each such Sonoma Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, Sonoma or its Subsidiary, and, to the Knowledge of Sonoma, each other party thereto, except for violations, breaches, defaults, waivers or failures to enforce rights or benefits, or failures to be in full force and effect or to be legal, valid, binding or enforceable, covered by clauses (i), (ii) or (iii) above that have not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect. No party to any of the Sonoma Material Contracts filed as an exhibit to the Sonoma 10-K or set forth on Section 2.11(a) of the Sonoma Disclosure Letter has provided written notice exercising any termination rights with respect thereto.

Section 2.12 Compliance with Laws.
(a)Except as set forth on Section 2.12(a) of the Sonoma Disclosure Letter, Sonoma and each of its Subsidiaries are and have been since January 1, 2012 in compliance with all Laws applicable to them, their properties or other assets or their business or operations, except for such violations or noncompliances that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole. Sonoma and its Subsidiaries have in effect all material permits, licenses, certificates of need, registrations, accreditations, Government Program provider agreements, variances, exemptions, authorizations, operating certificates, franchises, orders, approvals, and similar rights issued by or obtained from all Governmental Authorities (collectively, “Sonoma Permits”) necessary to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Sonoma Permit, except for such violation, defaults, terminations, amendments or cancellations that, individually or in the aggregate, have not been and would not reasonably be expected to be material to Sonoma and its Subsidiaries, taken as a whole. There is no event which has occurred that would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or adverse modification of any such Sonoma Permit that is material to Sonoma and its Subsidiaries, taken as a whole. Assuming all notices or consents listed on Section 2.06(e) of the Sonoma Disclosure Letter are made or obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions and the Ancillary Transactions do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any properties or other assets of Sonoma or any of its Subsidiaries under, any such Sonoma Permit, except for any such conflicts, violations, breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect. This Section 2.12 does not relate to employee benefit matters, which are the subject of Section 2.13, or tax matters, which are the subject of Section 2.14, environmental matters, which are the subject of Section 2.17, or labor matters, which are the subject of Section 2.18.
(b)Since January 1, 2012, (i) neither Sonoma nor any of its Subsidiaries has received any written notice from any Governmental Authority that alleges or relates to (A) any violation or noncompliance (or reflects that Sonoma or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any applicable Law or (B) any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Sonoma Permit and (ii) neither Sonoma nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its alleged noncompliance with, or violation of, any applicable Law, except in each case in clauses (i) and (ii) above to the extent any such violation, noncompliance, fine, assessment, order, suspension, revocation, limitation or restriction has not been and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole.

(c)Since January 1, 2012, Sonoma and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments has not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect.
(d)Sonoma and each of its officers and directors are in material compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Sonoma has previously disclosed to Greystone all of the information required to be disclosed by Sonoma and its officers and employees, including Sonoma’s Chief Executive Officer and Chief Financial Officer, to the Sonoma Board or any committee thereof pursuant to the certification requirements relating to annual reports on Form 10-K and quarterly reports on Form 10-Q.
(e)Sonoma has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a15 under the Exchange Act. Such internal controls provide reasonable assurance regarding the reliability of Sonoma’s financial reporting and the preparation of Sonoma’s financial statements for external purposes in accordance with GAAP. Since January 1, 2014, Sonoma’s principal executive officer and its principal financial officer have disclosed to Sonoma’s auditors and the audit committee of the Sonoma Board (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Sonoma’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Sonoma’s internal controls and Sonoma has made available to Greystone copies of any such disclosure. Sonoma has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 of the Exchange Act) as required by Rule 13a-15 under the Exchange Act that are designed to ensure that material information relating to Sonoma and its consolidated Subsidiaries required to be included in reports filed under the Exchange Act is made known to Sonoma’s principal executive officer and its principal financial officer by others within those entities.
(f)Sonoma and its Subsidiaries have complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act of 2009, and all applicable state privacy Laws, and with all applicable regulations promulgated under any such legislation (collectively, “Privacy Laws”), except for such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect. To the

Knowledge of Sonoma, Sonoma and its Subsidiaries, and their respective agents or employees, have been and continue to be in compliance with the Privacy Laws, except for such violations that have not and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole. Since January 1, 2012, to the Knowledge of Sonoma, there have been no security breaches in the information technology systems of Sonoma and its Subsidiaries, except for such violations that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole.
(g)Sonoma and its Subsidiaries have reported to the Centers for Medicare and Medicaid Services all information that is required to be reported regarding the current ownership and operation of Sonoma and its Subsidiaries, except for such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect.
(h)Neither Sonoma nor any of its Subsidiaries, nor, to the Knowledge of Sonoma, any of its or its Subsidiaries’ current directors, employees, officers or independent contractors: (i) has been convicted of any violation of any Health Care Laws; (ii) has been excluded or suspended from participation in any federal healthcare programs, as such term is defined in 42 U.S.C. § 1320a-7b(f); or (iii) has been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Governmental Authority implementing a federal healthcare program, unless such status under clause (i), (ii) or (iii) would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole.
(i)In accordance with applicable Health Care Laws and except where such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect, Sonoma and its Subsidiaries have, upon reasonable diligence and as required by applicable Law: (i) verified that all employees, independent contractors and other suppliers, including physicians, advanced practice nurses, dentists, therapists and physician assistants providing clinical services, have valid and current licenses, permits and credentials; (ii) conducted criminal background checks on all such persons; and (iii) verified that none of such persons is or was included on an applicable federal, state or other applicable listing of excluded persons, including the HHS/OIG List of Excluded Individuals/Entities, prior to their employment or engagement as contractors, as applicable, and have continued to conduct such verifications on all such persons thereafter at reasonable intervals, as required.
(j)Each Sonoma Facility and business of Sonoma with respect to which revenue is reflected in the financial statements (including any related notes) contained in Sonoma’s quarterly report on Form 10-Q for the quarter ended June 30, 2014 is certified for participation in the Medicare or Medicaid program, or other Government Programs, has a current and valid provider agreement and provider number(s) with such program, and is in compliance with the conditions of participation in such program, except for any such noncompliance that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole.

(k)All agreements with persons currently residing at a Sonoma Facility (each a “Sonoma Resident”) comply with the requirements of applicable Health Care Laws, except for any such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect.

(l)Section 2.12(l) of the Sonoma Disclosure Letter sets forth a true and complete list of all agreements in effect as of the date of this Agreement between Sonoma or any of its Subsidiaries and the U.S. Department of Veterans Affairs, the Veterans Health Administration, or any affiliated entity or program. Each of Sonoma and its Subsidiaries and the applicable Sonoma Facilities are operating (and have operated within all applicable statutes of limitations) in compliance with all applicable contractual obligations, billing policies, procedures, limitations, and restrictions applicable to any such agreement and any other applicable requirement of the U.S. Department of Veterans Affairs, the Veterans Health Administration, and any other affiliated entity or program, except for such violations or defaults that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole.
Section 2.13 Employee Benefit Plans.
(a)Section 2.13(a) of the Sonoma Disclosure Letter sets forth a true and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other material employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including material bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, company stock plans, incentive and other equity or equity-based compensation, or deferred compensation arrangements, retirement, pension, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by Sonoma or any of its Subsidiaries or to which Sonoma or any of its Subsidiaries contributes or is obligated to contribute for current or former employees of Sonoma or any of its Subsidiaries (the “Sonoma Employees”) or directors or former directors thereof or to which Sonoma or any of its Subsidiaries is a party (collectively, the “Sonoma Plans”).
(b)True and complete copies of the following documents, with respect to each of the Sonoma Plans (other than a Multiemployer Plan) have, prior to the date of this Agreement, been delivered to Greystone by Sonoma, to the extent applicable: (i) the plan document (or a written summary if the Sonoma Plan is not reduced to writing), any material amendments thereto and related trust documents, insurance contracts or other funding arrangements, in each case, as currently in effect; (ii) Form 5500s for the last three (3) years and all schedules attached thereto filed with respect to such Sonoma Plan, and the most recent actuarial report and financial statements, if any, prepared with respect to such Sonoma Plan; (iii) the most recent IRS determination letter, if any; and (iv) the most recent summary plan description (and all summaries of material modifications related thereto) distributed to participants in such Sonoma Plan and copies of all material communications received from any governmental authority relating to Sonoma Plans in the last three (3) years.

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect, the Sonoma Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Law, and neither Sonoma (or any of its Subsidiaries) nor, to the Knowledge of Sonoma, any “party in interest” or “disqualified person” with respect to the Sonoma Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. Neither Sonoma

(or any of its Subsidiaries) nor, to the Knowledge of Sonoma, any other fiduciary of any Sonoma Plan has any material liability for breach of fiduciary duty or any other failure to act or comply with applicable Law in connection with the administration or investment of the assets of any Sonoma Plan.
(d)Each of the Sonoma Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter as to its qualified status under the Code or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan. Nothing has occurred since the date of any such letter that would reasonably be expected to adversely affect the qualified status of any such Sonoma Plan or the tax exemption of any trust related thereto.
(e)None of Sonoma, its Subsidiaries or, except as would not reasonably be expected to result in material liability to Sonoma, any trade or business (whether or not incorporated) that is treated as a single employer with any of them under Sections 414(b), (c), (m) or (o) of the Code (a “Sonoma ERISA Affiliate”) (or that was so treated at any time during the six (6) years immediately prior to the date of this Agreement) has ever had (or, in the case of any former Sonoma ERISA Affiliate during the last six (6) years, had at the time it was a Sonoma ERISA Affiliate) any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”). To the Knowledge of Sonoma, there are no facts or circumstances that might give rise to any liability to Sonoma, its Subsidiaries or any Sonoma ERISA Affiliate for withdrawal from a Multiemployer Plan under Section 4201 of ERISA that would be reasonably expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole.
(f)With respect to each Multiemployer Plan, neither Sonoma, its Subsidiaries nor any Sonoma ERISA Affiliate has been informed of: (i) any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA); (ii) any fact that would adversely affect the tax qualified status of such plan; (iii) any reportable event (as defined in Section 4043 of ERISA); (iv) any completed or partial termination (whether by mass withdrawal or otherwise) of such plan; or (v) any such plan being in reorganization or insolvent. In addition to the foregoing, neither Sonoma, its Subsidiaries nor any Sonoma ERISA Affiliate is delinquent in making any contributions required to be paid to any Multiemployer Plan or is liable to any Multiemployer Plan for any withdrawal liability imposed by Subtitle E of Title IV of ERISA.
(g)All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Sonoma Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect.
(h)There are no pending actions, claims or lawsuits that have been asserted or instituted against the Sonoma Plans, the assets of any of the trusts under the Sonoma Plans or the sponsor or administrator of any of the Sonoma Plans, or, to the Knowledge of Sonoma, against any fiduciary of the Sonoma Plans with respect to the operation of any of the Sonoma Plans (other than routine benefit claims), nor does Sonoma have any Knowledge of any threatened action, claim or lawsuit, other than such actions, claims or lawsuits that have not had or would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect.
(i)None of the Sonoma Plans (other than Multiemployer Plans) provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except (i) as may be required under applicable Law, including Section 4980B of the Code (“COBRA”) and which are provided at the sole expense of the participant or the participant’s beneficiary, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, (v) the right to convert from group coverage to an individual policy that will be maintained at the sole expense of the participant or the participant’s beneficiary and (vi) deferred compensation benefits accrued as liability on the books of Sonoma and disclosed in its financial statements. Each of Sonoma and any Sonoma ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect.
(j)Except as otherwise specifically contemplated by the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either by themselves or when combined with any other event), will (i) result in any payment becoming due to any Sonoma Employee, (ii) increase any benefits otherwise payable under any Sonoma Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Sonoma Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Sonoma Plan. Since January 1, 2014, Sonoma, including, for purposes of this sentence, the Sonoma Board, any committee thereof, any committee administering a Sonoma Plan and any officer of Sonoma, has not taken any action to increase the compensation or benefits payable after the date of this Agreement to any Sonoma Employee, which increase is partially or wholly, conditioned on the execution and delivery of this Agreement or the consummation of the Transactions (either by themselves or when combined with any other event).
(k)Neither Sonoma nor any of its Subsidiaries has a contract or commitment to create any additional Sonoma Plan or to modify any existing Sonoma Plan in a manner which would increase materially the expense of maintaining the Sonoma Plans, considered in the aggregate, except as required by applicable Law or tax qualification requirement or as necessary to conform a Sonoma Plan to applicable Law. There have been no modifications of Sonoma Plans or creation of new Sonoma Plans since December 31, 2013 that would be prohibited by the preceding sentence. Sonoma has not terminated any material Sonoma Plans since December 31, 2013.
(l)Except as would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole, each Sonoma Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of

Section 409A of the Code is in documentary compliance with, and Sonoma and its Subsidiaries have, since January 1, 2009, complied in practice and operation with, all applicable requirements of Section 409A of the Code. Neither Sonoma nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Sonoma Employee for any tax incurred by such Sonoma Employee, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.
(m)Sonoma has properly accrued on its financial statements in all material respects, under GAAP and the terms of the applicable Sonoma Plans and applicable Law, including as to the correct tally of days, for all vacation, sick leave, personal time, paid time off and other similar employee benefits and perquisites provided to Sonoma Employees.
(n)Any individual who performs services for Sonoma or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Sonoma or any of its Subsidiaries for federal income tax purposes by Sonoma or any of its Subsidiaries is not an employee for such purposes, except as, together with any breach or breaches of Section 2.13(c) (without regard to any materiality or Sonoma Material Adverse Effect qualifiers therein), has not had or would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect.
(o)Except as would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole, neither Sonoma nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.
Section 2.14 Taxes.
(a)    Sonoma and each of its Subsidiaries have timely filed with the appropriate taxing authorities, or has caused to be timely filed on their behalf (taking into account any valid extension of time within which to file), all income, franchise and other Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects. All Taxes (regardless of having been shown as due on any Tax Return) have been timely paid in full, or an adequate reserve has been established therefor in the financial statements of Sonoma and its Subsidiaries (in accordance with GAAP) for all periods covered by such financial statements. Section 2.14(a) of the Sonoma Disclosure Letter lists each income or franchise Tax Return filed with respect to Sonoma and its Subsidiaries for the preceding three (3) taxable years.

(b)Except as set forth on Section 2.14(b) of the Sonoma Disclosure Letter, neither Sonoma nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other Contract, obligation, understanding or agreement to pay the Taxes of another person or to pay the Taxes with respect to transactions relating to any other person (other than Sonoma and its Subsidiaries) other than commercial agreements not primarily related to Taxes.
(c)Neither Sonoma nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of

Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code for any years open under the relevant statute of limitations.
(d)Neither Sonoma nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sonoma or a wholly owned Subsidiary of Sonoma) or (ii) has any liability for the Taxes of any person (other than Sonoma or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.
(e)Except as set forth on Section 2.14(e) of the Sonoma Disclosure Letter, to the Knowledge of Sonoma, no audits, investigations or other administrative or court proceedings, that could have, individually or in the aggregate, a Sonoma Material Adverse Effect, are pending with any taxing authority or court with respect to any material Taxes of Sonoma or any of its Subsidiaries, and no written notice thereof has been received by Sonoma or any of its Subsidiaries. To the Knowledge of Sonoma, no issue has been raised by any taxing authority in any Tax audit within the past three (3) years that is reasonably likely to be material to Sonoma or any of its Subsidiaries for any period after the Closing. To the Knowledge of Sonoma, there are no facts that, if known to any taxing authority, would likely give rise to a Tax deficiency of Sonoma or any of its Subsidiaries that could have, individually or in the aggregate, a Sonoma Material Adverse Effect. Neither Sonoma nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state, local or foreign income, franchise or other material Taxes.
(f)No written claim that could give rise to material Taxes has been made within the previous three (3) years by a taxing authority in a jurisdiction where Sonoma or any of its Subsidiaries does not file Tax Returns that Sonoma or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.
(g)Sonoma has, prior to the date hereof, made available to Greystone correct and complete copies of (i) all federal, state, local and foreign income, franchise and other Tax Returns (and amended Tax Returns) of Sonoma and its Subsidiaries for the preceding three (3) taxable years and (ii) any audit reports issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to federal, state, local or foreign income, franchise or other material Taxes of Sonoma or any of its Subsidiaries.

(h)    No Liens for Taxes exist with respect to any properties or other assets of Sonoma or any of its Subsidiaries, except for Permitted Liens.
(i)All material Taxes required to be withheld by Sonoma or any of its Subsidiaries (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provision under any foreign Laws) have been withheld, have been or will be duly and timely paid to the proper taxing authority, and have been or will be reported pursuant to applicable Tax information reporting Laws.

(j)Neither Sonoma nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code.
(k)Except as set forth on Section 2.14(k) of the Sonoma Disclosure Letter, there is no power of attorney given by or binding upon Sonoma or any of its Subsidiaries with respect to Taxes for any period for which the applicable statute of limitations (including any waivers and extensions) has not expired as of the date of this Agreement.
(l)Neither Sonoma nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).
(m)Except as set forth on Section 2.14(m) of the Sonoma Disclosure Letter, neither Sonoma nor any of its Subsidiaries has experienced, and will not experience prior to the Closing, an “ownership change” (as defined in Section 382(g) of the Code). As of December 31, 2013, Sonoma and each of its Subsidiaries had net operating loss carryovers (or consolidated net operating loss carryovers, as applicable), for purposes of Section 172 of the Code, in the amounts set forth on Section 2.14(m) of the Sonoma Disclosure Letter, and, as of the date hereof, Sonoma estimates that Sonoma and each of its Subsidiaries have net operating loss carryovers (or consolidated net operating loss carryovers, as applicable), for purposes of Section 172 of the Code, in the amounts set forth on Section 2.14(m) of the Sonoma Disclosure Letter. Except in connection with the transactions contemplated by this Agreement and to the extent set forth on Section 2.14(m) of the Sonoma Disclosure Letter, the consolidated net operating losses (or consolidated net operating losses, as applicable) of Sonoma and its Subsidiaries are available for utilization as of the date hereof after taking into account any limitation on their utilization under Section 382 of the Code on account of any “ownership change” (as defined in Section 382(g) of the Code) occurring on or prior to the date hereof (or prior to the Closing) (taking into account any Section 382 limitation for the taxable year that includes the Closing Date) or the separate return limited year restrictions contained in the Treasury Regulations.

Section 2.15 Intellectual Property.
(a)Sonoma, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Intellectual Property held for use or used in the business of Sonoma or its Subsidiaries as presently conducted (“Sonoma Intellectual Property”) except for any failures to own or possess as have not had and would not reasonably be expected to have, individually or in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Sonoma and its Subsidiaries, taken as a whole.
(b)Except as set forth on Section 2.15(b) of the Sonoma Disclosure Letter:

(i)to the Knowledge of Sonoma, no unresolved claims or threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by any third party against Sonoma or any of its Subsidiaries related to the use in the conduct of the businesses of Sonoma and its Subsidiaries that the Sonoma Intellectual Property or the conduct of the business of Sonoma and its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party;
(ii)to the Knowledge of Sonoma, the conduct of the businesses of Sonoma and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party, except as have not had and would not reasonably be expected to have, individually or in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Sonoma and its Subsidiaries, taken as a whole;
(iii)to the Knowledge of Sonoma, no third party is infringing, misappropriating or otherwise violating any Sonoma Intellectual Property, except as have not had and would not reasonably be expected to have, individually or in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Sonoma and its Subsidiaries, taken as a whole;
(iv)Sonoma and its Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets, except for any failure to have taken such efforts that has not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect; and
(v)the consummation of the Transactions will not result in the loss or impairment of Sonoma’s and its Subsidiaries’ rights to own or use any of the Sonoma Intellectual Property or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any Sonoma Intellectual Property, except as have not had and would not reasonably be expected to have, individually or in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Sonoma and its Subsidiaries, taken as a whole.

(c)During the three (3) years prior to the date of this Agreement, (i) there have been no material security breaches in Sonoma’s or its Subsidiaries’ information technology systems and (ii) there have been no disruptions in any of Sonoma’s or its Subsidiaries’ information technology systems that materially adversely affected Sonoma’s or its Subsidiaries’ business or operations. Sonoma and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.
Section 2.16 Real Property.
(a)Section 2.16(a) of the Sonoma Disclosure Letter lists: (i) each of the facilities owned, leased, subleased or operated (excluding facilities operated by Sonoma or any Subsidiary of Sonoma pursuant to a Sonoma Management Agreement) by Sonoma and its Subsidiaries (the “Sonoma

Facilities”) and whether such Sonoma Facilities are owned, leased or subleased by Sonoma and its Subsidiaries; (ii) the street address of each such Sonoma Facility; (iii) the landlord and owner of each such Sonoma Facility (each lease or sublease pursuant to which Sonoma or any of its Subsidiaries lease all or part of a Sonoma Facility to or from an entity other than Sonoma or any of its Subsidiaries, together with each amendment or modification thereof, a “Sonoma Facility Lease”, and each such Sonoma Facility a “Leased Sonoma Facility”); (iv) the number and type of licensed beds at each Sonoma Facility; (v) each occupancy agreement, lease and/or sublease to third-party healthcare providers offering specialized services (e.g., dialysis) within Sonoma Facilities; and (vi) which, if any, Sonoma Facilities are (A) closed for operation or (B) have been divested, yet pursuant to which Sonoma remains a lessor or sublessor. Sonoma has, prior to the date of this Agreement, made available to Greystone true and complete copies of each Sonoma Facility Lease (including all amendments, modifications and supplements thereto) and information regarding the licensed capacity of each such Sonoma Facility, along with, to the extent in Sonoma’s possession and control and relating to Leased Sonoma Facilities: any subleases, licenses or agreements (other than Sonoma Residents’ leases) (including any material amendments or modifications thereto), providing for payments in excess of $1,500,000 on an annual basis and granting to any other party the right of use, management or occupancy of any portion of the real property and improvements that are the subject of such Sonoma Facility Lease. Except as set forth on Section 2.16(a) of the Sonoma Disclosure Letter, neither Sonoma nor any of its Subsidiaries, pursuant to any agreement or other arrangement under which payments exceed $750,000 on an annual basis, leases, subleases or otherwise permits the occupancy by any third party (other than the Sonoma Residents) of all or any portion of any of the Sonoma Facilities.
(b)Except as set forth on Section 2.16(b)(i) of the Sonoma Disclosure Letter, neither Sonoma nor any of its Subsidiaries is a party to any agreement pursuant to which Sonoma or any of its Subsidiaries operates or manages any facility on behalf of any party other than Sonoma or any of its Subsidiaries (each agreement required to be set forth on Section 2.16(b)(i) of the Sonoma Disclosure Letter, a “Sonoma Management Agreement”). Section 2.16(b)(ii) of the Sonoma Disclosure Letter sets forth a list of the common name and address of each facility that is the subject of a Sonoma Management Agreement as of the date of this Agreement (such facilities, the “Sonoma Management Properties”). Neither Sonoma nor any Subsidiary of Sonoma is in receipt of any fees under any Sonoma Management Agreement paid more than thirty (30) days before such fees are due and payable.

(c)Section 2.16(c) of the Sonoma Disclosure Letter contains a true and complete list of all material office space (the “Sonoma Office Space”) and the leases, subleases, sub-subleases, licenses and purchase options to which Sonoma or any of its Subsidiaries is a party with respect to such material office spaces of Sonoma or any of its Subsidiaries (such leases, together with the Sonoma Facility Leases, the “Sonoma Leases”). For purposes of this Section 2.16(c), a lease, sublease, sub-sublease, license or purchase option shall be considered “material” if the aggregate rent payable for the property subject thereto is in excess of $750,000 per annum.
(d)For the purposes of this Agreement, “Leased Sonoma Property” shall be defined as, collectively, the Sonoma Office Space and Leased Sonoma Facilities. With respect to Sonoma Leases, except as set forth on Section 2.16(d) of the Sonoma Disclosure Letter, and other than with respect to the last sentence of clause (ii), clause (v), clause (ix) and clause (xi), except as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole:

(i)such Sonoma Lease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratoriums or similar Laws now or hereafter in effect relating to creditor’s rights generally or to general principles of equity;
(ii)neither Sonoma nor any Subsidiary nor, to the Knowledge of Sonoma, any other party, is in breach or violation of, or default under, any such Sonoma Lease, and no event has occurred, is pending or, to the Knowledge of Sonoma, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Sonoma or any Subsidiary or, to the Knowledge of Sonoma, any other party under such Sonoma Lease. Each Leased Sonoma Property is in material compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Leased Sonoma Property. Neither Sonoma nor any of its Subsidiaries has received notice of any currently pending but uncured default under any Sonoma Lease;
(iii)each Leased Sonoma Property is supplied with utilities and other services adequate for the operation of such Leased Sonoma Property and is in good repair and working order sufficient for normal operation of Sonoma’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which it is presently being used;
(iv)to the Knowledge of Sonoma, no Lien, easement, covenant or other restriction or title matter applicable to the real property subject to any such Sonoma Lease, other than Permitted Liens, would reasonably be expected to impair the current uses or the occupancy by Sonoma or a Subsidiary of the property subject thereto;
(v)there are no material disputes, material oral agreements or material forbearance programs between Sonoma or the applicable Subsidiary and the lessor with respect to such Sonoma Lease;

(vi)there are no outstanding options or rights of any party (other than Sonoma or its Subsidiaries) to terminate such Sonoma Lease prior to the expiration of the term thereof (except for termination rights following a casualty, condemnation, default or similar event);
(vii)since January 1, 2012, neither Sonoma nor any of its Subsidiaries has received written notice from any Governmental Authority or the landlord under the Sonoma Lease that Sonoma has not maintained all or any portion of each Leased Sonoma Property substantially in accordance with the terms of the Sonoma Lease or applicable Law;
(viii)there are no (A) to the Knowledge of Sonoma, pending or threatened condemnation proceedings relating to the real property that is the subject of such Sonoma Lease or (B) pending or, to the Knowledge of Sonoma, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Sonoma Lease or the real property and/or improvements that are the subject thereof;
(ix)there are no outstanding agreements, contracts, commitments, options or rights of first refusal (A) to which Sonoma or any of its Subsidiaries is a party or (B) to the

Knowledge of Sonoma, to which any landlord or sublandlord and parties other than Sonoma or any of its Subsidiaries are a party, in the case of each of (A) and (B), granted to third parties to purchase such Leased Sonoma Property, or any portion thereof or interest therein;
(x)neither Sonoma nor any of its Subsidiaries has received written notice of any, and to the Knowledge of Sonoma there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Leased Sonoma Property; and
(xi)Sonoma has made available to Greystone true and complete copies of each of the Sonoma Leases (including any amendments or modifications thereto) and of all of the following materials relating to material Leased Sonoma Property: waivers, leases, subleases, licenses or agreements (including any material amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Leased Sonoma Property and (in the case of such leases, sublease, licenses or agreements granting the right of use or occupancy) providing for payments in excess of $1,500,000 on an annual basis.
(e)    With respect to each parcel of real property owned by Sonoma and its
Subsidiaries (each, a “Sonoma Owned Real Property”), except as set forth on Section 2.16(e) of the Sonoma Disclosure Letter, and except as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole:
(i)    Sonoma or the Subsidiary that is the record owner thereof has good and valid title to such Sonoma Owned Real Property, free and clear of any Lien,

easement, covenant or other restriction or title matter applicable to such Sonoma Owned Real Property, other than Permitted Liens;
(ii)all owned Sonoma Facilities are supplied with utilities and other services adequate for the operation of said owned Sonoma Facilities and are in good repair and working order sufficient for normal operation of Sonoma’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used;
(iii)there are no (A) pending or, to the Knowledge of Sonoma, threatened condemnation proceedings relating to such Sonoma Owned Real Property or (B) pending or, to the Knowledge of Sonoma, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Sonoma Owned Real Property;
(iv)(A) there are no outstanding options or rights of first refusal to purchase such Sonoma Owned Real Property, or any portion thereof or interest therein and (B) there are no “put” rights or other requirements for Sonoma or any of its Subsidiaries to purchase the real property of any other person;
(v)neither Sonoma nor any Subsidiary has received written notice of any, and to the Knowledge of Sonoma there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Sonoma Owned Real Property;

(vi)since January 1, 2012, neither Sonoma nor any of its Subsidiaries has received written notice from any Governmental Authority that Sonoma has not maintained all or any portion of each Sonoma Owned Real Property substantially in accordance with the terms of applicable Law;
(vii)each Sonoma Owned Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels;
(viii)no portion of such Sonoma Owned Real Property has, during Sonoma’s or the applicable Subsidiary’s ownership, suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted);
(ix)such Sonoma Owned Real Property is in compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Sonoma Owned Real Property; and
(x)Sonoma has made available to Greystone true and complete copies of all of the following materials relating to material Sonoma Owned Real Property, to the extent in Sonoma’s possession or control: leases, subleases, licenses or agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Sonoma Owned Real Property and (in the case of such leases, sublease, licenses or agreements granting the right of use or occupancy) providing for payments in excess of $1,500,000 on an annual basis.
(f)Section 2.16(f) of the Sonoma Disclosure Letter sets forth, as of the date of this Agreement, a list of undeveloped Sonoma Owned Real Property, and whether or not there is a present intent by Sonoma or any of its Subsidiaries to develop a Sonoma Facility thereon.
(g)Except as set forth on Section 2.16(g) of the Sonoma Disclosure Letter, and except as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole, none of Sonoma or any of its Subsidiaries has engaged any party other than Sonoma or any of its Subsidiaries to operate or manage any of the Sonoma Facilities pursuant to any agreement that remains in effect as of the date hereof.
(h)Except as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole, Sonoma and each of its Subsidiaries, respectively, has good and marketable title to all of the tangible personal property owned by it, in each case, free and clear of any Liens other than Permitted Liens.
Section 2.17 Environmental Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect, (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of Sonoma, threatened by any person against, Sonoma, any of its Subsidiaries or, to the Knowledge of

Sonoma, any person whose liability Sonoma or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law with respect to any matters relating to or arising out of any Environmental Law, (b) Sonoma and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws, (c) Sonoma and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of Sonoma, no facts, circumstances or conditions relating to, arising from, associated with or attributable to
(i)any real property currently or formerly owned, operated or leased by Sonoma or its Subsidiaries or operations thereon or (ii) any person whose liability Sonoma or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law would reasonably be expected to result in Environmental Liabilities and (d) with respect to any real property currently owned or leased by Sonoma or its Subsidiaries or, to the Knowledge of Sonoma, formerly owned or leased by Sonoma or its Subsidiaries, there have been no Releases by Sonoma or any of its Subsidiaries, or to the Knowledge of Sonoma, by any other person, of Hazardous Materials that have resulted or are reasonably likely to result in a claim against Sonoma or its Subsidiaries.
Section 2.18 Labor Matters. No labor strike, work slowdown, work stoppage, lockout or other concerted labor action or dispute involving the employees of Sonoma or any of its Subsidiaries is pending, or to the Knowledge of Sonoma, threatened against or affecting Sonoma or any of its Subsidiaries and, since January 1, 2012, there has not been any such action. Except as set forth on Section 2.18 of the Sonoma Disclosure Letter, neither Sonoma nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization applicable to employees of Sonoma or any of its Subsidiaries, and no collective bargaining or similar agreement is currently being negotiated by Sonoma or any of its Subsidiaries. Except as set forth on Section 2.18 of the Sonoma Disclosure Letter, to the Knowledge of Sonoma, none of the employees of Sonoma or any of its Subsidiaries is represented by any labor organization in connection with their employment with Sonoma or any of its Subsidiaries. Except as set forth on Section 2.18 of the Sonoma Disclosure Letter, no representation election petition or application for certification of a labor organization as the exclusive collective bargaining representative of any employees of Sonoma or any of its Subsidiaries has been served on Sonoma or any of its Subsidiaries within the past three (3) years, nor, to the Knowledge of Sonoma, is such a petition or application pending with the National Labor Relations Board or any other Governmental Authority, and no labor organization is currently engaged in or, to the Knowledge of Sonoma, threatening organizational efforts with respect to any employees of Sonoma or any of its Subsidiaries. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect, each of Sonoma and its Subsidiaries (a) is, and has been since January 1, 2012, in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, health and safety and wages and hours and (b) is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. Sonoma and its Subsidiaries have not, at any time prior to the date that is ninety (90) days before the Closing Date, without fully complying with the notice and other requirements of the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), effectuated (A) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Sonoma or any of its Subsidiaries or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Sonoma or any of its Subsidiaries or any similar action under applicable state or local Law requiring notice to employees in the event of a plant closing or mass layoff.
Section 2.19 Insurance. Section 2.19(a) of the Sonoma Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which Sonoma or any Subsidiary is currently a party (the “Sonoma Policies”). All Sonoma Policies are in full force and effect, and all premiums that are due and payable with respect thereto covering all periods up to and including the Closing Date have been paid. Since January 1, 2012, no notice of cancellation or termination has been received with respect to any Sonoma Policies, except for such cancellations or terminations which have not had or would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect. Since January 1, 2012, each of Sonoma and its Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are required by Law and any Contract to which it is a party and as are customary for companies in the United States conducting the businesses conducted by Sonoma and its Subsidiaries, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect. Section 2.19(b) of the Sonoma Disclosure Letter sets forth the premium paid by Sonoma and its Subsidiaries for directors and officers liability insurance for its last full policy year.

Section 2.20 Licensing and Certification Surveys. Sonoma is periodically subject to monitoring, inspections or survey reports, waivers of deficiencies, plans of correction, and other investigation reports or certifications by Governmental Authorities (collectively, “Licensing and Certification Surveys”). Except as set forth on Section 2.20 of the Sonoma Disclosure Letter or except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect, there are no deficiencies or violations noted in any Licensing and Certification Surveys, except any deficiencies or violations that Sonoma or its Subsidiaries are in the process of remedying, and Sonoma or its Subsidiaries have remedied, discharged and complied in all material respects (or are in the process of so complying) with all applicable plans of correction, such that there are no violations or deficiencies with respect to any of the Sonoma Permits.
Section 2.21 Third Party Payor Reimbursement. All billing practices of Sonoma and its Subsidiaries with respect to the Sonoma Facilities and the Sonoma Management Properties, including practices with respect to Government Programs and private insurance companies, have been in compliance with all applicable Laws, regulations and policies of such Third Party Payors, except for any such noncompliances that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole. Except as set forth on Section 2.21 of the Sonoma Disclosure Letter, since January 1, 2012: (a) none of Sonoma or any of its Subsidiaries has received written notice that Sonoma or any of its Subsidiaries has billed or received any payment or reimbursement that exceeds the amounts permitted by applicable Law by more than $500,000 individually, or $1,000,000 in the aggregate, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction and except for settling allowed amounts in the ordinary course of business; (b) none of Sonoma or any of its Subsidiaries has received written notice regarding a violation of or failure to comply with the billing requirements of a Government Program; and (c) there is no pending, nor to the Knowledge of Sonoma, any threatened, billing-related recoupment, proceeding or investigation under the Medicare or Medicaid program involving either Sonoma or any of its Subsidiaries, or any person who is an officer or director of Sonoma or any of its Subsidiaries, except in each case in clauses (b) and (c) where the result of such proceeding or investigation have not been or would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole.
Section 2.22 Prohibited Persons.
(a)Neither Sonoma nor any of its Subsidiaries nor any of its brokers or agents acting or benefiting in any capacity in connection with the Transactions or Ancillary Transactions is a Prohibited Person.
(b)Neither Sonoma nor any of its Subsidiaries nor any of its brokers or agents acting or benefiting in any capacity in connection with the Transactions or Ancillary Transactions (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of a Prohibited Person; (ii) has dealt or will deal in, or has otherwise engaged or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the requirements or prohibitions set forth in the Executive Order or the USA PATRIOT Act.
Section 2.23 Transactions with Related Parties. Except as set forth on Section 2.23 of the Sonoma Disclosure Letter, since January 1, 2013, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Sonoma or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
Section 2.24 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than MTS Health Partners, L.P. (“MTS”) and J.P. Morgan Securities LLC (“J.P. Morgan Securities”), the fees and expenses of which will be paid by Sonoma in accordance with Sonoma’s agreements with such firms (true and complete copies of which have heretofore been made available to Greystone), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Sonoma or its Subsidiaries.
Section 2.25 Opinion of Financial Advisor. The Sonoma Board has received the opinions of each of MTS and J.P. Morgan Securities, as of the date of such opinion and based on and subject to the assumptions, qualifications and other matters set forth therein, to the effect, in the case of MTS, that the total consideration to be paid by Sonoma in the Transactions is fair, from a financial point of view, to Sonoma, and in the case of J.P. Morgan Securities, that the Exchange Ratio (as defined therein) is fair from a financial point of view, to Sonoma, and complete copies of such written opinions will be made available to Greystone, solely for informational purposes, as soon as practicable after the date of this Agreement.
Section 2.26 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Greystone and the Greystone Members contained in this Agreement and the Ancillary Agreements, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (other than Section 203 of the DGCL) is applicable to Sonoma, the shares of Sonoma Common Stock or the Transactions. The Sonoma Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement, the Ancillary Agreements, the Transactions or the Ancillary Transactions.
Section 2.27 No Rights Agreement. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which Sonoma is a party or by which it is otherwise bound.
Section 2.28 Written Consent. The delivery of the Written Consent will constitute the requisite stockholder action to approve (a) the Restated Sonoma Charter under Section 242 of the DGCL and under the Sonoma Charter, (b) the Contribution under Section 271 of the DGCL and (c) the New Sonoma Stock Issuance under the applicable listing standards of the NYSE, and is the only approval of the stockholders of Sonoma necessary to approve this Agreement, the Ancillary Agreements, the Transactions and the Ancillary Transactions.

Section 2.29 Investment Representations.
(a)Sonoma understands that the Greystone Class A Units and the Greystone Class C Units have not been registered under the Securities Act and are being offered pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of Sonoma contained in this Section 2.29.
(b)Sonoma is capable of evaluating the merits and risks of its investment in Greystone and has the capacity to protect its own interests. Sonoma must bear the economic risk of this investment indefinitely unless the Greystone Class A Units and the Greystone Class C Units are registered pursuant to the Securities Act or an exemption from registration is available. Sonoma understands that Greystone has no present intention of registering the Greystone Class A Units or the Greystone Class C Units. Sonoma also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Sonoma to transfer all or any portion of the Greystone Class A Units or the Greystone Class C Units under the circumstances, in the amounts or at the times Sonoma might propose.
(c)Sonoma represents that it is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.
(d)Sonoma acknowledges and agrees that the Greystone Class A Units and the Greystone Class C Units are subject to restrictions on transfer as set forth in the Restated Greystone LLC Operating Agreement.

(e)Sonoma is acquiring the Greystone Class A Units and the Greystone Class C Units to be issued and sold hereunder for investment and for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Sonoma has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Sonoma further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person with respect to any of the Greystone Class A Units or Greystone Class C Units.
(f)Sonoma has received all the information that Sonoma considers necessary or appropriate for deciding whether to acquire the Greystone Class A Units and the Greystone Class C Units. Sonoma further represents that it has had an opportunity to ask questions and receive answers from Greystone regarding the Greystone Class A Units and the Greystone Class C Units and the business, properties, prospects, and financial condition of Greystone and to obtain additional information (to the extent Greystone possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Sonoma or to which Sonoma had access. The foregoing, however, does not limit or modify the representations and warranties of Greystone in Article III.
Section 2.30 Exclusivity of Representations; No Limitation of Other Representations. The representations and warranties made by Sonoma in this Article II are the exclusive representations and warranties made by Sonoma and its Subsidiaries. Sonoma hereby acknowledges that neither Sonoma nor any of its Subsidiaries, nor any of their respective equityholders or Representatives, nor any other person, has made or is making any other express or implied representation or warranty with respect to Sonoma and its Subsidiaries or any of their respective businesses, operations, assets or liabilities, including with respect to any information provided or made available to Greystone or any of its Representatives. Greystone and its Representatives have relied solely on the representations and warranties made by Sonoma in this Article II and have not relied upon any other representations or warranties, statutory, common law or otherwise, of any nature, oral or written, past, present or future, including any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information, made by, or made available by, Sonoma or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Greystone or its Representatives of any documentation or other information with respect to any one or more of the foregoing, including in certain “data rooms,” management presentations or other information provided or made available to Greystone or its Representatives in anticipation or contemplation of any of the transactions contemplated hereby (all of which are hereby expressly disclaimed). Furthermore, in connection with the due diligence investigation of Sonoma, its Subsidiaries and their business and operations by and on behalf of Greystone and its Representatives, such persons have received and may continue to receive certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Sonoma, its Subsidiaries and their business and operations. Greystone hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, that Greystone is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that no representation or warranty is being made with respect thereto. Nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by Sonoma in this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GREYSTONE
Except as set forth in the disclosure letter delivered by Greystone to Sonoma prior to the execution of this Agreement (the “Greystone Disclosure Letter”), Greystone represents and warrants to Sonoma as follows:
Section 3.01 Organization, Standing and Corporate Power. Each of Greystone and the Greystone Material Subsidiaries is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite corporate, limited liability company or other entity power and authority to carry on its business as now being conducted. Each other Subsidiary of Greystone is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite limited liability company or other entity power and authority to carry on its business as now being conducted, except to the extent that any failure to be so organized, validly existing and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect. Greystone and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had or would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect. Greystone has, prior to the date hereof, made available to Sonoma a true and complete copy of the certificate of formation of Greystone, the Greystone LLC Operating Agreement and the charter and bylaws (or comparable organizational documents) of the Greystone Material Subsidiaries, in each case as amended to the date of this Agreement.
Section 3.02 Subsidiaries. Section 3.02 of the Greystone Disclosure Letter lists all the Subsidiaries of Greystone and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Except for Permitted Liens and as set forth on Section 3.02 of the Greystone Disclosure Letter, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Greystone free and clear of any Liens other than Permitted Liens and Liens pursuant to existing financing arrangements. Except for the capital stock or other equity or voting interests of its Subsidiaries and those equity interests described on Section 3.02 of the Greystone Disclosure Letter, Greystone does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.
Section 3.03 Capital Structure.
(a)Section 3.03(a) of the Greystone Disclosure Letter sets forth, as of the date of this Agreement, each of the Greystone Members and lists the Greystone LLC Interests owned by each such Greystone Member. Except as set forth on Section 3.03(a) of the Greystone Disclosure Letter and the Greystone LLC Interests owned by the Greystone Members, as of the date of this Agreement, there are no issued or outstanding limited liability company interests or other equity interests in Greystone.
(b)Except as set forth above in Section 3.03(a), there are no outstanding stock appreciation rights, rights to receive Greystone LLC Interests on a deferred basis or other rights that are linked to the value of Greystone LLC Interests granted under the Greystone Plans. Except as set forth on Section 3.03(b) of the Greystone Disclosure Letter, all outstanding Greystone LLC Interests are, and all Greystone LLC Interests which may be issued pursuant to the Greystone Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
(c)Except as set forth above in Section 3.03(a), there are no bonds, debentures, notes or other indebtedness of Greystone having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Greystone Members may vote. Except as set forth above in Section 3.03(a), (i) there are not issued, reserved for issuance or outstanding (A) any securities of Greystone or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Greystone or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from Greystone or any of its Subsidiaries, or any obligation of Greystone or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Greystone or any of its Subsidiaries and (ii) there are not any outstanding obligations of Greystone or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth on Section 3.03(c) of the Greystone Disclosure Letter, neither Greystone nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.
Section 3.04 Authority; Noncontravention.
(a)Greystone has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and the Ancillary Transactions. The execution, delivery and performance by Greystone of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions and the Ancillary Transactions, have been duly and validly authorized by all necessary limited liability company action on the part of Greystone, and no other limited liability company proceedings on the part of Greystone are necessary to authorize the execution and delivery by Greystone of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the

Transactions and the Ancillary Transactions. This Agreement has been duly executed and delivered by Greystone and, assuming due authorization, execution and delivery hereof by Sonoma, is a legal, valid and binding obligation of Greystone, enforceable against Greystone in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). The Greystone Board has unanimously adopted resolutions approving this Agreement, the Ancillary Agreements to which Greystone is a party and the Transactions and the Ancillary Transactions, and authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Greystone is a party in accordance with their terms and the consummation of the Transactions and the Ancillary Transactions. The Greystone Members have duly adopted resolutions by written consent approving the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the Transactions and approving the Ancillary Agreements to which Greystone is a party. The Board of Directors of each Distribution Subsidiary has (A) approved the Distribution Subsidiary Merger Agreement and declared it advisable, (B) directed that the Distribution Subsidiary Merger Agreement be submitted to its sole stockholder for its consideration and (C) recommended that its sole stockholder approve and adopt the Distribution Subsidiary Merger Agreement.
(b)The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Greystone is a party, and the consummation of the Transactions and the Ancillary Transactions, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Greystone or any of its Subsidiaries under, (i) the certificate of formation of Greystone, the Greystone LLC Operating Agreement or the charter and bylaws (or comparable organizational documents) of the Greystone Material Subsidiaries, (ii) except as set forth on Section 3.04(b) of the Greystone Disclosure Letter, any Contract to which Greystone or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.06, any Law applicable to Greystone or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that (A) have not had or would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect or (B) would not reasonably be expected to prevent or materially and adversely affect, individually or in the aggregate, Greystone’s ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate any of the Transactions or the Ancillary Transactions.
Section 3.05 Valid Issuance of Greystone Units.
(a)The Greystone Class A Units and the Greystone Class C Units, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration set forth in this Agreement will be duly authorized and validly issued, fully paid and nonassessable and will be issued free of any Liens (other than such Liens created by the Restated Sonoma Charter, the Restated Greystone LLC Operating Agreement or applicable securities Laws) or any preemptive rights.

(b)Assuming the accuracy of the representations and warranties of Sonoma that are set forth in this Agreement and the Restated Greystone LLC Operating Agreement, the Greystone Class A Units and the Greystone Class C Units are exempt from the registration and the prospectus delivery requirements of the Securities Act.
(c)Greystone has not offered any Greystone Class A Units or Greystone Class C Units for sale to, or solicited any offers to buy from, or otherwise approached or negotiated in respect of any such offer to sell or buy with, any persons other than Sonoma. Greystone has not taken any action that will, in and of itself and assuming the accuracy of the representations and warranties of Sonoma that are set forth in this Agreement and the Restated Greystone LLC Operating Agreement, cause the issuance, sale and delivery of the Greystone Class A Units or the Greystone Class C Units to constitute a violation of the Securities Act or any applicable state securities Laws.
Section 3.06 Governmental Approvals. Except as set forth on Section 3.06 of the Greystone Disclosure Letter, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Greystone or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Greystone is a party by Greystone and the Greystone Members or the consummation by Greystone and the Greystone Members of the Transactions and the Ancillary Transactions, except (a) the premerger notification and report form under the HSR Act, (b) the governmental approvals, consents and authorizations that are applicable to Greystone and its Subsidiaries as set forth on Section 3.06(b) of the Greystone Disclosure Letter, pursuant to applicable Laws, including applicable Health Care Laws, for consummation of the Transactions and the Ancillary Transactions, (c) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings where the failure to make any such filing, give any such notice or obtain any such consent or approval would not reasonably be expected to (i) have, individually or in the aggregate, a Greystone Material Adverse Effect or (ii) prevent or materially and adversely affect, individually or in the aggregate, Greystone’s ability to perform its obligations under this Agreement or the Ancillary Agreements or to consummate any of the Transactions or the Ancillary Transactions.
Section 3.07 Greystone Financial Statements; No Undisclosed Liabilities.
(a)The audited consolidated balance sheets of Greystone, as at December 31, 2013, December 31, 2012 and December 31, 2011, and the related audited consolidated income and cash flow statements of Greystone for the fiscal years then ended, and the unaudited consolidated balance sheet and the related unaudited income and cash flow statements of Greystone, each as at and for the three (3) month period ending March 31, 2014 (collectively, the “Greystone Financial Statements”), were prepared in accordance with GAAP consistently applied throughout the periods and the dates involved, except as otherwise noted therein. Prior to the date of this Agreement, true and complete copies of the Greystone Financial Statements, and the accompanying independent auditors’ reports, as applicable, have been made available to Sonoma. As of the dates of such financial statements, the Greystone Financial Statements fairly present in all material respects the financial position, the results of operations and cash flow of

Greystone and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Each of the Greystone Financial Statements has been prepared in all material respects in accordance with the books and records of Greystone.

(b)Neither Greystone nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of Greystone and its Subsidiaries (including the notes thereto), except for any such liabilities or obligations (i) accrued, disclosed, reflected or reserved against in the Greystone Financial Statements (including any related notes), (ii) incurred in the ordinary course of business, (iii) incurred in connection with this Agreement, the Ancillary Agreements to which Greystone is a party, the Transactions and the Ancillary Transactions or (iv) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect.
(c)Greystone has established in good faith reserves in respect of malpractice claims arising out of patient care services provided by Greystone or its Subsidiaries (“Greystone Patient Care Claims”).
Section 3.08 Information Statement. None of the information supplied or to be supplied by or on behalf of Greystone for inclusion in the Information Statement will, on the date of filing with the SEC and at the time the Information Statement is first mailed to Sonoma’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.09 Absence of Certain Changes or Events. Since December 31, 2013 until the date of this Agreement, except as expressly required by this Agreement or any Ancillary Agreement, (a) Greystone and its Subsidiaries have conducted their respective businesses in all material respects in accordance with the ordinary course of such businesses and (b) there has not been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect. Except as set forth on Section 3.09 of the Greystone Disclosure Letter, since December 31, 2013 until the date of this Agreement, neither Greystone nor any of its Subsidiaries has taken any action that would require Sonoma’s consent under Section 4.01(b) had such action been taken after the date hereof.
Section 3.10 Litigation. Except as set forth on Section 3.10 of the Greystone Disclosure Letter, (a) there is no Litigation Proceeding pending or, to the Knowledge of Greystone, threatened, and Greystone has no Knowledge of any claim (other than a Greystone Patient Care Claim) with respect to a Litigation Proceeding or Knowledge of any investigation pending or threatened, in each case, with respect to Greystone or its Subsidiaries, nor is there any material judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding with respect to Greystone or any of its Subsidiaries, except in each case for any Litigation Proceedings, investigations, judgments, decrees, injunctions, rules, orders or claims that have not been and would not reasonably be expected to (x) be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole, or (y) otherwise prevent or materially and adversely affect Greystone’s ability to perform its obligations under this Agreement or the Ancillary Agreements or to consummate any of the Transactions or the Ancillary Transactions, and (b) there is no Greystone Patient Care Claim pending or, to the Knowledge of Greystone, threatened with respect to Greystone or its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect or would otherwise prevent or materially and adversely affect Greystone’s ability to perform its obligations under this Agreement or the Ancillary Agreements or to consummate any of the Transactions or the Ancillary Transactions.
Section 3.11 Contracts.
(a)    Section 3.11(a) of the Greystone Disclosure Letter sets forth a true and complete list as of the date of this Agreement, and Greystone has, prior to the date of this Agreement, made available to Sonoma true and complete copies (including all material amendments, modifications, extensions, renewals or guaranties) of the following (all such Contracts set forth on Section 3.11(a) of the Greystone Disclosure Letter, or which are required to be so disclosed, “Greystone Material Contracts”):
(i)    all Contracts of Greystone or any of its Subsidiaries (A) involving payments by or to Greystone or any of its Subsidiaries of more than $9,000,000 on an annual basis or (B) involving payments by or to Greystone or any of its Subsidiaries of more than $3,000,000 on an annual basis and which may not be terminated by Greystone without cause within one (1) year without penalty;

(ii)all Contracts to which Greystone or any of its Subsidiaries is a party, or by which Greystone, any of its Subsidiaries is bound, that contain any covenant limiting or prohibiting the right of Greystone or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services or (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing, in each case other than (x) such Contracts entered into in the ordinary course of business, (y) non-compete or non-solicitation Contracts with non-executive employees of Greystone or any of its Subsidiaries or (z) confidentiality agreements including non-solicitation, “no raid” or no-hire provisions;
(iii)all Contracts of Greystone or any of its Subsidiaries with any Affiliate of Greystone (other than any of its Subsidiaries) in which the amount involved exceeds $360,000 on an annual basis, except for Contracts in respect of employment or consulting services;
(iv)all Contracts of Greystone or any of its Subsidiaries granting or obtaining any license to Intellectual Property involving payments of more than $1,500,000 on an annual basis;
(v)all Contracts of Greystone or any of its Subsidiaries involving payments to a single vendor by or to Greystone or any of its Subsidiaries of more than $3,000,000 on an annual basis that require consent of or notice to a third party in the event of or with respect to the Transactions or the Ancillary Transactions, including in order to avoid a breach or termination of, or loss of benefit under, any such Contract;
(vi)all joint venture, partnership or other similar agreements involving co-investment with a third party to which Greystone or any of its Subsidiaries is a party;

(vii)settlement agreements with, or agreements entered into in connection with settlement agreements with, Governmental Authorities that have existing or contingent material performance obligations;

(viii)all Contracts pursuant to which any Indebtedness of Greystone or any of its Subsidiaries is outstanding or may be incurred (except for such Indebtedness the aggregate principal amount of which does not exceed $3,000,000);
(ix)all material Greystone Management Agreements;
(x)all Contracts of Greystone or any of its Subsidiaries with a pharmacy provider involving annual amounts exceeding $1,500,000;
(xi)all Contracts of Greystone or any of its Subsidiaries with a therapy provider involving annual amounts exceeding $1,500,000;
(xii)except for Greystone Permits obtained under Health Care Laws, all Contracts of Greystone or any of its Subsidiaries with a Third Party Payor or in connection with a Government Program regarding the provision of health care services by Greystone or any of its Subsidiaries involving payments of more than $3,000,000 on an annual basis;
(xiii)all Contracts of Greystone or any of its Subsidiaries relating to the construction or development of, any addition to, or any material improvement project with respect to, any Greystone Facility or Greystone Management Property or with respect to any real property that, upon completion, will be a facility owned, leased, subleased and/or operated by Greystone and/or any of its Subsidiaries (including pursuant to any management agreement with a third party), involving amounts exceeding $6,000,000 (whether or not such amounts are paid directly by Greystone or any of its Subsidiaries or reimbursed to the foregoing by tenants or managers at any Greystone Facility or Greystone Management Property);
(xiv)all Contracts of Greystone or any of its Subsidiaries which grant to any third party any exclusive rights, right of first refusal, right of first offer or similar right, in each case, with respect to any material assets, rights or properties of Greystone or any of its Subsidiaries;
(xv)all Contracts of Greystone or any of its Subsidiaries that relate to an acquisition, divestiture, merger or similar transaction that contain material representations, covenants, indemnities or other obligations (including material payment, indemnification or other contingent obligations) or any “earn-out” obligations of Greystone or any of its Subsidiaries, that are in effect on the date of this Agreement (other than any indemnification provisions which relate to representations and warranties in respect of organization, power and authority, due authorization, capitalization, non-contravention, taxes, brokers fees or other similar representations and warranties which are contained in the applicable acquisition agreement);
(xvi)all Contracts of Greystone or any of its Subsidiaries relating to the settlement of (A) any legal proceeding (other than with respect to professional or general liability claims) that provide for any continuing material obligations on the part of Greystone or any of its Subsidiaries and (B) professional or general liability claims that provide for any continuing monetary obligations in excess of $750,000 as of the date of this Agreement;
(xvii)all Contracts obligating Greystone or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from any person or sell any material product or service exclusively to any person;

(xviii)all Contracts of Greystone or any of its Subsidiaries that prohibit, limit or restrict the payment of dividends or distributions in respect of the capital stock of Greystone or any of its Subsidiaries or otherwise, prohibit, limit or restrict the pledging of capital stock of Greystone or any of its Subsidiaries or prohibit, limit or restrict the issuance of guarantees by Greystone or any of its Subsidiaries;
(xix)all Contracts that obligate Greystone or any of its Subsidiaries to make any capital commitment or expenditure (including pursuant to any joint venture) to a single vendor in excess of $1,500,000 on an annual basis and that are not terminable by Greystone or its Subsidiaries upon ninety (90) days’ notice or less without penalty or liability to Greystone or its Subsidiaries; and
(xx) all Contracts of Greystone or any of its Subsidiaries any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Transactions or the Ancillary Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions or the Ancillary Transactions.
For purposes of this Section 3.11(a), amounts calculated on an “annual basis” or similar terms reflect annualized expenses or payments based on the period from January 1, 2014 through June 30, 2014.
(b)    Except as set forth on Section 3.11(b) of the Greystone Disclosure Letter,
(i) none of Greystone or any of its Subsidiaries (A) is, or has received written notice that any other party to any Greystone Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Greystone Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Greystone Material Contract and (iii) each such Greystone Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, Greystone or its Subsidiary, and, to the Knowledge of Greystone, each other party thereto, except for violations, breaches, defaults, waivers or failures to enforce rights or benefits, or failures to be in full force and effect or to be legal, valid, binding or enforceable, covered by clauses (i), (ii) or (iii) above that have not had and would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect. No party to any of the Contracts set forth on Section 3.11(a) of the Greystone Disclosure Letter has provided written notice exercising any termination rights with respect thereto.
Section 3.12 Compliance with Laws.
(a)    Except as set forth on Section 3.12(a) of the Greystone Disclosure Letter,
Greystone and each of its Subsidiaries are and have been since January 1, 2012 in compliance with all Laws applicable to them, their properties or other assets or their business or operations, except for such violations or noncompliances that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole. Greystone and its Subsidiaries have in effect all material permits, licenses, certificates of need, registrations, accreditations, Government Program provider agreements, variances, exemptions, authorizations, operating certificates, franchises, orders, approvals, and similar rights issued by or obtained from all Governmental Authorities (collectively, “Greystone Permits”) necessary to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Greystone Permit, except for such violation, defaults, terminations, amendments or cancellations that, individually or in the aggregate, have not been and would not reasonably be expected to be material to Greystone and its Subsidiaries, taken as a whole. There is no event which has occurred that would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or adverse modification of any such Greystone Permit that is material to Greystone and its Subsidiaries, taken as a whole. Assuming all notices or consents listed on Section 3.06(b) of the Greystone Disclosure Letter are made or obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions and the Ancillary Transactions do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any properties or other assets of Greystone or any of its Subsidiaries under, any such Greystone Permit, except for any such conflicts, violations, breaches or defaults which has not had and would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect. This Section 3.12 does not relate to employee benefit matters, which are the subject of Section 3.13, or tax matters, which are the subject of Section 3.14, environmental matters, which are the subject of Section 3.17, or labor matters, which are the subject of Section 3.18.
(b)Since January 1, 2012, (i) neither Greystone nor any of its Subsidiaries has received any written notice from any Governmental Authority that alleges or relates to (A) any violation or noncompliance (or reflects that Greystone or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any applicable Law or (B) any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Greystone Permit and (ii) neither Greystone nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its alleged noncompliance with, or violation of, any applicable Law, except in each case in clauses (i) and (ii) above to the extent any such violation, noncompliance, fine, assessment, order, suspension, revocation, limitation or restriction has not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole.
(c)Since January 1, 2012, Greystone and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments has not had and would not reasonably be expected to have individually or in the aggregate, a Greystone Material Adverse Effect.

(d)Greystone has established and maintains a system of internal controls over financial reporting that provide reasonable assurance regarding the reliability of Greystone’s financial reporting and the preparation of Greystone’s financial statements for external purposes in accordance with GAAP. Since January 1, 2014, Greystone’s principal executive officer and its principal financial officer have disclosed to Greystone’s auditors and the audit committee of the Greystone Board (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Greystone’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Greystone’s internal controls, and Greystone has made available to Sonoma copies of any such disclosure.
(e)Greystone and its Subsidiaries have complied with all applicable security and privacy standards regarding protected health information under all applicable Privacy Laws, except for such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect. To the Knowledge of Greystone, Greystone and its Subsidiaries, and their respective agents or employees, have been and continue to be in compliance with the Privacy Laws, except for such violations that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole. Since January 1, 2012, to the Knowledge of Greystone, there have been no security breaches in the information technology systems of Greystone and its Subsidiaries, except for such violations that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole.
(f)Greystone and its Subsidiaries have reported to the Centers for Medicare and Medicaid Services all information that is required to be reported regarding the current ownership and operation of Greystone and its Subsidiaries, except for such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect.
(g)Neither Greystone nor any of its Subsidiaries, nor, to the Knowledge of Greystone, any of its or its Subsidiaries’ current directors, employees, officers or independent contractors: (i) has been convicted of any violation of any Health Care Laws; (ii) has been excluded or suspended from participation in any federal healthcare programs, as such term is defined in 42 U.S.C. § 1320a-7b(f); or (iii) has been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Governmental Authority implementing a federal healthcare program, unless such status under clause (i), (ii) or (iii) has not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole.
(h)In accordance with applicable Health Care Laws and except where such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect, Greystone and its Subsidiaries have, upon reasonable diligence and as required by applicable Law: (i) verified that all employees, independent contractors and other suppliers, including physicians, advanced practice nurses, dentists, therapists and physician assistants providing clinical services, have valid and current licenses, permits and credentials; (ii)

conducted criminal background checks on all such persons; and (iii) verified that none of such persons is or was included on an applicable federal, state or other applicable listing of excluded persons, including the HHS/OIG List of Excluded Individuals/Entities, prior to their employment or engagement as contractors, as applicable, and have continued to conduct such verifications on all such persons thereafter at reasonable intervals, as required.

(i)Each Greystone Facility and business of Greystone with respect to which revenue is reflected in the unaudited income statement of Greystone for the three (3) month period ending March 31, 2014 is certified for participation in the Medicare or Medicaid program, or other Government Programs, has a current and valid provider agreement and provider number(s) with such program, and is in compliance with the conditions of participation in such program, except for such noncompliances that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole.
(j)All agreements with persons currently residing at a Greystone Facility (each a “Greystone Resident”) comply with the requirements of applicable Health Care Laws, except for any such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect.
(k)Section 3.12(k) of the Greystone Disclosure Letter sets forth a true and complete list of all agreements in effect as of the date of this Agreement between Greystone or any of its Subsidiaries and the U.S. Department of Veterans Affairs, the Veterans Health Administration, or any affiliated entity or program. Each of Greystone and its Subsidiaries and the applicable Greystone Facilities are operating (and have operated within all applicable statutes of limitations) in compliance with all applicable contractual obligations, billing policies, procedures, limitations, and restrictions applicable to any such agreement and any other applicable requirement of the U.S. Department of Veterans Affairs, the Veterans Health Administration, and any other affiliated entity or program, except for such violations or defaults that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole.
Section 3.13 Greystone Benefit Plans.
(a)Section 3.13(a) of the Greystone Disclosure Letter sets forth a true and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other material employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including material bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, company stock plans, incentive and other equity or equity-based compensation, or deferred compensation arrangements, retirement, pension, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by Greystone or any of its Subsidiaries or to which Greystone or any of its Subsidiaries contributes or is obligated to contribute for current or former employees of Greystone or any of its Subsidiaries (the “Greystone Employees”) or directors or former directors thereof or to which Greystone or any of its Subsidiaries is a party (collectively, the “Greystone Plans”).

(b)True and complete copies of the following documents, with respect to each of the Greystone Plans (other than a Multiemployer Plan) have, prior to the date of this Agreement, been delivered to Sonoma by Greystone, to the extent applicable: (i) the plan document (or a written summary if the Greystone Plan is not reduced to writing), any material amendments thereto and related trust documents, insurance contracts or other funding arrangements, in each case, as currently in effect; (ii) Form 5500s for the last three (3) years and all schedules attached thereto filed with respect to such Greystone Plan, and the most recent actuarial report and financial statements, if any, prepared with respect to such Greystone Plan; (iii) the most recent IRS determination letter, if any; and (iv) the most recent summary plan description (and all summaries of material modifications related thereto) distributed to participants in such Greystone Plan and copies of all material communications received from any governmental authority relating to Greystone Plans in the last three (3) years.
(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect, the Greystone Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Law, and neither Greystone (or any of its Subsidiaries) nor, to the Knowledge of Greystone, any “party in interest” or “disqualified person” with respect to the Greystone Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or
Section 406 of ERISA. Neither Greystone (or any of its Subsidiaries) nor, to the Knowledge of Greystone, any other fiduciary of any Greystone Plan has any material liability for breach of fiduciary duty or any other failure to act or comply with applicable Law in connection with the administration or investment of the assets of any Greystone Plan.
(d)Each of the Greystone Plans that is intended to be qualified under
Section 401(a) of the Code has obtained a favorable determination letter as to its qualified status under the Code or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan. Nothing has occurred since the date of any such letter that would reasonably be expected to adversely affect the qualified status of any such Greystone Plan or the tax exemption of any trust related thereto.
(e)None of Greystone, its Subsidiaries or, except as would not reasonably be expected to result in material liability to Greystone, any trade or business (whether or not incorporated) that is treated as a single employer with any of them under Sections 414(b), (c), (m) or (o) of the Code (a “Greystone ERISA Affiliate”) (or that was so treated at any time during the six (6) years immediately prior to the date of this Agreement) has ever had (or, in the case of any former Greystone ERISA Affiliate during the last six (6) years, had at the time it was a Greystone ERISA Affiliate) any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any Multiemployer Plan. To the Knowledge of Greystone, there are no facts or circumstances that might give rise to any liability to Greystone, its Subsidiaries or any Greystone ERISA Affiliate for withdrawal from a Multiemployer Plan under Section 4201 of ERISA that would be reasonably expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole.

(f)With respect to each Multiemployer Plan, neither Greystone, its Subsidiaries nor any Greystone ERISA Affiliate has been informed of: (i) any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA); (ii) any fact that would adversely affect the tax qualified status of such plan; (iii) any reportable event (as defined in Section 4043 of ERISA); (iv) any completed or partial termination (whether by mass withdrawal or otherwise) of such plan; or (v) any such plan being in reorganization or insolvent. In addition to the foregoing, neither Greystone, its Subsidiaries nor any Greystone ERISA

Affiliate is delinquent in making any contributions required to be paid to any Multiemployer Plan or is liable to any Multiemployer Plan for any withdrawal liability imposed by Subtitle E of Title IV of ERISA.
(g)All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Greystone Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect.
(h)There are no pending actions, claims or lawsuits that have been asserted or instituted against the Greystone Plans, the assets of any of the trusts under the Greystone Plans or the sponsor or administrator of any of the Greystone Plans, or, to the Knowledge of Greystone, against any fiduciary of the Greystone Plans with respect to the operation of any of the
Greystone Plans (other than routine benefit claims), nor does Greystone have any Knowledge of any threatened action, claim or lawsuit, other than such actions, claims or lawsuits that have not had or would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect.
(i)None of the Greystone Plans (other than Multiemployer Plans) provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except (i) as may be required under applicable Law, including COBRA, and which are provided at the sole expense of the participant or the participant’s beneficiary, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, (v) the right to convert from group coverage to an individual policy that will be maintained at the sole expense of the participant or the participant’s beneficiary and (vi) deferred compensation benefits accrued as liability on the books of Greystone and disclosed in its financial statements. Each of Greystone and any Greystone ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect.
(j)Except as otherwise specifically contemplated by the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either by themselves or when combined with any other event), will (i) result in any payment becoming due to any

Greystone Employee, (ii) increase any benefits otherwise payable under any Greystone Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Greystone Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Greystone Plan. Since January 1, 2014, Greystone, including, for purposes of this sentence, the Greystone Board, any committee thereof, any committee administering a Greystone Plan and any officer of Greystone, has not taken any action to increase the compensation or benefits payable after the date of this Agreement to any Greystone Employee, which increase is partially or wholly, conditioned on the execution and delivery of this Agreement or the consummation of the Transactions (either by themselves or when combined with any other event).
(k)Neither Greystone nor any of its Subsidiaries has a contract or commitment to create any additional Greystone Plan or to modify any existing Greystone Plan in a manner which would increase materially the expense of maintaining any Greystone Plan, considered in the aggregate, except as required by applicable Law or tax qualification requirement or as necessary to conform a Greystone Plan to applicable Law. There have been no modifications of Greystone Plans or creation of new Greystone Plans since December 31, 2013 that would be prohibited by the preceding sentence. Greystone has not terminated any material Greystone Plans since December 31, 2013.
(l)Except as would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole, each Greystone Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and Greystone and its Subsidiaries have, since January 1, 2009, complied in practice and operation with, all applicable requirements of Section 409A of the Code. Neither Greystone nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Greystone Employee for any tax incurred by such Greystone Employee, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.
(m)Greystone has properly accrued on its financial statements in all material respects, under GAAP and the terms of the applicable Greystone Plans and applicable Law, including as to the correct tally of days, for all vacation, sick leave, personal time, paid time off and other similar employee benefits and perquisites provided to Greystone Employees.
(n)Any individual who performs services for Greystone or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Greystone or any of its Subsidiaries for federal income tax purposes by Greystone or any of its Subsidiaries is not an employee for such purposes, except as, together with any breach or breaches of Section 3.13(c) (without regard to any materiality or Greystone Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect.
(o)Except as would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole, neither Greystone nor any of its

Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.
Section 3.14 Taxes.
(a)    Greystone and each of its Subsidiaries have timely filed with the appropriate taxing authorities, or has caused to be timely filed on their behalf (taking into account any valid extension of time within which to file), all income, franchise and other Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects. All Taxes (regardless of having been shown as due on any Tax Return) have been timely paid in full, or an adequate reserve has been established therefor in the financial statements of Greystone and its Subsidiaries (in accordance with GAAP) for all periods covered by such financial statements. Section 3.14(a) of the Greystone Disclosure Letter lists each income or franchise Tax Return filed with respect to Greystone and its Subsidiaries for the preceding three (3) taxable years.
(b)Except as set forth on Section 3.14(b) of the Greystone Disclosure Letter, neither Greystone nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other Contract, obligation, understanding or agreement to pay the Taxes of another person or to pay the Taxes with respect to transactions relating to any other person (other than Greystone and its Subsidiaries) other than commercial agreements not primarily related to Taxes.
(c)Neither Greystone nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of
Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code for any years open under the relevant statute of limitations.
(d)Neither Greystone nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Greystone or a wholly owned Subsidiary of Greystone) or (ii) has any liability for the Taxes of any person (other than Greystone or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.
(e)Except as set forth on Section 3.14(e) of the Greystone Disclosure Letter, to the Knowledge of Greystone, no audits, investigations or other administrative or court proceedings, that could have, individually or in the aggregate, a Greystone Material Adverse Effect, are pending with any taxing authority or court with respect to any material Taxes of Greystone or any of its Subsidiaries, and no written notice thereof has been received by Greystone or any of its Subsidiaries. To the Knowledge of Greystone, no issue has been raised by any taxing authority in any Tax audit within the past three (3) years that is reasonably likely to be material to Greystone or any of its Subsidiaries for any period after the Closing. To the Knowledge of Greystone, there are no facts that, if known to any taxing authority, would likely give rise to a Tax deficiency of Greystone or any of its Subsidiaries that could have, individually or in the aggregate, a Greystone Material Adverse Effect. Neither Greystone nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state, local or foreign income, franchise or other material Taxes.
(f)No written claim that could give rise to material Taxes has been made within the previous three (3) years by a taxing authority in a jurisdiction where Greystone or any of its Subsidiaries does not file Tax Returns that Greystone or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(g)Greystone has, prior to the date hereof, made available to Sonoma correct and complete copies of (i) all federal, state, local and foreign income, franchise and other Tax Returns (and amended Tax Returns) of Greystone and its Subsidiaries for the preceding three (3) taxable years and (ii) any audit reports issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to federal, state, local or foreign income, franchise or other material Taxes of Greystone or any of its Subsidiaries.
(h)No Liens for Taxes exist with respect to any properties or other assets of Greystone or any of its Subsidiaries, except for Permitted Liens.
(i)All material Taxes required to be withheld by Greystone or any of its Subsidiaries (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provision under any foreign Laws) have been withheld, have been or will be duly and timely paid to the proper taxing authority, and have been or will be reported pursuant to applicable Tax information reporting Laws.
(j)Neither Greystone nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code.
(k)Except as set forth on Section 3.14(k) of the Greystone Disclosure Letter, there is no power of attorney given by or binding upon Greystone or any of its Subsidiaries with respect to Taxes for any period for which the applicable statute of limitations (including any waivers and extensions) has not expired as of the date of this Agreement.
(l)Neither Greystone nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).
(m)Except as set forth on Section 3.14(m) of the Greystone Disclosure Letter, neither Greystone nor any of its Subsidiaries has experienced, and will not experience prior to the Closing, an “ownership change” (as defined in Section 382(g) of the Code). As of December 31, 2013, each of Greystone’s Subsidiaries had net operating loss carryovers (or consolidated net operating loss carryovers, as applicable), for purposes of Section 172 of the Code, in the amounts set forth on Section 3.14(m) of the Greystone Disclosure Letter, and, as of the date hereof, Greystone estimates that each of its Subsidiaries has net operating loss carryovers (or consolidated net operating loss carryovers, as applicable), for purposes of Section 172 of the Code, in the amounts set forth on Section 3.14(m) of the Greystone Disclosure Letter. Except in connection with the transactions contemplated by this Agreement and to the extent set forth on Section 3.14(m) of the Greystone Disclosure Letter, the consolidated net operating losses (or consolidated net operating losses, as applicable) of Greystone’s Subsidiaries are available for utilization as of the date hereof after taking into account any limitation on their utilization under

Section 382 of the Code on account of any “ownership change” (as defined in Section 382(g) of the Code) occurring on or prior to the date hereof (or prior to the Closing) (taking into account any Section 382 limitation for the taxable year that includes the Closing Date) or the separate return limited year restrictions contained in the Treasury Regulations.
Section 3.15 Intellectual Property.
(a)Greystone, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Intellectual Property held for use or used in the business of Greystone or its Subsidiaries as presently conducted (“Greystone Intellectual Property”) except for any failures to own or possess as have not had and would not reasonably be expected to have, individually or in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Greystone and its Subsidiaries, taken as a whole.
(b)Except as set forth on Section 3.15(b) of the Greystone Disclosure Letter:
(i)to the Knowledge of Greystone, no unresolved claims or threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by any third party against Greystone or any of its Subsidiaries related to the use in the conduct of the businesses of Greystone and its Subsidiaries that the Greystone Intellectual Property or the conduct of the business of Greystone and its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party;
(ii)to the Knowledge of Greystone, the conduct of the businesses of Greystone and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party, except as have not had and would not reasonably be expected to have, individually or in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Greystone and its Subsidiaries, taken as a whole;
(iii)to the Knowledge of Greystone, no third party is infringing, misappropriating or otherwise violating any Greystone Intellectual Property, except as have not had and would not reasonably be expected to have, individually or in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Greystone and its Subsidiaries, taken as a whole;
(iv)Greystone and its Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets, except for any failure to have taken such efforts that has not had or would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect; and
(v)the consummation of the Transactions will not result in the loss or impairment of Greystone’s and its Subsidiaries’ rights to own or use any of the Greystone Intellectual Property or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any Greystone

Intellectual Property, except as have not had and would not reasonably be expected to have, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Greystone and its Subsidiaries, taken as a whole.
(c)During the three (3) years prior to the date of this Agreement, (i) there have been no material security breaches in Greystone’s or its Subsidiaries’ information technology systems and (ii) there have been no disruptions in any of Greystone’s or its Subsidiaries’ information technology systems that materially adversely affected Greystone’s or its Subsidiaries’ business or operations. Greystone and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.
Section 3.16 Real Property.
(a)Section 3.16(a) of the Greystone Disclosure Letter lists: (i) each of the facilities owned, leased, subleased or operated (excluding facilities operated by Greystone or any Subsidiary of Greystone pursuant to a Greystone Management Agreement) by Greystone and its Subsidiaries (the “Greystone Facilities”) and whether such Greystone Facilities are owned, leased or subleased by Greystone and its Subsidiaries; (ii) the street address of each such Greystone Facility; (iii) the landlord and owner of each such Greystone Facility (each lease or sublease pursuant to which Greystone or any of its Subsidiaries lease all or part of a Greystone Facility to or from an entity other than Greystone or any of its Subsidiaries, together with each amendment or modification thereof, a “Greystone Facility Lease”, and each such Greystone Facility a “Leased Greystone Facility”); (iv) the number and type of licensed beds at each Greystone Facility; (v) each occupancy agreement, lease and/or sublease to third-party healthcare providers offering specialized services (e.g., dialysis) within Greystone Facilities; and
(vi) which, if any, Greystone Facilities are (A) closed for operation or (B) have been divested yet, pursuant to which Greystone remains a lessor or sublessor. Greystone has, prior to the date of this Agreement, made available to Sonoma true and complete copies of each Greystone Facility Lease (including all amendments, modifications and supplements thereto) and information regarding the licensed capacity of each such Greystone Facility, along with, to the extent in Greystone’s possession and control and relating to Leased Greystone Facilities: any subleases, licenses or agreements (other than Greystone Residents’ leases) (including any material amendments or modifications thereto), providing for payments in excess of $1,500,000 on an annual basis and granting to any other party the right of use, management or occupancy of any portion of the real property and improvements that are the subject of such Greystone Facility Lease. Except as set forth on Section 3.16(a) of the Greystone Disclosure Letter, neither Greystone nor any of its Subsidiaries, pursuant to any agreement or other arrangement under which payments exceed $750,000 on an annual basis, leases, subleases or otherwise permits the occupancy by any third party (other than the Greystone Residents) of all or any portion of any of the Greystone Facilities.
(b)Except as set forth on Section 3.16(b)(i) of the Greystone Disclosure Letter, neither Greystone nor any of its Subsidiaries is a party to any agreement pursuant to which Greystone or any of its Subsidiaries operates or manages any facility on behalf of any party other than Greystone or any of its Subsidiaries (each agreement required to be set forth on Section 3.16(b)(i) of the Greystone Disclosure Letter, a “Greystone Management Agreement”).

Section 3.16(b)(ii) of the Greystone Disclosure Letter sets forth a list of the common name and address of each facility that is the subject of a Greystone Management Agreement as of the date of this Agreement (such facilities, the “Greystone Management Properties”). Neither Greystone nor any Subsidiary of Greystone is in receipt of any fees under any Greystone Management Agreement paid more than thirty (30) days before such fees are due and payable.
(c)Section 3.16(c) of the Greystone Disclosure Letter contains a true and complete list of all material office space (“Greystone Office Space”) and the leases, subleases, sub-subleases, licenses and purchase options to which Greystone or any of its Subsidiaries is a party with respect to such material office spaces of Greystone or any of its Subsidiaries (such leases, together with the Greystone Facility Leases, the “Greystone Leases”). For purposes of this Section 3.16(c), a lease, sublease, sub-sublease, license or purchase option shall be considered “material” if the aggregate rent payable for the property subject thereto is in excess of $750,000 per annum.
(d)For the purposes of this Agreement, “Leased Greystone Property” shall be defined as, collectively, the Greystone Office Space and Leased Greystone Facilities. With respect to Greystone Leases, except as set forth on Section 3.16(d) of the Greystone Disclosure Letter, and other than with respect to the last sentence of clause (ii), clause (v), clause (ix) and clause (xi), except as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole:
(i)such Greystone Lease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratoriums or similar Laws now or hereafter in effect relating to creditor’s rights generally or to general principles of equity;
(ii)neither Greystone nor any Subsidiary nor, to the Knowledge of Greystone, any other party, is in breach or violation of, or default under, any such Greystone Lease, and no event has occurred, is pending or, to the Knowledge of Greystone, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Greystone or any Subsidiary or, to the Knowledge of Greystone, any other party under such Greystone Lease. Each Leased Greystone Property is in material compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Leased Greystone Property. Neither Greystone nor any of its Subsidiaries has received notice of any currently pending but uncured default under any Greystone Lease;
(iii)each Leased Greystone Property is supplied with utilities and other services adequate for the operation of such Leased Greystone Property and is in good repair and working order sufficient for normal operation of Greystone’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which it is presently being used;
(iv)to the Knowledge of Greystone, no Lien, easement, covenant or other restriction or title matter applicable to the real property subject to any such

Greystone Lease, other than Permitted Liens, would reasonably be expected to impair the current uses or the occupancy by Sonoma or a Subsidiary of the property subject thereto;
(v)there are no material disputes, material oral agreements or material forbearance programs between Greystone or the applicable Subsidiary and the lessor with respect to such Greystone Lease;
(vi)there are no outstanding options or rights of any party (other than Greystone or its Subsidiaries) to terminate such Greystone Lease prior to the expiration of the term thereof (except for termination rights following a casualty, condemnation, default or similar event);
(vii)since January 1, 2012, neither Greystone nor any of its Subsidiaries has received written notice from any Governmental Authority or landlord under the Greystone Lease that Greystone has not maintained all or any portion of each Leased Greystone Property substantially in accordance with the terms of the Greystone Lease or applicable Law;
(viii)there are no (A) to the Knowledge of Greystone, pending or threatened condemnation proceedings relating to the real property that is the subject of such Greystone Lease or (B) pending or, to the Knowledge of Greystone, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Greystone Lease or the real property and/or improvements that are the subject thereof;
(ix)there are no outstanding agreements, contracts, commitments, options or rights of first refusal (A) to which Greystone or any of its Subsidiaries is a party or (B) to the Knowledge of Greystone, to which any landlord or sublandlord and parties other than Greystone or any of its Subsidiaries are a party, in the case of each of (A) and (B), granted to third parties to purchase such Leased Greystone Property, or any portion thereof or interest therein;
(x)neither Greystone nor any of its Subsidiaries has received written notice of any, and to the Knowledge of Greystone there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Leased Greystone Property; and
(xi)Greystone has made available to Sonoma true and complete copies of each of the Greystone Leases (including any amendments or modifications thereto) and of all of the following materials relating to material Leased Greystone Property: waivers, leases, subleases, licenses or agreements (including any material amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Leased Greystone Property and (in the case of such leases, sublease, licenses or agreements granting the right of use or occupancy) providing for payments in excess of $1,500,000 on an annual basis.
(e)    With respect to each parcel of real property owned by Greystone and its
Subsidiaries (each, a “Greystone Owned Real Property”), except as set forth on Section 3.16(e)

of the Greystone Disclosure Letter, except as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole:
(i)Greystone or the Subsidiary that is the record owner thereof has good and valid title to such Greystone Owned Real Property, free and clear of any Lien, easement, covenant or other restriction or title matter applicable to such Greystone Owned Real Property, other than Permitted Liens;
(ii)all owned Greystone Facilities are supplied with utilities and other services adequate for the operation of said owned Greystone Facilities and are in good repair and working order sufficient for normal operation of Greystone’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used;
(iii)there are no (A) pending or, to the Knowledge of Greystone, threatened condemnation proceedings relating to such Greystone Owned Real Property or (B) pending or, to the Knowledge of Greystone, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Greystone Owned Real Property;
(iv)(A) there are no outstanding options or rights of first refusal to purchase such Greystone Owned Real Property, or any portion thereof or interest therein and (B) there are no “put” rights or other requirements for Greystone or any of its Subsidiaries to purchase the real property of any other person;
(v)neither Greystone nor any Subsidiary has received written notice of any, and to the Knowledge of Greystone there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Greystone Owned Real Property;
(vi)since January 1, 2012, neither Greystone nor any of its Subsidiaries has received written notice from any Governmental Authority that Greystone has not maintained all or any portion of each Greystone Owned Real Property substantially in accordance with the terms of applicable Law;
(vii)each Greystone Owned Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels;
(viii)no portion of such Greystone Owned Real Property has, during Greystone’s or the applicable Subsidiary’s ownership, suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted);
(ix)such Greystone Owned Real Property is in compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Greystone Owned Real Property; and

(x)    Greystone has made available to Sonoma true and complete copies of all of the following materials relating to material Greystone Owned Real Property, to the extent in Greystone’s possession or control: leases, subleases, licenses or agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Greystone Owned Real Property and (in the case of such leases, sublease, licenses or agreements granting the right of use or occupancy) providing for payments in excess of $1,500,000 on an annual basis.
(f)Section 3.16(f) of the Greystone Disclosure Letter sets forth, as of the date of this Agreement, a list of undeveloped Greystone Owned Real Property, and whether or not there is a present intent by Greystone or any of its Subsidiaries to develop a Greystone Facility thereon;
(g)Except as set forth on Section 3.16(g) of the Greystone Disclosure Letter, and except as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole, none of Greystone or any of its Subsidiaries has engaged any party other than Greystone or any of its Subsidiaries to operate or manage any of the Greystone Facilities pursuant to any agreement that remains in effect as of the date hereof.
(h)Except as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole, Greystone and each of its Subsidiaries, respectively, has good and marketable title to all of the material tangible personal property owned by it, in each case, free and clear of any Liens other than Permitted Liens.
Section 3.17 Environmental Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of Greystone, threatened by any person against, Greystone, any of its Subsidiaries or, to the Knowledge of Greystone, any person whose liability Greystone or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law with respect to any matters relating to or arising out of any Environmental Law,
(b)Greystone and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws,
(c)Greystone and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of Greystone, no facts, circumstances or conditions relating to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by Greystone or its Subsidiaries or operations thereon or (ii) any person whose liability Greystone or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law would reasonably be expected to result in Environmental Liabilities and
(d)with respect to any real property currently owned or leased by Greystone or its Subsidiaries, or, to the Knowledge of Greystone, formerly owned or leased by Greystone or its Subsidiaries, there have been no Releases by Greystone or any of its Subsidiaries, or to the Knowledge of

Greystone, by any other person, of Hazardous Materials that have resulted or are reasonably likely to result in a claim against Greystone or its Subsidiaries.
Section 3.18 Labor Matters. No labor strike, work slowdown, work stoppage, lockout or other concerted labor action or dispute involving the employees of Greystone or any of its Subsidiaries is pending, or to the Knowledge of Greystone, threatened against or affecting Greystone or any of its Subsidiaries and, since January 1, 2012, there has not been any such action. Except as set forth on Section 3.18 of the Greystone Disclosure Letter, neither Greystone nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization applicable to employees of Greystone or any of its Subsidiaries, and no collective bargaining or similar agreement is currently being negotiated by Greystone or any of its Subsidiaries. Except as set forth on Section 3.18 of the Greystone Disclosure Letter, to the Knowledge of Greystone, none of the employees of Greystone or any of its Subsidiaries is represented by any labor organization in connection with their employment with Greystone or any of its Subsidiaries. Except as set forth on Section 3.18 of the Sonoma Disclosure Letter, no representation election petition or application for certification of a labor organization as the exclusive collective bargaining representative of any employees of Greystone or any of its Subsidiaries has been served on Greystone or any of its Subsidiaries within the past three (3) years, nor, to the Knowledge of Greystone, is such a petition or application pending with the National Labor Relations Board or any other Governmental Authority, and no labor organization is currently engaged in or, to the Knowledge of Greystone, threatening organizational efforts with respect to any employees of Greystone or any of its Subsidiaries. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect, each of Greystone and its Subsidiaries (a) is, and has been since January 1, 2012, in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, health and safety and wages and hours and (b) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. Greystone and its Subsidiaries have not, at any time prior to the date that is ninety (90) days before the Closing Date, without fully complying with the notice and other requirements of the WARN Act effectuated (A) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Greystone or any of its Subsidiaries or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Greystone or any of its Subsidiaries or any similar action under applicable state or local Law requiring notice to employees in the event of a plant closing or mass layoff.
Section 3.19 Insurance. Section 3.19(a) of the Greystone Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which Greystone or any Subsidiary is currently a party (the “Greystone Policies”). All Greystone Policies are in full force and effect, and all premiums that are due and payable with respect thereto covering all periods up to and including the Closing Date have been paid. Since January 1, 2012, no notice of cancellation or termination has been received with respect to any Greystone Policies, except for such cancellations or terminations which have not had or would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect. Since January 1, 2012, each of Greystone and its Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are required by Law and any Contract to which it is a party and as are customary for companies in the United States conducting the businesses conducted by Greystone and its Subsidiaries, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect. Section 3.19(b) of the Greystone Disclosure Letter sets forth the premium paid by Greystone and its Subsidiaries for directors and officers liability insurance for its last full policy year.
Section 3.20 Licensing and Certification Surveys. Greystone is periodically subject to Licensing and Certification Surveys. Except as set forth on Section 3.20 of the Greystone Disclosure Letter or except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect, there are no deficiencies or violations noted in any Licensing and Certification Surveys, except any deficiencies or violations that Greystone or its Subsidiaries are in the process of remedying, and Greystone or its Subsidiaries have remedied, discharged and complied in all material respects (or are in the process of so complying) with all applicable plans of correction, such that there are no violations or deficiencies with respect to any of the Greystone Permits.
Section 3.21 Third Party Payor Reimbursement. All billing practices of Greystone and its Subsidiaries with respect to the Greystone Facilities and the Greystone Management Properties, including practices with respect to Government Programs and private insurance companies, have been in compliance with all applicable Laws, regulations and policies of such Third Party Payors, except for any such noncompliances that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Greystone and its Subsidiaries, taken as a whole. Except as set forth on Section 3.21 of the Greystone Disclosure Letter, since January 1, 2012: (a) none of Greystone or any of its Subsidiaries has received written notice that Greystone or any of its Subsidiaries has billed or received any payment or reimbursement that exceeds the amounts permitted by applicable Law by more than $1,500,000 individually, or $3,000,000 in the aggregate, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction and except for settling allowed amounts in the ordinary course of business; (b)none of Greystone or any of its Subsidiaries has received written notice regarding a violation of or failure to comply with the billing requirements of a Government Program; and (c) there is no pending, nor to the Knowledge of Greystone, any threatened, billing-related recoupment, proceeding or investigation under the Medicare or Medicaid program involving either Greystone or any of its Subsidiaries, or any person who is an officer or director of Greystone or any of its Subsidiaries, except in each case in clauses (b) and (c) where the result of such proceeding or investigation have not been or would not reasonably be expected to be, individually or in the aggregate, material to Sonoma and its Subsidiaries, taken as a whole.
Section 3.22 Prohibited Persons.
(a)    Neither Greystone nor any of its Subsidiaries nor any of its brokers or agents acting or benefiting in any capacity in connection with the Transactions or Ancillary Transactions is a Prohibited Person.

(b)    Neither Greystone nor any of its Subsidiaries nor any of its brokers or agents acting or benefiting in any capacity in connection with the Transactions or Ancillary Transactions (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of a Prohibited Person; (ii) has dealt or will deal in, or has otherwise engaged or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the requirements or prohibitions set forth in the Executive Order or the USA PATRIOT Act.
Section 3.23 Transactions with Related Parties. Except as set forth on Section 3.23 of the Greystone Disclosure Letter, since January 1, 2013, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Greystone or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act were Greystone to be subject to the same public reporting requirements that Sonoma is subject to.
Section 3.24 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Greystone in accordance with Greystone’s agreements with such firms (true and complete copies of which have heretofore been made available to Sonoma), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Greystone or its Subsidiaries.
Section 3.25 Written Consent. Greystone has received the irrevocable written consent of (i) the holders of at least 90% of Class A Membership Interests of Greystone, (ii) 100% of the holders of Class B Membership Interests of Greystone and (iii) the holders of at least 90% of the Class C Membership Interests of Greystone, (A) approving this Agreement and the Transactions,
(B)approving the execution, delivery and performance of this Agreement by Greystone and the consummation of the Transactions (including the amendment of the Greystone LLC Operating Agreement to be restated in the form of Restated Greystone LLC Operating Agreement), and
(C)waiving any pre-emptive or other similar rights that such holders have under the Greystone LLC Operating Agreement or any other agreement.
Section 3.26 Financing; Landlord Consents.
(a)    Greystone has received and accepted, and delivered to Sonoma true and complete copies of, executed commitment letters dated as of the date of this Agreement (in each case, including all exhibits and schedules thereto, the “Debt Commitment Letters” and the lenders thereunder, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the “Debt Financing Commitments”). The debt financing contemplated by the Debt Financing Commitments is collectively referred to in this Agreement as the “Debt Financing.”

(b)Greystone has delivered to Sonoma true, complete and correct copies of the executed Debt Commitment Letters and the fee letters referenced in the Debt Commitment Letters (the “Fee Letters”) (except that the fee amounts and economic provisions have been redacted and other commercially sensitive information set forth therein have been redacted to the extent provided therein). As of the date of this Agreement, there are no agreements, side letters or arrangements, other than the Debt Commitment Letters and the Fee Letter, to which
Greystone is a party relating to any of the Debt Financing Commitments that could affect the availability of the Debt Financing.
(c)Except as expressly set forth in the applicable Debt Commitment Letter and the applicable Fee Letter, as of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or any contingencies that would reasonably be expected to permit the Lenders to reduce the total amount of the Debt Financing intended to be funded on the Closing Date.
(d)Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, the Debt Financing, when funded in accordance with the Debt Commitment Letters, will provide Greystone with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges payable by Greystone) sufficient for the satisfaction of Greystone’s obligations to (i) pay any fees and expenses of or payable by Greystone, Sonoma and their respective Subsidiaries in connection with this Agreement, the Transactions and the Ancillary Transactions, and (ii) pay off in full at Closing (other than indemnification obligations) the Repaid Indebtedness and, if applicable, the Indebtedness of Greystone and its Subsidiaries under the Term Loan Agreement, dated as of December 3, 2012, among Greystone, certain of its subsidiaries, the lenders party thereto and Barclays Bank plc, as administrative agent and collateral agent (as amended by Amendment No. 1 prior to the date hereof and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Greystone Term Loan Facility”) (collectively, the “Required Amount”).
(e)As of the date of this Agreement, the Debt Commitment Letters are (i) valid and binding obligations of Greystone and, to the Knowledge of Greystone, of each of the other parties thereto (subject in each case to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law) and (ii) in full force and effect. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Greystone under the terms and conditions of the Debt Commitment Letters or, to Greystone’s Knowledge, would reasonably be expected to (i) result in any of the conditions in the Debt Commitment Letters not being satisfied in a timely manner or (ii) otherwise result in the full amount of the Debt Financing not being available in a timely manner. Greystone has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letters on or before the date of this Agreement. None of the Debt Commitment Letters has been modified, amended or altered as of the date of this Agreement, other than to add lenders, lead arrangers, bookrunners, syndication agents and similar entities

(and make incidental or conforming amendments or modifications to reflect the addition of any such lenders, lead arrangers, bookrunners, syndication agents and similar entities), and none of the respective commitments under any of the Debt Commitment Letters have been reduced, modified, withdrawn or rescinded in any respect as of the date of this Agreement.
(f) Greystone has received and accepted executed Landlord Consents dated as of the date hereof from each of the landlords identified on Schedule A pursuant to which such landlords have consented to the consummation of the Transactions and the Ancillary Transactions. Greystone has delivered to Sonoma true, complete and correct copies of the executed Landlord Consents. As of the date of this Agreement, the Landlord Consents are (i) valid and binding obligations of Greystone and, to the knowledge of Greystone, of each of the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law) and (ii) in full force and effect.
Section 3.27 Exclusivity of Representations; No Limitation of Other Representations. The representations and warranties made by Greystone in this Article III are the exclusive representations and warranties made by Greystone and its Subsidiaries. Greystone hereby acknowledges that neither Greystone nor any of its Subsidiaries, nor any of their respective equityholders or Representatives, nor any other person, has made or is making any other express or implied representation or warranty with respect to Greystone and its Subsidiaries or any of their respective businesses, operations, assets or liabilities, including with respect to any information provided or made available to Sonoma or any of its Representatives. Sonoma and its Representatives have relied solely on the representations and warranties made by Greystone in this Article III and have not relied upon any other representations or warranties, statutory, common law or otherwise, of any nature, oral or written, past, present or future, including any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information, made by, or made available by, Greystone or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Sonoma or its Representatives of any documentation or other information with respect to any one or more of the foregoing, including in certain “data rooms,” management presentations or other information provided or made available to Sonoma or its Representatives in anticipation or contemplation of any of the transactions contemplated hereby (all of which are hereby expressly disclaimed). Furthermore, in connection with the due diligence investigation of Greystone, its Subsidiaries and their business and operations by and on behalf of Sonoma and its Representatives, such persons have received and may continue to receive certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Greystone, its Subsidiaries and their business and operations. Sonoma hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, that Sonoma is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that no representation or warranty is being made with respect thereto. Nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability, or meaning of any other representation or warranty made by Greystone in this Agreement.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS Section 4.01 Conduct of Business.
(a)    Conduct of Business by Sonoma. During the period from the date of this
Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, Sonoma shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and use its commercially reasonable efforts to comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, except as provided on Section 4.01(a) of the Sonoma Disclosure Letter and except as expressly contemplated by this Agreement or required by applicable Law or the requirements of any applicable securities exchanges, Sonoma shall not, and shall not permit any of its Subsidiaries to, without Greystone’s prior written consent (in the case of any of clauses (vii), (viii), (ix), (xi), (xiii), (xvi), (xvii) or (xviii), such consent not to be unreasonably withheld, conditioned or delayed):
(i)except for any dispositions of shares of capital stock in connection with any net-cash exercise of any Sonoma Options, and any forfeitures or repurchases of unvested shares of capital stock under any Sonoma Restricted Shares, Sonoma RSUs or other shares of capital stock as may have been issued pursuant to or granted as awards under the Sonoma Stock Plan: (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Sonoma to its parent; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
(ii)issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units (other than the issuance of shares of Sonoma Common Stock upon the exercise of Sonoma Options or vesting of Sonoma Restricted Shares or Sonoma RSUs, in each case outstanding on the date of this

Agreement in accordance with their terms on the date of this Agreement, as well as any issuances of Sonoma Restricted Shares or Sonoma RSUs (and the issuance of shares of Sonoma Common Stock upon the exercise of such Sonoma Options or vesting of such Sonoma Restricted Shares or Sonoma RSUs): (A) as part of compensation and/or bonus arrangements for director-level employees and newly hired officers or as part of annual compensation review; (B) as part of compensation and/or bonus arrangements for any individual promotions to director-level positions or above; or (C) as part of annual grants to directors in the ordinary course of business (including with respect to timing and amount of such grants), in the case of each of clauses (A), (B) and (C), such issuances being in the ordinary course of business and relating, in the aggregate, to less than 400,000 shares of Sonoma Common Stock);
(iii)amend the Sonoma Charter or the Sonoma Bylaws or the comparable charter or organizational documents of any of its Subsidiaries or adopt a shareholders’ rights plan or similar plan, or enter into any agreement with respect to the voting of its capital stock;
(iv)(A) directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person; or (B) directly or indirectly acquire in an individual transaction assets (as distinguished from services) for a purchase price in excess of $2,000,000 except for inventory and supplies purchased in the ordinary course of business and except for capital expenditures that are permitted to be made pursuant to clause (vi) below;
(v)except in the ordinary course of business, sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of in an individual transaction assets for a purchase price in excess of $2,000,000 to a third party;
(vi)except for any capital expenditures as may be incurred (A) with the proceeds (or in reasonable expectation of the proceeds) of any applicable insurance policy of Sonoma or any of its Subsidiaries, (B) in connection with the making of repairs, replacements of assets or for other similar purposes necessary to allow for the continued operation of the business of Sonoma and/or any of its Subsidiaries in the ordinary course of business or (C) in connection with the performance under any existing “inter-government transfer/upper-payment limit” arrangement, project or program that Sonoma or any of its Subsidiaries may perform under: fund any capital expenditure in any calendar quarter which, when added to all other capital expenditures made by Sonoma and its Subsidiaries in such calendar quarter, would exceed by more than $3,000,000 the aggregate amount budgeted for capital expenditures in any calendar quarter or calendar year to date (as set forth on Section 4.01(a)(vi) of the Sonoma Disclosure Letter);
(vii)except for (A) any loans, advances, capital contributions or investments that are required to be made by Sonoma or any of its Subsidiaries pursuant to the terms of any Contract to which Sonoma or any of its Subsidiaries is a party as of the date of this Agreement, make any loans, advances or capital contributions to, or investments in, any other person, other than in Sonoma or in or to any direct or indirect wholly owned Subsidiary of Sonoma and other than immaterial loans or advances to employees in the ordinary course of business, and (B) borrowings under Sonoma’s existing revolving credit facilities set forth on Section 4.01(a)(vii)(B) of the Sonoma Disclosure Letter or to the extent required by any Contract to which Sonoma or any of its Subsidiaries is a party as of the date of this Agreement: (1) repurchase, prepay or refinance any Indebtedness in an amount greater than $2,000,000 in the aggregate, except as required by the terms of such Indebtedness; (2) incur any Indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Sonoma or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case in an amount greater than $2,000,000; or (3) enter into, amend or otherwise modify, renew or terminate any Contract in respect of any of the foregoing; provided, however, that subsequent to February 15, 2015, Sonoma and/or its Subsidiaries may enter into amendments and modifications to Contracts in respect of any of the foregoing, or refinance Indebtedness, provided in each case that the principal amount of any Indebtedness (“Refinancing Indebtedness”) issued or incurred for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, amending, supplementing, restructuring, repaying or refunding (collectively to “Refinance”) any Indebtedness being so Refinanced (“Refinanced Indebtedness”) shall not exceed the principal amount of the Refinanced Indebtedness outstanding immediately prior to such Refinance except by an amount (an “Additional Refinancing Amount”) not exceeding, together with any Additional Refinancing Amounts in connection with other Refinancing Indebtedness, $20,000,000 in the aggregate (including, for the avoidance of doubt, any Additional Refinancing Amount to Refinance the unpaid accrued interest and premium (including any tender premiums) and penalties (if any) thereon plus other amounts paid and fees and expenses incurred in connection with such Refinance plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder);
(viii) settle or compromise any (A) professional or general liability claims or workers’ compensation claims against Sonoma or any of its Subsidiaries, other than settlements or compromises of any such claims in the ordinary course of business where the aggregate amounts paid in settlement or compromise (together with any prior settlement or compromise since December 31, 2013) do not exceed the aggregate amount reserved against for professional and general liability claims or workers’ compensation claims, as applicable, in the most recent financial statements (or the notes thereto) of Sonoma included in the Sonoma 10-K as updated for additional budgeted provisions in the ordinary course of business or (B) other litigation, audit, claim or action against Sonoma or any of its Subsidiaries (including any audit, examination or other proceeding with respect to Taxes), other than settlements or compromises of claims that are permitted pursuant to Section 5.12 and settlements or compromises of any litigation, audit, claim or action (1) in the ordinary course of business, (2) where the amount paid in settlement or compromise does not exceed $750,000 individually and Sonoma and its Subsidiaries do not agree to any prospective obligations other than the payment of money or (3) where the amount paid in settlement does not exceed the amount reserved against such matter in the most recent financial statements (or the notes thereto) of Sonoma included in the Sonoma 10-K as updated for additional budgeted provisions in the ordinary course of business;
(ix)except in the ordinary course of business, enter into, terminate or affirmatively determine not to renew, or modify, waive or release any material provision, rights or claims under any, Sonoma Material Contract;
(x)other than for purchases of goods or services which are entered into in the ordinary course of business on arms-length terms, enter into, modify, amend or terminate (including by exercising any buyout, termination or similar right under) any Contract with any Affiliate of Sonoma (other than any of its wholly owned Subsidiaries;
(xi)(A) enter into, amend or otherwise modify, renew, terminate or exercise an extension or purchase option with respect to, any Sonoma Facility Lease (it being understood and agreed that, with respect to a Sonoma Facility Lease, in no event shall Greystone unreasonably withhold its consent to permit the exercise of a purchase option with respect to, such Sonoma Facility Lease);

(xii)(A) make, grant or promise any bonus (including long-term cash incentive awards) or any wage, salary, or other compensation or benefits increase to any employee, officer or director or individual consultant, or make, grant or promise any other change in employment terms for any employee, officer or director, other than such grants or promises made in the ordinary course of business, which, in the aggregate, result in an increase of no greater than three percent (3%) of the aggregate compensation costs of Sonoma and its Subsidiaries as compared to 2014 budgeted compensation costs for such period (excluding the effect of new facilities); (B) except in the ordinary course of business for employees or individual consultants whose base salary or, in the case of individual consultants, base compensation, is or will be after the following actions are taken, less than $200,000, enter into or amend any employment, change of control, retention, severance or similar agreement, or grant any severance or termination pay, modifications thereto or increases thereof; (C) except as may be required to implement the actions contemplated by this Agreement, accelerate the vesting or payment of any compensation or benefit under any Sonoma Plan; (D) hire or promote any individual consultant or employee except for hiring or promotion of any individual consultant or employee (i) in the ordinary course of business, (ii) whose annual base salary (or compensation, in case of consultant) is less than $200,000 or, if applicable, would be less than such amount upon their hiring or promotion or (iii) whose hiring or promotion was approved in writing by Greystone, which approval will not be unreasonably withheld, conditioned or delayed; (E) increase the funding obligation or contribution rate of any Sonoma Plan, other than in the ordinary course of business; (F) award or promise to award any equity or equity-based awards, other than awards permitted by Section 4.01(a)(ii); or (G) establish, amend or terminate any Sonoma Plan, except as required by Law or the terms of the Sonoma Plans, or materially change the level of health, dental and visions benefits as compared to health, dental and vision benefits provided on the date of this Agreement, except to the extent such changes (1) do not materially increase the total annualized cost of Sonoma Plans and (2) do not materially interfere with integration of the Sonoma Plans and Greystone Plans to occur after December 31, 2015, in each case of (A) through (G), other than as required by applicable Law or pursuant to any Sonoma Plan;
(xiii)modify in any material respect, adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of Sonoma or any of its Subsidiaries, other than in the ordinary course of business;
(xiv)fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(xv)change its fiscal year, revalue any of its material assets or make any material changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;
(xvi)make, change or rescind any material Tax election;

(xvii)terminate, suspend, abrogate, amend or modify in any material respect any Sonoma Permits in a manner that would materially impair the operation of any Sonoma Facility;
(xviii)close any Sonoma Facility, except as requested or required by any Governmental Authority;
(xix)reduce the number of employees in a manner which would implicate the WARN Act, except in connection with closing any Sonoma Facility permitted pursuant to clause (xviii) above; or
(xx)authorize any of, or commit, propose or agree to take any of, the foregoing actions.
(b)    Conduct of Business by Greystone. During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, Greystone shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and use its commercially reasonable efforts to and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, except as provided on Section 4.01(b) of the Greystone Disclosure Letter and except as expressly contemplated by this Agreement or required by applicable Law or the requirements of any applicable securities exchanges, Greystone shall not, and shall not permit any of its Subsidiaries to, without Sonoma’s prior written consent (in the case of clause (vi), such consent not to be unreasonably withheld, conditioned or delayed):
(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or equity securities, other than (1) dividends or distributions by a direct or indirect wholly owned Subsidiary of Greystone to its parent or (2) Greystone Tax Distributions; (B) split, combine or reclassify any of its capital stock or equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided, that Greystone may issue additional equity which (x) is made in the form of an existing class of membership interests, (y) is issued to a Person that has approved this Agreement and the Transactions contemplated hereby and the performance of this Agreement by Greystone and executes and delivers all documents that were executed and delivered by other Greystone Members in connection therewith, and (z) will not impair or delay Greystone’s ability to consummate the Transactions and the Ancillary Transactions;

(ii)except in the case of GEN Management LLC, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;
(iii)amend the Greystone LLC Operating Agreement (other than in to update membership or capitalization schedules in connection with the issuance or transfer of Greystone LLC Interests) or enter into any agreement with respect to the voting of its membership interests, in each case other than in connection with the Transactions;
(iv)(A) directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person; or (B) directly or indirectly acquire in an individual transaction assets, in the case of either (A) or (B) for a purchase price in excess of $50,000,000, except for inventory and supplies purchased in the ordinary course of business;
(v)except in the ordinary course of business, sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of in an individual transaction assets for a purchase price in excess of $50,000,000 to a third party;
(vi)except for (A) any loans, advances, capital contributions or investments that are required to be made by Greystone or any of its Subsidiaries pursuant to the terms of any Contract to which Greystone or any of its Subsidiaries is a party to as of the date of this Agreement, make any loans, advances or capital contributions to, or investments in, any other person, other than in Greystone or in or to any direct or indirect wholly owned Subsidiary of Greystone and other than immaterial loans or advances to employees in the ordinary course of business, and (B) borrowings under Greystone’s existing revolving credit facilities set forth on Section 4.01(b)(vi)(B) of the Greystone Disclosure Letter or to the extent required by any Contract to which Greystone or any of its Subsidiaries is a party as of the date of this Agreement: (1) repurchase, prepay or refinance any Indebtedness in an amount greater than $50,000,000 in the aggregate, except as required by the terms of such Indebtedness; (2) incur any Indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Greystone or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case in an amount greater than $50,000,000; or (3) enter into, amend or otherwise modify, renew or terminate any Contract in respect of any of the foregoing;
(vii)other than for purchases of goods or services which are entered into in the ordinary course of business on arms-length terms, enter into, modify, amend or terminate (including by exercising any buyout, termination or similar right under) any Contract with any Affiliate of Greystone (other than any of its wholly-owned Subsidiaries), except for any such Contracts that either terminate at or prior to or do not require performance after the Closing;
(viii)fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(ix)change its fiscal year, revalue any of its material assets or make any material changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;
(x)make, change or rescind any material Tax election;
(xi)close five (5) or more Greystone Facilities in any transaction or series of related transactions, except as required by any Governmental Authority;
(xii)settle or compromise any audit, examination or other proceeding with respect to Taxes, other than settlements or compromises of claims that are permitted pursuant to Section 5.12 and settlements or compromises of any claim, audit, examination or proceeding (1) in the ordinary course of business, or (2) where any amount paid in settlement or compromise of any individual audit, examination or proceeding does not exceed the amount reserved against such matter by more than $500,000 in the most recent financial statements (or the notes thereto) of Greystone; or
(xiii)authorize any of, or commit, propose or agree to take any of, the foregoing actions.

(c)No Control. Nothing contained in this Agreement shall give Greystone, directly or indirectly, the right to control or direct Sonoma’s or its Subsidiaries’ operations prior to the Closing, and nothing contained in this Agreement shall give Sonoma, directly or indirectly, the right to control or direct Greystone’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of Sonoma and Greystone shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
(d)Advice of Changes; Filings. Each of Sonoma and Greystone shall as promptly as practicable advise the other party orally and in writing upon obtaining Knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality, Sonoma Material Adverse Effect or Greystone Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Sonoma and Greystone shall promptly provide to one another, to the extent not publicly available, copies of all filings made by such party with any Governmental Authority in connection with this Agreement or the Transactions.
Section 4.02 No Solicitation.
(a)    No Shop. Sonoma shall, and shall cause each of its Subsidiaries and
Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Competing Proposal and request the prompt return or destruction of all confidential information previously furnished to such person. From and after the date of this Agreement until the earlier of the Closing or the date, if any, on which this Agreement is terminated, and except as otherwise provided for in this Agreement, Sonoma agrees that it shall not (and shall not permit any of its Subsidiaries to), and that it shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate, cause or knowingly facilitate or encourage (including by way of furnishing information) the submission of any Competing Proposal; (ii) participate in any negotiations, or furnish to any person any information relating to Sonoma or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of Sonoma or any of its Subsidiaries, in each case, knowingly in connection with a Competing Proposal; (iii) engage in discussions with any person in an effort to or attempt to facilitate or encourage a person to make a Competing Proposal; (iv) approve or recommend, or propose publicly to approve or recommend, any Competing Proposal; (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, or otherwise make any public statement or public proposal inconsistent with, the Sonoma Board Recommendation; (vi) enter into any letter of intent, agreement, agreement in principle, memorandum of understanding or similar document or any agreement or commitment providing for any Competing Proposal, other than an Acceptable Confidentiality Agreement subject to full compliance with Section 4.02(c); (vii) release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement (or joinders thereto) to which Sonoma or any of its Subsidiaries is a party or (viii) adopt a resolution of the Sonoma Board or agree to do any of the foregoing.
(b)Notice of a Competing Proposal. Sonoma shall promptly (and in any event within twenty-four (24) hours of receipt) advise Greystone in writing in the event Sonoma or any of its Subsidiaries or, to Sonoma’s Knowledge, Sonoma’s or its Subsidiaries’ Representatives, receives (i) any notice by any person that such person intends to make a Competing Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplate a Competing Proposal or (iii) a Competing Proposal or any proposal or offer that the Sonoma Board believes is reasonably likely to lead to a Competing Proposal, in each case together with the material terms and conditions of such Competing Proposal, inquiry, request, proposal or offer, the identity of the person making any such Competing Proposal, inquiry, request, proposal or offer and a copy of any written Competing Proposal, proposal, offer or draft agreement provided by such person. Sonoma shall keep Greystone reasonably informed (orally and in writing) on a timely basis of any material change in the status and details (including, within twenty-four (24) hours after the occurrence of any material amendment or modification) of any such Competing Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation and written summaries of any material oral inquiries or discussions. Sonoma shall promptly (and in any event within twenty-four (24) hours) notify Greystone in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal.
(c)Provision of Information. Notwithstanding the limitations set forth in Section 4.02(a), if Sonoma receives prior to the Competing Proposal Expiration Time, a Competing Proposal (and the receipt of such Competing Proposal did not result from a material breach of this Section 4.02) which (i) constitutes a Superior Proposal or (ii) the Sonoma Board determines in good faith after consultation with Sonoma’s outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, Sonoma may take the following actions: (x) furnish non-public information to the person making such Competing Proposal, if, and only if, prior to furnishing such information, Sonoma receives from such person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such person with respect to the Competing Proposal; provided, however, that prior to or substantially concurrently with Sonoma taking such actions as described in clauses (x) and (y) above, Sonoma shall provide to Greystone any non-public information concerning Sonoma and its Subsidiaries provided to such person which was not previously provided to Greystone and comply with the provisions set forth in Section 4.02(b).
(d)Entry into Competing Proposal. Notwithstanding the limitations set forth in Section 4.02(f)(i)(C), if the Sonoma Board has concluded that a Competing Proposal (that has not been withdrawn) constitutes a Superior Proposal, then the Sonoma Board may, at any time prior to the Competing Proposal Expiration Time, cause Sonoma to, after complying with Section 4.02(e), enter into a Competing Proposal Agreement and terminate this Agreement in accordance with Section 7.01(d)(ii).

(e)    Matching Rights. Neither Sonoma nor the Sonoma Board shall take any of the actions described in Section 4.02(d) or Section 4.02(f)(ii) or terminate this Agreement pursuant to Section 7.01(d)(ii), in each case, unless it has complied with this Section 4.02(e). Sonoma shall give Greystone written notice advising it of the decision of the Sonoma Board to take such action within twenty-four (24) hours after the Sonoma Board has made such decision, detailing the terms and conditions of the Superior Proposal that serves as the basis of such action, identifying the person or group of persons making such Superior Proposal (the “Competing Offeror”), providing the most current draft of the agreement or agreements relating to the transaction that constitutes such Superior Proposal, as well as the most current draft of all related transaction agreements, and Sonoma shall give Greystone until 11:59 p.m. New York City time on the fourth (4th) Business Day after delivery of such notice (such time period, as it may be extended, the “Matching Period”) to propose revisions to the terms of this Agreement, the Ancillary Agreements, the Transactions and/or the Ancillary Transactions (and/or make any other proposals), it being understood that any material amendment to the terms of such Superior Proposal during the Matching Period shall require a new notice to extend the Matching Period until 11:59 p.m. New York City time on the fourth (4th) Business Day after delivery of such notice. During the Matching Period, if

Greystone has notified Sonoma that it desires to negotiate with Sonoma for the purpose of proposing revisions to the terms of this Agreement, the Ancillary Agreements, the Transactions and/or the Ancillary Transactions, Sonoma shall negotiate and cause its Representatives to negotiate, confidentially and in good faith with Greystone amendments or modifications to this Agreement in order to have such Competing Proposal cease to be a Superior Proposal. In the event that at the conclusion of the Matching Period, the Sonoma Board shall have concluded, after consultation with its outside financial and legal advisors and considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered by Greystone that are capable of being accepted, that the Competing Proposal remains a Superior Proposal, then Sonoma shall be entitled (but not required) until 11:59 p.m. New York City time on the calendar day following the expiration of the Matching Period to enter into the Competing Proposal and terminate this Agreement in accordance with Section 7.01(d)(ii). In the event that at the conclusion of the Matching Period, the Sonoma Board shall have concluded, after consultation with its outside financial and legal advisors and considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered by Greystone that are capable of being accepted, that the Competing Proposal no longer constitutes a Superior Proposal, then Sonoma shall be entitled (but not required) until Noon New York City time on the calendar day following the expiration of the Matching Period to deliver notice (a “Topping Notice”) describing such proposals, amendments or modifications to the Competing Offeror (but not to any other person). In the event that during the period ending at Noon New York City time on the calendar day following the delivery of such Topping Notice (the “Topping Period”), the Competing Offeror shall have delivered a revised Competing Proposal and the Sonoma Board shall have concluded, after consultation with its outside financial and legal advisors, that such revised Competing Proposal constitutes a Superior Proposal and that it wishes to take any of the actions described in Section 4.02(f)(ii) or Section 4.02(d) or terminate this Agreement pursuant to Section 7.01(d)(ii), then prior to 5:00 p.m. New York City time on the date of the expiration of the Topping Period Sonoma shall give the notice and provide the documents described in the second sentence of this Section 4.02(e) to Greystone and this Section 4.02(e) (including this sentence) shall apply again to such Competing Proposal, except that for purposes of defining the new Matching Period all references to “the fourth (4th) Business Day after” shall be to “the calendar day after.” For avoidance of doubt, the preceding sentences of this Section 4.02(e) may apply multiple times until the Competing Proposal Expiration Time occurs. “Competing Proposal Expiration Time” means the later of (a) 11:59 p.m. New York City time on the date that is thirty-seven (37) days after the date of this Agreement, (b) if one or more Matching Periods occur, 11:59 p.m. New York City time on the second calendar day following the last Matching Period.
(f)    Change of Recommendation. (i) Except as set forth in Section 4.02(e) or clause (ii) of this Section 4.02(f), neither the Sonoma Board nor any committee thereof shall:
(A)withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Greystone, the Sonoma Board Recommendation, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) a Competing Proposal;
(B)take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (it being understood that the Sonoma Board may refrain from taking a position with respect to a Competing Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender offer or exchange offer in connection with such Competing Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an adverse modification of the Sonoma Board Recommendation) (each action set forth in clause (A) above and this clause (B) of this Section 4.02(f), a “Change of Recommendation”);
(C)cause or permit Sonoma to approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any acquisition agreement, merger agreement or similar definitive agreement, a letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding with respect thereto (other than an Acceptable
Confidentiality Agreement) relating to any Competing Proposal (a “Competing Proposal Agreement”) (provided, that, for the avoidance of doubt, nothing in this Section 4.02 shall permit Sonoma to adopt or enter into a Competing Proposal Agreement prior to termination of this Agreement in accordance with its terms); or
(D)take any action pursuant to Section 7.01(d)(ii).
(ii)    Notwithstanding the limitations set forth in Section 4.02(f) (i), at any time prior to the Competing Proposal Time, the Sonoma Board may make a Change of Recommendation if, in the case the Change of Recommendation is being made as a result of a Competing Proposal, the Sonoma Board has concluded that such Competing
Proposal constitutes a Superior Proposal and Sonoma has complied with Section 4.02(e). Notwithstanding any such Change of Recommendation, such Change of
Recommendation shall have no effect whatsoever on the validity of the Requisite Stockholder Approval granted pursuant to the Written Consent. At any time prior to the receipt of the Requisite Stockholder Approval, the Sonoma Board may make a Change of

Recommendation if, in the case such Change of Recommendation is not being made as a result of a Competing Proposal, the Sonoma Board has concluded in good faith after consultation with Sonoma’s outside legal and financial advisors that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Sonoma Board to Sonoma’s stockholders under applicable Law. Notwithstanding any such Change of Recommendation, unless this Agreement is otherwise terminated in accordance with its terms, consistent with Section 146 of the DGCL, Sonoma shall submit the Restated Sonoma Charter, the New Sonoma Stock Issuance and the Contribution to the stockholders of Sonoma for their consideration to adopt and approve, as applicable, by action by written consent in accordance with Section 228 of the DGCL.
(g)No Effect on Duty to Disclose. Nothing contained in this Agreement shall prohibit Sonoma or the Sonoma Board from (i) disclosing to Sonoma’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Sonoma Board has determined in good faith, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties or breach any applicable Law.

(h)Breach. Sonoma agrees that any breach or violation of, or noncompliance with, this Section 4.02 by any Representative of Sonoma or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Sonoma or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Sonoma.
(i)Notices. Notwithstanding Section 8.02, notices and other communications contemplated by this Section 4.02 may be given by e-mail to the e-mail addresses located in Section 8.02 and the parties hereto shall cause the persons listed in Section 8.02 to promptly acknowledge receipt of such e-mails.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.01 Preparation of the Information Statement; Stockholder Approval.
(a)    Sonoma shall prepare and file the Information Statement with the SEC, subject to prior notice to Greystone, as promptly as reasonably practicable after the date of this Agreement, and, subject to timely compliance by Greystone of its obligations relating to the Information Statement, in any event on or prior to the later of (i) that date which is fifteen (15) Business Days following the date upon which the Written Consent representing a percentage of the Sonoma Common Stock that at a minimum is equal to the Requisite Stockholder Approval is delivered to Sonoma and (ii) that date which is five (5) Business Days following that date upon which Sonoma shall have received from Greystone all requisite financial and other information (including audited financial statements, but excluding historical financial statements for Sonoma and its Subsidiaries) as shall be required by the Exchange Act and the rules and regulations promulgated thereunder to be included in the Information Statement. Greystone shall furnish to Sonoma the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be included in the Information Statement and such other information as is otherwise reasonably requested by Sonoma in sufficient time to permit Sonoma a reasonable opportunity to review and comment on such information and permit Sonoma to file the Information Statement in the time frame contemplated by the preceding sentence. Sonoma shall obtain and furnish the information required to be included in the Information Statement by it and shall respond promptly to any comments that may be received from the SEC or its staff with respect to the Information Statement. Sonoma shall provide Greystone with a reasonable opportunity to review and comment on the Information Statement prior to filing, on any responses to comments from the SEC on the Information Statement or any amendments or supplements to the Information Statement prior to the filing of such responses, amendments or supplements, and Sonoma shall consider in good faith all comments of Greystone in connection therewith. Sonoma shall use reasonable best efforts to cause the Information Statement (substantially in the form last filed and/or cleared) to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and then to be mailed to Sonoma’s stockholders as promptly as practicable, and in any event within five (5) Business Days after the latest of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii)

expiration of the ten (10) day period after filing in the event the SEC does not review the Information Statement. If, at any time prior to the Closing, any information relating to Sonoma, Greystone, any of their respective Affiliates, this Agreement or the Transactions should be discovered by Sonoma or Greystone which should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be prepared by Sonoma and filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Sonoma.
(b)    Immediately following the execution and delivery of this Agreement by the parties hereto, Sonoma shall, in accordance with the DGCL, take all action necessary to seek and obtain the Requisite Stockholder Approval by irrevocable written consent of the Onex Group, in the form attached thereto as Exhibit C (the “Written Consent”). As soon as practicable after receipt of the Written Consent, Sonoma will provide Greystone with a true and correct copy of such Written Consent. If such Written Consent is not delivered to Sonoma and Greystone within eight (8) hours after the execution and delivery of this Agreement (the “Written Consent Expiration Time”), Greystone shall have the right to terminate this Agreement as set forth in Section 7.01(c)(iii). In connection with the Written Consent, Sonoma shall take all actions necessary to comply, and shall comply in all respects, with the DGCL (including Section 228 thereof) the Sonoma Charter and the Sonoma Bylaws and Greystone shall reasonably cooperate with Sonoma in connection therewith.
Section 5.02 Access to Information; Confidentiality. Each party shall afford to the other party and its Representatives reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, each party shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by such party during such period and not publicly available pursuant to the requirements of federal or state securities Laws and (b) consistent with its legal obligations, all other information concerning the party and its Subsidiaries’ business, properties and personnel as the other party or any of its Representatives may reasonably request; provided, however, that such party may restrict the foregoing access to the extent that any applicable Law or any Contract to which it is a party, requires it to restrict access to any properties or information or in order to maintain attorney-client or other privilege, provided further that in any such case, the parties shall cooperate to seek to provide for access in a manner that does not violate any such Law or Contract or attorney-client or other privilege. Except for disclosures expressly permitted by the terms of the Amended and Restated Mutual Confidentiality Agreement, dated July 3, 2014, between Genesis Healthcare LLC and Sonoma (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with and otherwise subject to the Confidentiality Agreement. No investigation pursuant to this Section 5.02 or information provided, made available or delivered pursuant to this Agreement will affect any of the representations or warranties of Sonoma or Greystone contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.
Section 5.03 Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, subject to the express provisions of this Agreement (including the provisions of Section 4.02), including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an adverse action or proceeding by, any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, the party subject to the applicable requirement of a Governmental Authority or party to the applicable agreement requiring a consent or waiver shall be primarily responsible for communications with the applicable Governmental Authority or other third party and the other party hereto shall reasonably cooperate in such efforts. In connection with and without limiting the first sentence of this Section 5.03(a), each of Sonoma and the Sonoma Board and Greystone and the Greystone Board shall (A) take no action to cause any state takeover statute or similar statute or regulation to become applicable to this Agreement or the Transactions and (B) if any state takeover statute or similar statute is or becomes applicable to this Agreement or the Transactions, take all action reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions.

(b)In connection with and without limiting the foregoing, Greystone shall (i) assuming Sonoma has provided all information to Greystone that is reasonably required from Sonoma related to the Governmental Approvals, make and effect within ten (10) Business Days after the final determination of any updates to Schedule 1.04, if any, pursuant to Section 5.19 all registrations, filings, notifications, applications and submissions required to be made or effected by it pursuant to Health Care Laws (and other applicable Laws with respect to the Transactions) necessary to initiate obtaining the Governmental Approvals and (ii) make or cause to be made, as promptly as practicable, and in any event no later than ten (10) Business Days after the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority and to any requests for additional information at the earliest practicable date, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Such information can be shared on an outside counsel basis or subject to other restrictions to the extent deemed necessary or advisable by counsel for the disclosing party. To the extent practicable and as permitted by a Governmental Authority, each party hereto shall permit Representatives of the other party to participate in material substantive meetings (whether by telephone or in person) with such Governmental Authority. Each party shall use its reasonable best efforts to avoid the entry of any judgment that would restrain, prevent or delay the Closing.
(c)Notwithstanding anything to the contrary in Section 5.03(a) or Section 5.03(b), nothing contained in this Agreement shall be construed to require either party to
(i)institute or defend any legal proceeding in any court against any Governmental Authority,
(ii)agree to, or effect by consent decree, hold separate orders or otherwise, the sale, divestiture, lease, license, disposition or other encumbrance or impairment of any assets, categories of assets or businesses, contracts or equity interests of Greystone or Sonoma (collectively, a “Divestiture”) or (iii) otherwise undertake any efforts or take any action, that in the case of clause (ii) or (iii), would reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Sonoma, Greystone and their respective Subsidiaries, taken as a whole, following the consummation of the Transactions (each of such actions, a “Burdensome Condition”); and neither party nor any of its Subsidiaries shall undertake any Divestiture or otherwise take any action that has the effect of, or agree with any Governmental Authority to, any Burdensome Condition without the prior written consent of the other party.
Section 5.04 Indemnification; Insurance.
(a)    From and after the Closing, Sonoma and Greystone shall, jointly and severally, indemnify, defend and hold harmless, and provide advancement of expenses to, the current and former directors and officers of Sonoma and its Subsidiaries (the “Sonoma Indemnified Parties”) and the current and former members of the Greystone Board and officers of Greystone and its Subsidiaries (the “Greystone Indemnified Parties”), in each case to the fullest extent permitted by Law, including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors or any Sonoma Indemnified Party or Greystone Indemnified Party, from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement, the performance of Sonoma’s and Greystone’s obligations under this Agreement and the consummation of the Transactions or arising out of or pertaining to the Transactions) whether asserted or claimed prior to, at or after the Closing.
(b)It is understood and agreed that all rights to indemnification, expense advancement and exculpation existing in favor of each present and former director, officer and employee of Sonoma, Greystone or any of their respective Subsidiaries as provided in the Sonoma Charter, Sonoma Bylaws, Greystone LLC Operating Agreement or the charter or organizational documents of the Subsidiaries of Sonoma or Greystone, in each case as in effect on the date of this Agreement, or under any other agreements in effect on the date of this Agreement (true, correct and complete copies of which have been delivered, as applicable, by Sonoma and Greystone to Greystone and Sonoma, respectively), will survive the Transactions and Sonoma and Greystone will (i) continue in full force and effect for a period of at least six (6) years from the Closing Date (or, if any relevant claim is asserted or made within such six (6) year period, until final disposition of such claim) such rights to indemnification and (ii) perform, in a timely manner, Sonoma’s or Greystone’s or their respective Subsidiaries’ obligation with respect thereto. Any claims for indemnification pursuant to such agreements and organizational documents as to which Sonoma or Greystone has received written notice before the sixth (6th) anniversary of the Closing Date will survive, whether or not those claims will have been finally adjudicated or settled, and no action taken during such period may be deemed to diminish the obligations set forth in this Section 5.04(b).
(c)For at least six (6) years after the Closing, Sonoma shall maintain in effect Sonoma’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) covering the Sonoma Indemnified Parties currently covered by Sonoma’s directors’ and officers’ liability insurance policy (a true and complete copy of which has been heretofore made available to Greystone), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that Sonoma may substitute therefor a tail policy or policies of Sonoma containing terms with respect to coverage and amount no less favorable to such Sonoma Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 5.04(c) Sonoma shall not be obligated to pay aggregate premiums in excess of three hundred percent (300%) of the amount paid by Sonoma in its last full policy year, it being understood and agreed that, in the event that the requisite coverage is not available for aggregate premiums less than or equal to three hundred percent (300%) of such prior year premium amount, Sonoma shall nevertheless be obligated to provide such coverage as may be obtained for such three hundred percent (300%) amount. The covenants contained in this Section 5.04(c) are intended to be for the benefit of, and shall be enforceable by, each of the Sonoma Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which a Sonoma Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.
(d)    For at least six (6) years after the Closing, Greystone shall maintain (and
Sonoma shall cause Greystone to maintain) in effect Greystone’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) covering the Greystone Indemnified Parties currently covered by Greystone’s directors’ and officers’ liability insurance policy (a true and complete copy of which has been heretofore made available to Sonoma), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that Sonoma may substitute therefor a tail policy or policies of Greystone containing terms with respect to coverage and amount no less favorable to such Greystone Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 5.04(d) Sonoma shall not be obligated to pay aggregate premiums in excess of three hundred percent (300%) of the amount paid by Greystone in its last full policy year, it being understood and agreed that, in the event that the requisite coverage is not available for aggregate premiums less than or equal to three hundred percent (300%) of such prior year premium amount, Sonoma shall nevertheless be obligated to provide such coverage as may be obtained for such three hundred percent (300%) amount. The covenants contained in this Section 5.04(d) are intended to be for the benefit of, and shall be enforceable by, each of the Greystone Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which a Greystone Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.
Section 5.05 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated, except that each of Sonoma and Greystone shall bear and pay one-half of the filing fees for the premerger notification and report forms under the HSR Act.
Section 5.06 Public Announcements. Prior to the Closing, Greystone and Sonoma shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed.
Section 5.07 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement or the Transactions is brought, or, to the Knowledge of Sonoma or Greystone, threatened in writing, against Sonoma or the members of the Sonoma Board prior to the Closing, each party shall promptly notify the other party of any such stockholder litigation brought, or, to the Knowledge of such party, threatened against Sonoma and/or members of the Sonoma Board and shall keep the other party reasonably informed with respect to the status thereof. Neither Sonoma nor any Subsidiary or Representative of Sonoma shall settle or agree to settle any such stockholder litigation or consent to the same unless Greystone shall have consented in writing (such consent not to be unreasonably withheld, conditional or delayed).
Section 5.08 Employee Matters.
(a)For purposes of eligibility, vesting and benefit accrual, level and entitlement, with respect to any benefit plan, program or arrangement (other than any defined benefit pension plan, retiree medical program or other retiree welfare benefit program), Sonoma shall, and, from and after the Closing, shall cause Greystone to, recognize (or with respect to any insured arrangement, use commercially reasonable efforts to recognize) the service of individuals who are employed by Sonoma and its Subsidiaries, or Greystone and its Subsidiaries, immediately prior to the Closing and who remain employed thereafter by Sonoma, Greystone or any of their Subsidiaries (the “Affected Employees”) with Sonoma and its Subsidiaries or Greystone and its Subsidiaries prior to the Closing to the same extent as such service was taken into account under the corresponding Sonoma Plan or Greystone Plan for those purposes; provided, however, that such recognition shall not result in a duplication of benefits.
(b)With respect to any welfare plan in which Affected Employees are eligible to participate after the Closing, Sonoma shall, and shall cause Greystone to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied (or not applicable) under the applicable welfare plans prior to the Closing and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Closing and in the applicable plan year in which the Closing occurs in satisfying any analogous deductible or out-of-pocket requirements.
(c)Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Affected Employee whose employment is subject to a collective bargaining agreement shall be governed by such agreement until its expiration, modification or termination in accordance with its terms and applicable Law.
(d)Nothing in this Section 5.08 shall be treated as an amendment of, or undertaking to amend, any benefit plan. The provisions of this Section 5.08 are solely for the benefit of the parties to this Agreement and nothing in this Section 5.08, express or implied, shall confer upon any Affected Employee or legal representative or beneficiary thereof or any other person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other person under a Sonoma Plan or Greystone Plan that such employee or beneficiary or other person would not otherwise have under the terms of that Sonoma Plan or Greystone Plan.
Section 5.09 Cooperation. Each party and its Subsidiaries will, and will cause each of its Representatives to, use its commercially reasonable efforts, subject to applicable Law, to cooperate with and assist the other party in connection with planning the integration of the parties and their respective Subsidiaries and employees.
Section 5.10 Financing.
(a)Subject to the other provisions of this Agreement, Greystone shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to obtain, or cause to be obtained, the Debt Financing on the terms and conditions, taken as a whole, described in the Debt Commitment Letters (including as such terms may be modified or adjusted in accordance with the terms of the “flex” provisions contained in any Fee Letter), including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letters until the funding of the Debt Financing at or prior to Closing, (ii) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent in all material respects with the terms and conditions contained in the Debt Commitment Letters (including any related “flex” provisions) or on other terms not less favorable, in the aggregate, to Greystone than the terms and conditions (including the “flex” provisions) contemplated by the Debt Commitment Letters but only to the extent that any such other terms would not reasonably be expected to adversely impact or delay in any material respect the ability of Greystone to consummate the Transactions and the Ancillary Transactions in accordance with this Agreement or obtain the Debt Financing (it being agreed that, notwithstanding the foregoing, Greystone may modify, supplement or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof on the same terms), (iii) satisfy (or obtain a waiver of) all conditions applicable to Greystone to obtaining the Debt Financing and (iv) upon satisfaction of all of the conditions in this Agreement to Greystone’s and Sonoma’s obligations to effect the Closing, and satisfaction of all of the conditions set forth in the Debt Commitment Letters, at the request of Sonoma, enforcing the Lenders’ funding obligations (and the rights of Greystone) under the Debt Commitment Letters. Greystone shall furnish correct and complete copies of the Definitive Agreements to Sonoma promptly upon their execution, provided that the same fee amounts and other commercially sensitive information redacted from the Fee Letters provided to Sonoma shall be redacted from the Definitive Agreements. Notwithstanding anything in this Section 5.10 to the contrary, this Section 5.10 shall not be applicable to the Debt Financing Commitment that is intended to replace the Greystone Term Loan Facility if the Restricted Financing Commitment Amendment cannot be obtained (the “Greystone Term Financing Commitment”) on and after the date the Restricted Financing Commitment Amendment has been obtained.
(b)Greystone shall not, without the prior written consent of Sonoma, (i) permit any amendment or modification to, or any waiver of, any provision or remedy under, or replace (except as expressly set forth under Section 5.10(c)), the Debt Commitment Letters if such amendment, modification, waiver or replacement (A) would add any new (or modify any existing) condition to the Debt Financing Commitments (unless such new condition or modified condition would not reasonably be expected to prevent, impede or in any material respect delay the consummation of the Debt Financing), (B) reduces the aggregate amount of the Debt Financing contemplated by the Debt Commitment Letters delivered as of the date hereof in a manner that would adversely impact the ability of Greystone to consummate the Transactions and the Ancillary Transactions and pay the Required Amount, (C) adversely impair the ability of Greystone to enforce its rights against other parties to the Debt Commitment Letters, if any, to require such parties to provide the Debt Financing, or (D) would reasonably be expected to prevent, impede or in any material respect delay the consummation of the Debt Financing, or (ii) terminate any Debt Commitment Letter unless (x) such Debt Commitment Letter is replaced with another commitment letter or comparable financing commitment that would not result in any of the items described in clause (i)(A) through (D) of this sentence (collectively, the “Restricted Financing Commitment Amendments”) (provided that the existence or exercise of the “flex” provisions contained in any Fee Letter shall not constitute a Restricted Financing Commitment Amendment; and provided, further, that Greystone may amend or modify, or waive any provision or remedy under, any of the Debt Commitment Letters if such amendment, modification or waiver is not a Restricted Financing Commitment Amendment, it being understood that any amendment or modification solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities (and make incidental or conforming amendments or modifications to reflect the addition of any such lenders, lead arrangers, bookrunners, syndication agents and similar entities) shall not be a Restricted Financing Commitment Amendment) or (y) in the case of the Greystone Term Financing Commitment, an amendment to the Greystone Term Loan Facility has been obtained to permit the consummation of the Transactions and Ancillary Transactions without the occurrence of an

“event of default” thereunder (the “Greystone Term Loan Amendment”). Upon any such amendment, supplement, modification or replacement of any Debt Commitment Letter or the Debt Financing Commitments in accordance with this Section 5.10(b), the terms “Debt Commitment Letters”, “Debt Financing” and “Debt Financing Commitments” shall mean, other than for purposes of the representations and warranties made as of the date of this Agreement in Section 3.26, the Debt Commitment Letters and Debt Financing Commitments, respectively, as so amended, supplemented, modified or replaced.
(c)    In the event that any portion of the Debt Financing (other than the Debt
Financing pursuant to the Greystone Term Financing Commitment) to the extent the Greystone Term Loan Amendment has been obtained) becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, the “flex” provisions contained in any Fee Letter), regardless of the reason therefor, to the extent such portion is necessary to pay the Required Amount, Greystone shall (i) promptly notify Sonoma of such unavailability and (ii) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event but in any event no later than the Closing Date, alternative financing (in an amount sufficient to pay the Required Amount) from the same or other sources (A) on terms not less favorable, in any material respect, when taken as a whole, than those contained in the Debt Financing Commitment Letters to Greystone and Sonoma and (B) that does not contain any other terms that would reasonably be expected to prevent, impede or delay the consummation of the Transactions and the Ancillary Transactions beyond the Closing Date. For the purposes of this Agreement, other than for purposes of the representations and warranties made as of the date hereof in Section 3.26, the terms “Debt Commitment Letters”, “Debt Financing” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement), debt financing or commitment with respect to any alternative debt financing arranged in compliance herewith (and any Debt Commitment Letter, Debt Financing and Debt Financing Commitment remaining in effect at the time in question), and all references to the Lender Parties shall include the persons providing or arranging such alternative debt financing.

(d)Greystone shall provide Sonoma with prompt written notice of (i) any material breach or default by any party to any Debt Commitment Letters or the Definitive Agreements, if any, of which Greystone has Knowledge or any termination of any of the Debt Commitment Letters of which Greystone has Knowledge, (ii) the receipt of any written notice or other written communication from any Lender with respect to (A) any actual or potential breach, default, termination or repudiation by any party to any of the Debt Commitment Letters or the Definitive Agreements, if any, or any provision thereof, and (B) any material dispute or disagreement between or among any parties to any of the Debt Commitment Letters or the Definitive Agreements, if any, in the case of clauses (A) and (B), that would reasonably be expected to result in Greystone not receiving the proceeds of the Debt Financing on the Closing Date or (iii) any change or event that, individually or in the aggregate, would reasonably be expected to cause any condition precedent of the Debt Financing (or any alternative financing obtained in accordance with this Section 5.10) to not be satisfied at the Closing Date and result in Greystone not being able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from sources, contemplated by the Debt Commitment Letters or the Definitive Agreements. Greystone shall keep Sonoma informed on a reasonably current basis in reasonable detail of the status of its efforts to consummate the Debt Financing (including by providing definitive agreements for Debt Financing and being available for discussion of the status of any such agreements, to the extent requested (provided, that the fee amounts and other commercially sensitive information set forth therein have been redacted from such draft and definitive agreements and discussions)).

(e)Nothing in this Section 5.10 or any other provisions of this Agreement shall require, and in no event shall the “reasonable best efforts” of Greystone be deemed or construed to require, Greystone to (i) except as expressly set forth in Section 5.10(c) with respect to alternative financing, seek or accept Debt Financing on terms less favorable in the aggregate than those set forth in the Debt Commitment Letters (including the “flex” provisions thereof) provided on the date of this Agreement, (ii) waive any term or condition of this Agreement or (iii) pay any fees in excess of those contemplated by the Debt Financing Commitments (whether to secure waiver of any conditions contained therein or otherwise).
(f)Sonoma shall use reasonable best efforts to, and shall use reasonable best efforts to cause each of its Subsidiaries and Representatives to, provide customary cooperation as reasonably requested by Greystone in connection with the Debt Financing, by using reasonable best efforts to (i) upon reasonable prior notice, make available Sonoma’s senior officers for participation in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) assist with the preparation of customary materials for syndication documents, including rating agency presentations, bank confidential information memoranda, business projections and similar documents required in connection with any Debt Financing, (iii) using reasonable best efforts to request its independent accountants to provide assistance and cooperation to Greystone, (iv) using reasonable best efforts to assist with the preparation of pro forma financial statements and obtain customary payoff letters, drafts of financial statements and instruments of termination and discharge reasonably requested by Greystone, (v) furnish financial statements, pro forma financial statements and other financial data relating to Sonoma reasonably requested by Greystone in connection with any Debt Financing, (vi) subject to the last sentence of this Section 5.10(f), execute and deliver definitive financing documents, including credit agreements, intercreditor agreements, pledge and security documents, and certificates, legal opinions, or other documents, to the extent reasonably requested by Greystone and otherwise reasonably facilitating the pledging of collateral, provided, that no such documents or agreements shall be effective prior to the Closing Date, (vii) cooperating with Greystone’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with any Debt Financing, (viii) providing requested authorization letters in connection with any Debt Financing and (ix) furnish Greystone and any Lender Parties involved with any Debt Financing, with all documentation and other information required by any Government Authority with respect to such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. Sonoma hereby consents to the use of its and its
Subsidiaries’ logos in connection with any Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Sonoma and its Subsidiaries. Notwithstanding the foregoing: (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of Sonoma or any of its Subsidiaries; (ii) neither Sonoma nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with any Debt Financing prior to the Closing; (iii) neither Sonoma nor any of its Subsidiaries shall be required to execute (except in escrow), prior to the Closing Date, any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with any Debt Financing, and no obligation of Sonoma or its Subsidiaries under any document, agreement or any other contract relating to any Debt Financing shall be operative until the Closing has occurred; and (iv) notwithstanding the above, all corporate, limited liability or other organizational actions shall be deemed to become effective only if and when the Closing occurs and shall be derived exclusively from the authority of, and shall only be taken by, the board of directors of Sonoma and its Subsidiaries or other governing body of Sonoma and its Subsidiaries as constituted after giving effect to the Closing.
(g)All non-public or otherwise confidential information regarding Sonoma or its subsidiaries obtained by Greystone or its Representatives pursuant to this Section 5.10 shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided that notwithstanding the terms of the Confidentiality Agreement, Greystone and its representatives may provide such information to their financing sources (including the Lender Parties), potential sources of capital, and to rating agencies and prospective lenders and investors during marketing of the Debt Financing, subject to customary confidentiality arrangements with such persons regarding such information.
(h)It is contemplated by the parties that, upon the Closing, the Indebtedness of Sonoma and its Subsidiaries as of the Closing Date under the Existing Credit Facilities will be fully repaid (the “Repaid Indebtedness”) and that such repayment will be funded pursuant to the Debt Financing. In order to facilitate such repayment, prior to the Closing, Sonoma shall obtain payoff letters for all Repaid Indebtedness of Sonoma and its Subsidiaries in form and substance reasonably satisfactory to Greystone (the “Payoff Letters”), which Payoff Letters shall include wiring instructions and shall (i) provide the balance required to pay off the Repaid Indebtedness in full at Closing (other than contingent indemnification obligations), including the aggregate principal amount and all accrued but unpaid interest and fees and (ii) provide for the release of all Liens (other than contingent indemnification obligations) held by such parties against the assets of Sonoma and its Subsidiaries.

Section 5.11 NYSE Listing. Prior to the Closing, Sonoma shall use reasonable best efforts to cause the shares of Sonoma Class A Stock to be issued to the Greystone Members and the Conversion Shares reserved for issuance pursuant to the conversion of the New Sonoma Class C Stock to be approved for listing on the NYSE, including by submitting prior to the Closing supplemental listing materials with the NYSE with respect to such shares, subject to official notice of issuance.
Section 5.12 Healthcare Regulatory Matters.
(a)Sonoma agrees to consult and cooperate with Greystone in connection with Sonoma’s defense of the litigation and claims set forth on Section 5.12 of the Sonoma Disclosure Letter, in each case pursuant to the terms of the Common Interest Agreement, dated as of June 4, 2014, between Sonoma and Genesis Healthcare LLC. In furtherance of the foregoing, no material filing with a Governmental Authority in respect of such litigation or claims shall be made by Sonoma, without providing Greystone and its counsel a reasonable opportunity to review and comment thereon. Except as set forth on Section 5.12 of the Sonoma Disclosure Letter, in no event shall Sonoma agree to a settlement of any such litigation or claims without the prior written consent of Greystone, such consent not to be unreasonably withheld, delayed or conditioned.
(b)Greystone agrees to consult and cooperate with Sonoma in connection with Greystone’s defense of the litigation and claims set forth on Section 5.12 of the Greystone Disclosure Letter, in each case pursuant to the terms of the Common Interest Agreement, dated as of June 4, 2014, between Sonoma and Genesis Healthcare, LLC. In furtherance of the foregoing, no material filing with a Governmental Authority in respect of such litigation or claims shall be made by Greystone, without providing Sonoma and its counsel a reasonable opportunity to review and comment thereon. Except as set forth on Section 5.12 of the Greystone Disclosure Letter, in no event shall Greystone agree to a settlement of any such litigation or claims without the prior written consent of Sonoma, such consent not to be unreasonably withheld, delayed or conditioned.
Section 5.13 Registration Rights Agreement. At or prior to the Closing, to the extent not previously executed and delivered, Greystone shall use commercially reasonable efforts to cause each Greystone Member (who has not previously executed such agreement) to execute and deliver to the Onex Group the Amended and Restated Registration Rights Agreement, in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).
Section 5.14 Tax Receivable Agreement. At or prior to the Closing, Sonoma and Greystone shall execute and deliver to the other parties thereto the Tax Receivable Agreement.
Section 5.15 Board Representation. The parties shall take all actions necessary to provide that at the Closing each of the individuals set forth on Schedule 5.15, each of whom has been designated by Sonoma, Greystone or jointly by Sonoma and Greystone, as so indicated on Schedule 5.15, has been appointed to the Sonoma Board. Sonoma and Greystone agree that in the event that any such individual is unable to serve, for any reason, as a director of Sonoma at the Closing, the party that designated, or parties that jointly designated, such individual shall have the right to designate another individual to serve as a director of Sonoma in place of the individual so originally designated. In addition, the parties agree that the individual designated as an “Observer” on Schedule 5.15 shall have observer rights on the Sonoma Board, on terms to be mutually agreed among Greystone, Sonoma and such individual.
Section 5.16 Name. On the Closing Date, Sonoma shall, as part of the Restated Sonoma Charter, change its name to “Genesis Healthcare, Inc.” (or such other name as selected by Greystone prior to the Closing Date). On or promptly following the Closing Date, Sonoma shall request from the NYSE the assignment of a new ticker symbol to be determined by Greystone.
Section 5.17 Termination of Affiliate Contracts. Effective on or prior to the Closing Date, each of Greystone and Sonoma shall, or shall cause its applicable Subsidiary to, terminate each Contract set forth on Section 5.17 of the Sonoma Disclosure Letter and Section 5.17 of the Greystone Disclosure Letter, as applicable, and each of Greystone and Sonoma shall have been released from any past or future obligations or liabilities thereunder.
Section 5.18 Non-USRPHC Certificate. At or prior to the Closing, Greystone shall cause each of the Distribution Subsidiaries to execute and deliver to Sonoma a certificate pursuant to Sections 1.1445-2(c)(3) and 1.897-2(h) of the U.S. Treasury Regulations, dated as of the Closing Date, stating under penalties of perjury that such Distribution Subsidiary is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 5.19 Contribution. Except to the extent the parties otherwise agree, within thirty (30) days of the date of this Agreement, the Contributed Assets shall include all of the issued and outstanding equity interests of the entities set forth on Schedule 1.04. Schedule 1.04 shall be updated to reflect any modifications as may be mutually agreed upon by the Parties within such thirty (30) day period.
Section 5.20 Distribution Subsidiary Valuations. Prior to the Closing, Greystone shall cause each of the Distribution Subsidiaries to be independently and fairly valued on a percentage basis relative to the enterprise value of Greystone and its Subsidiaries. Schedule 1.03(a) shall be completed and attached to this Agreement reflecting allocations of the Greystone Class A Units, the Greystone Class B Units and the Greystone Class C Units issued to each Distribution Subsidiary based on such relative valuations.
Section 5.21 Preparation of Form S-3. Sonoma shall prepare and cause to be filed with the SEC a shelf registration statement on Form S-3 providing for the issuance of Sonoma Class A Stock, from time to time, upon an exchange of Greystone Class A Units, conversion of New Sonoma Class C Stock (if such registration is applicable) or exercise of warrants or options held by HCN, if any, which exchange will be registered pursuant to the Securities Act (together with any amendments or supplements thereto, the “Form S-3”). Sonoma shall use its reasonable best efforts to have the Form S-3 declared effective under the Securities Act prior to the Closing. Each of Sonoma and Greystone shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-3.

The Form S-3 shall include all information reasonably requested by such other party to be included therein. Sonoma shall respond promptly to any comments from the SEC with respect to the Form S-3. No filing of, or amendment or supplement to, the Form S-3, or responding to any comments of the SEC with respect thereto, shall be made by Sonoma, without providing Greystone and its counsel a reasonable opportunity to review and comment thereon. Sonoma shall advise Greystone, promptly after it receives notice thereof, of the time of effectiveness of the Form S-3, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Sonoma Class A Stock for offering or sale in any jurisdiction, and Sonoma shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Sonoma shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the shares of Sonoma Class A Stock, and Greystone shall furnish all information concerning Greystone and the holders of its capital stock as may be reasonably requested in connection with any such actions. If at any time prior to the Closing, any information relating to Sonoma or Greystone, or any of their respective Affiliates, directors or officers, should be discovered by Sonoma or Greystone which should be set forth in an amendment of, or supplement to, the Form S-3, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed by Sonoma with the SEC. Sonoma shall notify Greystone promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-3 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-3.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)Stockholder Approval. Sonoma shall have (i) received signature pages to the Written Consent representing a percentage of the Sonoma Common Stock that at a minimum is equal to the Requisite Stockholder Approval and (ii) delivered copies of such signature pages to Greystone.
(b)Antitrust. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act or any other applicable competition, merger control, antitrust or similar Law set forth on Section 6.01(b) of the Sonoma Disclosure Letter shall have been terminated or shall have expired.

(c)No Injunctions or Restraints. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions, there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Transactions (collectively, “Restraints”) and no Governmental Authority shall have instituted any action, claim, suit or proceeding which remains pending at what otherwise would be the Closing Date seeking to enjoin, restrain or otherwise prohibit the consummation of the Transactions.
(d)Information Statement. The Information Statement shall have been delivered to Sonoma’s stockholders and the consummation of the Transactions shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).
(e)Third Party Consents. Each of the third party consents, authorizations and approvals listed on Section 6.01(e) of the Sonoma Disclosure Letter and Section 6.01(e) of the Greystone Disclosure Letter, each of which has been obtained on or prior to the date of this Agreement, shall as of the Closing remain in full force and effect and shall in no way have been impaired, repudiated, breached or otherwise invalidated.
(f)Governmental Approvals. The governmental approvals, consents and authorizations that are required by any of the applicable Governmental Authorities as set forth on Schedule 6.01(f), pursuant to applicable Laws, including applicable Health Care Laws, for the consummation of the Transactions and the Ancillary Transactions (such approvals, consents and authorizations, the “Governmental Approvals”), shall have been obtained by Sonoma and/or Greystone, as applicable, and issued by such Governmental Authorities with respect to the Transactions and the Ancillary Transactions, as subject only to conditions customarily imposed, if any, and which approvals, consents and authorizations shall be deemed provided upon the receipt of “comfort letters,” in form and substance reasonably satisfactory to each of Sonoma and Greystone, providing an approval, consent or authorization of the Transactions and the Ancillary Transactions and/or to proceed with the consummation thereof. The term “comfort letter” includes “silence letters” (i) addressed to the applicable Governmental Authority, (ii) sent via overnight mail or email and after written request or having made such necessary submissions to the applicable Governmental Authorities for the necessary approvals, consents or authorizations to proceed with the Transactions and the Ancillary Transactions but to which no response was received from such Governmental Authority and (iii) in which it is confirmed (including through the lack of response from the applicable Governmental Authority) that no further action is necessary in order to obtain approval for such Transactions and in which such Governmental Authority is notified that the parties hereto are proceeding with the Transactions and the Ancillary Transactions as disclosed unless any party hereto is specifically informed otherwise by the applicable Governmental Authority.
(g)HUD Approvals. All required waivers and consents from HUD under the HUD Mortgage Loans (the “HUD Approvals”) shall have been obtained in form and substance reasonably acceptable to the parties hereto and shall be in full force and effect.

(h)No Burdensome Condition. The Governmental Approvals and the HUD Approvals shall have been obtained without any action, condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, limitations, restrictions or requirements, would or would reasonably be expected to constitute or result in a Burdensome Condition.
(i)Distribution Subsidiary Mergers. The Distribution Subsidiary Mergers shall have been consummated.
Section 6.02 Conditions to Obligation of Greystone. The obligation of Greystone to effect the Transactions is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties. Each of (i) the representations and warranties of Sonoma set forth in the first and fourth sentences of Section 2.01, and in Section 2.02, Section 2.03, Section 2.05(b), Section 2.05(c), Section 2.24, and Section 2.29 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), (ii) the representations and warranties of Sonoma set forth in Section 2.04(a), Section 2.05(a), Section 2.26, Section 2.27 and Section 2.28 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date) and (iii) the other representations and warranties of Sonoma set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Sonoma Material Adverse Effect contained in Article II) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (iii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect, and Greystone shall have received a certificate signed on behalf of Sonoma by the Chief Executive Officer or the Chief Financial Officer of Sonoma to the foregoing effect.
(b)Performance of Obligations of Sonoma. Sonoma shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Greystone shall have received a certificate signed on behalf of Sonoma by the Chief Executive Officer or the Chief Financial Officer of Sonoma to the foregoing effect.
(c)Restated Sonoma Charter. The Second Amended and Restated Certificate of Incorporation of Sonoma, in the form attached hereto as Exhibit E (the “Restated Sonoma Charter”), shall have been filed with the Secretary of State of the State of Delaware, and Greystone shall have received evidence thereof.

(d)Restated Sonoma Bylaws. The Sonoma Board shall have adopted and approved the Amended and Restated Bylaws, in the form attached hereto as Exhibit F, and a true and correct copy thereof certified by the Secretary of Sonoma shall have been delivered to Greystone.
(e)Tax Receivable Agreement. Sonoma shall have executed and delivered to the other parties thereto the Tax Receivable Agreement.
(f)Registration Rights Agreement. Sonoma shall have executed and delivered the Registration Rights Agreement to each Greystone Member and HCN.
(g)Contribution Agreement. Sonoma shall have executed and delivered the Contribution Agreement to Greystone.
(h)Conversion. Each member of the Onex Group shall have irrevocably elected to convert his, her or its voting rights with respect to shares of Sonoma Class B Stock from ten votes per share to one vote per share pursuant to the Sonoma Charter effective immediately prior to the Closing, and Greystone shall have received evidence thereof.
(i)Director Appointments. Subject to Section 5.15, each of the individuals listed on Schedule 6.02(i) shall have been appointed to serve as the members of the board of directors of Sonoma, effective as of the Closing.
(j)No Sonoma Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Sonoma Material Adverse Effect.
Section 6.03 Conditions to Obligation of Sonoma. The obligation of Sonoma to effect the Transactions is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. Each of (i) the representations and warranties of Greystone set forth in the first and fourth sentences of Section 3.01, and in Section 3.02, Section 3.03, Section 3.05(b), Section 3.05(c), and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Greystone set forth in Section 3.04(a), Section 3.05(a) and Section 3.25 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) the other representations and warranties of Greystone set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Greystone Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (iii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect, and Sonoma shall have received a certificate signed on behalf of Greystone by the Chief Executive Officer or the Chief Financial Officer of Greystone to the foregoing effect.
(b)Performance of Obligations of Greystone. Greystone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sonoma shall have received a certificate signed on behalf of Greystone by the Chief Executive Officer or the Chief Financial Officer of Greystone to the foregoing effect.
(c)Greystone LLC Operating Agreement. The Greystone LLC Operating Agreement shall have been properly and duly amended and restated, in the form attached hereto as Exhibit G (the “Restated Greystone LLC Operating Agreement”), and a true and correct copy thereof certified by the Secretary of Greystone shall have been delivered to Sonoma.
(d)Contribution Agreement. Greystone and the Distribution Subsidiaries shall have executed and delivered the Contribution Agreement to Sonoma.
(e)No Greystone Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Greystone Material Adverse Effect.
Section 6.04 Frustration of Closing Conditions. None of Sonoma or Greystone may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Requisite Stockholder Approval:

(a)by mutual written consent of Greystone and Sonoma;
(b)by either Greystone or Sonoma if:
(i)    the Transactions shall not have been consummated on or before midnight New York City time on March 31, 2015; provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been the primary cause of or resulted in the failure of the Transactions to be consummated on or before such date; or

(ii)    any Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions shall be in effect and shall have become final and non-appealable;
(c)    by Greystone if:
(i)Sonoma shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) and (B) is incapable of being cured or is not cured by Sonoma by the earlier of (1) thirty (30) days following receipt of written notice from Greystone of such breach or failure to perform and (2) the Outside Date;
(ii)(A) prior to the Competing Proposal Expiration Time Sonoma shall have breached any provision of Section 4.02 (including a deemed breach pursuant to Section 4.02(h)) in any material respect or (B) from and after the Competing Proposal Expiration Time, Sonoma shall have willfully breached any provision of Section 4.02 (including a deemed willful breach pursuant to Section 4.02(h)) in any material respect. A material breach of Section 4.02 is willful only if it is a consequence of an act undertaken or failure to act by Sonoma with the actual knowledge that the taking of each act or failure to act by Sonoma with the actual knowledge that the taking of such act or failure to act would cause a breach of Section 4.02, and a deemed breach of Section 4.02 is willful only if Sonoma directed one or more of its Representatives to act or fail to act in a manner that Sonoma had actual knowledge would cause a breach of Section 4.02; or
(iii)Sonoma and Greystone shall not have received signature pages to the Written Consent representing a percentage of the Sonoma Common Stock that at a minimum is equal to the Requisite Stockholder Approval by the Written Consent Expiration Time; provided, that such termination right shall expire upon the receipt by Sonoma of such signature pages to the Written Consent.
(d)    by Sonoma:
(i)if Greystone shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b) and (B) is incapable of being cured or is not cured by Greystone by the earlier of (1) thirty

(30) days following receipt of written notice from Sonoma of such breach or failure to perform and (2) the Outside Date; or
(ii)prior to the Competing Proposal Expiration Time, after complying with the procedures set forth in Section 4.02(e), in order to accept a Superior Proposal and enter into a Competing Proposal Agreement with respect to such Superior Proposal, provided that Sonoma pays the Termination Fee to Greystone in accordance with Section 7.02.

Any proper termination of this Agreement pursuant to this Section 7.01 shall be effective immediately upon the delivery of written notice by the terminating party to the other party.
Section 7.02 Termination Fee.
(a)    In the event that:
(i)(A) this Agreement is terminated by Greystone pursuant to Section 7.01(c)(i), (B) any Competing Proposal has been publicly announced or otherwise made publicly known by any Person (other than by Greystone or its Affiliates) and, in either case, not withdrawn after the date of this Agreement and (C) Sonoma enters into a definitive agreement with respect to a Competing Proposal (and subsequently consummates such Competing Proposal), or consummates a Competing Proposal, in each case, within twelve (12) months of such termination by Greystone (provided, that for purposes of this Section 7.02(a)(i), the reference to “20%” in the definition of Competing Proposal shall be deemed to be “50%”), then within two (2) Business Days of such consummation, Sonoma shall pay to Greystone the Termination Fee by wire transfer in immediately available funds to an account specified in writing by Greystone;
(ii)this Agreement is terminated by Sonoma pursuant to Section 7.01(d)(ii), then prior to or simultaneously with such termination, Sonoma shall pay to Greystone the Termination Fee by wire transfer in immediately available funds to an account specified in writing by Greystone; or
(iii)this Agreement is terminated by Greystone pursuant to Section 7.01(c)(ii) or Section 7.01(c)(iii), then within two (2) Business Days of such termination, Sonoma shall pay to Greystone the Termination Fee by wire transfer in immediately available funds to an account specified in writing by Greystone.
(b)    The parties acknowledge and agree that the agreements contained in
Section 7.02(a) and this Section 7.02(b) are an integral part of the Transactions, that, without these agreements, the parties would not enter into this Agreement, and that the payments required pursuant to Section 7.02(a) and this Section 7.02(b) are not penalties, but rather are liquidated damages in a reasonable amount that will compensate Greystone in the circumstances in which such payments are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(c)    If Sonoma fails promptly to pay the amount due pursuant to Section
7.02(a) and, in order to obtain such payment, Greystone commences a suit that results in a judgment against Sonoma for any such amount, Sonoma shall pay to Greystone its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on such amount from the date such amount was required to be paid until the date of payment at the prime rate of Citibank, N.A. in effect on the date such amount was required to be paid.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that, Greystone’s right to receive payment of the Termination Fee pursuant to this Section 7.02(a) and any amounts required to be paid pursuant to Section 7.02(c), in circumstances in which the Termination Fee is payable, shall constitute the sole and exclusive remedy of Greystone and its Affiliates against Sonoma and its Affiliates for all losses, claims, damages, penalties, and other liabilities in respect of this Agreement (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement or the failure of the Closing to be consummated) or the Transactions in such circumstances, and upon payment of the Termination Fee to Greystone pursuant to this Section 7.02, none of Sonoma or any of its Affiliates shall have any further liability or obligation to any of Greystone and its Affiliates relating to or arising out of this Agreement or the Transactions.
Section 7.03 Effect of Termination. In the event of termination of this Agreement by either Sonoma or Greystone as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Greystone or Sonoma, other than the provisions of the penultimate sentence of Section 5.02, Section 5.05, Section 7.02, this Section 7.03 and Article VIII, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party from any liability for fraud or any willful and material breach of this Agreement.
Section 7.04 Procedure for Termination. A termination of this Agreement pursuant to Section 7.01 shall, in order to be effective, require, in the case of Greystone or Sonoma, action by the Greystone Board or the Sonoma Board, as applicable.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.
Section 8.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), by e-mail of a .pdf attachment (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Greystone, to:
FC-GEN Operations Investment, LLC
101 East State Street
Kennett Square, Pennsylvania 19348
Facsimile No.: (610) 925-4100
Attention: Chief Executive Officer – g.hager@genesishcc.com
with copies to:
FC-GEN Operations Investment, LLC
101 East State Street
Kennett Square, Pennsylvania 19348
Facsimile No.: (610) 925-4100
Attention: Law Department – lawdepartment@genesishcc.com
and
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Facsimile No.: (202) 661-8299
Attention: Jeremy London – Jeremy.London@skadden.com
Neil Rock – Neil.Rock@skadden.com
Richard Oliver – Richard.Oliver@skadden.com
if to Sonoma, to:
Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610
Facsimile No.: (949) 282-5820
Attention: Chief Executive Officer and General Counsel

with a copy to:
If prior to November 1, 2014:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022 Facsimile No.: (212) 836-8689
Attention: Joel I. Greenberg – joel.greenberg@kayescholer.com
Derek M. Stoldt – derek.stoldt@kayescholer.com
William Lonergan – william.lonergan@kayescholer.com
Tracy Belton – tracy.belton@kayescholer.com

If on or after November 1, 2014:
Kaye Scholer LLP
250 West 55th Street
New York, New York 10019 Facsimile No.: (212) 836-8689
Attention: Joel I. Greenberg – joel.greenberg@kayescholer.com
Derek M. Stoldt – derek.stoldt@kayescholer.com
William Lonergan – william.lonergan@kayescholer.com
Tracy Belton – tracy.belton@kayescholer.com
Section 8.03 Definitions. For purposes of this Agreement:
(a)“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable to Sonoma than those contained in the Confidentiality Agreement.
(b)an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
(c)“Ancillary Agreements” means the Registration Rights Agreement, the Tax Receivable Agreement, the Restated Greystone LLC Operating Agreement, the Contribution Agreement and the Distribution Subsidiary Merger Agreement.
(d)“Ancillary Transactions” means the transactions contemplated by each of the Ancillary Agreements.
(e)“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Competing Proposal” means a bona fide inquiry, proposal or offer made by any person (other than Greystone or any of its Subsidiaries) or “group,” within the meaning of

Section 13(d) of the Exchange Act, for, in a single transaction or series of related transactions, any (i) acquisition of assets of Sonoma and its Subsidiaries equal to 20% or more of Sonoma’s consolidated assets or to which 20% or more of Sonoma’s revenues on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Sonoma Common Stock, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Sonoma Common Stock or (iv) merger, consolidation, business combination, liquidation, dissolution or similar transaction involving Sonoma.
(h)“Contract” means any binding written or oral agreement, deed, mortgage, lease, license, instrument, note, license, commitment, permit (other than a permit with a Governmental Authority) undertaking, arrangement or contract, including all amendments thereto.

(i)“Environmental Laws” means all federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the protection of the environment or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.
(j)“Environmental Liabilities” means, with respect to any person, any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which arise under applicable Environmental Laws or with respect to Hazardous Materials.
(k)“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.
(l)“Existing Credit Facilities” means: (i) that certain Fourth Amended and Restated Credit Agreement and Amendment and Restatement and Additional Term Loan Assumption Agreement, dated April 12, 2012, among Skilled Healthcare Group, Inc. the Subsidiary Guarantors party thereto, Credit Suisse AG as Administrative Agent and Collateral Agent, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC as Amendment Arrangers and the Lenders party thereto; (ii) that certain Credit and Security Agreement, dated December 26, 2013, among certain Subsidiaries of Sonoma, as borrowers, and Midcap Financial, LLC; and (iii) that certain Credit and Security Agreement, dated December 26, 2013, among certain Subsidiaries of Sonoma, as borrowers, and Midcap Financial, LLC.
(m)“Existing Stockholders Agreement” means the Investor Stockholders Agreement, dated as of December 27, 2005, among SHG Holding Solutions, Inc. (as Sonoma’s predecessor-in-interest), Onex Partners LP and certain other parties thereto.

(n)“Government Programs” means Title XVIII (“Medicare”) and Title XIX (“Medicaid”) of the Social Security Act, CHAMPUS, TRICARE and any other federal health care program, as defined in 42 U.S.C. § 1320a-7b(f) or State health care program, as defined in 42 U.S.C. § 1320a-7(h), or successor programs to any of the above.
(o)“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.
(p)“Greystone Class A Units” means Company Class A Common Units (as defined in the Restated Greystone LLC Operating Agreement).
(q)“Greystone Class B Units” means Company Class B Common Units (as defined in the Restated Greystone LLC Operating Agreement).

(r)“Greystone Class C Units” means Company Class C Common Units (as defined in the Restated Greystone LLC Operating Agreement).
(s)“Greystone LLC Interest” means a limited liability company interest of Greystone.
(t)“Greystone LLC Operating Agreement” means the Fifth Amended and Restated Limited Liability Company Operating Agreement of Greystone, dated January 14, 2013 and effective as of May 25, 2012.
(u)“Greystone Management Incentive Plan” means the Management
Incentive Compensation Plan of Greystone, effective as of April 1, 2011, as amended from time to time.
(v)“Greystone Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, condition (financial or otherwise), assets or results of operations of Greystone and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts to the extent relating to (i) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (ii) changes in general conditions in any industry in which Greystone or any of its Subsidiaries operates or participates; (iii) the announcement, pendency or anticipated consummation of the Transactions (provided that, for the avoidance of doubt, the exclusion set forth in this clause (iii) and clause (vii) shall not apply to Section 3.04(b), Section 3.06, the second sentence of Section 3.12(a), Section 3.13(j), or Section 3.15(b)(v) or for purposes of Section 6.03(a) with respect to such provisions); (iv) any failure, in and of itself, by Greystone to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided, that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (v) changes in general legal, regulatory, reimbursement or political conditions after the date of this Agreement; (vi) changes in GAAP or applicable Law or the interpretation thereof after the date of this Agreement; (vii) actions taken by Greystone as expressly required by this Agreement; (viii) any natural or man-made disaster; or (ix) any pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; provided that with respect to clauses (i), (ii), (v), (vi) and (viii), such change, effect, event, circumstance, occurrence or state of facts (x) does not specifically relate to (or have the effect of specifically relating to) Greystone and its Subsidiaries and (y) is not materially more adverse to Greystone and its Subsidiaries than to other companies operating in the industry in which Greystone and its Subsidiaries operate.
(w)“Greystone Material Subsidiaries” means each Subsidiary of Greystone set forth on Section 8.03(w) of the Greystone Disclosure Letter.
(x)“Greystone Member” means a holder of limited liability company interests in Greystone, who has been admitted to Greystone as a member thereof pursuant to the terms of the Greystone LLC Operating Agreement.

(y)“Greystone Percentage” means 74.25%, minus the Greystone MIP Percentage, minus the HCN Percentage.
(z)“Greystone Tax Distribution” means a distribution to Greystone Members pursuant to Section 12.4 of the Greystone LLC Operating Agreement.
(aa) “Hazardous Material” means all substances or materials regulated or designated as hazardous, toxic, explosive, dangerous, flammable, radioactive, solid or hazardous waste, or a pollutant or contaminant under any Environmental Law, or which may result in liability arising from injury to persons, property or natural resources, including petroleum, asbestos, polychlorinated biphenyls, mold and radon.
(bb) “HCN” means Health Care REIT, Inc., a Delaware corporation.
(cc) “HCN Option” means the option to purchase membership interests in Greystone issued pursuant to and on the terms and conditions set forth in that certain Amended and Restated Call and Exchange Agreement, effective as of May 25, 2012, by and between Greystone and HCN.
(dd) “HCN Option Termination Agreement” means that certain Termination of Call and Exchange Agreement, to be entered into by and between Greystone and HCN, substantially on the terms set forth in the Letter Agreement, dated as of the date of this Agreement, by and between Greystone and HCN.
(ee) “Health Care Laws” means: (i) all rules and regulations of the Medicare and Medicaid programs, including any formal regulatory interpretation of such rules and regulations, the Federal Employee Health Benefit Program, and any other Government Program; (ii) all federal laws, rules, regulations and applicable formal regulatory interpretation of such laws, rules and regulations relating to health care fraud and abuse, including: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952; (B) the federal false coding statute, 42 U.S.C. § 1320a-7a; (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq.; and (D) the federal false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state Laws relating to health care fraud and abuse, including state anti-kickback statutes and state false claims acts; (iv) any and all federal and state Laws relating to Medicaid or any other state Government Program; (v) federal or state Laws related to billing or claims for reimbursement submitted to any Third Party Payor; (vi) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected with the provision of health care items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; (vii) any and all federal and state Laws relating to insurance, third party administrator, utilization review and risk sharing products, services and arrangements and the like; (viii) any and all federal and state Laws relating to controlled substances; (ix) any and all federal and state Laws governing the privacy and security of health care information; (x) any and all federal and state Laws governing the quality of health care services; and (xi) any and all federal and state Laws relating to either the Greystone or Sonoma Permits.
(ff) “HUD” means the United States Department of Housing and Urban
Development.

(gg) “HUD Mortgage Loans” means the HUD-insured loans made to Sonoma or its Subsidiaries as indicated on Section 2.11(a)(ix) of the Sonoma Disclosure Letter.
(hh) “Indebtedness” of any person means, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (iv) all obligations of such person in respect of the deferred purchase price of property or services (excluding (A) current accounts payable incurred in the ordinary course of business and (B) accruals for payroll and other liabilities accrued in the ordinary course of business), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (vi) all guarantees by such person of Indebtedness of others (excluding guarantees of Indebtedness in favor of Sonoma or any of its Subsidiaries), (vii) all capital lease obligations of such person, (viii) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances and (x) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transaction of such person (valued at the termination value thereof). The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.
(ii)    “Intellectual Property” means all U.S. and foreign (i) trademarks, service marks, trade names, Internet domain names, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing, (ii) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights, (iii) registered and unregistered copyrights (including those in software) and all registrations and applications to register the same, (iv) rights of publicity and (v) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies.
(jj)    “IRS” means the Internal Revenue Service.
(kk) “Knowledge” of any person that is not an individual means, (i) with respect to Sonoma regarding any matter in question, the actual knowledge (after due inquiry of the officers of Sonoma with oversight responsibilities for the matter in question) of the individuals listed on Section 8.03(kk) of the Sonoma Disclosure Letter and (ii) with respect to Greystone regarding any matter in question, the actual knowledge (after due inquiry of the officers of Greystone with oversight responsibilities for the matter in question) of the individuals listed on Section 8.03(kk) of the Greystone Disclosure Letter.
(ll)    “Laws” means any laws (statutory, common or otherwise), constitutions,

treaties, conventions, ordinances, codes, rules, regulations, orders, injunctions, judgments, decisions, decrees, rulings, assessments, orders, legally enforceable policies or other similar requirements enacted, adopted, promulgated or applied by a Governmental Authority.
(mm) “Lender Party” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.
(nn) “Lender Related Party” means any former, current and future Affiliates of any Lender Party and any officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, controlling person, advisor, attorney or representatives, or the heirs, executors, successors and assigns of any of the foregoing or any Lender Party.
(oo) “Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxy, voting trust or agreement, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction naming the owner of the asset to which such lien relates as debtor, or any restriction on the creation of any of the foregoing.
(pp) “Merger Percentage” means the percentage of shares of Sonoma Class A Stock represented by the shares of Sonoma Class A Stock issued pursuant to the Distribution Subsidiary Merger Agreement, calculated on a Fully-Diluted Basis, as-exchanged and as-converted basis as of immediately following the Closing.
(qq) “MIP Participant” means a Participant (as defined in the Greystone Management Incentive Plan).

(rr) “New Sonoma Class C Stock” means Class C Common Stock (as defined in the Restated Sonoma Charter).
(ss) “Onex Group” means Onex Partners LP and its affiliates which are party to the Existing Stockholders Agreement.
(tt)    “Permitted Liens” means (i) any liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) easements, rights-of-way, restrictions and other similar non-monetary encumbrances that, in the aggregate, do not materially detract from the current use of the property subject thereto; (v)

zoning, building or other restrictions, variances, restrictive covenants or declarations that are not materially violated by the current use or operation of the property subject thereto; (vi) licenses of Intellectual Property in the ordinary course of business; (vii) any Liens described in, set forth in, or securing the Greystone Leases or the Sonoma Leases, as the case may be, or the Contracts described on Section 2.11(a) of the Sonoma Disclosure Letter or Section 3.11(a) of the Greystone Disclosure Letter, provided, that the same do not, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of the affected property by Greystone or Sonoma, or their respective Subsidiaries, as applicable, (B) have a material adverse effect on the value to or use by Sonoma, Greystone and their respective Subsidiaries of such property, as applicable or (C) impair or restrict the ability of Sonoma, Greystone or their respective Subsidiaries, as applicable, to effectuate the Closing; (viii) Liens or imperfections of title that have arisen in the ordinary course of business, which Liens or imperfections of title do not materially detract from the value, or otherwise materially interfere with the present use, of Sonoma Owned Real Property, Leased Sonoma Property, Greystone Owned Real Property, Leased Greystone Property or tangible assets, as applicable; (ix) Liens or imperfections of title relating to liabilities reflected, or adequately reserved against, in the Greystone Financial Statements or the financial statements (including any related notes) contained in the Sonoma SEC Documents; and (x) such other Liens as do not materially detract from the value, or otherwise materially interfere with the present use, of any of Sonoma’s, Greystone’s or any of their respective Subsidiaries’ fee or leasehold interest in Sonoma Owned Real Property, Leased Sonoma Property, Greystone Owned Real Property or Leased Greystone Property or otherwise materially impair Sonoma’s, Greystone’s or any of their respective Subsidiaries’ business operations.
(uu) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
(vv) “Prohibited Person” means any person:
(i)    listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)with whom either party hereto is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the USA PATRIOT Act and the Executive Order;
(iv)that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
(v)that is named as a “specifically designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list or is named on any other U.S. or foreign government or regulatory list issued post-September 11, 2001;
(vi)that is covered by the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., the U.S. Department of Treasury’s Office of Foreign Asset Control, or any other Law relating to the imposition of economic sanctions against any country, region or individual pursuant to United States law or United Nations resolution; or
(vii)that is an affiliate (including any principal, officer, immediate family member or close associate) of a person described in one or more of clauses (i)–(vi) of this definition of Prohibited Person.
(ww) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
(xx) “Representatives” means, with respect to any person, such person’s officers, directors, managers, employees, financing sources, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.
(yy) “Requisite Stockholder Approval” means the vote of the holders of outstanding Sonoma Common Stock, voting together as a single class with the holders of the Sonoma Class A Stock having one (1) vote per share and the holders of the Sonoma Class B Stock having ten (10) votes per share, representing at least sixty-six and two-thirds percent (66 2/3%) of all votes entitled to be cast thereupon by holders of the outstanding Sonoma Common Stock.
(zz) “Sonoma Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, condition (financial or otherwise), assets or results of operations of Sonoma and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts to the extent relating to (i) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates, (ii) changes in general conditions in any industry in which Sonoma or any of its Subsidiaries operates or participates, (iii) the announcement, pendency or anticipated consummation of the Transactions (provided that, for the avoidance of doubt, the exclusion set forth in this clause (iii) and clause (viii) shall not apply to Section 2.04(b), Section 2.06, the second sentence of Section 2.12(a), Section 2.13(j), or Section 2.15(b)(v) or for purposes of Section 6.02(a) with respect to such provisions); (iv) any failure, in and of itself, by Sonoma to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided, that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (v) changes in general legal, regulatory, reimbursement or political conditions after the date of this Agreement; (vi) changes in GAAP or applicable Law or the interpretation thereof after the date of this Agreement; (vii) changes in the trading price or volume of Sonoma Class A

Stock (provided, that the underlying factors contributing to such change shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (viii) actions taken by Sonoma as expressly required by this Agreement; (ix) any natural or man-made disaster; or (x) any pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; provided, that with respect to clauses (i), (ii), (v), (vi) and (ix), such change, effect, event, circumstance, occurrence or state of facts (x) does not specifically relate to (or have the effect of specifically relating to) Sonoma and its Subsidiaries and (y) is not materially more adverse to Sonoma and its Subsidiaries than to other companies operating in the industry in which Sonoma and its Subsidiaries operate.
(aaa) “Sonoma Material Subsidiaries” means each Subsidiary of Sonoma set forth on Section 8.03(aaa) of the Sonoma Disclosure Letter.
(bbb) “Sonoma Percentage” means 100%, minus the Greystone Percentage, plus the Merger Percentage.
(ccc) a “Subsidiary” of any person means (i) another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% of the equity interests of which) is owned directly or indirectly by such first person (other than such persons set forth on Section 8.03(ccc) of the Sonoma Disclosure Letter) or (ii) another person of which such first person or any of its Subsidiaries is a general partner, manager, managing member or the equivalent; provided, however, that APS-Summit Care Pharmacy, LLC shall not be deemed to be a Subsidiary of Sonoma.
(ddd) “Superior Proposal” means a written Competing Proposal that the Sonoma Board has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment, taking into account the conditionality, expected timing and likelihood of consummation of the proposal, this Agreement (including any changes or modifications to this Agreement or the Ancillary Agreements or the Transactions or the Ancillary Transactions offered by Greystone and capable of acceptance) and all other factors the Sonoma Board determines in good faith to be relevant, (i) is reasonably likely to be consummated, (ii) if consummated, would result in a transaction more favorable to Sonoma’s stockholders from a financial point of view than the Transactions (including any adjustment to the terms proposed by Greystone in response to such proposal) and (iii) for which financing, if a cash transaction (in whole or in part), is then fully committed; provided that for purposes of this definition of “Superior Proposal,” the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%.”
(eee) “Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties, fines, fees, duties, charges, levies, assessments, reassessments or additions to taxes of any kind whatsoever that may become payable in respect thereof, imposed by any taxing authority under any Law, which taxes shall include, but not be limited to, all income, gross receipts, ad valorem, payroll, employee, withholding, employment, unemployment, social security, disability, profit, custom, duty, transfer duties, impact, hospital, health, profits, paid up capital, transfer, severance, environmental (including taxes under Section 59A of the Code), greenmail, licenses, value-added goods and services, sales, harmonized sales, anti-dumping, import, capital, insurance, social security, sales and use, capital gains, transfer, disability, leasing, occupation, excise, franchise, add-on minimum, alternative, net worth, service, real and personal property, stamp, registration, premium and workers’ compensation and any obligation with respect to any Law regarding escheat or unclaimed property, and shall include any liability for any such amounts as a result of (i) being a member of a combined, consolidated, unitary, affiliated or similar group, (ii) being a transferee of or successor to any person or (iii) a contractual obligation to indemnify any person, regardless of whether disputed.
(fff) “Tax Return” means any return, report, declaration, remittance, notice, schedule, form, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any taxing authority with respect to Taxes.
(ggg) “Termination Fee” means a cash amount in immediately available funds equal to $9,504,000.
(hhh) “Third Party Payor” means all insurance carriers, health maintenance organizations, insurance programs (including but not limited to Government Programs), preferred provider organizations, accountable care organizations, third party administrators, benefit managers, ERISA plans, and any other payors.
(iii) “Trade Secrets” means any confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies.
(jjj) “Treasury Regulation” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
Section 8.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “ordinary course of business” shall be deemed to be followed by “consistent with past practice.” The phrase “made available,” when used in reference to anything made available to Greystone, Sonoma or their Representatives shall be deemed to mean uploaded to and made available to Greystone, Sonoma and their Representatives in the on-line data room or otherwise being in the possession of Greystone, Sonoma or their Representatives (and in such case accessible without limitation to Greystone and Sonoma). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.
Section 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Sonoma Disclosure Letter, the Greystone Disclosure Letter and the Exhibits hereto, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and, except with respect to the Sonoma Indemnified Parties and the Greystone Indemnified Parties, who are intended third party beneficiaries of the provisions of Section 5.04, and any Lender Party and any Lender Related Party, who are intended third party beneficiaries of the provisions of Sections 8.09(b), 8.10, 8.12, 8.17 and this Section 8.06, are not intended to confer upon any person other than the parties any rights, benefits or remedies.
Section 8.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any party without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
Section 8.09 Specific Enforcement; Consent to Jurisdiction.
(a)The parties hereto agree that irreparable damage would occur and that they would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware or the

United States District Court for the District of Delaware) (such courts, the “Chosen Courts”), without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties irrevocably (a) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the Transactions or the negotiation, execution or performance hereof or thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (c) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 8.09, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 8.02 and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 8.02 shall be effective service of process for any litigation in connection with this Agreement or the Transactions. Nothing in this Section 8.09 shall affect the right of any party to serve legal process in any other manner permitted by Law.
(b)Notwithstanding anything in the preceding clause (a) to the contrary, and without limiting anything set forth in Section 8.17, each of the parties hereto agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Lender Party or Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the

Transactions and any related financing), including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the county of New York and the Borough of Manhattan (and appellate courts thereof), except to the extent such courts do not have jurisdiction over any Lender Party or Lender Related Party. The parties hereto further agree that all of the provisions of Section 8.10 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 8.09(b).
Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY LEGAL ACTION AGAINST ANY LENDER PARTIES OR LENDER RELATED PARTIES ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING). EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.
Section 8.11 Severability. Except as expressly set forth in this Agreement, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 8.12 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of Sonoma without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything herein to the contrary, Sections 8.06, 8.09(b), 8.10, 8.17 and this Section 8.12 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Lender Party or Lender Related Party without the prior written consent of such Lender Party or Lender Related Party.

Section 8.13 Further Assurances. The parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 8.14 Extension; Waiver.
(a)At any time prior to the Closing, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) subject to the provision to the first sentence of Section 8.12 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
(b)The failure of any party to this Agreement to exercise any of its rights under this Agreement or otherwise shall not constitute a waiver by such party of such right.
Section 8.15 Disclosure Letters. All capitalized terms not defined in the Sonoma Disclosure Letter or the Greystone Disclosure Letter, as applicable (together, the “Disclosure Letters”) shall have the meanings ascribed to them in this Agreement. The representations, warranties, covenants and agreements of Sonoma and Greystone, as applicable, set forth in this Agreement are made and given subject to, and are qualified by, the Sonoma Disclosure Letter or Greystone Disclosure Letter, as applicable. Unless the context shall otherwise require, any disclosure set forth in one section or subsection of the Disclosure Letters shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of Article II or Article III, as applicable, of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of Article II or Article III, as applicable. The Disclosure Letters may include brief descriptions or summaries of certain agreements and instruments. The descriptions or summaries do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described. No disclosure set forth in the Disclosure Letters relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Letters shall not be deemed to be an admission or acknowledgment that such information (a) is required by the terms of this Agreement to be disclosed, (b) is material to Sonoma or Greystone, as applicable, their respective subsidiaries or any other party, (c) has resulted in or would result in a Sonoma Material Adverse Effect or Greystone Material Adverse Effect, as applicable or (d) is outside the ordinary course of business. Matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letters. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.
Section 8.16 Limitation on Claims. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. Other than each Greystone Member under the Letters of Transmittal delivered in connection with to the Distribution Subsidiary Merger Agreement, no former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of Sonoma, Greystone or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, trustee, general or limited partner, Affiliate, agent or assignee of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Sonoma or Greystone under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise.
Section 8.17 No Recourse. Without limiting any other provision in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no Lender Party or Lender Related Party shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in contract, tort or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall Sonoma or any of its Affiliates, and Sonoma agrees not to and to cause its Affiliates not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Lender Party or Lender Related Party or (b) seek to enforce the commitments against, make any claims for breach of the Debt Financing commitments against, or seek to recover monetary damages from, or otherwise sue, the Lender Parties or the Lender Related Parties for any reason, including in connection with the Debt Financing commitments or the obligations of the Lender Parties or Lender Related Parties thereunder.
[Signature page follows]

IN WITNESS WHEREOF, Greystone and Sonoma have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
FC-GEN OPERATIONS INVESTMENT, LLC
By: /s/ Thomas DiVittorio
Name: Thomas DiVittorio
Title: Chief Financial Officer
SKILLED HEALTHCARE GROUP, INC.
By: /s/ Robert H. Fish
Name: Robert H. Fish
Title: Chief Executive Officer

EXHIBIT A
TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of ___, 2014, is hereby entered into by and among Skilled Healthcare Group, Inc., Inc., a Delaware corporation (the “Corporation”), FC-GEN Operations Investment, LLC, a Delaware limited liability company (the “Company), and each of the Members (as defined herein).
RECITALS
WHEREAS, the Members hold Common Units (“Common Units”) in the Company, which is treated as a partnership for United States federal income tax purposes;
WHEREAS, the Corporation will become the managing member of, and will hold managing member units in, the Company;
WHEREAS, the Common Units are exchangeable with the Corporation in certain circumstances for Class A shares (the “Class A Shares”) in the Corporation and/or cash pursuant to the LLC Operating Agreement;
WHEREAS, the Company and each of its direct and indirect Subsidiaries treated as partnerships for United States federal income tax purposes will have in effect an election under section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the Taxable Year of the Closing Date and for each other Taxable Year in which an exchange by a Member of Common Units for Class A Shares and/or cash occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Company and such Subsidiaries, solely with respect to the Corporation, at the time of an exchange by a Member of Common Units for Class A Shares and/or cash or any other acquisition of Common Units for cash or otherwise, (collectively, an “Exchange”) (such time, the “Exchange Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Adjusted Assets”) by reason of such Exchange and the receipt of payments under this Agreement;
WHEREAS, the income, gain, loss, expense, and other Tax items of (i) the Company and such Subsidiaries solely with respect to the Corporation may be affected by the Basis Adjustment (defined below) with respect to the Adjusted Assets and (ii) the Corporation may be affected by the Imputed Interest (as defined below);
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporation.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the undersigned parties agree as follows:

ARTICLE I
DEFINITIONS
As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“Adjusted Asset” is defined in the recitals of this Agreement.
“Advisory Firm” means any “big four” accounting firm or any law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Board.
“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice, or other information to be provided by the Corporation to the Applicable Member and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice, or other information is delivered to the Applicable Member.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means LIBOR plus 100 basis points. “Agreement” is defined in the preamble of this Agreement.
“Allocable Share” means with respect to any Member, for any Taxable Year, the quotient (expressed as a percentage) obtained by dividing (x) such Member’s Realized Tax Benefit Amount, by (y) the sum all Members’ Realized Tax Benefit Amounts.
“Amended Schedule” is defined in Section 2.04(b) of this Agreement.
“Amount Realized” means, in respect of an Exchange by an Applicable Member, the amount that is deemed for purposes of this Agreement to be the amount realized by the Applicable Member on the Exchange, which shall be the sum of (i) the Market Value of the Class A Shares, the amount of cash, and the amount or fair market value of other consideration transferred to the Exchanging Member in the Exchange and (ii) the Share of Liabilities attributable to the Common Units Exchanged.
“Applicable Member” means any Member to whom any portion of a Realized Tax Benefit is Attributable hereunder.

“Attributable”: The portion of any Realized Tax Benefit of the Corporation that is Attributable to any Member shall be determined by reference to the assets from which arise the depreciation, amortization, or other similar deductions for recovery of cost or basis (“Depreciation”)

and with respect to Imputed Interest that produce the Realized Tax Benefit, under the following principles:

(i)
Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to an Adjusted Asset is Attributable to the Applicable Member to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by the Applicable Member bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by all Members.

(ii)
Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Applicable Member that is required to include the Imputed Interest in income (without regard to whether such Member is actually subject to tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of an Adjusted Asset under section 732 of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for tax purposes) or sections 743(b) and 754 of the Code (including in situations where, following an Exchange, the Company remains in existence as an entity for Tax purposes) and, in each case, comparable sections of state, local and foreign Tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange and the payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.
“Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
“Board” means the board of directors of the Corporation.

“Business Day” means any day other than (i) a Saturday or a Sunday and (ii) a day on which banks in the State of New York are authorized or obligated by law, governmental decree, or executive order to be closed.
“Change of Control” means the occurrence of any of the following events:
(i)    any Person or any group of Persons acting together which would constitute a “group” for purposes of section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding a group of Persons, which, if it includes any Member or any of his Affiliates, includes all Members then employed by the Corporation or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the

Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities; or

(ii)
the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who, on the Closing Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)
there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iv)
the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Valuation Assumptions” means, as of the date of any Change of Control, the assumptions that (1) in each Taxable Year ending on or after such Change of Control, the Corporation will have taxable income at least equal to the Corporation’s taxable income for the 12-month period ending on the last day of the month immediately preceding the date of such Change of Control, (2) any non-amortizable assets are deemed to be disposed of at the earlier of (a) the fifteenth (15th) anniversary of the earlier of the Basis Adjustment and the date of the Change of Control and (b) the time of sale of the relevant asset and (3) if, at the time of the Change of Control, there are Units that have not been Exchanged, then each such Units shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the date of the Change of Control.
“Class A Shares” is defined in the recitals of this Agreement.
“Closing Date” means the date on which the transactions contemplated by the purchase and contribution agreement dated as of August 18, 2014 by and between FC-GEN Operations Investment, LLC and Skilled Healthcare Group, Inc. close.
“Code” is defined in the recitals of this Agreement.
“Common Units” is defined in the recitals of this Agreement. “Company” is defined in the preamble of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Corporate Entity” means any direct Subsidiary of the Corporation which is classified as a corporation for U.S. federal income tax purposes.
“Corporation” is defined in the preamble of this Agreement.
“Corporation Return” means the U.S. federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.
“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.
“Default Rate” means LIBOR plus 300 basis points.
“Determination” has the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event

(including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
“Dispute” is defined in Section 7.08(a) of this Agreement.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Notice” is defined in Section 4.02 of this Agreement. “Early Termination Payment” is defined in Section 4.03(b) of this Agreement. “Early Termination Rate” means 8%.
“Early Termination Schedule” is defined in Section 4.02 of this Agreement.
“Exchange” is defined in the recitals of this Agreement, and “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement. “Exchange Date” is defined in the recitals of this Agreement. “Exchange Payment” is defined in Section 5.01 of this Agreement. “Excluded Assets” is defined in Section 7.11(b) of this Agreement. “Expert” is defined in Section 7.09 of this Agreement.
“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation using the same methods, elections, conventions and similar practices used on the relevant Corporation Return but using the Non-Stepped Up Tax Basis instead of the tax basis reflecting the Basis Adjustments of the Adjusted Assets and excluding any deduction attributable to Imputed Interest.
“Imputed Interest” means any interest imputed under section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to a Corporation’s payment obligations under this Agreement.
“IRS” means the United States Internal Revenue Service.
“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“LLC Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the Company, as such is from time to time amended or restated.
“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a National Securities Exchange or Interdealer Quotation System, “Market Value” shall mean the cash consideration paid for Class A

Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.
“Material Objection Notice” is defined in Section 4.02 of this Agreement.
“Member” means each party hereto (other than the Corporation and the Company), and each other Person who from time to time executes a joinder to this Agreement in form and substance reasonably satisfactory to the Corporation.
“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.
“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.
“Objection Notice” is defined in Section 2.04(a) of this Agreement.
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.
“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) of one or more Common Units (i) that occurs prior to an Exchange of such Common Units, and (ii) to which section 743(b) of the Code applies.
“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporation, such actual Tax liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Benefit Amount” means, for any Member and Taxable Year, the amount of the Realized Tax Benefit that is Attributable to such Member for such Taxable Year, taking into account only Exchanges made by such Member in such Taxable Year and all prior Taxable Years.
“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the actual liability for Taxes of the Corporation over the Hypothetical Tax Liability for such Taxable Year, such actual Tax liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.
“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this
Agreement.
“Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule, or Early Termination Schedule.
“Share of Liabilities” means, as to any Common Unit at the time of an exchange, the portion of the relevant Company’s “liabilities” (as such term is defined in section 752 and section 1001 of the Code) allocated to that Common Unit pursuant to section 752 of the Code and the applicable Treasury Regulations.
“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.
“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.
“Tax Return” means any return, declaration, report, or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, and declaration of estimated Tax.
“Taxable Year” means a taxable year as defined in section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after an Exchange Date in which there is a Basis Adjustment due to an Exchange.
“Taxes” means any and all U.S. federal, state, local, and foreign taxes, assessments, or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or on an alternative basis, and any interest related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“Treasury Regulations” means the final, temporary, and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state, local, and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets are deemed to be disposed of on the fifteenth (15th) anniversary of the earlier of the Basis Adjustment and the Early Termination Date, and (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.
ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT
Section 2.01 Basis Adjustment. For purposes of this Agreement, as a result of an Exchange, the Company shall be deemed to be entitled to a Basis Adjustment for each of its Adjusted Assets with respect to the Corporation, the amount of which Basis Adjustment shall be the excess, if any, of (i) the sum of (x) the Amount Realized by the Applicable Member in the Exchange, to the extent attributable to such Adjusted Asset, plus (y) the amount of payments made pursuant to this Agreement with respect to such Exchange, to the extent attributable to such Adjusted Asset, over (ii) the Corporation’s share of the Company’s Tax basis for such Adjusted Asset immediately after the Exchange, attributable to the Common Units Exchanged, determined as if (x) the Company remains in existence as an entity for tax purposes, and (y) the Company had not made the election provided by section 754 of the Code. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.
Section 2.02 Exchange Basis Schedule. Within 180 calendar days after the filing of the U.S. federal income tax return of the Corporation for each Taxable Year in which any Exchange has been effected, the Corporation shall deliver to the Applicable Member a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Adjusted Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchanges effected in such

Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to Exchanges by the Applicable Member, (iii) the period or periods, if any, over which the Adjusted Assets are amortizable and/or depreciable, and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).
Section 2.03 Tax Benefit Schedule. Within 180 calendar days after the filing of the U.S. federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Applicable Member a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) of this Agreement and may be amended as provided in Section 2.04(b) of this Agreement (subject to the procedures set forth in Section 2.04(a)).
Section 2.04 Procedures, Amendments
(a)Procedure. Every time the Corporation delivers to the Applicable Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Applicable Member schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow the Applicable Member reasonable access at no cost to the appropriate representatives at the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Applicable Member, within thirty (30) calendar days after receiving an Exchange Basis Schedule or amendment thereto or within thirty (30) calendar days after receiving a Tax Benefit Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days of receipt by the Corporation of an Objection Notice, if with respect to an Exchange Basis Schedule, or within 30 calendar days of receipt by the Corporation of an Objection Notice, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to the Applicable Member, the Corporation and the Applicable Member shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).
(b)Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Applicable Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE III
TAX BENEFIT PAYMENTS Section 3.01 Payments
(a)Within five (5) Business Days of a Tax Benefit Schedule delivered to an Applicable Member becoming final in accordance with Section 2.04(a), or earlier in the Corporation’s discretion, the Corporation shall pay to each Applicable Member for such Taxable Year such Member’s Allocable Share of the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Member previously designated by such Member to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.
(b)A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 90% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to Interest Amount; provided, however, that for the avoidance of doubt, no Member shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Interest Amount” shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 2.04(a) until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by using the Change of Control Valuation Assumptions. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange, on a Common Unit-by-Common Unit basis by reference to the Amount Realized by the Applicable Member on the Exchange of a Common Unit and the resulting Basis Adjustment to the Corporation.
Section 3.02 Suspension of Tax Benefit Payments Following a Change Notice.
(a)    Receipt of Change Notice. If the Company, the Corporation, or an
affiliate of either, receives a 30-day letter, a final audit report, a statutory notice of deficiency, or similar written notice from any Taxing Authority relating to the Tax treatment of an Exchange or any other Tax matter relating to this Agreement (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit (or the increase in the amount of Realized Tax Detriment) with respect to a Taxable Year preceding the Taxable Year in which the Change Notice is received or (ii) a reduction in the amount of any Tax Benefit Payments the Corporation would be required to pay for any Taxable Years after and including the Taxable Year in which the Change Notice is received (collectively, the “Potential Reduction”), prompt written notification (and a copy of the Change Notice) shall be delivered by the Corporation to the potentially affected Members that are party to this Agreement.
(b)    Suspension of Payments. From and after the date such Change Notice is received, any Tax Benefit Payments required to be made by the Corporation under this Agreement will be suspended until a Determination is received with respect to the Change Notice, on which date the Tax Benefit Payments (as adjusted as a result of the Determination) will be due.
Section 3.03 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 90% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Members pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.04 Pro Rata Payments. For the avoidance of doubt, to the extent (i) the Corporation’s deductions with respect to any Basis Adjustment or Imputed Interest are limited in a particular Taxable Year, including as a result of the Corporation having insufficient taxable income, or (ii) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deductions, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Member in the same proportion as Tax Benefit Payments would have been made absent the limitations set forth in clauses (i) and (ii) of this paragraph, as applicable.
ARTICLE IV
TERMINATION
Section 4.01 Early Termination.
(a)    The Corporation may terminate this Agreement with respect to all of the Common Units held (or previously held and exchanged) by all Members at any time by paying to all of the Members the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Members, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporation, neither the Applicable Members nor the Corporation shall have any further payment obligations under this Agreement in respect of such Members, other than for any (a) Tax Benefit Payment agreed to by the Corporation and an Applicable Member as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation makes the Early Termination Payments with respect to all Members, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Members under Section 4.03(a).
(b)    The undersigned parties hereby acknowledge and agree that the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable.
Section 4.02 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each Member notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless the Applicable Member, within thirty (30) calendar days after receiving the Early Termination Schedule thereto provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Applicable Member shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.
Section 4.03 Payment upon Early Termination. (a) Within three Business Days after agreement between the Applicable Member and the Corporation of the Early Termination Schedule, the Corporation shall pay to the Applicable Member an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Applicable Member.
(b)    The “Early Termination Payment” as of the date of the delivery of an
Early Termination Schedule shall equal with respect to the Applicable Member the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Applicable Member beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.
ARTICLE V
SUBORDINATION AND LATE PAYMENTS
Section 5.01 Subordination. Notwithstanding any other provision of this
Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to a Member or to the Members under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) (and no Exchange Payment shall be payable as long as a default exists with respect to the Senior Obligations or would be caused by such payment) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations. Notwithstanding the forgoing, any Exchange Payment shall be payable as long as no default exists with respect to the Senior Obligations or would be caused by such payment.

Section 5.02 Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Member when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable; provided, however, that an

Exchange Payment shall not be considered due if such payment is prohibited under the terms of any Senior Obligations or would cause a default under any Senior Obligations.
ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION
Section 6.01 Member Participation in the Corporation’s and Company’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Company, including without limitation the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the Members of, and keep the Members reasonably informed with respect to the portion of any audit of the Corporation and the Company by a Taxing Authority the outcome of which is reasonably expected to affect the Members’ rights and obligations under this Agreement, and shall provide to an accounting or law firm (or other advisory firm) reasonably acceptable to the Corporation that is chosen by a majority in interest of the Members reasonable opportunity to provide information and other input to the Corporation and the Company concerning the conduct of any such portion of such audit; provided, however, that the Corporation and the Company shall not be required to take any action that is inconsistent with any provision of the LLC Operating Agreement.
Section 6.02 Consistency. Except upon the written advice of an Advisory Firm, the Corporation and the Members agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any Dispute concerning such advice shall be subject to the terms of Section 7.09.
Section 6.03 Cooperation. The Members shall each (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each Member for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS
Section 7.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to the Corporation, to:
Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610
Facsimile No.: (949) 282-5820
Attention: Chief Executive Officer and General Counsel
with a copy to:
Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Phone: (212) 836-8000
Fax: (212) 836-8689

Attention:	Laurie Abramowitz, Esq. Joel I. Greenberg, Esq. Derek Stoldt, Esq.
if to the Company, to:
FC-GEN Operations Investment, LLC
101 East State Street
Kennett Square, Pennsylvania 19348
Facsimile No.: (610) 925-4100
Attention: Chief Executive Officer – g.hager@genesishcc.com
with a copies to:
FC-GEN Operations Investment, LLC 101 East State Street
Kennett Square, Pennsylvania 19348 Facsimile No.: (610) 925-4100

Attention: Law Department – lawdepartment@genesishcc.com
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Phone: (212) 735-3000
Fax: (212) 735-2000
Attention:    Jeremy London, Esq.
Neil Rock, Esq. John Rayis, Esq.
if to the Members or any Member, to:
the address and facsimile number set forth for such Member in the records of the Company.
Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.
Section 7.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 7.03 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.
Section 7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 7.06 Successors; Assignment; Amendments; Waivers.
(a)No Member may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, (i) that, to the extent Common Units are effectively transferred in accordance with the terms of the LLC Operating Agreement, and any other agreements the Members may have entered into with each other, or a Member may have entered into with the Corporation and/or the Company, the transferring Member shall assign to the transferee of such Common Units the transferring Member’s rights under this Agreement with respect to such transferred Common Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to become a “Member” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) that, once an Exchange has occurred, any and all payments that may become payable to a Member pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by Section 7.12 and acknowledging specifically the last sentence of the next paragraph. For the avoidance of doubt, to the extent a Member or other Person transfers Common Units to a Member as may be permitted by any agreement to which the Company is a party, the Member receiving such Common Units shall have all rights under this Agreement with respect to such transferred Common Units as such Member has, under this Agreement, with respect to the other Common Units held by him.
(b)Notwithstanding the foregoing provisions of this Section 7.06, no transferee described in clause (i) of the immediately preceding paragraph shall have the right to enforce the provisions of Section 2.04, 4.02, 6.01 or 6.02 of this Agreement, and no assignee described in clause (ii) of the immediately preceding paragraph shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.
(c)No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation and the Company, and by Members who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Members hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Member pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Members will or may receive under this Agreement unless all such Members disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
(d)All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
Section 7.08 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
Section 7.09 Submission to Jurisdiction; Dispute Resolution.
(a)Any and all disputes which are not governed by Section 7.09, including but not limited to any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) Business Days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. Notwithstanding the foregoing, any Dispute as to the interpretation of this Agreement shall be resolved by the Corporation in its sole discretion, provided that such resolution shall reflect a reasonable interpretation of the provisions of this Agreement and that such resolution shall not be inconsistent with the fundamental results described in Section 3.02 of this Agreement.
(b)Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Member (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as such Member’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Member of any such service of process, shall be deemed in every respect effective service of process upon the Member in any such action or proceeding.
(c)
(i)EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another;
(ii)The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.08 and such parties agree not to plead or claim the same; and

(iii)The parties hereby waive in connection with any Dispute any and all rights to a jury trial.
Section 7.10 Reconciliation. In the event that the Corporation and an Applicable Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02, and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the Applicable Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) Business Days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) Business Days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before the date any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, such payment shall be paid on the date such payment would be due and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence. The Corporation and each Applicable Member shall bear their own costs and expenses of such proceeding, unless the Applicable Member has a prevailing position that is more than ten percent (10%) of the payment at issue, in which case the Corporation shall reimburse such Applicable Member for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Applicable Member and may be entered and enforced in any court having jurisdiction.
Section 7.11 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Applicable Member.

Section 7.12 Admission of the Corporation into a Consolidated Group.
(a)    If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.
(b)    If any entity that is obligated to make an Exchange Payment hereunder contributes one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as if the asset were not transferred but was rather held by the contributing entity in the ordinary course.
Section 7.13 Confidentiality. Each Member and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation, its Affiliates and successors and the other Members, confidential information concerning the Corporation, its Affiliates and successors, and the other Members, including marketing, investment, performance data, credit and financial information, and other business affairs of the Corporation, its Affiliates and successors, and the other Members learned of by the Member heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a

Member to prepare and file his or her tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Member and assignee (and each employee, representative, or other agent of such Member or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation, the Company, the Members, and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure.
If a Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Affiliates or the other Members and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
Section 7.14 LLC Operating Agreement. To the extent this Agreement imposes obligations upon the Company or a managing member of the Company, this Agreement shall be treated as part of the operating agreement of the Company as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.
Section 7.15 Joinder. The Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as the Company for all purposes of this Agreement. The Corporation hereby agrees to cause any Corporate Entity that acquires an interest in the Company (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party hereto) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as the Corporation for all purposes of this Agreement. The Company shall have the power and authority (but not the obligation) to permit any Person who becomes a member of the Company to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in the Company by such Person, and such Person shall be treated as a “Member” for all purposes of this Agreement.
Section 7.16 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
[Signature pages follow]

IN WITNESS WHEREOF, the Corporation, the Company, and each Member have duly executed this Agreement as of the date first written above.
Signature Pages to Tax Receivable Agreement
SKILLED HEALTHCARE GROUP, INC.
By:
Name: Title:
FC-GEN OPERATIONS INVESTMENT, LLC
By:
Name: Title:

IN WITNESS WHEREOF, the Corporation, the Company, and each Member have duly executed this Agreement as of the date first written above.
Signature Pages to Tax Receivable Agreement
[Names of Members to come]

EXHIBIT B
CONTRIBUTION AGREEMENT
by and among
SKILLED HEALTHCARE GROUP, INC.,
SUN HEALTHCARE GROUP, INC.,
GHC ANCILLARY, INC.,

CDNTE, INC.,
and
FC-GEN OPERATIONS INVESTMENT, LLC
Dated as of [•]

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of the [.] day of [.], 201[.], by and among SKILLED HEALTHCARE GROUP, INC., a Delaware corporation (“Sonoma”), Sun Healthcare Group, Inc., a Delaware corporation (“Sun”), GHC Ancillary Corporation, a Delaware corporation (“GHCA”), CDNTE, Inc., a Delaware corporation (“CDNTE” and, together with Sun and GHCA, the “Distribution Subsidiaries”), and FC-GEN OPERATIONS INVESTMENT, LLC, a Delaware limited liability company (“Greystone”).
RECITALS:
WHEREAS, Sonoma and Greystone have entered into a Purchase and Contribution Agreement, dated as of August 18, 2014 (the “Purchase Agreement”), pursuant to which, among other things, as of the Closing (i) the Distribution Subsidiaries will enter into a merger agreement whereby each will become a wholly owned subsidiary of Sonoma, (ii) Greystone has agreed to issue and sell to Sonoma and the Distribution Subsidiaries, and Sonoma and the Distribution Subsidiaries have agreed to purchase, membership interests in Greystone (the “Class A Units”) representing in the aggregate the Sonoma Percentage of the outstanding Class A Units as of immediately following the Closing and (iii) Sonoma and the Distribution Subsidiaries will be admitted as the co-managing members of Greystone;
WHEREAS, in exchange for Class A Units, Sonoma and the Distribution Subsidiaries wish to contribute to Greystone, and Greystone wishes to accept, the equity interests of the entities and the assets set forth on Schedule 1.04 of the Purchase Agreement (the “Contributed Assets”); and
WHEREAS, [certain of the Contributed Assets (the “Excluded Assets”) will be treated as contributed to Greystone for federal income tax purposes and thereafter treated as owned by Greystone and the parties agree not to take any position inconsistent with such treatment.]1
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof applicable to each of them, hereby agree as follows:
ARTICLE I
CONTRIBUTION
1.1    Contribution of Contributed Assets. [On the terms and subject to the conditions set forth in the Purchase Agreement, upon the execution and delivery of this Agreement and as of the Closing, Sonoma and the Distribution Subsidiaries shall contribute to Greystone or a wholly-owned Subsidiary of Greystone as directed by Greystone, and Greystone
1    Bracketed provisions to be revised, as necessary, to reflect any changes to the manner in which contributions of
Contributed Assets are made arising from the process contained in Section 5.19 of the Purchase Agreement.

or a wholly-owned Subsidiary of Greystone as directed by Greystone shall accept from Sonoma and the Distribution Subsidiaries, the Contributed Assets (the “Contribution”). Upon completion of the Contribution, Greystone or its wholly-owned Subsidiaries shall acquire good and valid title to the Contributed Assets, except for the Excluded Assets. Title to the Excluded Assets will remain with Sonoma or the Distribution Subsidiaries while all of the rights and with respect to the Excluded Assets will be contributed to Greystone and all of the obligations with respect to the Excluded Assets will be assumed by Greystone.]
1.2    Effective Date. The transactions provided for in Section 1.1 shall become effective upon the execution and delivery of this Agreement and as of and conditioned upon the Closing.
ARTICLE II
MISCELLANEOUS
2.1    Interpretation. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.
2.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be delivered in the manner prescribed in Section 8.02 of the Purchase Agreement, with any notices to the Distribution Subsidiaries being delivered (a) prior to the Closing, to Greystone, and (b) following the Closing, to Sonoma.
2.3    Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing duly executed by authorized representatives of the parties. The failure or delay of a party in exercising any right, power or privilege under this Agreement on any occasion shall not be considered a waiver of, or deprive the party of the right thereafter to exercise, any right, power or privilege under this Agreement.
2.4    Entire Agreement. This Agreement, the Purchase Agreement (including the Sonoma Disclosure Letter, the Greystone Disclosure Letter and the Exhibits thereto), and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and are not intended to confer upon any person other than the parties thereto any rights, benefits or remedies.
2.5    Assignments, Successors and No Third Party Rights. Neither this
Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any party without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Greystone may assign its rights and obligations hereunder to any of its Subsidiaries. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. This Agreement is not intended to confer and does not confer upon any person other than the parties hereto any rights or remedies.

2.6    Severability. Except as expressly set forth in this Agreement, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.
2.7    Applicable Law; Specific Enforcement; Consent to Jurisdiction.
(a)This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(b)The parties hereto agree that irreparable damage would occur and that they would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) (such courts, the “Chosen Courts”), without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably (i) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the transactions contemplated hereby or the negotiation, execution or performance hereof or thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 2.7(b), (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereto hereby irrevocably consents to service being made through the notice procedures set forth in Section 2.2 and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 2.2 shall be effective service of process for any litigation in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 2.7(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
2.8    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.
[Signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed as of the date first written above.
FC-GEN OPERATIONS INVESTMENT, LLC
By:
Name: Title:
SKILLED HEALTHCARE GROUP, INC.
By:
Name: Title:
SUN HEALTHCARE GROUP, INC.
By:
Name: Title:
GHC ANCILLARY CORPORATION
By:
Name: Title:
CDNTE, INC.

By:
Name: Title:

EXHIBIT C
FORM OF WRITTEN CONSENT OF CERTAIN STOCKHOLDERS OF SKILLED HEALTHCARE GROUP,INC.
Pursuant to Section 228 of the
General Corporation Law of the State of Delaware
August 18, 2014
Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of Skilled Healthcare Group, Inc., a Delaware corporation (the “Company”), the undersigned, the holders of (i) zero shares of Class A common stock, par value $0.001 per share, of the Company (the “Class A Common Stock”) and (ii) 14,750,623 shares of Class B common stock, par value $0.001 per share, of the Company (together with the Class A Common Stock, the “Company Common Stock”), representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of the Company Common Stock, do hereby irrevocably consent as follows:
WHEREAS, the Board of Directors of the Company unanimously(A) approved (i) the Purchase and Contribution Agreement, by and between the Company and FC-GEN Operations Investment, LLC, a Delaware limited liability company, which is attached hereto as Exhibit A (the “Purchase Agreement”; capitalized terms used in this Written Consent, but not otherwise defined in this consent, shall have the meanings ascribed to such terms in the Purchase Agreement), (ii) the Ancillary Agreements, (iii) the transactions contemplated by the Purchase Agreement and (iv) the transactions contemplated by each of the Ancillary Agreements, (B) declared it advisable for the Company to enter into the Purchase Agreement and the Ancillary Agreements, (C) determined that the Second Amended and Restated Certificate of Incorporation of the Company, which is attached hereto as Exhibit B (the “Restated Charter”), is advisable to the stockholders of the Company, (D) determined that the Contribution is expedient and for the best interests of the Company and its stockholders, (E) directed that the Restated Charter, the New Stock Issuance, the issuance of the Conversion Shares and the Contribution be submitted to the stockholders of the Company for their consideration and (F) recommended that the stockholders of the Company adopt the Restated Charter and approve the New Stock Issuance, the issuance of the Conversion Shares and the Contribution;
WHEREAS, the Purchase Agreement was executed by the parties thereto on August
18, 2014;
WHEREAS, pursuant to the terms of the Purchase Agreement and in connection with the consummation of the transactions contemplated thereby, the Company will, among other things, make the Contribution, issue new shares of its capital stock in connection with the New Stock Issuance and issue Conversion Shares in connection with subsequent exchanges of Greystone Class A Units and shares of the Company’s New Sonoma Class C Common Stock for Sonoma Class A Stock; and

WHEREAS, the undersigned have reviewed the Purchase Agreement, the Ancillary Agreements and such other information as they believed necessary to make an informed decision concerning their vote on the (i) approval and adoption of the Purchase Agreement and the Ancillary Agreements, (ii) approval and adoption of the Restated Charter and (iii) approval of the New Stock Issuance, the issuance of the Conversion Shares and the Contribution.
NOW, THEREFORE, BE IT:
Purchase Agreement and Ancillary Agreements
RESOLVED, that the Purchase Agreement and the Ancillary Agreements and the transactions and agreements contemplated thereby, be, and the same hereby are, adopted and approved in all respects; and
RESOLVED, that each of the officers of the Company be, and each hereby is, authorized, empowered and directed to execute and deliver any and all agreements, instruments, consents, certificates and other documents, and to take any and all such actions, in each case, in the name and on behalf of the Company, which in his or her sole discretion may be necessary, desirable or appropriate to carry out and effectuate the transactions contemplated by the Purchase Agreement and the Ancillary Agreements, and to effectuate the intent of the foregoing resolution, such authorization to be conclusively evidenced by the taking of any such action or the execution and delivery of any such agreement, instrument, consent, certificate or other document by such officer of the Company.
Restated Charter
RESOLVED, that the Restated Charter be, and the same hereby is, adopted and approved in all respects and the officers of the Company are authorized and directed to cause the filing thereof to occur immediately prior to the Closing in accordance with the Purchase Agreement; and
RESOLVED, that each of the officers of the Company is authorized, empowered and directed to execute and deliver any and all agreements, instruments, consents, certificates and other documents, and to take any and all such actions, including, without limitation, the filing of the Restated Charter with the Secretary of State of the State of Delaware, in each case, in the name and on behalf of the Company, which in his or her sole discretion may be necessary, desirable or appropriate to carry out the intent of the foregoing resolution, such authorization to be conclusively evidenced by the taking of any such action or the execution and delivery of any such agreement, instrument, consent, certificate or other document by such officer of the Company.
New Stock Issuance

RESOLVED, that effectuation of the New Stock Issuance and the related issuance of shares of Sonoma Class A Stock and New Sonoma Class C Stock, all in accordance with and pursuant to the terms of the Purchase Agreement and the Distribution Subsidiary Merger Agreement be, and the same hereby are, approved in all respects;

RESOLVED, that the Company is hereby authorized and directed to effectuate the New Stock Issuance pursuant to the terms of the Purchase Agreement and the Distribution Subsidiary Merger Agreement; and
RESOLVED, that the Company is and each of the officers of the Company is authorized, empowered and directed to execute and deliver any and all agreements, instruments, consents, certificates and other documents, and to take any and all such actions, in each case, in the name and on behalf of the Company, which in his or her sole discretion may be necessary, desirable or appropriate to effectuate the New Stock Issuance and to carry out the intent of the foregoing resolutions, such authorization to be conclusively evidenced by the taking of any such action or the execution and delivery of any such agreement, instrument, consent, certificate or other document by such officer of the Company.
Issuance of the Conversion Shares
RESOLVED, that the issuance of the Conversion Shares following any conversion of New Sonoma Class C Stock for Sonoma Class A Stock in accordance with and pursuant to the terms of the Restated Charter, be, and the same hereby is, approved in all respects;
RESOLVED, that the Company is hereby authorized and directed to make issuances of the Conversion Shares in accordance with the provisions of the Restated Charter; and
RESOLVED, that the Company is and each of the officers of the Company is authorized, empowered and directed to execute and deliver any and all agreements, instruments, consents, certificates and other documents, and to take any and all such actions, in each case, in the name and on behalf of the Company, which in his or her sole discretion may be necessary, desirable or appropriate to effectuate any issuance of Conversion Shares and to carry out the intent of the foregoing resolutions, such authorization to be conclusively evidenced by the taking of any such action or the execution and delivery of any such agreement, instrument, consent, certificate or other document by such officer of the Company.
Contribution
RESOLVED, that effectuation of the Contribution pursuant to the terms of the Purchase Agreement and the Contribution Agreement be, and the same hereby is, approved in all respects;
RESOLVED, that the Company is hereby authorized and directed to effectuate the Contribution pursuant to the terms of the Purchase Agreement and the Contribution Agreement; and
RESOLVED, that the Company is and each of the officers of the Company is authorized, empowered and directed to execute and deliver any and all agreements, instruments, consents, certificates and other documents, and to take any and all such actions, in each case, in the name and on behalf of the Company, which in his or her sole discretion may be necessary, desirable or appropriate to effectuate the Contribution and to carry out the intent of the foregoing resolutions, such authorization to be conclusively evidenced by the taking of any such action or the execution and delivery of any such agreement, instrument, consent, certificate or other document by such officer of the Company.

Further Authorization
RESOLVED, that each of the undersigned hereby waives compliance with any and all notice requirements imposed by the Amended and Restated Certificate of Incorporation of the Company, the Company’s bylaws, the DGCL and any other applicable law;
RESOLVED, that all actions heretofore taken by any officer or director of the Company in connection with the foregoing resolutions be, and they are, confirmed, ratified and approved in all respects;
RESOLVED, that if resolutions in any particular form are required or advisable to be adopted in connection with the matters contemplated by the foregoing resolutions, such resolutions shall be deemed to have been adopted in the required form with the same force and effect as if set forth herein at length, and the Secretary or any Assistant Secretary of the Company shall be authorized to certify on behalf of the Company as to the adoption of such resolutions, provided that copies thereof shall thereafter be filed in the Company’s records of its proceedings;
RESOLVED, that this Written Consent shall be effective upon execution, is irrevocable and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and
RESOLVED, that as soon as practicable after the Company’s receipt of this executed Written Consent, the Company shall provide FC-GEN Operations Investment, LLC with a true and correct copy of this Written Consent in accordance with Section 5.01(b) of the Purchase Agreement.

[The remainder of this page was intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this written consent as of the date first written above.
Onex Real Estate Holdings III Inc.
By:
Robert M. Le Blanc Vice President
By:
Donald F. West Vice President
Onex Partners LP
By: Onex Partners GP LP, its General Partner By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner
By:
Robert M. Le Blanc
Senior Managing Director
By:
Donald F. West
Vice President and Secretary
Onex US Principals LP
By: Onex American Holdings GP LLC, its General Partner
By:
Robert M. Le Blanc Director
By:
Donald F. West Director

EXHIBIT D
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
by and among
Onex Holders (as defined herein),
Greystone Holders (as defined herein)
and
Skilled Healthcare Group, Inc.
Dated as of August 18, 2014

1.	Certain Definitions	1
2.	Shelf Registration Statements.	5
3.	Demand Registrations.	5
4.	Piggyback Registrations	9
5.	Selection of Underwriters.	10
6.	Procedures.	10
7.	Registration Expenses.	14
8.	Indemnification.	14
9.	Rule 144.	17
10.	Transfer of Registration Rights	17
11.	Lock-up Agreement.	17
12.	Conversion or Exchange of Other Securities.	18
13.	Miscellaneous.	18

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of August 18, 2014 and becoming effective as of the Closing Date (as hereinafter defined) (the “Effective Date”), is by and among Skilled Healthcare Group, Inc. a Delaware corporation (the “Company”), the Holders listed on Schedule A attached hereto (collectively, the “Onex Holders”), and the Holders listed on Schedule B attached hereto (collectively, the “Greystone Holders” and, together with the Onex Holders, the “Investors”).
W I T N E S SETH:
WHEREAS, the Company and the Onex Holders (or their transferors or predecessors) holding shares of Class B Stock at such time entered into that certain Registration Agreement, dated as of December 27, 2005 (the “Original Agreement”), for purposes of setting forth the registration rights of such investors with respect to the equity securities of the Company;
WHEREAS, pursuant to Section 10(c) of the Original Agreement, the Company, a majority of the Onex Investors (as defined in the Original Agreement), and the holders of at least a majority of the Registrable Securities (as defined in the Original Agreement), hereby desire to amend and restate the Original Agreement as set forth in this Agreement, with those Investors listed on Schedule A attached hereto being Onex Holders under this Agreement, and those Investors listed on Schedule B attached hereto being Greystone Holders under this Agreement; and
WHEREAS, the Company and the Investors acknowledge and agree that this Agreement shall become effective as of the Closing Date (as hereinafter defined).
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.    Certain Definitions.
In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:
“Affiliate” of any Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.

“Blackout Period” has the meaning set forth in Section 6(e) hereof.
“Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.
“Class B Common Stock” means Class B Common Stock, par value $0.001 per share, of the Company.
“Closing Date” has the meaning set forth in the Purchase Agreement.
“Common Stock” means Class A common stock, par value $0.001 per share, of the Company.
“Company” has the meaning set forth in the introductory paragraph and includes any other person referred to in the second sentence of Section 13(c) hereof.
“Delay Period” has the meaning set forth in Section 3(d) hereof.
“Demand Registration” has the meaning set forth in Section 3(a) hereof. “Demand Registration Statement” has the meaning set forth in Section 3(a) hereof. “Effective Date” has the meaning set forth in the introductory paragraph. “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Expense Condition” has the meaning set forth in Section 3(b) hereof.
“Full Cooperation” means, in connection with any underwritten offering, where, in addition to the cooperation otherwise required by this Agreement, (a) members of senior management of the Company (including the chief executive officer and chief financial officer) fully cooperate with the underwriter(s) in connection therewith and make themselves available to participate in “road-show” and other customary marketing activities in such locations (domestic and foreign) as recommended by the underwriter(s) (including one-on-one meetings with prospective purchasers of the Registrable Securities) and (b) the Company prepares preliminary and final prospectuses (preliminary and final prospectus supplements in the case of an offering pursuant to the Shelf Registration Statement) for use in connection therewith containing such additional information as reasonably requested by the underwriter(s) (in addition to the minimum amount of information required by law, rule or regulation).
“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Greystone Exchangeable LLC Interests” means the Greystone Class A Units (as defined in the Purchase Agreement) held by the Greystone Holders or any of their respective Permitted Transferees.
“Greystone Holders” has the meaning set forth in the introductory paragraph.
“Holders” means the Investors and any Persons that subsequently hold Registrable Securities and have been assigned, in accordance with Section 10, rights to cause the Company to register such Registrable Securities. In this Agreement, (a) the Greystone Holders shall be considered a “Holder” for purposes of requesting actions to be taken when a majority in interest of the Greystone Holders has approved taking such action, and (b) the Onex Holders shall be considered a “Holder” for purposes of requesting actions to be taken when a majority in interest of the Onex Holders has approved taking such action.
“Immediate Family Member” means, with respect to any Person, (a) the spouse, former spouse, child, step-child, sibling, niece, nephew, parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person, or a parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person’s spouse, (b) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned by a person described in clause (a) above, or (c) a trust, custodial account or guardianship administered primarily for the benefit of a person described in clause (a) above.
“Initiating Holders” has the meaning set forth in Section 3(a) hereof. “Investors” has the meaning set forth in the introductory paragraph.
“Lock-up Expiration” means the earlier of (i) 18 months plus the duration of any Delay Period or Blackout Period from the Effective Date and (ii) the date on which the Onex Holders and their Permitted Transferees first hold less than 10% of the Registrable Securities held by the Onex Holders as of the Effective Date.
“NYSE” means the New York Stock Exchange, Inc.
“Onex Holders” has the meaning set forth in the introductory paragraph.
“Permitted Transferee” means (a) with respect to any Holder, (i) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned, directly or indirectly, by such Holder, or (ii) to any Immediate Family Member of such Holder, (b) with respect to any Greystone Holder, any other Greystone Holder, (c) with respect to any Onex Holder, any other Onex Holder or any Affiliate of an Onex Holder, and (d) with respect to GEN Management, LLC and GEN Management Investors, LLC, any holder of equity interests therein.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or any other entity.
“Piggyback Registration” has the meaning set forth in Section 4(a) hereof.

“Piggyback Registration Notice” has the meaning set forth in Section 4(a) hereof. “Piggyback Registration Statement” has the meaning set forth in Section 4(a) hereof.
“Prospectus” means the prospectus or prospectuses forming a part of, or deemed to form a part of, or included in, or deemed included in, any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
“Purchase Agreement” means the Purchase and Contribution Agreement, dated as of August 18, 2014, by and between the Company and FC-GEN Operations Investment, LLC.
“Registrable Securities” means (a) any shares of Common Stock held by the Onex Holders and any shares of Common Stock issuable upon conversion of the Class B Common Stock held by the Onex Holders, (b) any shares of Common Stock issued as Stock Consideration or issuable upon the exercise of securities issued as Stock Consideration, (c) all shares of Common Stock issued or issuable upon exchange of the Greystone Exchangeable LLC Interests and (d) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any right or other security which is issued as) a stock dividend, stock split or other distribution with respect to, or in exchange for or in substitution of such shares of Common Stock referred to in clauses (a), (b) or (c) or in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) they are distributed pursuant to an effective Registration Statement under the Securities Act, (ii) they are sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act), (iii) they shall have ceased to be outstanding, or (iv) they shall have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one Registration Statement at any one time.
“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.
“Registration Statement” means any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.
“SEC” means the Securities and Exchange Commission.
“Secondary Offering Size” has the meaning set forth in Section 3(a) hereof. “Securities Act” means the Securities Act of 1933, as amended.
“Shelf Registration Statement” has the meaning set forth in Section 2 hereof.
“Stock Consideration” means the shares of Common Stock (or securities exercisable therefor) issued to the Investors pursuant to the Purchase Agreement.
“Stock Repurchase” has the meaning set forth in Section 4(b) hereof. “Suspension Notice” has the meaning set forth in Section 6(e) hereof. “Transfer” has the meaning set forth in Section 11 hereof.
“underwritten registration or underwritten offering” means an offering in which securities of the Company are sold to one or more underwriters (as defined in Section 2(a)(11) of the Securities Act) for resale to the public.
2.Shelf Registration Statements.
At the request of a Holder, the Company shall use its best efforts to promptly file a registration statement on Form S-3 or such other form under the Securities Act then available to the Company providing for (a) the issuance of Common Stock upon an exchange, from time to time, of Greystone Exchangeable LLC Interests held by any Greystone Holder and (b) the resale pursuant to Rule 415 from time to time by the requesting Holder of such number of shares of Registrable Securities requested by such Holder to be registered thereby (including the Prospectus, amendments and supplements to the shelf registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such shelf registration statement, the “Shelf Registration Statement”). The Company shall use its best efforts to cause the Shelf Registration Statement to be declared effective by the SEC as of immediately following the Lock-up Expiration. The Company shall maintain the effectiveness of the Shelf Registration Statement (or a replacement thereof) for as long as any Holder owns any Registrable Securities.
3.Demand Registrations.

(a)    Right to Request Registration. Subject to the conditions of this Section 3, if the
Company shall receive at any time a written request (a “Demand Registration”) from the Onex Holders, on the one hand, or the Greystone Holders, on the other hand, that the Company file a Registration Statement (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, a “Demand Registration Statement”) covering the registration of a number of Registrable Securities specified in such request; provided, however, that the amount specified in such request, net of applicable underwriting discounts, selling commissions and stock transfer taxes, shall have a value (based on current market price) of at least $30,000,000 or, if less than $30,000,000, an amount sufficient to permit, after taking into account the allocation provisions of Section 3(c), the sale of all of the Registrable Securities held by whichever of the Onex Holders or the Greystone Holders are requesting such Demand Registration (the “Secondary Offering Size”) (such Holders making the written request, the “Initiating Holders”), then the Company shall (x) within fifteen (15) days of the receipt thereof, give written notice of such request to all Holders, and, (y) subject to the limitations of Section 3(d), use its best efforts to, as soon as practicable, effect the registration under the Securities Act of the Registrable Securities the Company has been so requested to register by the Initiating Holders, together with all or such portion of Registrable Securities of any Holder joining in such request as are specified in a written request received by the Company within fifteen (15) Business Days after the giving of the written notice from the Initiating Holders specified above and are within the limit specified in Section 3(c). In connection with each such Demand Registration, the Company shall cause there to occur Full Cooperation.
(b)    Number of Demand Registrations.
(i)Notwithstanding any Demand Registrations by the Greystone Holders, the Onex Holders will be entitled to request two (2) Demand Registrations pursuant to Section 3(a) during the 18 month period following the Effective Date; provided, that such 18 month period shall be extended by an amount of time equal to the duration of any Blackout Period or Delay Period occurring during such period (as it may be so extended). Notwithstanding any Demand Registrations by the Onex Holders, the Greystone Holders shall be entitled to request one (1) Demand Registration pursuant to Section 3(a) during the 18 month period following the Effective Date (as extended by the duration of any Blackout Period or Delay Period as described above); provided, however, that, if the notice of Demand Registration is delivered prior to the Lock-up Expiration, the number of Registrable Securities registered on such Demand Registration Statement by the Greystone Holders (or their successors) shall not exceed 10% of the total outstanding Common Stock on a fully-diluted and as-exchanged basis. A registration shall not count as one of the permitted Demand Registrations pursuant to Section 3(a): (A) until the related Demand Registration Statement has become effective or (B) if there was not Full Cooperation in connection therewith. Expenses incurred in connection with a Demand Registration Statement effected pursuant to this Section 3(b)(i) shall be paid in accordance with Section 7(a).

(ii)Notwithstanding Section 3(b)(i), after the Lock-up Expiration, the Greystone Holders will be entitled to unlimited Demand Registrations pursuant to Section 3(a) until such time as the Greystone Holders no longer hold any Registrable Securities; provided, that, if either (A) prior thereto, the Greystone Holders have exercised their right to request one (1) Demand Registration pursuant to Section 3(a)(i) or (B) the notice of Demand Registration is delivered following the expiration of the 18 month period following the Effective Date (as extended by the duration of any Blackout

Period or Delay Period) (in each case of clause (A) and (B), an “Expense Condition”), the Holders selling Registrable Securities on the Demand Registration Statement shall be required to pay for or reimburse the Company for expenses incurred in connection with such Demand Registration Statement pursuant to Section 7(b).
(c)    Priority on Demand Registrations. In any Demand Registration pursuant to
Section 3(a), the securities to be included shall be limited to (x) a number of Registrable Securities not exceeding 74.25% of the Secondary Offering Size to be sold by Onex Holders and (y) a number of Registrable Securities not exceeding 25.75% of the Secondary Offering Size to be sold by Greystone Holders; provided, however, that if the non-Initiating Holder declines to sell its maximum allocation in such Demand Registration pursuant to the limitations set forth in this Section 3, then such unused allotment shall be allocated (i) first, to Registrable Securities held by the Initiating Holder and (ii) second, if the Initiating Holder declines to sell an amount of Registrable Securities equal to the unused allotment, to shares of Common Stock to be issued by the Company if it, in its sole discretion, determines to sell such shares (such amount not to exceed the remaining amount of such unused allotment). The Initiating Holder may, by written notice to the Company (which shall provide such notice to all Holders that have elected to participate in such Demand Registration) at least five (5) Business Days prior to the filing of the first preliminary prospectus to be used for distribution in respect of such Demand Registration Statement, change the Secondary Offering Size; provided, that no such notice shall be required to be given with respect to an increase of the Secondary Offering Size resulting from the exercise of any over-allotment option in respect of such Demand Registration, or with respect to any other upward or downward change of less than twenty percent (20%) with respect to the overall Secondary Offering Size (such overall Secondary Offering Size to include the amount of any over-allotment option that could be exercised in connection therewith). Following the receipt of such written notice, the non-Initiating Holder shall then have two (2) Business Days to provide written notice to the Company stating that it will (i) withdraw from such offering if it previously indicated it would participate or (ii) if it had previously elected not to participate in such Demand Registration, participate and provide the number of Registrable Securities it will sell, subject to the limitations set forth in this Section 3. If a Demand Registration pursuant to Section 3 involves an underwritten offering and the managing underwriter shall advise the Company that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then, subject to the preceding sentence, the Company shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such effect, allocated (i) first, to Registrable Securities requested by the Holders to be included in such registration and (ii) second, among all shares of Common Stock requested to be included in such registration by any other Persons (including securities to be sold for the account of the Company) allocated among such Persons in such manner as they may agree; provided, however, if such underwriter determines that the Registrable Securities requested by the Holders to be included in such registration pursuant to the first three sentences of this Section 3(c) exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Registrable Securities that are included in such offering shall be (x) in the case of a Demand Registration under Section 3(b)(i), apportioned 74.25% to the Onex Holders and 25.75% to the Greystone Holders (but not in excess of the number of Registrable Securities that the Onex Holders and Greystone Holders, respectively, have requested to be included in such Demand Registration), and further apportioned among the Onex Holders, on the one hand, and the Greystone Holders, on the other hand, on a pro rata basis in accordance with the number of Registrable Securities held by each such Onex Holder and Greystone Holder, as applicable; or (y) in the case of a Demand Registration under Section 3(b)(ii), apportioned among the Onex Holders, on the one hand, and the Greystone Holders, on the other hand, on a pro rata basis in accordance with the number of Registrable Securities held by each such Onex Holder and Greystone Holder, as applicable, and further apportioned in such other proportions as shall mutually be agreed to by all such selling Holders; provided, however, that in the event that the Greystone Holders make the first request of a Demand Registration pursuant to Section 3(a)(i), then in the case of the first Demand Registration under Section 3(b)(ii), the Registrable Securities that are included in such offering shall be apportioned 50.0% to the Onex Holders and 50.0% to the Greystone Holders (but not in excess of the number of Registrable Securities that the Onex Holders have requested to be included in such Demand Registration), and further apportioned among the Onex Holders, on the one hand, and the Greystone Holders, on the other hand, on a pro rata basis in accordance with the number of Registrable Securities held by each such Onex Holder and Greystone Holder, as applicable. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.
(d)    Restrictions on Demand Registrations. The Company may postpone the filing or the effectiveness of a Demand Registration Statement if, based on the good faith judgment of the Company’s Board of Directors, such postponement is necessary in order to avoid premature disclosure of a matter the Board of Directors has determined would not be in the best interest of the Company to be disclosed at such time; provided, however, that majority in interest of the Holders requesting such Demand Registration Statement shall be entitled, at any time after receiving notice of such postponement and before such Demand Registration Statement becomes effective, to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations. The Company shall provide written notice to the Holders of (i) any postponement of the filing or effectiveness of a Demand Registration Statement pursuant to this Section 3(d), (ii) the Company’s decision to file or seek effectiveness of such Demand Registration Statement following such postponement and (iii) the effectiveness of such Demand Registration Statement. The Company may defer the filing or effectiveness of a particular Demand Registration Statement pursuant to this Section 3(d) only once during any 12-month period. Notwithstanding the provisions of this Section 3(d), the Company may not postpone the filing or effectiveness of a Demand Registration Statement past the date that is the earliest of (x) the date upon which any disclosure of a matter the Board of Directors has determined would not be in the best interest of the Company to be disclosed is disclosed to the public or ceases to be material, (y) thirty (30) days after the date upon which the Board of Directors has determined such matter should not be disclosed and (z) such date that, if such postponement continued, would result in there being more than 45 days in the aggregate in any 12-month period during which the filing or effectiveness of one or more Registration Statements has been so postponed. The period during which filing or effectiveness is so postponed hereunder is referred to as a “Delay Period.”

4.    Piggyback Registrations.
(a)Right to Piggyback. Whenever the Company proposes to publicly sell or register for sale any of its common equity securities pursuant to a registration statement (a “Piggyback Registration Statement”) under the Securities Act (other than a registration statement on Form S-8 or on Form S-4 or any similar successor forms thereto) (a “Piggyback Registration”), the Company shall give prompt written notice to the Holders of its intention to effect such sale or registration (the “Piggyback Registration Notice”) and, subject to Section 4(b), shall include in such transaction all Registrable Securities with respect to which the Company has received a written request from the Holders for inclusion therein within 15 days after the receipt of the Company’s notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion, without prejudice to the Holders’ right to immediately request a Demand Registration or Shelf Registration Statement hereunder. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 3 or a Shelf Registration Statement for purposes of Section 2.
(b)Priority on Primary Registrations. If a Piggyback Registration is initiated as an underwritten primary registration on behalf of the Company where the primary use of proceeds does not include the repurchase, redemption, subscription or retirement of capital stock of the Company (a “Stock Repurchase”), and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities the Company proposes to sell, (ii) second, to the Registrable Securities requested to be included therein by the Holders and (iii) third, among other securities requested to be included in such registration by other security holders of the Company on such basis as such holders may agree among themselves and the Company; provided, however, if such underwriter determines that the Registrable Securities requested by the Holders to be included in such registration pursuant to Section 4(b)(ii) above exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Registrable Securities that are included in such offering shall be (x) if the Piggyback Registration Notice is delivered prior to the Lock-up Expiration, apportioned 74.25% to the Onex Holders and 25.75% to the Greystone Holders (but not in excess of the number of Registrable Securities that the Onex Holders and Greystone Holders, respectively, have requested to be included in such Piggyback registration), and further apportioned among the Onex Holders, on the one hand, and the Greystone Holders, on the other hand, on a pro rata basis in accordance with the number of Registrable Securities held by each such Onex Holder and Greystone Holder, as applicable, and (y) if the Piggyback Registration Notice is delivered after the Lock-up Expiration, apportioned to such Holders on a pro rata basis in accordance with the number of Registrable Securities held by each such Holder, or in each case in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

5.Selection of Underwriters.
If any of the Registrable Securities covered by a Demand Registration Statement or a Shelf Registration Statement is to be sold in an underwritten offering, the Holders of the Registrable Securities to be included shall have the right to select the managing underwriter(s) to administer the offering subject to the prior approval of the Company, which approval shall not be unreasonably withheld.
6.Procedures.
(a)    In connection with the registration and sale of Registrable Securities pursuant to this Agreement, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the Holders’ intended methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:
(i)prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective as soon as practicable thereafter; and before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including any prospectus supplement for a shelf takedown), furnish to the Holders and the underwriter or underwriters, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and, if requested by the Holders, the exhibits incorporated by reference, and the Holders (and the underwriter(s), if any) shall have the opportunity to review and comment thereon, and the Company will make such changes and additions thereto as reasonably requested by the Holders (and the underwriter(s), if any) prior to filing any Registration Statement or amendment thereto or any Prospectus or any supplement thereto;
(ii)prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 180 days (plus, in each case, the duration of any Delay Period and any Blackout Period), in the case of a Demand Registration Statement or for as long as any Holder owns any Registrable Securities, in the case of a Shelf Registration Statement, or such shorter period as is necessary to complete the distribution of the securities covered by such Registration Statement and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Holders thereof set forth in such Registration Statement and, in the case of the Shelf Registration Statement, prepare such prospectus supplements containing such disclosures as may be reasonably requested by the Holders or any underwriter(s) in connection with each shelf takedown;
(iii)furnish to the Holders such number of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as the Holders and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities, provided, however, that the Company shall have no such obligation to furnish copies of a final prospectus if the conditions of Rule 172(c) under the Securities Act are satisfied by the Company;
(iv)use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions (domestic or foreign) as the Holders and any underwriter(s) reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders and any underwriter(s) to consummate the disposition in such jurisdictions of the Registrable Securities (provided, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);
(v)notify the Holders and any underwriter(s), at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which any Prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of the Holders or any underwriter(s), the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter supplemented and/or amended, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;
(vi)in the case of an underwritten offering, (A) enter into such agreements (including underwriting agreements in customary form), (B) take all such other actions as the Holders or the underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, causing senior management and other Company personnel to cooperate with the Holders and the underwriter(s) in connection with performing due diligence) and (C) cause its counsel to issue opinions of counsel in form, substance and scope as are customary in primary underwritten offerings, addressed and delivered to the underwriter(s) and the Holders;
(vii)in connection with each Demand Registration pursuant to Section 3, cause there to occur Full Cooperation and, in all other cases, cause members of senior management of the Company to be available to participate in, and to cooperate with the underwriter(s) in connection with customary marketing activities (including select conference calls and one-on-one meetings with prospective purchasers);
(viii)make available for inspection by the Holders, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by the Holders or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Holders, underwriter, attorney, accountant or agent in connection with such Registration Statement;
(ix)use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which securities of the same class issued by the Company are then listed or, if no such similar securities are then listed, on the NYSE or a national securities exchange selected by the Company;
(x)provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;
(xi)if requested, cause to be delivered, immediately prior to the pricing of any underwritten offering, immediately prior to effectiveness of each Registration Statement (and, in the case of an underwritten offering, at the time of closing of the sale of Registrable Securities pursuant thereto), letters from the Company’s independent registered public accountants addressed to the Holders and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent registered public accountants delivered in connection with primary underwritten public offerings;
(xii)make generally available to its Holders a consolidated earnings statement (which need not be audited) for the 12 months beginning after the effective date of a Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earnings statement under Section 11(a) of the Securities Act; and
(xiii)promptly notify the Holders and the underwriter or underwriters, if any:
(A)when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;
(B)of any written request by the SEC for amendments or supplements to the Registration Statement or any Prospectus or of any inquiry by the SEC relating to the Registration Statement or the Company’s status as a well-known seasoned issuer;
(C)of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(D)of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.
(b)    The Company represents and warrants that no Registration Statement (including any amendments or supplements thereto and Prospectuses contained therein) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (except that the Company makes no representation or warranty with respect to information relating to the Holders furnished to the Company by or on behalf of the Holders specifically for use therein).
(c)The Company shall make available to the Holders (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement or to any of the documents incorporated by reference therein, and (ii) such number of copies of each Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as the Holders or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities. The Company will promptly notify the Holders of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any supplement or amendment to such Shelf Registration Statement or of any Prospectus supplement. The Company will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review.
(d)The Company may require the Holders to furnish to the Company any other information regarding the Holders and the distribution of such securities as the Company reasonably determines, based on the advice of counsel, is required to be included in any Registration Statement.
(e)The Holders agree that, upon notice from the Company of the happening of any event as a result of which the Prospectus included (or deemed included) in such Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading (a “Suspension Notice”), the Holders will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement for a reasonable length of time not to exceed 10 days (30 days in the case of an event described in Section 3(d)) until the Holders is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 7(a); provided, however, that such postponement of sales of Registrable Securities by the Holders shall not exceed forty-five (45) days in the aggregate in any 12-month period. If the Company shall give the Holders any Suspension Notice, the Company shall extend the period of time during which the Company is required to maintain the applicable Registration Statements effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date the Holders either are advised by the Company that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated by Section 7(a)

“Blackout Period”). In any event, the Company shall not be entitled to deliver more than a total of three (3) Suspension Notices or notices of any Delay Period in any 12-month period.
(f)    The Company shall not permit any officer, director, underwriter, broker or any other person acting on behalf of the Company to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any registration statement covering Registrable Securities, without the prior written consent of the Holders and any underwriter.
7.    Registration Expenses.
(a)Subject to Section 7(b), all expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees (including SEC registration fees and filing fees with the Financial Industry Regulatory Authority, Inc., fees and expenses of compliance with securities or blue sky laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all accountants and other Persons retained by the Company (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities), shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of: (i) in the case of the Onex Holders being the Initiating Holders, a registration proceeding that is begun pursuant to Section 3 other than the first two such requested Demand Registrations (not including for these purposes any requested Demand Registration which is withdrawn pursuant to the provisions of Section 3(d), the expenses of which shall be borne by the Company), or (ii) in the case of the Greystone Holders being the Initiating Holders, a registration proceeding that is begun pursuant to Section 3 other than the first such requested Demand Registration (not including for these purposes any requested Demand Registration which is withdrawn pursuant to the provisions of Section 3(d), the expenses of which shall be borne by the Company), and in either such case such Initiating Holders requesting such Demand Registration shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration. The obligation of the Company to bear the expenses described in this Section 7(a) shall apply irrespective of whether any sales of Registrable Securities ultimately take place.
(b)If a Demand Registration is requested by a Holder or Holders after the Lock-up Expiration and an Expense Condition is satisfied, such Holder or Holders selling Registrable Securities on such Demand Registration Statement shall be responsible for all expenses incurred (whether by the Holders or the Company) in effecting such Demand Registration Statement (pro rata based upon the number of Registrable Securities that are to be included by such requesting Holders in such Demand Registration). If the Company seeks reimbursement for expenses incurred by it in connection with effecting such registration, it shall provide its reasonable, documented expenses to the Initiating Holders no later than 30 days following the effectiveness of the Demand Registration Statement.
8.    Indemnification.
(a)    To the fullest extent permitted by law, the Company, as applicable, will indemnify and hold harmless each Holder joining in a registration and its directors and officers,

any underwriter (as defined in the Securities Act) for it, and each Person, if any, who controls such Holder or such underwriter within the meaning of the Securities Act, from and against any losses, claims, damages, expenses (including reasonable attorneys’ fees and expenses and reasonable costs of investigation) or liabilities (collectively, the “Losses”), joint or several, to which they or any of them may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made, provided, that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to a Holder, underwriter or control person for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (i) an untrue statement or omission contained in such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto in reliance upon and in conformity with written information furnished by such Holder, underwriter or control person to the Company specifically for inclusion in the Registration Statement in connection with such registration, or (ii) such Holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, underwriter or control person and shall survive the transfer of such securities by such Holder.
(b)    To the fullest extent permitted by law, each Holder joining in a registration shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company and any Person who controls any such agent or underwriter and each other Holder and any Person who controls such Holder (within the meaning of the Securities Act) against any losses, claims, damages, expenses (including reasonable attorney’s fees and expenses and reasonable costs of investigation) or liabilities to which the Company or any such director, officer, control person, agent, underwriter or other Holder may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon an untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Holder specifically for inclusion in such Registration Statement, provided, that the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlements effected without the consent of such Holder (which consent shall not be unreasonably withheld). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, Holder, underwriter or control person and shall survive the Transfer of such securities by such Holder.
(c)Any Person seeking indemnification under this Section 8 will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, but the failure to give such notice will not affect the right to indemnification hereunder, except to the extent the indemnifying party is actually prejudiced by such failure and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party, and other indemnifying parties similarly situated, jointly to assume the defense of such claim with counsel reasonably satisfactory to the parties. In the event that the indemnifying parties cannot mutually agree as to the selection of counsel, each indemnifying party may retain separate counsel to act on its behalf and at its expense. The indemnified party shall in all events be entitled to participate in such defense at its expense through its own counsel. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.
(d)If for any reason the foregoing indemnification is unavailable to any party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs of this Section 8, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective indemnified parties are entitled, each indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party, on the one hand, and the applicable indemnified party, as the case may be, on the other hand, and also the relative fault of the indemnifying party and any applicable indemnified party, as the case may be, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation. No Holder shall be obligated to contribute to any loss, claim, damage, expense or liability for which it would not be obligated for indemnification under the terms of Section 8(b).

(e)The aggregate liability of any Holder under this Section 8 with respect to any registration shall be limited to the net proceeds received by such Holder from sales of Registrable Securities pursuant to such registration.
(f)Notwithstanding the foregoing, to the extent that the provisions on indemnification or contribution contained in the underwriting agreement entered into in connection with the underwritten registration or underwritten offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
9.    Rule 144.
The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as the Holders may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144 under the Securities Act, to the extent required to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as Rule 144 may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Holders, the Company will deliver to the Holders a written statement as to whether it has complied with such information and requirements.
10.    Transfer of Registration Rights.
(a)No Holder may transfer all or any portion of its then-remaining rights under this Agreement to any transferee other than a Permitted Transferee to whom such Holder Transfers Registrable Securities. Any transfer of registration rights pursuant to this Section 10 shall be effective upon receipt by the Company of (i) written notice from such Holder stating the name and address of any transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred and the nature of the rights so transferred and (ii) a written agreement from the transferee to be bound by all of the terms of this Agreement. Such Holder and such transferees may exercise the registration rights hereunder in such proportion (not to exceed the then-remaining rights hereunder) as they shall agree among themselves.
(b)After such transfer, such Holder shall retain its rights under this Agreement with respect to all other Registrable Securities owned by such Holder. Upon the request of such Holder, the Company shall execute a Registration Rights Agreement with such transferee or a proposed transferee substantially similar to the applicable sections of this Agreement.
11.    Lock-up Agreement.
Each Holder of Registrable Securities agrees that such Holder shall not during the period commencing on the Effective Date until the Lock-up Expiration, (a) offer, pledge (other than to a financial institution in exchange for borrowed money), sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any Registrable Securities, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Registrable Securities or such other securities, in cash or otherwise (each such transaction, a “Transfer”); provided that any Holder may Transfer Registrable Securities to a Permitted Transferee who agrees in writing to be bound by and subject to the terms and conditions set forth in this Section 11. In connection with any such

Transfer, if the transferor is a Greystone Holder, then the transferee shall be deemed a Greystone Holder under this Agreement, and if the transferor is an Onex Holder, then the transferee shall be deemed an Onex Holder under this Agreement. The foregoing provisions of this Section 11 shall not apply to sales of Registrable Securities to be included in an offering pursuant to Section 2, Section 3 or Section 4. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.
12.Conversion or Exchange of Other Securities.
If Holders offer Registrable Securities by forward sale, or any options, rights, warrants or other securities issued by it or any other person that are offered with, convertible into or exercisable or exchangeable for any Registrable Securities, the Registrable Securities subject to such forward sale or underlying such options, rights, warrants or other securities shall be eligible for registration pursuant to Sections 2, 3 and 4.
13.Miscellaneous.
(a)    Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or by facsimile transmission (with immediate telephone confirmation thereafter) and, in the case of the Holders, shall also be sent via e-mail,
If to the Company:
Skilled Healthcare Group, Inc. 27442 Portola Parkway, Suite 200 Foothill Ranch, California 92610 Facsimile No.: (949) 282-5820

with a copy to:
If prior to November 1, 2014:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Facsimile No.: (212) 836-8689
Attention: Derek M. Stoldt – derek.stoldt@kayescholer.com
If on or after November 1, 2014:
Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Facsimile No.: (212) 836-8689
Attention: Derek M. Stoldt – derek.stoldt@kayescholer.com
If to the Onex Holders:
Onex Partners LP
712 Fifth Avenue, 40th Floor New York, NY 10019
Facsimile No. 212-582-0909 Email: jhausman@onex.com
Onex US Principals LP
421 Leader Street Marion, OH 43302
Facsimile No. 740-223-7762
Email: dwest@onex.com
Onex Real Estate Holdings III Inc.
421 Leader Street Marion, OH 43302
Facsimile No. 740-223-7762
Email: dwest@onex.com

With a copy to:
If prior to November 1, 2014:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Facsimile No.: (212) 836-8689
Attention: Derek M. Stoldt – derek.stoldt@kayescholer.com
If on or after November 1, 2014:
Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Facsimile No.: (212) 836-8689
Attention: Derek M. Stoldt – derek.stoldt@kayescholer.com
If to the Greystone Holders:
Formation Capital, LLC
3820 Mansell Road, Suite 280
Alpharetta, Georgia 30022
Facsimile No.: (678) 261-5112
Attention: Christina Firth – cfirth@formationcapital.com
If to a transferee Holder, to the address of such transferee Holder set forth in the transfer documentation provided to the Company;
in each case with copies to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Attention: Jeremy London
Facsimile No.: (202) 661-8299
or at such other address as such party each may specify by written notice to the Company, the Onex Holders and the Greystone Holders, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered personally, upon one Business Day after being deposited with a courier if delivered by courier, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.
(b)    No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
(c)Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. If the outstanding Common Stock is converted into or exchanged or substituted for other securities issued by any other Person, as a condition to the effectiveness of the merger, consolidation, reclassification, share exchange or other transaction pursuant to which such conversion, exchange, substitution or other transaction takes place, such other Person shall automatically become bound hereby with respect to such other securities constituting Registrable Securities and, if requested by the Holders or a permitted transferee, shall further evidence such obligation by executing and delivering to the Holders and such transferee a written agreement to such effect in form and substance satisfactory to the Holders.
(d)Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(e)Specific Enforcement; Consent to Jurisdiction. The parties hereto agree that irreparable damage would occur and that they would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) (such courts, the “Chosen Courts”), without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties irrevocably (i) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the Transactions or the negotiation, execution or performance hereof or thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (iii) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 13(e), (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 13(a) and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 13(a) shall be effective service of process for any litigation in connection with this Agreement or the Transactions. Nothing in this Section 13(e) shall affect the right of any party to serve legal process in any other manner permitted by law.
(f)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(f).
(g)Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.
(h)Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.
(i)Captions. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.
(j)Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable,

the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(k)Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, with respect to any party unless made in writing and signed by a duly authorized representative of such party.
(l)Aggregation of Stock. All Registrable Securities held by or acquired by any Affiliated Persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.
(m)Equitable Relief. The parties hereto agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the undersigned as of the date first written above.
[Signature Page to Registration Rights Agreement]
Skilled Healthcare Group, Inc.
By:
Name: Robert H. Fish
Title: Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the undersigned as of the date first written above.
[Signature Page to Registration Rights Agreement]
Onex Real Estate Holdings III Inc.
By:
Name: Robert M. Le Blanc Title: Vice President
By:
Name: Donald F. West Title: Vice President
Onex Partners LP
By: Onex Partners GP LP, its General Partner
By: Onex Partners Manager LP, its Agent By: Onex Partners Manager GP ULC, its General Partner
By:
Name: Robert M. Le Blanc
Title: Senior Managing Director
By:
Name: Donald F. West
Title: Vice President and Secretary
Onex US Principals LP
By: Onex American Holdings GP LLC, its General Partner
By:
Name: Robert M. Le Blanc Title: Director
By:
Name: Donald F. West Title: Director

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the date first written above.
GAZELLE GEN, LLC,
a Delaware limited liability company
By:
Name: Isaac M. Neuberger Title: Manager
MID ATLANTIC HEALTHCARE INVESTORS, LLC,
a Delaware limited liability company
By:
Name: Title:
MCP GENESIS, LLC,
a Delaware limited liability company
By:
Name: Robert Hartman Title: Manager
MIDWAY GEN CAPITAL, LLC, a Delaware limited liability company
By:
Name: Robert Hartman Title: Manager

[Signature Pages Continue]
[Signature Page to Registration Rights Agreement]

ROBERT HARTMAN FAMILY TRUST
By:
Name: Michael Harris Title: Trustee
SENIOR CARE GENESIS, LLC, a Delaware limited liability company
By: Senior Care Development, LLC, its Manager
By:
Name: David Reis
Title: Managing Member
HCCF MANAGEMENT GROUP XI, LLC, a Delaware limited liability company
By:
Name: Arnold Whitman Title: Manager
HCCF MANAGEMENT GROUP, INC., a Georgia corporation
By:
Name: Arnold Whitman Title: President and CEO

[Signature Pages Continue]
[Signature Page to Registration Rights Agreement]

ALG GENESIS LLC,
a Delaware limited liability company
By:
Name: Asher Low Title: Manager
KIDRON VII, LLC,
a Delaware limited liability company
By:
Name: Joel Kestenbaum Title: Manager
OPHEL VII, LLC,
a Delaware limited liability company
By:
Name: Rivki Wolmark Title: Manager
KIDRON VIII, LLC,
a Delaware limited liability company
By:
Name: Sheldon Salcman Title: Manager
OPHEL VIII, LLC,
a Delaware limited liability company
By:
Name: Zvi Tress Title: Manager
[Signature Pages Continue]
[Signature Page to Registration Rights Agreement]

KENSINGTON HEALTHCARE INVESTORS, LLC,
a Delaware limited liability company
By:
Name: James S. Lee Title: Manager
COLUMBIA PACIFIC OPPORTUNITY FUND, L.P.,
a Washington limited partnership
By: Columbia Pacific Advisors, LLC, its General Partner
By:
Name: Alexander Washburn Title: Managing Member
3D REALTY ASSOCIATES, LLC, a New York limited liability company
By:
Name: Henry Schon Title: Manager
SCHON FAMILY FOUNDATION a New York non-profit corporation
By:
Name: Henry Schon Title: President

[Signature Pages Continue]
[Signature Page to Registration Rights Agreement]

H. GROSS FAMILY LP, a New York limited partnership
By:
Name: Henry Gross Title: General Partner
MARK GROSS
CHRISTOPHER M. SERTICH
MICHAEL T. JONES
FC PROFIT SHARING, LLC, a Delaware limited liability company
By:
Name: Steven E. Fishman Title: Manager
ZAC PROPERTIES XI, LLC, a Virginia limited liability company
By:
Name: Steven E. Fishman Title: Manager

[Signature Pages Continue]
[Signature Page to Registration Rights Agreement]

STEVEN E. FISHMAN
GEN MANAGEMENT, LLC, a Delaware limited liability company
By:
Name: Title:
GEN MANAGEMENT INVESTORS, LLC, a Delaware limited liability company
By:
Name: Title:

[Signature Pages Continue]
[Signature Page to Registration Rights Agreement]

GEORGE HAGER
ROBERT REITZ
DAVID ALMQUIST
PAUL BACH
RICHARD P. BLINN
DANIEL A. HIRSCHFELD
JEANNE PHILLIPS
MICHAEL S. SHERMAN
RICHARD CASTOR
THOMAS DIVITTORIO

[Signature Pages Continue]
[Signature Page to Registration Rights Agreement]

JOANNE REIFSNYDER
RAY THIVIERGE
DAVID BERTHA
LOU ANN SOIKA
JEFFREY BERENBACH
WALTER J. KIELAR
WENDY LABATE
JOSEPH MASON
BRAD EVANS
JASON FEUERMAN
[Signature Pages Continue]

[Signature Page to Registration Rights Agreement]

JOSEPH B. BOURNE JR.
[Signature Page to Registration Rights Agreement]
STEPHEN S. YOUNG
GARRY PEZZANO
LAURENCE F. LANE
KEN SILVERWOOD
J. RICHARD EDWARDS
NORMAN SCHUEFTAN
MARY WRINN
BARBARA HAUSWALD
JAMES TABAK
MIKE GUGLIEMO

OPCO ROCK, LLC
[Signature Page to Registration Rights Agreement]
By:
Name: Title:

Schedule A

Onex Real Estate Holdings III Inc.
Onex Partners LP
Onex US Principals LP
William A. Sanger
Colby Bartlett L.L.C.
Steven J. Shulman
James T. Kelly
Steven Epstein
Michael Boxer
Joel I. Greenberg
Granite Investments, LP

Cariad Investment Holdings Ltd.

Schedule B

Health Care REIT, Inc.
Gazelle Gen, LLC
MCP Genesis, LLC
Midway Gen Capital, LLC
Robert Hartman Family Trust
Senior Care Genesis, LLC
HCCF Management Group XI, LLC
ZAC Properties XI, LLC
ALG Genesis, LLC
Kidron VII, LLC
Ophel VII, LLC
Kensington Healthcare Investors, LLC
Columbia Pacific Opportunity Fund, L.P.
3D Realty Associates, LLC
Schon Family Foundation
H. Gross Family LP
Mark Gross
Christopher M. Sertich
Michael T. Jones
Kidron VIII, LLC

Ophel VIII, LLC
Steven E. Fishman
HCCF Management Group, Inc.

Dave Almquist
Richard Blinn
Daniel Hirschfeld Richard Castor
Thomas DiVittorio Jeanne Phillips
Michael Sherman Walter Kielar
Jeffrey Berenbach Joseph Mason
Wendy Labate
Lou Ann Soika
David Bertha
Lawrence Lane
Joseph Bourne Jr.
Steve Young
J. Richard Edwards Norman Schueftan
Ken Silverwood
Garry Pezzano
Joanne Reifsnyder
Ray Thivierge

Brad Evans

GEN Management, LLC GEN Management Investors, LLC FC Profit Sharing, LLC OpCo Rock LLC Mid Atlantic Healthcare Investors, LLC George Hager Robert “Mike” Reitz Paul Bach	Jason Fuerman Mary Wrinn Barbara Hauswald James Tabak Mike Gugliemo Joseph Dvorak

EXHIBIT E
FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENESIS HEALTHCARE, INC.
(ORIGINALLY INCORPORATED AS SHG HOLDING SOLUTIONS, INC.)
Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware
Genesis Healthcare, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The name of the Corporation is Genesis Healthcare, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on October 21, 2005 under the name “SHG Holding Solutions, Inc.”
2.This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Section 228, Section 242 and Section 245 of the DGCL.
3.This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.
4.Effective as of the date of its filing with the Delaware Secretary, the text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
FIRST: The name of the Corporation is Genesis Healthcare, Inc.
SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH: (1) Authorized Capital Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,200,000,000, consisting of (i) 1,000,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); (ii) 20,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”); (iii) 150,000,000 shares of Class C Common Stock, par value

$0.001 per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and (iii) 30,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock, Class C Common Stock or exchange of OP Class A Common Units (as defined below)) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock voting separately as a class shall be required therefor.
(2)    Common Stock. The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock are as follows:
(a)    Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:
(i)Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder. The holders of shares of Class A Common Stock shall not have cumulative voting rights.
(ii)Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder. The holders of shares of Class B Common Stock shall not have cumulative voting rights.
(iii)Each holder of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder. The holders of shares of Class C Common Stock shall not have cumulative voting rights.
(iv)Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(v)In addition to any other vote required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this

Amended and Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely
(b)    Dividends.
(i)Subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably as a single class, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
(ii)Except as set forth in clause (iii) below and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, dividends of the same type as any dividends and other distributions in cash, stock, or property of the Corporation payable or to be made on outstanding shares of Class A Common Stock and Class B Common Stock in an amount per share of Class C Common Stock equal to the amount of such dividends or other distributions as would be made on [•]1 shares of Class A Common Stock or Class B Common Stock. The holders of shares of Class C Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock and Class B Common Stock, such dividend or other distribution on the Class A Common Stock and Class B Common Stock when, as, and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
(iii)In the event a dividend is paid in the form of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be), holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), and holders of Class C Common Stock shall receive shares of Class C Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable.

(c)    Liquidation, Dissolution, etc. In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Corporation, after payments to
1    A fraction equal to the conversion rate determined pursuant to Schedule 1.02 of the Purchase Agreement.

creditors of the Corporation that may at the time be outstanding and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Corporation available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock shall be entitled to receive the same distribution as [•]2 shares of Class A Common Stock.
(d)Reclassification. None of the Class A Common Stock, the Class B Common Stock or the Class C Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the OP Class A Common Units (as defined below) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.
(e)Exchange. The holder of each limited liability company interest of FC-GEN Operations Investment, LLC, a Delaware limited liability company (the “OP”), designated as a “LLC Class A Common Unit” (an “OP Class A Common Unit”), other than OP Class A Common Units held by the Corporation, shall, pursuant to terms and subject to the conditions of the limited liability company operating agreement of the OP (the “OP LLC Agreement”) and as set forth hereunder, have the right to exchange each such OP Class A Common Unit for a number of fully paid and nonassessable shares of Class A Common Stock equal to the product of one (1) multiplied by the Adjustment Factor (as defined in the OP LLC Agreement).
(i)In connection with such exercise of the exchange privilege under the OP LLC Agreement, the Corporation shall (unless and to the extent the OP has elected in accordance with the terms and provisions of the OP LLC Agreement to pay cash in lieu of shares of Class A Common Stock) issue to the OP a number of shares of Class A Common Stock, in exchange for OP Class A Common Units, equal to the product of the Adjustment Factor multiplied by the number of OP Class A Common Units surrendered to the OP by the exchanging holder.
(ii)Concurrently with such exercise of the exchange privilege under the OP LLC Agreement, a number of shares of Class C Common Stock equal to the lesser of (x) the number of shares of Class A Common Stock to be issued as a result of such exchange and (y) the number of shares of Class C Common Stock then outstanding (the lesser of (x) and (y) is the “Class C Conversion Amount”) shall automatically, without further action by the exchanging holder or holders thereof, be converted into fully paid and nonassessable shares of Class A

Common Stock on the basis of [•]3 shares of Class A Common Stock for each
2    See note 2.
3    See note 2.

share of Class C Common Stock so converted. The shares of Class C Common Stock to be converted into Class A Common Stock in accordance with the immediately preceding sentence shall be those owned by the exchanging holder of OP Class A Common Units; if such exchanging holder does not hold a number of shares of Class C Common Stock equal to or greater than the Class C Conversion Amount, then all of the shares of Class C Common Stock held by such exchanging holder, if any, shall be converted into Class A Common Stock and an aggregate number of shares of Class C Common Stock held by other holders equal to the excess of (x) Class C Conversion Amount over (y) the number of shares of Class C Common Stock, if any, held by such exchanging holder shall be converted into Class A Common Stock, apportioned among all other holders of shares of Class C Common Stock in proportion to the number of shares of Class C Common Stock held by each. All such shares of Class C Common Stock that shall have been automatically converted as herein provided shall be retired and resume the status of authorized and unissued shares of Class C Common Stock, and all rights of the holder with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate. No fractional shares of Class A Common Stock shall be issued upon conversion of the shares of Class C Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash equal to the Value of the fractional shares of Class A Common Stock.
The term “Value” means, on any Valuation Date with respect to a share of Class A Common Stock, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the Valuation Date. The term “Market Price” on any date means, with respect to any outstanding shares of Class A Common Stock, the last sale price for such shares of Class A Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Class A Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such shares of Class A Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Class A Common Stock are listed or admitted to trading or, if such shares of Class A Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such shares of Class A Common

Stock are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Class A Common Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Class A Common Stock, the fair market value of the shares of Class A Common Stock, as determined in good faith by the Board of Directors. The term “Valuation Date” means the date of receipt by the managing member of the OP of a notice of redemption, subject to the terms and conditions set forth in the OP LLC Agreement, or such other date as specified herein, or, if such date is not a business day, the immediately preceding business day.
(iii) Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause (2)(e)(ii) of this Article FOURTH shall be reserved for issuance upon exchange of outstanding OP Class A Common Units.
(f)    Conversion of Class B Common Stock.
(i)Each holder of Class B Common Stock shall be entitled to convert at any time all or any portion of such holder's Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted.
(ii)The holders of a majority of the voting power of all the outstanding shares of Class B Common Stock shall be entitled to cause the conversion at any time all, but not less than all, of the outstanding shares of Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted. In the event of any such conversion, each share of Class B Common Stock which is then outstanding shall automatically, and without any notice to or action by the Corporation, the holder or any other Person, convert into one share of Class A Common Stock.
(iii)The right to convert shares of Class B Common Stock into shares of Class A Common Stock as provided by Clause (2)(f)(i) of this Article FOURTH and the first sentence of Clause (2)(f)(ii) of this Article FOURTH shall be exercised by the surrender to the Corporation of the certificate or certificates (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) representing the shares to be converted at any time during normal business hours at the principal executive offices of the Corporation, accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates (or book-entries made in lieu thereof), into shares of Class A Common Stock, as shall be stated in such notice, and, if certificates representing any of the shares to be issued upon such conversion are to be issued in a name other than that of the holder of the share or shares converted, accompanied by an instrument of transfer, in form satisfactory to the Corporation for the Common Shares, duly executed by such holder or such holder's duly authorized attorney. As promptly as practicable following the surrender for conversion of a certificate (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) representing shares to be converted with the notice and in the manner provided in this paragraph, the Corporation shall issue to such holder a certificate or certificates (or book-entries made in lieu thereof) representing, the number of whole shares of Class A Common Stock issuable upon such conversion, in such name or names as such holder may have directed. The issuance of certificates (or book-entries made in lieu thereof) for, or registration on the stock transfer books of the Corporation of, shares upon such a conversion shall be made without charge to the holders of the shares to be converted for any stamp or other similar stock transfer or documentary tax assessed in respect of such issuance. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) representing the shares to be converted accompanied by the required notice and payment, if any. Upon the date any such conversion is deemed effected, all rights of the holder of the converted shares as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the person or persons in whose name or names the registration of, or certificate or certificates (or book-entries made in lieu thereof) representing, the shares to be issued upon conversion of the shares surrendered for conversion shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion; provided, however, that, notwithstanding the foregoing, if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the registration of the, or certificate or certificates (or book-entries made in lieu thereof) representing, shares are to be so issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.
(iv) In the event of any conversion effected automatically without notice pursuant to Clause (2)(f)(ii) of this Article FOURTH, until the certificates (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) representing shares which have been converted shall have been surrendered to the Corporation, such certificates (or book-entries made in lieu thereof) shall represent the appropriate number of shares of Class A Common Stock into which the shares of Class B Common Stock represented by such certificates (or book-entries made in lieu thereof) shall have been converted or, if not all shares have been so converted, the appropriate number of shares of Class A Common Stock into which the shares of Class B Common Stock represented by such certificates (or book-entries made in lieu thereof) shall have been converted and the appropriate number of shares of Class B Common Stock represented by such certificates (or book-entries made in lieu thereof) that have not been so converted. Upon surrender by any holder of certificates (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) representing shares which have been automatically converted pursuant to Clause (2)(f)(ii) of this Article FOURTH the Corporation shall record, or cause to be recorded, on the Corporation's stock transfer books, the number of shares of Class A Common Stock into which shares of Class B Common Stock represented by the surrendered certificates (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) shall have been converted and, if not all shares of

Class B Common Stock represented by the surrendered certificates (or book-entries made in lieu thereof) have been so converted, the appropriate number of shares of Class B Common Stock that have not been so converted. Upon conversion of such shares of Class B Common Stock into shares of Class A Common Stock, all rights of the holder of the converted shares as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the holder of such converted shares and/or such holder's transferee(s) shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date such conversion has been automatically effected, or if such automatic conversion is effected on any date when the stock transfer books of the Corporation shall be closed, such automatic conversion shall be considered to have been effected immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.
(v)    Shares of Class B Common Stock that are converted into shares of
Class A Common Stock (or another security) as provided herein shall continue as authorized but unissued shares of Class B Common Stock and shall be available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be re-issued at any time when no shares of Class B Common Stock are outstanding.
(g)    Transfers.
(i)    Each share of Class B Common Stock shall be automatically
converted into one fully paid and nonassessable shares of Class A Common Stock, and each share of Class C Common Stock shall be automatically converted into [•]4 fully paid and nonassessable shares of Class A Common Stock, in each case without further action of the holder thereof upon the occurrence of any direct sale, pledge (other than to a bank or institutional lender to secure a loan for borrowed money), conveyance, hypothecation, assignment or other transfer (“Transfer”) of such share of Class B Common Stock or Class C Common Stock to any Person, other than (A) any affiliate, partner, member or other equityholder of such holder (which, for the avoidance of doubt, shall include any Transfer by way of distribution to partners, members or other equityholders in connection with a holder’s dissolution), (B) any Family Member or Controlled Entity (each as defined in the OP LLC Agreement) of such holder, (C) a trust of such holder for estate tax planning purposes or (D) the estate of a deceased holder. Each share of Class B Common Stock or Class C Common Stock subject to such conversion shall, upon such conversion, be deemed to represent such Common Stock as a result of a conversion and upon surrender by such holder to the Corporation of any outstanding certificate(s) (or a letter of transmittal representing the transfer of
4    See note 2.

book-entry entitlements in lieu thereof) formerly representing such holder’s shares of Class B Common Stock or Class C Common Stock, as applicable, issue the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock or Class C Common Stock were converted as a result of such conversion. Each share of Class B Common Stock or Class C Common Stock that is converted pursuant to this Clause (2)(g) of this Article FOURTH shall thereupon be retired and resume the status of authorized and unissued shares of Class B Common Stock or Class C Common Stock, as applicable, and all rights of the holder with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate. No fractional shares of Class A Common Stock shall be issued upon conversion of the shares of Class B Common Stock or Class C Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay (or, in the case of a conversion of shares of Class C Common Stock, cause the OP to pay) to the holder cash equal to the Value of the fractional shares of Class A Common Stock. The term “Person” means both natural persons and legal entities.
(ii)    The Corporation may, as a condition to the Transfer or the registration of Transfer of shares of Class B Common Stock or Class C Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such transfer would result in an automatic conversion pursuant to the terms of Clause (2)(g)(i) of this Article FOURTH.
(h)    No Preemptive or Subscription Rights. No holder of shares of Common
Stock shall be entitled to preemptive or subscription rights.
(3)    Preferred Stock.
(a)    The Board of Directors is expressly authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

(b)    Except as otherwise required in this Amended and Restated Certificate of
Incorporation or by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).
(4)    Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of (i) the same number of shares of such class to another person or (ii) the same number of shares of another class, and as otherwise permitted by law; provided, however, that the Corporation shall only be permitted to issue and sell shares of (a) Class A Common Stock to the extent such issuance and sale complies with the OP LLC Agreement and (b) Class C Common Stock in connection with the issuance by the OP of OP Class A Common Units in connection with any new capital raises, reclassifications, interest splits or exchanges, distributions, mergers or other business combinations, or recapitalizations. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of (i) the same number of shares of such class from another person or (ii) the same number of shares of another class, and as otherwise permitted by law. In the event that the Corporation determines to repurchase any shares of Class A Common Stock, the Corporation shall, as the managing member of the OP, cause the OP to repurchase from the Corporation an equal number of OP Class A Common Units and the proceeds received by the Corporation from the OP in such repurchase shall be used by the Corporation to fund the Corporation’s repurchase of shares of Class A Common Stock.
FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:
(1)The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2)The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to, or repeal the Bylaws of the Corporation (the “Bylaws”).
(3)The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

(4)A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Any director may resign at any time in accordance with the Bylaws.

(5)Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, with directors initially assigned to each class by resolution adopted by a majority of the members of the Board of Directors. Directors in each class shall serve for a term of three years.
(6)Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the other directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an Annual or Special Meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.
(7)Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation. The vacancy or vacancies in the Board of Directors caused by any such removal shall be filled as provided in Clause (6) of this Article FIFTH.
(8)No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of this Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Clause (8) of Article

FIFTH shall not adversely affect any limitation on the personal liability or any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
(9)In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation and any
Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.
SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
SEVENTH: Unless otherwise required by law, Special Meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time by a majority of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or holders of a majority of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation. Special Meetings of the stockholders of the Corporation may not be called by any other person or persons.
EIGHTH: Any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Corporation’s Bylaws.
NINTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his heirs, executors, and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his heirs, executors, or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article NINTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article NINTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right that any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
TENTH: The Bylaws may be amended, altered, changed or repealed, in whole or in part, either (i) by the affirmative vote of a majority of the entire Board of Directors (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors), or (ii) without the approval of the Board of Directors, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation.
ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.
TWELFTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, as amended from time to time, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (as amended from time to time, and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of the shares entitled to vote in connection with the election of directors of the Corporation shall be required to amend, alter, change, or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation, as amended from time to time, inconsistent with the purpose and intent of Articles FIFTH, SEVENTH, EIGHTH, NINTH,

TENTH or TWELFTH of this Amended and Restated Certificate of Incorporation, as amended from time to time.
THIRTEENTH: If any provision in this Amended and Restated Certificate of Incorporation is determined to be invalid, void, illegal, or unenforceable, the remaining provisions of this Amended and Restated Certificate of Incorporation shall continue to be valid and enforceable and shall in no way be affected, impaired, or invalidated.
FOURTEENTH: The Corporation is to have perpetual existence.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated
Certificate of Incorporation to be duly executed on its behalf this    day of    , 2014.
GENESIS HEALTHCARE, INC.
By:
Name: Title:

EXHIBIT F

FORM OF
AMENDED AND RESTATED
BYLAWS
OF
GENESIS HEALTHCARE, INC.
A Delaware Corporation
Effective [    ], 2014

Page
Article I
OFFICES
Section 1.1    Registered Office    1
Section 1.2    Other Offices    1
Article II
MEETINGS OF STOCKHOLDERS
Section 2.1    Place of Meetings    1
Section 2.2    Annual Meetings    1
Section 2.3    Special Meetings    1
Section 2.4    Notice    1
Section 2.5    Adjournments    2
Section 2.6    Quorum    2
Section 2.7    Voting    2
Section 2.8    Proxies    2
Section 2.9    Consent of Stockholders in Lieu of Meeting    3
Section 2.10    List of Stockholders Entitled to Vote    3
Section 2.11    Record Date    3
Section 2.12    Stock Ledger    4
Section 2.13    Conduct of Meetings    4
Section 2.14    Inspectors of Election    5
Section 2.15    Nature of Business at Meeting of Stockholders    5
Section 2.16    Nomination of Directors    7
Article III
DIRECTORS
Section 3.1    Number and Election of Directors    9
Section 3.2    Vacancies    10
Section 3.3    Duties and Powers    10
Section 3.4    Meetings    10
Section 3.5    Organization    10
Section 3.6    Resignations and Removals of Directors    11
Section 3.7    Quorum    11
Section 3.8    Actions of the Board by Written Consent    11
Section 3.9    Meetings by Means of Conference Telephone    11
Section 3.10    Committees    12
Section 3.11    Compensation    12
Section 3.12    Interested Directors    12

Article IV OFFICERS
Section 4.1    General    13
Section 4.2    Election    13
Section 4.3    Voting Securities Owned by the Corporation    13
Section 4.4    Chairman of the Board    14
Section 4.5    Chief Executive Officer    14
Section 4.6    President    14
Section 4.7    Vice Presidents    14
Section 4.8    Secretary    15
Section 4.9    Treasurer    15
Section 4.10    Assistant Secretaries    15
Section 4.11    Assistant Treasurers    16
Section 4.12    Other Officers    16
Article V STOCK
Section 5.1    Shares of Stock    16
Section 5.2    Signatures    16
Section 5.3    Lost Certificates    16
Section 5.4    Transfers    17
Section 5.5    Dividend Record Date    17
Section 5.6    Record Owners    17
Section 5.7    Transfer and Registry Agents    17
Article VI NOTICES
Section 6.1    Notices    17
Section 6.2    Waivers of Notice    18
Article VII
GENERAL PROVISIONS
Section 7.1    Dividends    18
Section 7.2    Disbursements    18
Section 7.3    Fiscal Year    18
Section 7.4    Corporate Seal    18
Article VIII
INDEMNIFICATION
Section 8.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right
of the Corporation    19
Section 8.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the
Corporation    19
Section 8.3    Authorization of Indemnification    19
Section 8.4    Indemnification by a Court    20

Section 8.5    Expenses Payable in Advance    20
Section 8.6    Non-exclusivity of Indemnification and Advancement of Expenses    20
Section 8.7    Insurance    21
Section 8.8    Certain Definitions    21
Section 8.9    Survival of Indemnification and Advancement of Expenses    21
Section 8.10    Limitation on Indemnification    21
Section 8.11    Indemnification of Employees and Agents    22
Article IX
AMENDMENTS
Section 9.1    Amendments    22
Section 9.2    Entire Board of Directors    22

AMENDED AND RESTATED
BYLAWS
OF
GENESIS HEALTHCARE, INC.
(hereinafter called the “Corporation”)
ARTICLE I
OFFICES
Section 1.1    Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.
Section 1.2 Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.1    Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.
Section 2.2 Annual Meetings. The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.
Section 2.3    Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), Special Meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time by a majority of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation or holders of a majority of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation. Special Meetings of the stockholders of the Corporation may not be called by any other person or persons.

Section 2.4 Notice. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

Section 2.5 Adjournments. Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 2.4 shall be given to each stockholder of record entitled to notice of and to vote at the meeting.
Section 2.6 Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority in voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.5, until a quorum shall be present or represented.
Section 2.7 Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws or permitted by the rules of any stock exchange on which the Corporation’s shares are listed and traded, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 2.11(a), each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 2.8. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
Section 2.8 Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three (3) years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:
(a)    A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b)    A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram or cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided, that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.
Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
Section 2.9 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).
Section 2.10 List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 2.11 Record Date.

(a)    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)    Only to the extent that action by written consent of the stockholders is not prohibited by the Certificate of Incorporation or these Bylaws, in order that the
Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
Section 2.12 Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.10 or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.
Section 2.13 Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.
Section 2.14 Inspectors of Election. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.
Section 2.15 Nature of Business at Meeting of Stockholders.
(a)Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 2.16) may be transacted at an Annual Meeting of Stockholders as is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.15 and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (B) who complies with the notice procedures set forth in this Section 2.15.
(b)In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
(c)To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (i) as to each matter such stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws, the text of the proposed amendment), and the reasons for conducting such business at the Annual Meeting and (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made: (A) the name and address of such person; (B) (I) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (II) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (III) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (IV) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (C) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (I) the Corporation or (II) the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person; (D) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting; and (E) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the Annual Meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.
(e)A stockholder providing notice of business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.15 shall be true and correct as of the date of the Annual Meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation prior to the Annual Meeting.
(f)No business shall be conducted at the Annual Meeting of Stockholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 2.15; provided, however, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 2.15 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.
(g)    Nothing contained in this Section 2.15 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).
Section 2.16 Nomination of Directors.
(a)Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.16 and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting or Special Meeting and (B) who complies with the notice procedures set forth in this Section 2.16.
(b)In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
(c)To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation (i) in the case of an Annual Meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs and (ii) in the case of a Special Meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Special Meeting was mailed or public disclosure of the date of the Special Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting or a Special Meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)    To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) (I) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (II) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (III) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (IV) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation, (D) such person’s written representation and agreement that such person (I) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in such representation and agreement and (III) in such person’s individual capacity, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation and (E) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (A) the name and record address of the stockholder giving the notice and the name and principal place of business of such beneficial owner; (B) (I) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (II) the name of each nominee holder of shares of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of the Corporation held by each such nominee holder, (III) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (IV) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (C) a description of (I) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee, (II) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, or otherwise relating to the Corporation or their ownership of capital stock of the Corporation, and (III) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (D) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting or Special Meeting to nominate the persons named in its notice; and (E) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
(e)A stockholder providing notice of any nomination proposed to be made at an Annual Meeting or Special Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.16 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting or Special Meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such Annual Meeting or Special Meeting.
(f)No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.16. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
ARTICLE III
DIRECTORS

Section 3.1 Number and Election of Directors. The Board of Directors shall consist of not less than three (3) nor more than nineteen (19) members, the exact number of which shall initially be fixed from time to time by the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three (3) classes, designated Class I,

Class II and Class III, with directors initially assigned to each class by resolution adopted by a majority of the members of the Board of Directors. Directors in each class shall serve for a term of three (3) years. Except as provided in Section 3.2, directors shall be elected by a plurality of the votes cast at the Annual Meeting for the year in which his term expires and each director so elected shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be stockholders.
Section 3.2 Vacancies. Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the other directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an Annual or Special Meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto.
Section 3.3 Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.
Section 3.4 Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairman of the Board, if there be one, the Chief Executive Officer or the Board of Directors. Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the Chief Executive Officer, or any director serving on such committee. Notice of any special meeting stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, telegram or electronic means on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 3.5 Organization. At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as chairman. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.
Section 3.6 Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing to the Chairman of the Board, if there be one, the Chief Executive Officer or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law or the Certificate of Incorporation and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at anytime, with cause, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.
Section 3.7 Quorum. Except as otherwise required by law, the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by a majority of the required quorum for that meeting.
Section 3.8 Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.
Section 3.9 Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting.
Section 3.10 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.
Section 3.11 Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Chairpersons or members of special or standing committees may be allowed like compensation for such service.
Section 3.12 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
ARTICLE IV
OFFICERS
Section 4.1    General. The officers of the Corporation shall be chosen by the
Board of Directors and shall be a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chairman of the Board (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited bylaw, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board, need such officers be directors of the Corporation.
Section 4.2    Election. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer's successor is elected and qualified, or until such officer's earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.
Section 4.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4.4 Chairman of the Board. The Chairman of the Board, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.
Section 4.5 Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board, have general supervision of the business and affairs of the Corporation and of its several officers and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall have the power to execute, by and on behalf of the Corporation, all deeds, bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and, provided the Chief Executive Officer is also a director, at all meetings of the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws or by the Board of Directors.
Section 4.6 President. Unless otherwise provided by the Board of Directors, the President shall be the Chief Executive Officer. The President shall, subject to the control of the Board of Directors, the Chairman of the Board, if there be one, and the Chief Executive Officer, if the President shall not be the Chief Executive Officer, have general supervision of the business and affairs of the Corporation. The President shall have the power to execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or, if the President shall not be the Chief Executive Officer, the Chief Executive Officer. In general, the President shall perform all duties incident to the office of President and such other duties as may from time to time be assigned to the President by the Board of Directors, the Chairman of the Board, if there be one, or the Chief Executive Officer, if the President shall not be the Chief Executive Officer. In the absence or disability of the Chairman of the Board and the Chief Executive Officer, the President shall preside at all meetings of the stockholders and, provided the President is also a director, at all meetings of the Board of Directors. If the President shall not be the Chief Executive Officer, in the event of the inability or refusal of the Chief Executive Officer to act, the Board of Directors may designate the President to perform the duties of the Chief Executive Officer, and, when so acting, the President shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

Section 4.7 Vice Presidents. At the request of the President or in the President's absence or in the event of the President's inability or refusal to act (and if there be no Chairman of the Board), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.
Section 4.8    Secretary. The Secretary shall attend all meetings of the Board of
Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors, the Chief Executive Officer or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation, if any, and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer's signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.
Section 4.9 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under the Treasurer's control belonging to the Corporation.
Section 4.10 Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the

Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 4.11 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer's inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer's possession or under the Assistant Treasurer's control belonging to the Corporation.
Section 4.12 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.
ARTICLE V
STOCK
Section 5.1    Shares of Stock. Except as otherwise provided in a resolution approved by the Board of Directors, all shares of capital stock of the Corporation shall be uncertificated shares.
Section 5.2    Signatures. To the extent any shares are represented by
certificates, any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Section 5.3 Lost Certificates. The Board of Directors may direct a new certificate or uncertificated shares be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.4 Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement (to the extent any shares are represented by certificates), compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
Section 5.5 Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 5.6 Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
Section 5.7 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.
ARTICLE VI
NOTICES

Section 6.1    Notices. Whenever written notice is required by law, the
Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the

Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex, cable or by means of electronic transmission.
Section 6.2 Waivers of Notice. Whenever any notice is required by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these Bylaws.
ARTICLE VII
GENERAL PROVISIONS
Section 7.1    Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 3.8), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.
Section 7.2 Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
Section 7.3 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
Section 7.4 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”.

The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII
INDEMNIFICATION
Section 8.1    Power to Indemnify in Actions, Suits or Proceedings other than
Those by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
Section 8.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3 Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i)

by the affirmative vote of a majority of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
Section 8.4 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 8.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 8.1 or Section 8.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Neither a contrary determination in the specific case under Section 8.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 8.4 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
Section 8.5 Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by employees and agents (other than present and former directors and officers) may be so paid upon such additional terms and conditions, if any, as the Corporation deems appropriate.
Section 8.6 Non-exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of

Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 8.1 and Section 8.2 shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 or Section 8.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
Section 8.7 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.
Section 8.8    Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
Section 8.9 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.10 Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.4), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.
Section 8.11 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.
ARTICLE IX
AMENDMENTS
Section 9.1 Amendments. These Bylaws may be amended, altered, changed or repealed, in whole or in part, or new Bylaws may be adopted by either (i) the affirmative vote of a majority of the entire Board of Directors, or (ii) without the approval of the Board of Directors, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation; provided, however, that in any case, notice of such amendment, alteration, change, repeal or adoption of new Bylaws shall be contained in the notice of such meeting (if there is one) of the stockholders or Board of Directors, as the case may be.
Section 9.2 Entire Board of Directors. As used in this Article IX and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.
* * *
Adopted as of:

Last Amended as of:

EXHIBIT G
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
FC-GEN OPERATIONS INVESTMENT, LLC
a Delaware limited liability company
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT

REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.
dated as of [●], 201[_]

Page
ARTICLE I DEFINED TERMS    2
Section 1.1    Definitions    2
Section 1.2    Interpretation    21
ARTICLE II GENERAL PROVISIONS    21
Section 2.1    Formation    21
Section 2.2    Name    21
Section 2.3    Principal Place of Business; Other Places of Business    21
Section 2.4    Designated Agent for Service of Process    22
Section 2.5    Term    22
Section 2.6    No Concerted Action    22
Section 2.7    Business Purpose    22
Section 2.8    Powers    22
Section 2.9    Certificates; Filings    22
Section 2.10    Representations and Warranties by the Members    23
ARTICLE III CAPITAL CONTRIBUTIONS    24
Section 3.1    Capital Contributions of the Members    24
Section 3.2    Issuances of Additional Membership Interests    25
Section 3.3    Additional Funds and Capital Contributions    26
Section 3.4    Equity Plans    27
Section 3.5    Stock Incentive Plan or Other Plan    30
Section 3.6    No Interest; No Return    30

Section 3.7	Conversion or Redemption of Preferred Shares and Common Shares 30
Section 3.8    Other Contribution Provisions    31
Section 3.9    Excluded Assets    31
ARTICLE IV DISTRIBUTIONS    32
Section 4.1    Requirement and Characterization of Distributions    32
Section 4.2    Tax Distributions    32
Section 4.3    Distributions in Kind    34
Section 4.4    Amounts Withheld    34
Section 4.5    Distributions upon Liquidation    34
Section 4.6    Distributions to Reflect Additional Company Units    34
Section 4.7    Restricted Distributions    34
ARTICLE V ALLOCATIONS    34

Section 5.1    Timing and Amount of Allocations of Net Income and Net
Loss    34
Section 5.2    Allocations    35
Section 5.3    Additional Allocation Provisions    35

ARTICLE VI OPERATIONS    39
Section 5.4    Tax Allocations    38
Section 6.1    Management    39
Section 6.2    Compensation and Reimbursement    43
Section 6.3    Outside Activities    43
Section 6.4    Transactions with Affiliates    44
Section 6.5    Liability of Members    45
Section 6.6    Indemnification    46
ARTICLE VII RIGHTS AND OBLIGATIONS OF NON-MANAGING MEMBERS    47
Section 7.1    Return of Capital    47
Section 7.2    Rights of Non-Managing Members Relating to the Company    48
Section 7.3    Company Right to Call Membership Interests    48
Section 7.4    Drag-Along Rights    49
Section 7.5    Section 368 Transaction    50
ARTICLE VIII BOOKS AND RECORDS    51
Section 8.1    Books and Records    51
Section 8.2    Inspection    51
ARTICLE IX TAX MATTERS    51
Section 9.1    Preparation of Tax Returns    51
Section 9.2    Tax Elections    51
Section 9.3    Tax Matters Member    52
Section 9.4    Withholding    53
ARTICLE X MEMBER TRANSFERS AND WITHDRAWALS    54
Section 10.1    Transfer    54
Section 10.2    Transfer of Managing Member’s Membership Interest    54
Section 10.3    Non-Managing Members’ Rights to Transfer    55
Section 10.4    Substituted Members    56
Section 10.5    Assignees    57
Section 10.6    General Provisions    57
Section 10.7    Restrictions on Termination Transactions    59
ARTICLE XI ADMISSION OF MEMBERS    60
Section 11.1    Admission of Successor Managing Member    60
Section 11.2    Members; Admission of Additional Members    60
Section 11.3    Limit on Number of Members    61
Section 11.4    Admission    61
ARTICLE XII DISSOLUTION, LIQUIDATION AND TERMINATION    61

Section 12.1    No Dissolution    61
Section 12.2    Events Causing Dissolution    62
Section 12.3    Distribution upon Dissolution    62
Section 12.4    Deemed Contribution and Distribution    63

Section 12.5    Rights of Holders    64
Section 12.6    Termination    64
Section 12.7    Reasonable Time for Winding-Up    64
ARTICLE XIII PROCEDURES FOR ACTIONS AND CONSENTS OF MEMBERS;
AMENDMENTS; MEETINGS    64
Section 13.1    Actions and Consents of Members    64
Section 13.2    Amendments    64
Section 13.3    Procedures for Meetings and Actions of the Members    65
ARTICLE XIV REDEMPTION RIGHTS    66
Section 14.1    Redemption Rights of Qualifying Parties    66
ARTICLE XV MISCELLANEOUS    69
Section 15.1    Company Counsel    69
Section 15.2    Appointment of Managing Member as Attorney-in-Fact    69
Section 15.3    Arbitration    70
Section 15.4    Company Name; Goodwill    71
Section 15.5    Accounting and Fiscal Year    71
Section 15.6    Entire Agreement    72
Section 15.7    Further Assurances    72
Section 15.8    Notices    72
Section 15.9    Governing Law    72
Section 15.10    Construction    72
Section 15.11    Binding Effect    72
Section 15.12    Severability    72
Section 15.13    Confidentiality    73
Section 15.14    Consent to Use of Name    75
Section 15.15    Consent by Spouse    76
Section 15.16    Counterparts    76
Section 15.17    Survival    76
Section 15.18    Anti-Money Laundering Representations and Undertakings    76
EXHIBIT A: EXAMPLES REGARDING ADJUSTMENT FACTOR
EXHIBIT B: NOTICE OF REDEMPTION
EXHIBIT C: CONSENT BY SPOUSE
EXHIBIT D: ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS
EXHIBIT E: EXCLUDED ASSETS

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF FC-GEN OPERATIONS INVESTMENT, LLC
THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF FC-GEN OPERATIONS INVESTMENT, LLC, dated as of [●], 201[_] (the “Effective Date”), is entered into by and among GENESIS HEALTHCARE, INC., a Delaware corporation, as the Managing Member, and each of the Non-Managing Members (as defined herein).
WHEREAS, the Company was formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), by the filing of a Certificate of Formation with the Secretary of the State of Delaware on August 9, 2010 (the “Formation Date”) which filing is hereby ratified and approved in all respects; and
WHEREAS, the Company operated pursuant to the terms of that certain Fifth Amended and Restated Limited Liability Company Operating Agreement, dated January 14, 2013 and effective as of May 25, 2012, by and among the members thereunder as amended by that certain Amendment to Amended and Restated Limited Liability Company Operating Agreement, dated as of August 23, 2013 and effective as of May 25, 2012 (the “Original Agreement”); and
WHEREAS, pursuant to that certain Purchase and Contribution Agreement, dated as of August 18, 2014 (the “Purchase Agreement”), Skilled Healthcare Group, Inc. and the Company have agreed to enter into certain transactions and in connection therewith Managing Member will acquire a membership interest in the Company in exchange for the contribution of all of the Managing Member’s assets (other than certain Excluded Assets) on the Closing Date; and
WHEREAS, as of the Effective Date, Gross Asset Values of all Company assets are adjusted to fair market value based on the stock price of Genesis Healthcare, Inc. on the Effective Date in accordance with the definition of Gross Asset Value herein; and
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Non-Managing Members acknowledge and agree that the Membership Interests issued and outstanding under the Original Agreement have been reclassified as Company Class A Common Units pursuant to the terms of this Agreement; and
WHEREAS, the initial Percentage Interest and number of Company Units for each Holder is set forth on Schedule I; and

WHEREAS, in connection with the Transactions (as such term is defined in the Purchase Agreement), on the Effective Date Genesis Healthcare, Inc. was admitted to the Company as the Managing Member thereof; and
WHEREAS, the Managing Member and Non-Managing Members now desire to amend and restate the Original Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:
“AAA” has the meaning set forth in Section 15.3(a). “Actions” has the meaning set forth in Section 6.6(a).
“Additional Funds” has the meaning set forth in Section 3.3(a).
“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 11.2, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.
“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(i)credit to such Capital Account any amounts that such Member is obligated to restore pursuant to this Agreement or by operation of law upon liquidation of such Member’s Membership Interest or that such Member is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii)debit to such Capital Account the items described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account.
“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i) the Managing Member (a) declares or pays a dividend on its outstanding Class A Shares wholly or partly in Class A Shares or makes a distribution to all holders of its outstanding Class A Shares wholly or partly in Class A Shares, (b) splits or subdivides its outstanding Class A Shares or

(c) effects a reverse stock split or otherwise combines its outstanding Class A Shares into a smaller number of Class A Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (1) the numerator of which shall be the number of Class A Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the actual number of Class A Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(ii)the Managing Member distributes any rights, options or warrants to all holders of its Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for Class A Shares, at a price per share less than the Value of a Class A Share on the record date for such distribution (each a “Distributed Right”), then, as of the distribution date of such Distributed Rights or, if later, the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of Class A Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus the maximum number of Class A Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of Class A Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus a fraction (1) the numerator of which is the maximum number of Class A Shares purchasable under such Distributed Rights, multiplied by the minimum purchase price per Class A Share under such Distributed Rights and (2) the denominator of which is the Value of a Class A Share as of the record date (or, if later, the date such Distributed Rights become exercisable); provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution (or, if later, the time the Distributed Rights become exercisable) of the Distributed Rights, to reflect a reduced maximum number of Class A Shares or any change in the minimum purchase price for the purposes of the above fraction; and
(iii)the Managing Member shall, by dividend or otherwise, distribute to all holders of its Class A Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) or (ii) above), which evidences of indebtedness or assets relate to assets not received by the Managing Member or its Subsidiaries pursuant to a pro rata distribution by the Company, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business as of the record date fixed for the determination of stockholders entitled to receive such distribution by a fraction (a) the numerator of which shall be such

Value of a Class A Share on such record date and (b) the denominator of which shall be the Value of a Class A Share as of such record date less the then fair market value (as determined by the Managing Member, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one Class A Share; provided, however, that the Managing Member agrees that it shall not make a dividend or distribution of the type described in this clause (iii) unless and until approved by a majority of members of the Board of Directors and as long as such approval shall not be objected to by any members of the Board of Directors who qualify as Non-FC Gen Directors.

Notwithstanding the foregoing, no adjustments to the Adjustment Factor will be made for any class or series of Membership Interests to the extent that the Company makes or effects any correlative distribution or payment to all of the Members holding Membership Interests of such class or series, or effects any correlative split or reverse split in respect of the Membership Interests of such class or series. Any adjustments to the Adjustment Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit A attached hereto.
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement of FC-GEN Operations Investment, LLC, together with the Schedules and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented or replaced.
“Applicable Percentage” has the meaning set forth in Section 14.1(b). “Applicable Sale” has the meaning set forth in Section 7.4(a). “Applicable Sale Notice” has the meaning set forth in Section 7.4(b).
“Appraisal” means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets, selected by the Managing Member. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the Managing Member is fair, from a financial point of view, to the Company.
“Assets” means any assets and property of the Company, and “Asset” means any one such asset or property.
“Assignee” means a Person to whom a Membership Interest has been Transferred but who has not become a Substituted Member, and who has the rights set forth in Section 10.5.

“Available Cash” means, with respect to any period for which such calculation is being made,

(i) the sum, without duplication, of:

(1)the Company’s Net Income or Net Loss (as the case may be) for such period,
(2)Depreciation and all other noncash charges to the extent deducted in determining Net Income or Net Loss for such period,
(3)the amount of any reduction in reserves of the Company established by the Managing Member (including reductions resulting because the Managing Member determines such amounts are no longer necessary),
(4)the excess, if any, of the net cash proceeds from the sale, exchange, disposition, financing or refinancing of Company property for such period over the gain (or loss, as the case may be) recognized from such sale, exchange, disposition, financing or refinancing during such period, and
(5)all other cash received (including amounts previously accrued as Net Income and amounts of deferred income) or any net amounts borrowed by the Company for such period that was not included in determining Net Income or Net Loss for such period;
(ii) less the sum, without duplication, of:
(1)all principal debt payments made during such period by the Company,
(2)capital expenditures made by the Company during such period,
(3)investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii)(1) or clause (ii)(2) above,

(4)all other cash expenditures and payments not deducted in determining Net Income or Net Loss for such period (including amounts paid in respect of expenses previously accrued but not paid),
(5)any amount included in determining Net Income or Net Loss for such period that was not received by the Company during such period,

(6)the amount of any increase in reserves
(including working capital reserves) established by the Managing Member during such period, and
(7)any amount distributed or paid in redemption of any Member’s Membership Interest or Company Units, including any Cash Amount paid.
Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Company or (b) any Capital Contributions, whenever received or any payments, expenditures or investments made with such Capital Contributions. Available Cash shall be calculated as if all Excluded Assets and all operating or capital proceeds attributable to all Excluded Assets had been received by the Company and all expenses and reimbursements related to all Excluded Assets had been incurred by the Company.
“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 17-402(a)(4) or (5) of the Act with respect to such Person, and the terms “Bankrupt” has a meanings correlative to the foregoing.
“Board of Directors” means the Board of Directors of the Managing Member.
“Business Day” means any weekday, excluding any legal holiday observed pursuant to United States federal or New York State law or regulation.
“Bylaws” means the bylaws of the Managing Member, as in effect from time to time.
“Capital Account” means, with respect to any Member, the capital account maintained by the Managing Member for such Member on the Company’s books and records in accordance with the following provisions:
(a)To each Member’s Capital Account, there shall be added such Member’s Capital Contributions, such Member’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 5.3, and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.
(b)From each Member’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.3, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company (except to the extent already reflected in the amount of such Member’s Capital Contribution).

(c)In the event any interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Member’s Capital Account of the transferor to the extent that it relates to the Transferred interest.

(d)In determining the amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
(e)The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations section 1.704-1(b)(2)(iv), et al, and shall be interpreted and applied in a manner consistent with such Regulations. The Managing Member may modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, provided that the Managing Member determines that such modification is not reasonably likely to have a material effect on the amounts distributable to any Member without such Person’s consent. The Managing Member also may (i) make any adjustments to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations section 1.704-1(b) or section 1.704-2; provided, however, that the Managing Member determines that such changes are not reasonably likely to have a material effect on the amounts distributable to the Member as current cash distributions or as distributions on termination of the Company.
“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Contributed Asset that such Member contributes to the Company or is deemed to contribute pursuant to Article III.
“Capital Share” means a share of any class or series of stock of the Managing Member now or hereafter authorized, other than a Common Share.
“Cash Amount” means an amount of cash equal to the product of (i) the Value of a Class A Share and (ii) the Class A Shares Amount determined as of the applicable Valuation Date.
“Certificate” means the Certificate of Formation executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Company pursuant to the Act.
“Charter” means the certificate of incorporation of the Managing Member, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Class A Share” means a share of Class A common stock of the Managing Member, $0.001 par value per share.
“Class A Shares Amount” means a number of Class A Shares equal to the product of
(a) the number of Tendered Units and (b) the Adjustment Factor; provided, however, that, in the event that the Managing Member issues to all holders of Class A Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the Managing Member’s stockholders to subscribe for or purchase Class A Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Class A Shares Amount shall also include such Rights that a holder of that number of Class A Shares would be entitled to receive, expressed, where relevant hereunder, as a number of Class A Shares, determined by the Managing Member.

“Class B Share” means a share of Class B common stock of the Managing Member, $0.001 par value per share.
“Class C Share” means a share of Class C common stock of the Managing Member, $0.001 par value per share.
“Closing Date” means [    ], 2015.
“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Common Share” means a Class A Share, Class B Share or Class C Share (and shall not include any additional series or class of the Managing Member’s common stock created after the date of this Agreement).
“Company” means FC-GEN Operations Investment, LLC, the limited liability company formed and continued under the Act and pursuant to this Agreement, and any successor thereto.
“Company Class A Common Unit” means a fractional share of the Membership Interests of all Members issued pursuant to Sections 3.1 and 3.2, but does not include any Company Class B Common Unit, Company Class C Common Unit, Company Junior Unit, Company Preferred Unit or any other Company Unit specified in a Company Unit Designation as being other than a Company Class A Common Unit.
“Company Class B Common Unit” means a fractional share of the Membership Interests of all Members issued pursuant to Sections 3.1 and 3.2, but does not include any Company Class A Common Unit, Company Class C Common Unit, Company Junior Unit, Company Preferred Unit or any other Company Unit specified in a Company Unit Designation as being other than a Company Class B Common Unit.

“Company Class C Common Unit” means a fractional share of the Membership Interests of all Members issued pursuant to Sections 3.1 and 3.2, but does not include any Company Class A Common Unit, Company Class B Common Unit, Company Junior Unit, Company Preferred Unit or any other Company Unit specified in a Company Unit Designation as being other than a Company Class C Common Unit.

“Company Common Unit” means a Company Class A Common Unit, Company Class B Common Unit or Company Class C Common Unit.

“Company Counsel” has the meaning set forth in Section 15.1.
“Company Employee” means an employee of the Company or an employee of a Subsidiary of the Company, if any.
“Company Equivalent Units” means, with respect to any class or series of Capital Shares, Company Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Capital Shares as appropriate to reflect the relative rights and preferences of such Capital Shares as to the Common Shares and the other classes and series of Capital Shares as such Company Equivalent Units would have as to Company Common Units and the other classes and series of Company Units corresponding to the other classes of Capital Shares, but not as to matters such as voting for members of the Board of Directors that are not applicable to the Company. For the avoidance of doubt, the voting rights, redemption rights and rights to Transfer Company Equivalent Units need not be similar to the rights of the corresponding class or series of Capital Shares, provided, however, with respect to redemption rights, the terms of Company Equivalent Units must be such so that the Company complies with Section 3.7.
“Company Junior Unit” means a fractional share of the Membership Interests of a particular class or series that the Managing Member has authorized pursuant to Section 3.2 that has distribution rights, or rights upon liquidation, winding up and dissolution, that are inferior or junior to the Company Common Units.
“Company Minimum Gain” has the meaning set forth in Regulations section 1.7042(b)(2) and is computed in accordance with Regulation section 1.704-2(d).
“Company Preferred Unit” means a fractional share of the Membership Interests of a particular class or series that the Managing Member has authorized pursuant to Section 3.1 or Section 3.2 or Section 3.3 that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Company Common Units.
“Company Record Date” means the record date established by the Managing Member for the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Managing Member) generally be the same as the record date established by the Managing Member for a distribution to its stockholders of some or all of its portion of such distribution.
“Company Unit” means a Company Common Unit, a Company Preferred Unit, a Company Junior Unit, a Profits Interest Unit or any other fractional share of the Membership

Interests that the Managing Member has authorized pursuant to Section 3.1 or Section 3.2 or Section 3.3.

“Company Unit Designation” has the meaning set forth in Section 3.2(a).
“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article XIII.
“Consent of the Non-Managing Member” means the Consent of a Majority in Interest of the Non-Managing Members, which Consent shall be obtained before the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by the Non-Managing Members in their discretion.
“Consent of the Members” means the Consent of a Majority in Interest of the Members, which Consent shall be obtained before the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by the Members in their discretion.
“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company (or deemed contributed by the Company to a “new” company pursuant to Code Section 708).
“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner and in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member and in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits.
“Cut-Off Date” means the fifth (5th) Business Day after the Managing Member’s receipt of a Notice of Redemption.
“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) obligations of such Person as lessee under capital leases.

“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Managing Member.
“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (except as otherwise required by Regulations section 1.7043(d)(2)); provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
“Dispute” has the meaning set forth in Section 15.3(a).
“Distributed Right” has the meaning set forth in the definition of Adjustment Factor. “Drag-Along Right” has the meaning set forth in Section 7.4(a).
“Effective Date” has the meaning set forth in the Recitals.
“Equity Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Managing Member for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Event of Withdrawal” has the meaning set forth in Section 12.2(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Assets” means those assets listed on Exhibit E attached hereto, as Exhibit E shall, from time to time, be amended by the Managing Member, together with any other asset now or hereafter held directly by the Managing Member or any Subsidiary of the Managing Member (other than the equity interests of any Subsidiary of the Managing Member and equity interests in the Company), in each case to remove any such asset that has been actually contributed to the Company and add any such asset that has not theretofore been actually contributed to the Company.

“Family Members” means, with respect to any Person, (a) the spouse, former spouse, child, step-child, sibling, niece, nephew, parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person, or a parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person’s spouse, (b) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned by a person described in clause (a) above, or (c) a trust, custodial account or guardianship administered primarily for the benefit of a person described in clause (a) above.
“First Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including March 31 of such Fiscal Year unless and until otherwise determined by the Managing Member.
“Fiscal Year” has the meaning set forth in Section 15.5. “Formation Date” has the meaning set forth in the Recitals.
“Fourth Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including December 31 of such Fiscal Year unless and until otherwise determined by the Managing Member.
“Funding Debt” means any Debt incurred by or on behalf of the Managing Member for the purpose of providing funds to the Company.
“Genesis Entities” means and includes each of the Company, the Managing Member and their respective Controlled Entities.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(i)The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Managing Member using such reasonable method of valuation as it may adopt.
(ii)The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described below shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), if and as determined by the Managing Member using such reasonable method of valuation as it may adopt, as of the following times:
(1)    the acquisition of an additional interest in the
Company (other than in connection with the execution of this Agreement but including acquisitions pursuant to Section 3.2 or contributions or deemed contributions by the Managing Member pursuant to Section 3.2) by a new or existing Member in exchange for more than a De Minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the
Company;

(2)the distribution by the Company to a Member of more than a De Minimis amount of Company property as consideration for an interest in the Company if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(3)the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g) (other than a liquidation caused by a termination of the Company pursuant to Code Section 708(b)(1)(B));
(4)upon the admission of a successor Managing Member pursuant to Section 11.1;
(5)the grant of any Profits Interest Units pursuant to Section 3.2(d); and
(6)at such other times as the Managing Member shall reasonably determine necessary or advisable in order to comply with Regulations sections 1.704-1(b) and 1.704-2.
(iii)The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managing Member using such reasonable method of valuation as it may adopt.
(iv)The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection
(iv) to the extent that the Managing Member reasonably determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).
(v)If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the
Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Member or (b) an Assignee that owns a Company Unit.
“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the Bankruptcy of such Member.
“Indemnitee” means the Managing Member and all officers and directors thereof.
“IRS” means the United States Internal Revenue Service.
“Liabilities” has the meaning set forth in Section 6.6(a).
“Liquidating Event” has the meaning set forth in Section 12.2.
“Liquidator” has the meaning set forth in Section 12.3(a).
“Lock-Up Expiration” has the meaning ascribed to it in the Registration Rights Agreement.
“Majority in Interest of the Non-Managing Members” means Members (excluding the Managing Member and any Controlled Entity thereof) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Company Units held by all Members (excluding the Managing Member and any Controlled Entity thereof) entitled to vote on or consent to such matter.
“Majority in Interest of the Members” means Members (including the Managing Member and any Controlled Entity thereof) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Company Units held by all Members (including the Managing Member and any Controlled Entity thereof) entitled to vote on or consent to such matter.
“Managing Member” means collectively (w) Genesis Healthcare, Inc. (formerly Skilled Healthcare Group, Inc.), (x) Sun Healthcare Group, Inc. (y) GHC Ancillary Corporation, and (z) CDNTE, Inc., and/or any additional or successor Managing Member(s) designated as such pursuant to the Act and this Agreement, and, in each case, that has not ceased to be a managing member pursuant to the Act and this Agreement, in such Person’s capacity as a member and a managing member of the Company; provided, that Genesis Healthcare, Inc. shall have the right to act in all matters under this Agreement on behalf of the Managing Member.
“Managing Member Loan” has the meaning set forth in Section 3.3(d).
“Member” means the Managing Member or a Non-Managing Member, and “Members” means the Managing Member and the Non-Managing Members.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-
2(b)(4).
“Member Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(1) and 1.704-2(i)(2).
“Membership Interest” means an ownership interest in the Company held by a Member and includes any and all benefits to which the holder of such a Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Membership Interests. A Membership Interest may be expressed as a number of Company Common Units, Company Preferred Units or other Company Units.
“Net Income” or “Net Loss” means, for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(i)Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);
(ii)Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);
(iii)In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Company asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
(iv)Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(v)In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;
(vi)To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
(vii)Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 5.3 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”
“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into or exchange such securities for, Common Shares or Preferred Shares, excluding Preferred Shares and grants under the Equity Plans, or (ii) any Debt issued by the Managing Member that provides any of the rights described in clause (i).
“Non-FC Gen Directors” initially means the members of the Board of Directors listed on Exhibit F attached hereto (for so long as each such member remains a member of the Board of Directors) and shall also include such members of the Board of Directors who are first elected as a member of the Board of Directors after the consummation of the transactions contemplated by the Purchase Agreement who are not any of the following: (i) a Non-Managing Member or Family Member thereof, (ii) is or has been within the last three years an employee, officer or director of, or a Family Member of, a Non-Managing Member or an Affiliate thereof, (iii) a Controlled Entity or an Affiliate of a Non-Managing Member or Affiliate thereof, (iv) nominated or designated as a member of the Board of Directors by a Non-Managing Member or a Controlled Entity or Affiliate thereof, or (v) has received, or has a Family Member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from a Non-Managing Member or an Affiliate thereof, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

“Non-Managing Member” means any Person that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement, and any Substituted Member or Additional Member, each shown as such in the books and records of the Company, in each case, that has not ceased to be a member of the Company pursuant to the Act and this Agreement, in such Person’s capacity as a member of the Company.

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.7042(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations section 1.752-1(a)(2).
“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B attached hereto.
“Optionee” means a Person to whom a stock option is granted under any Equity Plan. “Original Agreement” has the meaning set forth in the Recitals.
“Percentage Interest” means, with respect to each Member, as to any class or series of Membership Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Company Units of such class or series held by such Member and the denominator of which is the total number of Company Units of such class or series held by all Members. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Company Common Units. The initial Percentage Interest for each Holder is set forth on Schedule I.
“Permitted Transfer” means (i) a pledge, encumbrance, hypothecation, mortgage to a bank or other institutional lender, to secure a loan for borrowed money by any Member, provided, that the terms thereof require that any Company Unit subject thereto be redeemed pursuant to Section 14.1 upon realization of such security or (ii) a Transfer (other than a pledge, encumbrance, hypothecation, mortgage) by a Member of all or part of its Membership Interest to a Permitted Transferee.
“Permitted Transferee” means, with respect to any Member, (i) any Family Member, Controlled Entity or Affiliate of such Member (whether or not the Transfer related thereto was taxable or not taxable for purposes of federal income tax), (ii) prior to the Lock-Up Expiration, any other Member or Permitted Transferee of such other Member (whether or not the Transfer related thereto was taxable or not taxable for purposes of Federal income tax), and (iii) from and after the Lock-Up Expiration, any other Member or Permitted Transferee of such other Member (solely to the extent such Transfer was not taxable for purposes of Federal income tax).
“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.
“Preferred Share” means a share of stock of the Managing Member now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Shares.

“Presumed Tax Liability” means, with respect to any Member for any Quarterly Period ending after the date hereof, an amount equal to the product of (x) the amount of taxable income that, in the good faith judgment of the Managing Member, would have been allocated to such Member (pursuant to the provisions of Article V hereof) if such allocations were made in respect of such Quarterly Period (but only to the extent such taxable income exceeds the cumulative net losses allocated to such Member and its predecessors and transferors on or after the Closing

Date) and (y) the Presumed Tax Rate as of the end of such Quarterly Period. The computation of Presumed Tax Liability shall not take into account any deductions accruing to any Member as a result of the recovery of a basis adjustment pursuant to Code Section 743.
“Presumed Tax Rate” means forty-one percent (41%).
“Prior Distributions” means distributions made to the Members pursuant to Sections 4.1 or 4.2 hereof.
“Profits Interest Units” has the meaning set forth in Section 3.2(d).
“Publicly Traded” means having common equity securities listed or admitted to trading on any United States national securities exchange.
“Purchase Agreement” has the meaning set forth in the Recitals.
“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.
“Qualifying Party” means (a) a Member, (b) an Additional Member, or (c) an Assignee who is the transferee of a Member’s Membership Interest in a Permitted Transfer, or (d) a Person, who is the transferee of a Member’s Membership Interest in a Permitted Transfer; provided, however, that a Qualifying Party shall not include the Managing Member.
“Quarterly Periods” mean, collectively, the First Quarterly Period, the Second Quarterly Period, the Third Quarterly Period and the Fourth Quarterly Period, provided, however, that if there is a change in the periods applicable to payments of estimated federal income taxes by individuals, then the Quarterly Period determinations hereunder shall change correspondingly such that the Company is required to make periodic Tax Distributions under Section 4.2 of this Agreement at the times and in the amounts sufficient to enable an individual Member to satisfy such payments in full with respect to amounts allocated pursuant to the provisions of Article V hereof.
“Redemption” has the meaning set forth in Section 14.1(a). “Register” has the meaning set forth in Section 3.1.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among Managing Member and the other Persons party thereto.
“Regulations” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.3(b)(viii). “Rights” has the meaning set forth in the definition of Class A Shares Amount.

“Rules” has the meaning set forth in Section 15.3(a). “SEC” means the Securities and Exchange Commission.
“Second Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including May 31 of such Fiscal Year, unless and until otherwise determined by the Managing Member.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Specified Redemption Date” means the tenth (10th) Business Day after the receipt by the Managing Member of a Notice of Redemption.
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 10.4.
“Surviving Company” has the meaning set forth in Section 10.7(b).
“Target Value” means, with respect to any Profits Interest Unit, the value specified by the Managing Member at the time of the issuance of such Profits Interest Unit.
“Target Value Excess” means, with respect to any Profits Interest Unit received by a Member, the excess of the Target Value of such Profits Interest Unit over the Capital Contributions, if any, made by the Member in respect of such Profits Interest Unit.
“Tax Distributions” has the meaning set forth in Section 4.2(a). “Tax Items” has the meaning set forth in Section 5.4(a). “Tendered Units” has the meaning set forth in Section 14.1(a). “Tendering Party” has the meaning set forth in Section 14.1(a).
“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s Membership Interest in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Shares (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Managing Member,

or (e) a direct or indirect Transfer of all or any portion of the Managing Member’s Membership Interest, other than a Transfer effected in accordance with Section 10.2(b).
“Third Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including August 31 of such Fiscal Year, unless and until otherwise determined by the Managing Member.
“Transaction Consideration” has the meaning set forth in Section 10.7(a).
“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article X and Section 12.7, “Transfer” does not include (a) any Redemption of Company Common Units by the Company, or acquisition of Tendered Units by the Managing Member, pursuant to Section 7.3 or Section 14.1 or (b) any redemption of Company Units pursuant to any Company Unit Designation. The terms “Transferred” and “Transferring” have correlative meanings.
“Valuation Date” means the date of receipt by the Managing Member of a Notice of Redemption pursuant to Section 14.1, or such other date as specified herein, or, if such date is not a Business Day, the immediately preceding Business Day.
“Value” means, on any Valuation Date with respect to a Class A Share, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the Valuation Date (except that the Market Price for the trading day immediately preceding the date of exercise of a stock option under any Equity Plan shall be substituted for such average of daily market prices for purposes of Section 3.4). The term “Market Price” on any date means, with respect to any class or series of outstanding Class A Shares, the last sale price for such Class A Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Class A Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Class A Shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Class A Shares are listed or admitted to trading or, if such Class A Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Class A Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Class A Shares selected by the Managing Member or, in the event that no trading price is available for such Class A Shares, the fair market value of the Class A Shares, as determined in good faith by the Managing Member. In the event that the Class A Shares Amount includes Rights that a holder of Class A Shares would be entitled to receive, then the Value of such Rights shall be determined by the Managing Member acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

Section 1.2    Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:
(a)the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;
(b)defined terms include the plural as well as the singular and vice versa;
(c)words importing gender include all genders;
(d)a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, reenacted or consolidated and to all statutory instruments or orders made under it;
(e)any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;
(f)references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;
(g)the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and
(h)unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.
ARTICLE II
GENERAL PROVISIONS
Section 2.1 Formation. The Company is a limited liability company previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Certificate, and all actions taken by any person who executed and filed the Certificate are hereby adopted and ratified, or authorized, as the case may be.
Section 2.2 Name. The name of the Company is “FC-GEN Operations Investment, LLC” The Company may also conduct business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company. The Managing Member may change the name of the Company, from time to time, in accordance with applicable law.
Section 2.3    Principal Place of Business; Other Places of Business. The
principal business office of the Company is located at 101 East State Street, Kennett Square PA 19348, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.
Section 2.4 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Company in the State of Delaware is c/o Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company’s registered agent for service of process at such address is Corporation Trust Company.
Section 2.5 Term. The term of the Company commenced on the Formation Date and such term shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.
Section 2.6 No Concerted Action. Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member. Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein.
Section 2.7 Business Purpose. The Company may carry on any lawful business, purpose or activity in which a limited liability company may be engaged under applicable law (including the Act).
Section 2.8 Powers. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.7.
Section 2.9    Certificates; Filings. The Certificate was previously filed on behalf of the Company, in the Office of the Secretary of State of the State of Delaware as required by the Act. The Managing Member may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the

Managing Member shall deem necessary or advisable. If requested by the Managing Member, the Non-Managing Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Managing Member deems it advisable, the operation of the

Company as a limited liability company in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company.
Section 2.10 Representations and Warranties by the Members.
(a)Each Member that is an individual (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
(b)Each Member that is not an individual (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its Managing Member(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
(c)Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents, warrants and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Member further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.
(d)The representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) shall survive the execution and delivery of this Agreement by each Member

(and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.
(e)Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Managing Member have been made by any Member or any employee or representative or Affiliate of any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.
(f)Notwithstanding the foregoing, the Managing Member may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) as applicable to any Member (including any Additional Member or Substituted Member or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either (i) a Company Unit Designation applicable to the Company Units held by such Member or (ii) a separate writing addressed to the Company and the Managing Member.
ARTICLE III
CAPITAL CONTRIBUTIONS
Section 3.1    Capital Contributions of the Members; Register.
(a)Except as provided by law or in Section 3.2, 3.3 or 9.4, the Members shall have no obligation or, except with the prior written consent of the Managing Member, right to make any other Capital Contributions or any loans to the Company.
(b)The Managing Member shall cause to be maintained in the principal business office of the Company, or such other place as may be determined by the Managing Member, the books and records of the Company, which shall include, among other things, a register containing the name, address, and number of Company Units of each Member, and such other information as the Managing Member may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The Managing Member shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Company Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the Managing Member may take any action authorized hereunder in respect of the

Register without any need to obtain the consent of any other Member. No action of any Non-Managing Member shall be required to amend or update the Register. Except as required by law, no Non-Managing Member shall be entitled to receive a copy of the information set forth in the Register relating to any Member other than itself.

Section 3.2 Issuances of Additional Membership Interests. Subject to the rights of any Holder set forth in a Company Unit Designation:
(a)General. The Managing Member is hereby authorized to cause the Company to issue additional Membership Interests, in the form of Company Units, for any Company purpose, at any time or from time to time, to the Members (including the Managing Member) or to other Persons, and to admit such Persons as Additional Members, for such consideration and on such terms and conditions as shall be established by the Managing Member, all without the approval of any Non-Managing Member or any other Person. Without limiting the foregoing, the Managing Member is expressly authorized to cause the Company to issue Company Units (i) upon the conversion, redemption or exchange of any Debt, Company Units, or other securities issued by the Company, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Company, or (v) upon the contribution of property or assets to the Company. Any additional Membership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Membership Interests) as shall be determined by the Managing Member, without the approval of any Non-Managing Member or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Company Unit Designation”). Without limiting the generality of the foregoing, the Managing Member shall have authority to specify the allocations of items of Company income, gain, loss, deduction and credit to each such class or series of Membership Interests. Except to the extent specifically set forth in any Company Unit Designation, a Membership Interest of any class or series other than a Company Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Membership Interest, the Managing Member shall amend the Register and the books and records of the Company as appropriate to reflect such issuance.
(b)Issuances to the Managing Member. No additional Company Units shall be issued to the Managing Member unless (i) the additional Company Units are issued to all Members holding Company Common Units in proportion to their respective Percentage Interests in the Company Common Units, (ii) (a) the additional Company Units are (w) Company Class A Common Units issued in connection with an issuance of Class A Shares, (x) Company Class B Common Units issued in connection with an issuance of Class B Shares, (y) Company Class C Common Units issued in connection with an issuance of Class C Shares or (z) Company Equivalent Units (other than Company Common Units) issued in connection with an issuance of Preferred Shares, New Securities or other interests in the Managing Member (other than Common Shares), and (b) the Managing Member contributes to the Company the cash proceeds or other consideration received in connection with the issuance of such Common

Shares, Preferred Shares, New Securities or other interests in the Managing Member, or (iii) the additional Company Units are issued upon the conversion, redemption or exchange of Debt, Company Units or other securities issued by the Company.
(c)No Preemptive Rights. Except as expressly provided in this Agreement or in any Company Unit Designation, no Person, including any Holder, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Membership Interest.
(d)    Profits Interest Units. The Managing Member may issue Class A
Common Units to a Non-Managing Member with a Target Value per Class A Common Unit in excess of the Capital Contributions made by such Non-Managing Member with respect to such Class A Common Units (any such Class A Common Units, “Profits Interest Units”).
Section 3.3 Additional Funds and Capital Contributions.
(a)General. The Managing Member may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Company Units or for such other purposes as the Managing Member may determine. Additional Funds may be obtained by the Company, at the election of the Managing Member, in any manner provided in, and in accordance with, the terms of this Section 3.3 without the approval of any Non-Managing Member or any other Person.
(b)Additional Capital Contributions. The Managing Member, on behalf of the Company, may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. In connection with any such Capital Contribution (of cash or property), the Managing Member is hereby authorized to cause the Company from time to time to issue additional Company Units (as set forth in Section 3.2 above) in consideration therefor and the Percentage Interests of the Managing Member and the Non-Managing Members shall be adjusted to reflect the issuance of such additional Company Units.
(c)Loans by Third Parties. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt to any Person (other than, except as contemplated in Section 3.3(d), the Managing Member) upon such terms as the Managing Member determines appropriate, including making such Debt convertible, redeemable or exchangeable for Company Units; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).
(d)Managing Member Loans. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt with the Managing Member (each, a “Managing Member Loan”) if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Managing Member, the net proceeds of which are loaned to the Company to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Company than would be available to the Company from any third party; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).
(e)Issuance of Securities by the Managing Member. The Managing Member shall not issue any additional Common Shares, Preferred Shares or New Securities unless the Managing Member contributes the cash proceeds or other consideration received from the issuance of such additional Common Shares, Preferred Shares or New Securities (as the case may be) and from the exercise of the rights contained in any such additional New Securities to the Company in exchange for (w) in the case of an issuance of Class A Shares, Company Class A Common Units, (x) in the case of an issuance of Class B Shares, Company Class B Common Units, (y) in the case of an issuance of Class C Shares, Company Class C Common Units, or (z) in the case of an issuance of Preferred Shares or New Securities, Company Equivalent Units; provided, however, that notwithstanding the foregoing, the Managing Member may issue Common Shares, Preferred Shares or New Securities (a) pursuant to Section 3.4 or Section 14.1(b), (b) pursuant to a dividend or distribution (including any stock split) of Common Shares, Preferred Shares or New Securities to all of the holders of Common Shares, Preferred Shares or New Securities (as the case may be), (c) upon a conversion of Class B Shares, (d) upon a conversion, redemption or exchange of Preferred Shares, (e) upon a conversion, redemption, exchange or exercise of New Securities, or (f) in connection with an acquisition of Company Units or a property or other asset to be owned, directly or indirectly, by the Managing Member. In the event of any issuance of additional Common Shares, Preferred Shares or New Securities by the Managing Member, and the contribution to the Company, by the Managing Member, of the cash proceeds or other consideration received from such issuance, the Company shall pay the Managing Member’s expenses associated with such issuance, including any underwriting discounts or commissions. In the event that the Managing Member issues any additional Common Shares, Capital Shares or New Securities and contributes the cash proceeds or other consideration received from the issuance thereof to the Company, the Company is authorized to issue a number of Company Common Units or Company Equivalent Units to the Managing Member equal to the number of Common Shares, Capital Shares or New Securities so issued, divided by the Adjustment Factor then in effect, in accordance with this Section 3.3(e) without any further act, approval or vote of any Member or any other Persons.

Section 3.4    Equity Plans.
(a)    Stock Options Granted to Persons other than Company Employees.
If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Person other than a Company Employee is duly exercised, the following events will occur:
(i)The Managing Member, shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to the Managing Member by such exercising party in connection with the exercise of such stock option.
(ii)Notwithstanding the amount of the Capital

Contribution actually made pursuant to Section 3.4(a)(i), the Managing Member shall be deemed to have contributed to the Company as a Capital Contribution an amount equal to the Value of a Class A Share as of the date of exercise multiplied by the number of Class A Shares then being issued in connection with the exercise of such stock option. In exchange for such Capital Contribution, the Company shall issue a number of Company Class A Common Units to the Managing Member equal to the quotient of (a) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (b) the Adjustment Factor then in effect.
(b)    Stock Options Granted to Company Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Company Employee is duly exercised, the following events will occur:
(i)The Managing Member shall be deemed to have sold to the Company, and the Company shall purchase from the Managing Member, the number of Class A Shares as to which such stock option is being exercised. The purchase price per Class A Share for such sale of Class A Shares to the Company shall be the Value of a Class A Share as of the date of exercise of such stock option.
(ii)The Company shall be deemed to have sold to the Optionee (or if the Optionee is an employee of a Company Subsidiary, the Company shall sell to such Company Subsidiary, which in turn shall sell to the Optionee), for a cash price per share equal to the Value of a Class A Share at the time of the exercise, the number of Class A Shares equal to (a) the exercise price paid to the Managing Member by the exercising party in connection with the exercise of such stock option divided by (b) the Value of a Class A Share at the time of such exercise.
(iii)The Company shall be deemed to have transferred to the Optionee (or if the Optionee is an employee of a Company Subsidiary, the Company shall be deemed to have transferred to such Company Subsidiary, which in turn shall be deemed to have transferred to the Optionee) at no additional cost, as additional compensation, the number of Class A Shares equal to the number of Class A Shares described in Section 3.4(b)(i) less the number of Class A Shares described in Section 3.4(b)(ii).
(iv)The Managing Member shall, as soon as practicable after such exercise, make a Capital Contribution to the Company of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Managing Member in connection with the exercise of such stock option. In exchange for such Capital Contribution, the Company shall issue a number of Company Class A Common Units to the Managing Member equal to the quotient of (a) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (b) the Adjustment Factor then in effect.
(c)    Other Class A Shares Issued to Company Employees Under Equity

Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Company Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Company or a Company Subsidiary:

(i)The Managing Member shall issue such number of Class A Shares as are to be issued to the Company Employee in accordance with the Equity Plan;
(ii)The following events will be deemed to have occurred: (a) the Managing Member shall be deemed to have sold such shares to the Company (or if the Company Employee is an employee or other service provider of a Company Subsidiary, to such Company Subsidiary) for a purchase price equal to the Value of such shares, (b) the Company (or such Company Subsidiary) shall be deemed to have delivered the shares to the Company Employee, (c) the Managing Member shall be deemed to have contributed the purchase price to the Company as a Capital Contribution, and (d) in the case where the Company Employee is an employee of a Company Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Company Subsidiary; and
(iii)The Company shall issue to the Managing Member a number of Company Class A Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect in consideration for a deemed Capital Contribution in an amount equal to (x) the number of newly issued Company Class A Common Units, multiplied by (y) a fraction the numerator of which is the Value of a Class A Share, and the denominator of which is the Adjustment Factor then in effect.
(d)    Other Class A Shares Issued to Persons other than Company
Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Person other than a Company Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Managing Member, the Company or a Company Subsidiary:
(i)The Managing Member shall issue such number of Class A Shares as are to be issued to such Person in accordance with the Equity Plan; and
(ii)The Managing Member shall be deemed to have contributed the Value of such Class A Shares to the Company as a Capital

Contribution, and the Company shall issue to the Managing Member a number of newly issued Company Class A Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.
(e)    Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Managing Member from adopting, modifying or terminating stock incentive plans for the benefit of employees or directors of or other service providers to the Managing Member, the Company or any of their Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Managing Member, amendments to this Section 3.4 may become necessary or advisable and that any approval or Consent to any such amendments shall be deemed granted by each Member.

(f)    Issuance of Company Common Units. The Company is expressly authorized to issue Company Common Units in the numbers specified in this Section 3.4 without any further act, approval or vote of any Member or any other Persons.
Section 3.5 Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received by the Managing Member in respect of any stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Managing Member to effect open market purchases of Class A Shares, or (b) if the Managing Member elects instead to issue new Class A Shares with respect to such amounts, shall be contributed by the Managing Member to the Company in exchange for additional Company Common Units. Upon such contribution, the Company will issue to the Managing Member a number of Company Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.
Section 3.6 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.
Section 3.7 Conversion or Redemption of Preferred Shares and Common
Shares.
(a)Conversion of Preferred Shares. If, at anytime, any Preferred Shares are converted or exchanged into Common Shares, in whole or in part, then an equal number of Company Equivalent Units held by the Managing Member that correspond to the class or series of Preferred Shares so converted or exchanged shall automatically be converted or exchanged into a number of Company Common Units equal to the quotient of (i) the number of Common Shares issued upon such conversion or exchange divided by (ii) the Adjustment Factor then in effect.
(b)Redemption of Preferred Shares. If, at anytime, any Preferred Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Managing Member for cash, then, immediately prior to such redemption, repurchase or acquisition of Preferred Shares, the Company shall purchase an equal number of Company Equivalent Units held by the Managing

Member that correspond to the class or series of Preferred Shares so redeemed, repurchased or acquired upon the same terms and for the same price per Company Equivalent Unit, as such Preferred Shares are redeemed, repurchased or acquired.

(c)Redemption, Repurchase or Forfeiture of Common Shares. If, at any time, any Common Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, upon forfeiture of any award granted under any Equity Plan, automatically or by means of another arrangement) by the Managing Member, then, immediately prior to such redemption, repurchase or acquisition of Common Shares, the Company shall redeem a number of Company Common Units held by the Managing Member equal to the quotient of (i) the number of Common Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Company Common Unit (after giving effect to application of the Adjustment Factor) as such Common Shares are redeemed, repurchased or acquired.

(d)Conversion of Class B Shares. If, at any time, any Class B Shares are converted into Class A Shares, in whole or in part, then an equal percentage of the then outstanding Company Class B Common Units, or fractions thereof, shall automatically be converted into a number of Company Class A Common Units equal to the quotient of (i) the number of Class A Shares issued upon such conversion divided by (ii) the Adjustment Factor then in effect.
Section 3.8 Other Contribution Provisions. In the event that any Member is admitted to the Company and is given a Capital Account in exchange for services rendered to the Company, such transaction shall be treated by the Company and the affected Member as if the Company had compensated such Member in cash and such Member had contributed the cash to the capital of the Company in accordance with the principles promulgated in proposed Regulations section 1.704-1. In addition, with the consent of the Managing Member, one or more Members (including the Managing Member) may enter into contribution agreements with the Company which have the effect of providing a guarantee of certain obligations of the Company.
Section 3.9 Excluded Assets. The Managing Member shall contribute each Excluded Asset (or, if applicable, the net proceeds (after payment of all income taxes, transfer taxes and other transaction costs) received by the Managing Member from the sale, transfer or other disposition of an Excluded Asset to a Person who is not a wholly-owned Subsidiary of the Managing Member) to the Company upon the earlier of (i) such time as it is commercially practicable to contribute such property to the Company without adverse tax or other economic consequence to the Managing Member and (ii) any sale, transfer or other disposition of an Excluded Asset to a Person who is not a wholly-owned Subsidiary of the Managing Member. In addition, the Members agree that all Excluded Assets (other than those listed as not contributed on Exhibit E) shall be treated as having been contributed to the Company on the Closing Date and thereafter owned by the Company for U.S. federal income tax purposes, and the Members and the Company will not take a position inconsistent with such treatment. The Members intend, to the extent commercially practicable, that the Managing Member contribute to the Company all assets of the Managing Member or any Subsidiary of the Managing Member (other than the equity interests of any Subsidiary of the Managing Member and equity interests in the Company) in exchange for Company Class A Common Units on the Closing Date notwithstanding the Excluded Assets (other than those listed as not contributed on Exhibit E).

ARTICLE IV
DISTRIBUTIONS
Section 4.1    Requirement and Characterization of Distributions.
(a)Subject to the terms of any Company Unit Designation that provides for a class or series of Company Preferred Units with a preference with respect to the payment of distributions, distributions shall be made at such times and in such amounts as the Managing Member may determine to the Holders of Company Common Units in accordance with their respective Percentage Interests of Company Common Units on such Company Record Date. The Managing Member shall not distribute any amounts to the holders of Common Shares or Capital Shares in excess of the Managing Member’s share of distributions from the Company without the approval of the majority of the Non-Managing Members who, as of the date of such approval, are members of the Board of Directors.
(b)Notwithstanding the foregoing, in the event any Excluded Assets (or the operating or capital proceeds therefrom) has not been contributed to the Company pursuant to Section 3.9, the distributions under this Agreement (or reimbursements or indemnification payments under Article VI) provided for above shall be calculated as if each Excluded Asset had been contributed to the Company pursuant to Section 3.9; provided, however, that in the event any Excluded Assets (or the operating or capital proceeds therefrom) have not been contributed or treated as contributed for U.S. federal income tax purposes to the Company pursuant to Section 3.9, any distributions under this Agreement to be made with respect to the Managing Member’s Company Units (or reimbursements or indemnification payments under Article VI) shall in the aggregate be reduced to the extent of any such operating or capital proceeds attributable to such Excluded Assets; provided, further, to the extent the Managing Member retains such proceeds in excess of the amount that would have been distributed to the Managing Member had there been no Excluded Assets, such excess proceeds shall reduce future distributions to the Managing Member.
Section 4.2    Tax Distributions.
(a)    Subject to § 18-607 of the Act, and any restrictions contained in any financing agreement or other third party agreement to which the Company is a party, the Company shall make distributions of Available Cash to each Member (or its predecessor) in respect of the Company Units held by such Member (or its predecessors) such that for each calendar quarter ending after the date hereof as follows (such distributions, together with any distributions pursuant to Section 4.2(b) or (c), are referred to herein, collectively, as “Tax Distributions”):

(i) On or before the 10th day following the end of the First Quarterly Period of each calendar year, an amount equal to such Member’s Presumed Tax Liability for the First Quarterly Period and all prior periods beginning on or after Closing Date, less the aggregate amount of Prior
Distributions previously made to such Member or its predecessor or transferor;

(ii)On or before the 10th day following the end of the Second Quarterly Period of each calendar year, an amount equal to such
Members’ or its predecessor’s or transferor’s Presumed Tax Liability for the Second Quarterly Period and all prior periods beginning on or after Closing Date, less the aggregate amount of Prior Distributions previously made to such Member or its predecessor or transferor;
(iii)On or before the 10th day following the end of the Third Quarterly Period of each calendar year, an amount equal to such Member’s Presumed Tax Liability for the Third Quarterly Period and all prior periods beginning on or after Closing Date, less the aggregate amount of Prior
Distributions previously made to such Member or its predecessor or transferor; and
(iv)On or before the 10th day following the end of the Fourth Quarterly Period of each calendar year, an amount equal to such Member’s Presumed Tax Liability for the Fourth Quarterly Period and all prior periods beginning on or after Closing Date, less the aggregate amount of Prior
Distributions previously made to such Member or its predecessor or transferor.
(b)On or before April 10 of each calendar year, if the Managing Member determines in its sole discretion that all Prior Distributions made with respect to the immediately preceding calendar year are insufficient to satisfy the Members’ Presumed Tax Liability for such immediately preceding calendar year and all prior periods beginning on or after Closing Date] the Company shall make an additional Tax Distribution to each Member in an amount that the Managing Member determines in its reasonable discretion will be sufficient to allow each Member to satisfy his or her Presumed Tax Liability for the immediately preceding calendar year and all prior periods beginning on or after Closing Date.
(c)On or before October 30 of each calendar year, if the Managing Member determines in its sole discretion that all Prior Distributions made with respect to the immediately preceding calendar year are insufficient to satisfy the Members’ Presumed Tax Liability for such immediately preceding calendar year and all prior periods beginning on or after Closing Date, the Company shall make an additional Tax Distribution to each Member in an amount that the Managing Member determines in its reasonable discretion will be sufficient to allow each Member to satisfy his or her Presumed Tax Liability for the immediately preceding calendar year and all prior periods beginning on or after Closing Date.
(d)Tax Distributions shall be made on the basis of a calendar year regardless of the Fiscal Year used by the Company.

(e)Notwithstanding any other provision of this Agreement, Tax Distributions shall be made: (i) to all Members pro rata in accordance with their Percentage Interests; and (ii) as if each distributee Member was allocated an amount of income in each quarterly period equal to the product of (x) the quotient of (A) the amount of income allocated to Members other than the Managing Member with respect to their Company Units, taking into account any income allocations pursuant to Section 5.4 hereof, divided by (B) the aggregate amount of Company Units held by all such Members, multiplied by (y) the amount of Company Units held by such distributee Member. For the avoidance of doubt, in the event that the Company does not have sufficient Available Cash or is prohibited from making sufficient distributions under a financing agreement or other third party agreement, any Tax Distributions shall be made pro rata in accordance with Percentage Interests.

(f)    The determination as to which calendar year any distribution relates shall be made by the Managing Member in its reasonable discretion.
Section 4.3 Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The Managing Member may cause the Company to make a distribution in kind of Company assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles IV, V and IX.
Section 4.4 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 9.4 with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 4.1 for all purposes under this Agreement.
Section 4.5 Distributions upon Liquidation. Notwithstanding the other provisions of this Article IV, upon the occurrence of a Liquidating Event, the assets of the Company shall be distributed to the Holders in accordance with Section 12.3.
Section 4.6 Distributions to Reflect Additional Company Units. In the event that the Company issues additional Company Units pursuant to the provisions of Article III, subject to the rights of any Holder set forth in a Company Unit Designation, the Managing Member is hereby authorized to make such revisions to this Article IV and to Article V as it determines are necessary or desirable to reflect the issuance of such additional Company Units, including making preferential distributions to certain classes of Company Units.
Section 4.7 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.
ARTICLE V
ALLOCATIONS

Section 5.1 Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such Fiscal Year. Except as otherwise provided in this
Article V, and subject to Section 10.6(c), an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 5.2 Allocations of Net Income and Net Loss. Except as otherwise provided in Section 5.3, and after adjusting for all Capital Contributions and distributions and any special regulatory allocations required pursuant to this Agreement made during the current and all prior Fiscal Years, Net Income and Net Losses (and, if necessary, individual items of gross income or loss) shall be allocated annually (and at such other times in which it is necessary to allocate Net Income or Net Losses) by the Company in a manner such that, after such allocations have been made, the balance of each Member’s Capital Account shall, to the extent possible, be equal to an amount that would be distributed to such Member if (a) the Company and the Managing Member were to sell their assets (but, with respect to assumed sales by the Managing Member, limited to the Excluded Assets and not including any equity interests of any Subsidiary of the Managing Member or any equity interests in the Company) for their Gross Asset Values, (b) all Company and Managing Member liabilities were satisfied (limited with respect to each nonrecourse liability reflected in the Members’ Capital Accounts for the assets securing such liability), (c) the Company were to distribute the proceeds of the sale of its assets pursuant to Section 4.1 and (d) the Company were to dissolve pursuant to Article XII, minus the sum of (i) such Member’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, and (ii) the amount, if any, that such Member is obligated (or deemed obligated) to contribute, in its capacity as a Member, to the Company, computed immediately prior to the hypothetical sale of assets.

Section 5.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article V:
(a)Special Allocations Regarding Company Preferred Units. If any Company Preferred Units are redeemed pursuant to Section 3.7(b) (treating a full liquidation of the Managing Member’s Membership Interest or of such Managing Member’s Membership Interest for purposes of this Section 5.3(a) as including a redemption of any then outstanding Company Preferred Units pursuant to Section 3.7(b)), for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the Managing Member shall determine) shall be allocated to the holder(s) of such Company Preferred Units to the extent that the Redemption Amounts paid or payable with respect to the Company Preferred Units so redeemed (or treated as redeemed) exceeds the aggregate Capital Account Balances (net of liabilities assumed or taken subject to by the Company) per Company Preferred Unit allocable to the Company Preferred Units so redeemed (or treated as redeemed) and (b) deductions and losses (in such relative proportions as the Managing Member shall determine) shall be allocated to the holder(s) of such Company Preferred Units to the extent that the aggregate Capital Account Balances (net of liabilities assumed or taken subject to by the Company) per Company Preferred Unit allocable to the Company Preferred Units so redeemed (or treated as redeemed) exceeds the Redemption Amount paid or payable with respect to the Company Preferred Units so redeemed (or treated as redeemed).

(b)Regulatory Allocations.
(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding the provisions of Section 5.2, or any other provision of this Article V, if there is a net decrease in

Company Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, as determined under Regulations section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.3(b)(i) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4) or in Section 5.3(b)(i), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt (determined in accordance with Regulations section 1.7042(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt. A Holder’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(4); provided that a Holder shall not be subject to this provision to the extent that an exception is provided by Regulations section 1.704-2(i)(4) and any IRS revenue rulings, revenue procedures, or notices issued with respect thereto. Allocations pursuant to this Section 5.3(b)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.7042(i)(4) and 1.704-2(j)(2). This Section 5.3(b)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(i) and shall be interpreted consistently therewith.
(iii)Nonrecourse Deductions and Member Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations section 1.704-2(i).

(iv)Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article V have been tentatively made as if this Section 5.3(b)(iv) were not in the Agreement. It is intended that this Section 5.3(b)(iv) comply with the qualified income offset requirement in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v)Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Company upon complete liquidation of such Holder’s Membership Interest (including, the Holder’s interest in outstanding Company Preferred Units and other Company Units) and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2 (g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article V have been tentatively made as if this
Section 5.3(b)(v) and Section 5.3(b)(iv) were not in the Agreement.
(vi)Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss (or items of loss) shall be reallocated (x) first, among the other Holders of Company Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Company Units, as determined by the Managing Member, subject to the limitations of this Section 5.3(b)(vi).
(vii)Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2) (iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Company Common Units in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Company Common Units in accordance with their respective Percentage Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.
(viii)Curative Allocations. The allocations set forth in Sections 5.3(b)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”)

are intended to comply with certain regulatory requirements, including the requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Company Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Company Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(c)Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations section 1.752-3(a)(3), each Holder’s respective interest in Company profits shall be equal to such Holder’s Percentage Interest with respect to Company Common Units; provided, however, that, except as otherwise determined by the Managing Member, in accordance with the fifth sentence of Regulations section 1.752-3(a)(3), each excess non-recourse liability will first be allocated to each Member up to the amount of built-in gain that is allocable to such Member on section 704(c) property (as defined under §1.704-3(a)(3)(ii)) to the extent that such built-in gain exceeds the amount allocated to each Member under Regulations section 1.752-3(a)(2).
Section 5.4    Tax Allocations.
(a)In General. Except as otherwise provided in this Section 5.4, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.2 and 5.3.
(b)Section 704(c) Allocations.
(i) Notwithstanding Section 5.4(a), Tax Items with respect to an Asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under the traditional method as described in Regulations section 1.704-3(b) or under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Managing Member. In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and using the method chosen by the Managing Member.
Notwithstanding anything to the contrary in this Agreement, if the Company issues any noncompensatory options as defined in Regulations section 1.721-2 and a Member receives an interest in the Company pursuant to the exercise of such an option, the Company shall make such allocations and adjustments to the Members’ Capital Accounts as are required to comply with Regulations section 1.704-1.
(ii) Notwithstanding Section 5.4(b)(i), the Company shall account for any variation described in Section 5.4(b)(i) with respect to the assets contributed by the Managing Member to the Company on the Effective Date, using the traditional method as described in Regulations section 1.704-3(b).
ARTICLE VI
OPERATIONS
Section 6.1 Management.
(a)The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. The Managing Member shall have the exclusive power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Managing Member, and such delegation shall not cause the Managing Member to cease to be a Member or the Managing Member of the Company. The Managing Member shall be an agent of the Company’s business, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Managing Member shall at all times be a Member. The Managing Member shall constitute a “Manager” under the Act. Notwithstanding any provision of this Agreement, the Company, and the Managing Member on behalf of the Company, may enter into and perform any document without any vote or consent of any other Person. No Non-Managing Member or Assignee (other than in its separate capacity as the Managing Member, any of its Affiliates or any member, officer or employee of the Managing Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Managing Member, any of its Affiliates or any member, officer or employee of the Managing Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Non-Managing Members or Assignees under this Agreement. The Managing Member may not be removed by the Members, with or without cause.

(b)The determination as to any of the following matters, made by or at the direction of the Managing Member consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Company and every Non-Managing Member: the amount of assets at any time available for distribution or the redemption of Company Common Units or Company Preferred Units; the amount and timing of any distribution; any determination to redeem Tendered Units; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Managing Member.

(c)The Managing Member may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Managing Member deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the Managing Member from time to time. Each such officer and/or board or committee member shall serve at the pleasure of the Managing Member.
(d)Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no Member other than the Managing Member shall (a) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business, or (b) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. Without limiting the generality of the foregoing, the Managing Member may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (vii) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (viii) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the Managing Member, no Non-Managing Member or Person other than the Managing Member shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.
(e)Only the Managing Member may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by applicable law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f)It is anticipated that the Managing Member’s primary business activities shall be focused on the operation of the Genesis Entities. Subject to the foregoing and any additional limitations contained in any constituent agreement(s) of any other Genesis Entity, the Members acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Company, the Managing Member, or any Affiliate of either of them: (i) any Non-Managing Member may engage or invest in any other business, activity or opportunity of any nature, independently or with others; (ii) neither the

Company nor any Member (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and (iii) the pursuit of such activities by any such Member shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Member to the Company or the other Members.

(g)    Subject to the rights of any Holder set forth in a Company Unit
Designation and Section 6.1(h), the Managing Member shall have the power, without the Consent of the Members, to amend this Agreement as may be required to facilitate or implement any of the following purposes:
(i)to add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Non-Managing Members;
(ii)to reflect the admission, substitution or withdrawal of Members, the Transfer of any Membership Interest or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;
(iii)to reflect a change that is of an inconsequential nature or does not adversely affect the Non-Managing Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;
(iv)to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;
(v)to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article V or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 4.6 or as contemplated by the Code or the Regulations);
(vi)to reflect the issuance of additional Membership Interests in accordance with Article III;
(vii)to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Company Units issued pursuant to Article III;
(viii)if the Company is the Surviving Company in any Termination Transaction, to modify Section 14.1 or any related definitions to provide the holders of interests in such Surviving Company rights that are consistent with Section 10.7(b)(v);

(ix)to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Company or the Managing Member and which does not violate Section 6.1(h); and
(x)to ensure that this Agreement complies with (i) any rulings, regulations, notices, announcements or other guidance regarding compensatory partnership interests issued after the date hereof (“New Tax Guidance”) and (ii) any elections that the Managing Member determines to be necessary or advisable in respect of any such New Tax Guidance. Any such amendment may include, without limitation, (A) a provision authorizing the Managing Member in its sole discretion to make any election under the New Tax Guidance, (B) a provision whereby the Company and the Members agree to comply with the requirements of the New Tax Guidance and any election made by the Managing Member with respect thereto, and (C) an amendment to the allocation provision of this Agreement for the purpose of complying with the New Tax Guidance and any election made by the Managing Member with respect thereto, including without limitation, a provision requiring “forfeiture allocations” as appropriate; provided, however, that no amendment shall be made pursuant to this Section 6.1(g)(x) if such amendment would affect any Member’s rights to receive distributions pursuant to Article IV. Any such amendments to this Agreement shall be binding upon all Members.
(h)    Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the Managing Member, without the consent of each Member, if any, adversely affected thereby, if such amendment or action would (i) convert a Non-Managing Member into a Managing Member of the Company (except as a result of the Non-Managing Member becoming the Managing Member pursuant to Sections 11.1 or 12.2(c) of this Agreement), (ii) modify the limited liability of a Member, (iii) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article IV or Section 12.3(a)(iii), or alter the allocations specified in Article V (except, in any case, as permitted pursuant to Sections 3.2, 4.6 and 6.1(g)), (iv) alter or modify in a manner that adversely affects any Member the Redemption rights, Cash Amount or Class A Shares Amount as set forth in Section 14.1, or amend or modify any related definitions (except for amendments to this Agreement or other actions that provide rights consistent with Section 10.7(b)(v)), (v) would convert the Company into a corporation (other than in connection with a Termination Transaction) or (vi) amend this Section 6.1(h); provided, however, that, with respect to clauses (iii), (iv), (v) and (vi), the consent of any individual Member adversely affected shall not be required for any amendment or action that affects all Members holding the same class or series of Company Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Members of such class or series. Further, no amendment may alter the restrictions on the Managing Member’s authority set forth elsewhere in this Section 6.1 without the consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

Section 6.2 Compensation and Reimbursement.

(a)The Managing Member shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided herein (including the provisions of Articles IV and V regarding distributions, payments and allocations to which it may be entitled in its capacity as the Managing Member).
(b)Subject to Sections 4.1(b) and 6.2(c), the Company shall be liable for, and shall reimburse the Managing Member, on a monthly basis, or such other basis as the Managing Member may determine, for all sums expended and obligations incurred in connection with the Company’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, including, without limitation, the Excluded Assets, (ii) compensation of officers and employees of the Managing Member or the Company, including payments under future compensation plans of the Managing Member or the Company that may provide for stock units, or phantom stock, pursuant to which employees of the Managing Member or the Company will receive payments based upon dividends on or the value of Class A Shares, (iii) director fees and expenses, (iv) all costs and expenses of the Managing Member’s maintenance of its corporate status and being a public company, including, without limitation, costs of filings with the SEC, reports and other distributions to its stockholders and (v) any tax liability of the Managing Member and/or its Subsidiaries with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Managing Member with respect to bank accounts or other instruments or accounts held by it on behalf of the Company as permitted pursuant to Section 6.3. The Members acknowledge that all such expenses of the Managing Member are deemed to be for the benefit of the Company. Such reimbursements shall be made on an after-tax basis and be in addition to any reimbursement of the Managing Member as a result of indemnification pursuant to Section 6.6.
(c)To the extent practicable, Company expenses shall be billed directly to and paid by the Company and reimbursements to the Managing Member or any of its Affiliates by the Company pursuant to this Section 6.2 (other than reimbursements with respect to any tax liability of the Managing Member and/or its Subsidiaries as described in clause (v) of Section 6.2(b)) shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) (unless otherwise required by the Code and the Regulations).
Section 6.3    Outside Activities.
(a)    The Managing Member shall not directly or indirectly enter into or conduct any business, other than in connection with, (a) the ownership, acquisition and disposition of Membership Interests and the Excluded Assets, (b)the management of the business of the Company and the Excluded Assets, (c) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company or its assets or activities or those of the Excluded Assets, and (f) such activities as are incidental thereto; provided, however, that the Managing Member may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company so long as the Managing

Member takes commercially reasonable measures to insure that the economic benefits and burdens of such assets are otherwise vested in the Company, whether by electing to treat such asset as an “Excluded Asset” hereunder, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company, the Members shall negotiate in good faith to amend this Agreement, including, without limitation, the definition of “Adjustment Factor,” to reflect such activities and the direct ownership of assets by the Managing Member. The Managing Member and any Affiliates of the Managing Member may acquire Membership Interests and shall be entitled to exercise all rights of a Non-Managing Member relating to such Membership Interests.

(b)    Subject to any agreements entered into pursuant to Section 6.4 and any other agreements entered into by a Non-Managing Member or any of its Affiliates with the Managing Member, the Company or a Subsidiary (including any employment agreement), any Non-Managing Member and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Non-Managing Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Non-Managing Member or Assignee. Subject to such agreements, none of the Non-Managing Members nor any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Person (other than the Managing Member, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 6.4 and any other agreements entered into by a Non-Managing Member or its Affiliates with the Managing Member, the Company or a Subsidiary, to offer any interest in any such business ventures to the Company, any Non-Managing Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Non-Managing Member or such other Person, could be taken by such Person.
Section 6.4    Transactions with Affiliates.
(a)    The Company may lend or contribute funds or other assets to the
Managing Member and its Subsidiaries or other Persons in which the Managing Member has an equity investment, and such Persons may borrow funds from the Company, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties as determined by the Managing Member. The foregoing authority shall not create any right or benefit in favor of any Member or any other Person. It is expressly acknowledged and agreed by each Member that the Managing Member may (i) borrow funds from the Company in order to redeem, at any time or from time to time, options or warrants previously or hereafter issued by the Managing Member, (ii) put to the Company, for cash, any rights, options, warrants or convertible or exchangeable securities that the Managing Member may desire or be required to purchase or redeem or (iii) borrow funds from the Company to acquire interests in any entity whose assets would be treated as Excluded Assets or will be contributed to the Company for Company Units. If the Managing Member acquires a corporation in which the Company does not hold an interest, in whole or in part, with the proceeds (whether comprised of cash or other assets) of a loan from the Company to the

Managing Member, the Company shall issue to such corporation an interest in the Company that (i) entitles the holder thereof to receive distributions in amounts and at the same times as interest payments on such loan (with appropriate reductions in such distributions if any portion of the loan is repaid), (ii) entitles the holder thereof to receive, if and to the extent that any portion of such loan is repaid, a number of Company Units equal to the quotient obtained by dividing the principal amount of the loan repaid by the Value of the Managing Member’s common stock at the date of repayment (it being understood and agreed that if the loan is repaid with funds contributed to such corporation by the Managing Member from the proceeds of a sale of the Managing Member’s common stock, the Value of the Managing Member’s common stock at the date of repayment shall be deemed to be the net price per share at which such shares were sold), and (iii) is automatically redeemed for no consideration upon the repayment in full of such loan.

(b)Except as provided in Section 6.3, the Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.
(c)The Managing Member may propose and adopt on behalf of the Company employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Managing Member, the Company or any of the Company’s Subsidiaries.
Section 6.5 Liability of Members.
(a)Neither the Managing Member nor officers and directors thereof shall be liable to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission of such Person or such other Person if the act or failure to act of such Person or such other Person was in good faith, within the scope of such Person’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Company.
(b)The Managing Member and all officers and directors thereof shall at all times act in a manner that is consistent with its implied contractual covenant of good faith and fair dealing. So long as the Managing Member or such officer or director, as applicable, acts in a manner consistent with the implied contractual covenant of good faith and fair dealing and with the express provisions of this Agreement, such Person shall not be in breach of any duties (including fiduciary duties) in respect of the Company and/or any Member otherwise applicable at law or in equity. The provisions of this Agreement, to the extent that they expand, restrict or eliminate the duties and liabilities of such Persons otherwise existing at law or in equity, are agreed by the Members to replace fully and completely such other duties and liabilities of such Persons. Subject to the foregoing but notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member or any officers or directors thereof is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Members as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards.
(c)    The Managing Member may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors (including a financial advisory Affiliate of the Company) will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.
Section 6.6    Indemnification.
(a)The Company shall indemnify and hold harmless each Indemnitee (and such person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the fact that such Indemnitee is or was the Managing Member or an officer or director thereof if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Company, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 6.6) and (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Company. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (i), (ii), (iii) or (iv) above.
(b)Expenses incurred by an Indemnitee in defending any Action, subject to this Section 6.6 shall be advanced by the Company prior to the final disposition of such Action upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.
(c)Any indemnification obligations of the Company arising under this Section 6.6 shall be satisfied out of operating or capital proceeds attributable to Excluded

Assets or any Company assets (including any amounts otherwise currently or subsequently distributable to any Member(s)).
(d)The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(e)To the fullest extent permitted by applicable law, the Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(f)To the fullest extent permitted by applicable law, any liabilities which an Indemnitee incurs as a result of acting on behalf of the Company or the Managing Member (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 6.6.
(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)The provisions of this Section 6.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(i)It is the intent of the parties that any amounts paid by the Company to the Managing Member pursuant to this Section 6.6 shall be treated as “guaranteed payments” within the meaning of Code Section 707(c).
ARTICLE VII

RIGHTS AND OBLIGATIONS OF NON-MANAGING MEMBERS
Section 7.1    Return of Capital. Except pursuant to the rights of Redemption set forth in Section 14.1 or in any Company Unit Designation, no Non-Managing Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Company as provided herein. Except to the extent provided in Article IV or Article V or otherwise expressly provided in this Agreement or in any Company Unit Designation, no Non-Managing Member or Assignee shall have priority over any other Non-Managing Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 7.2 Rights of Non-Managing Members Relating to the Company.
(a)In addition to other rights provided by this Agreement or by the Act, the Managing Member shall deliver to each Non-Managing Member a copy of any information mailed to all of the common stockholders of the Managing Member as soon as practicable after such mailing.
(b)The Company shall notify any Non-Managing Member that is a Qualifying Party, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.
(c)Notwithstanding any other provision of this Section 7.2, the Managing Member may keep confidential from the Non-Managing Members (or any of them), for such period of time as the Managing Member determines to be reasonable, any information that (i) the Managing Member believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or the Managing Member or (ii) the Company or the Managing Member is required by law or by agreement to keep confidential.
Section 7.3 Company Right to Call Membership Interests.
(a)Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Non-Managing Members (other than the Managing Member and its Subsidiaries) are less than five percent (5%), the Company shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Company Common Units (other than Company Common Units held by the Managing Member and its Subsidiaries) by treating any Non-Managing Member as a Tendering Party who has delivered a Notice of Redemption pursuant to Section 14.1 for the amount of Company Common Units to be specified by the Managing Member by notice to such Non-Managing Member that the Company has elected to exercise its rights under this Section 7.3. Such notice given by the Managing Member to a Non-Managing Member pursuant to this Section 7.3 shall be treated as if it were a Notice of Redemption delivered to the Managing Member by such Non-Managing Member. For purposes of this Section 7.3, (a) any Non-Managing Member (whether or not otherwise a Qualifying Party) may be treated as a Qualifying

Party that is a Tendering Party and (b) the provisions of Sections 14.1(d)(i) and 14.1(d)(ii) shall not apply, but the remainder of Section 14.1 shall apply, mutatis mutandis.
(b)In the event that the Managing Member enters into an agreement for a merger, consolidation or other business combination with a third party that is not an Affiliate of the Managing Member which is a taxable transaction for purposes of federal income tax (a “Merger”), in which outstanding equity securities of the Managing Member are converted into cash, property and other securities (or a combination thereof) but only for such securities which are freely transferable and not subject to restrictions on transfer, whether contractual or under any applicable law, the Company shall have the right, but not the obligation, to redeem all outstanding Company Common Units (other than Company Common Units held by the Managing Member and its Subsidiaries) effective immediately prior to, and subject to the consummation of the Merger, by treating all Non-Managing Members as Tendering Parties who have delivered a Notice of Redemption pursuant to Section 14.1 for all outstanding Company Common Units by notice to such Non-Managing Member that the Company has elected to exercise its rights under this Section 7.3. Such notice given by the Managing Member to the Non-Managing Members pursuant to this Section 7.3 shall be treated as if it were a Notice of Redemption. For purposes of this Section 7.3, (a) any Non-Managing Member (whether or not otherwise a Qualifying Party) may be treated as a Qualifying Party that is a Tendering Party and (b) the provisions of Sections 14.1(d)(i) and 14.1(d)(ii) shall not apply, but the remainder of Section 14.1 shall, to the extent not inconsistent with this Section 7.3(b) apply, mutatis mutandis.

Section 7.4 Drag-Along Rights.
(a)    If at any time the Managing Member and/or its Affiliates desire to
Transfer (other than a pledge, encumbrance, hypothecation or mortgage) in one or more transactions all or any portion of its and/or their Membership Interests (or any beneficial interest therein) in an arm’s-length transaction to a bona fide third party that is not an Affiliate of the Managing Member (an “Applicable Sale”), the Managing Member can require each other Member and Assignee to sell the same ratable share of its Membership Interests as is being sold by the Managing Member and such Affiliates (based upon the total Membership Interests held by the Managing Member and its Affiliates at such time) on the same terms and conditions (“Drag-Along Right”). The Managing Member may in its sole discretion elect to structure or cause the Company to structure the Applicable Sale as a merger or consolidation or as a sale of the Company’s assets. If such Applicable Sale is structured (i) as a merger or consolidation, then no Non-Managing Member or Assignee shall have any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) as a sale of assets, then no Non-Managing Member may object to any subsequent liquidation or other distribution of the proceeds therefrom. Each Non-Managing Member and Assignee agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by the Managing Member of its Drag-Along Right pursuant to this Section 7.4, each Non-Managing Member and Assignee shall take all reasonably necessary and desirable actions approved by the Managing Member in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Non-Managing Members and Assignees shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities or covenants than the Managing Member or its Affiliates, (B) such Non-Managing Members and Assignees shall not be obligated to bear any share of the out-of-pocket expenses, costs or fees (including attorneys’ fees) incurred by the Company or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs and fees were incurred for the benefit of the Company or all of its Members, (C) such Non-Managing Members and Assignees shall not be obligated or otherwise responsible for more than their proportionate share of any indemnities or other liabilities incurred by the Company and the Non-Managing Members as sellers in respect of such Applicable Sale, and (D) any indemnities or other liabilities approved by the Managing Member shall be limited, in respect of each Non-Managing Member, to such Non-Managing Member’s share of the proceeds from the Applicable Sale.

(b)    At least five (5) Business Days before consummation of an
Applicable Sale, the Managing Member shall (i) provide the Non-Managing Members and Assignees written notice (the “Applicable Sale Notice”) of such Applicable Sale, which notice shall contain (A) the name and address of the third party purchaser, (B) the proposed purchase price, terms of payment and other material terms and conditions of such purchaser’s offer, together with a copy of any binding agreement with respect to such Applicable Sale and
(C) notification of whether or not the Managing Member has elected to exercise its Drag-Along Right and (ii) promptly notify the Non-Managing Members and Assignees of all proposed changes to such material terms and keep the Non-Managing Members and Assignees reasonably informed as to all material terms relating to such sale or contribution, and promptly deliver to the Non-Managing Members and Assignees copies of all final material agreements relating thereto not already provided in according with this Section 7.4(b) or otherwise. The Managing Member shall provide the Non-Managing Members and Assignees written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.
Section 7.5    Section 368 Transaction. If a reorganization, consolidation, merger or other similar transaction that is a tax-free reorganization of the Managing Member under Section 368 of the Code (a “Section 368 Transaction”) will be consummated when the Company is classified as a partnership for federal income tax purposes, then the Managing Member will structure the Section 368 Transaction so that:
(i)the Company continues to be a direct or indirect subsidiary of the Managing Member or the surviving entity in such Section 368 Transaction (the “Successor”);
(ii)effective upon the consummation of the Section 368 Transaction, (x) each Company Common Unit is exchangeable for the securities and other consideration payable in the Section 368 Transaction with respect to the Class A Shares, and (y) any consideration that is deemed to be a declared and unpaid distribution shall be distributed to holders of the applicable Company Units; and
(iii)the Section 368 Transaction is on such terms and conditions so as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

ARTICLE VIII

BOOKS AND RECORDS
Section 8.1 Books and Records. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Company shall keep at its principal office the following:
(a)a current list of the full name and the last known street address of each Member;
(b)a copy of the Certificate and this Agreement and all amendments thereto; and
(c)copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years.
Section 8.2 Inspection. Subject to Section 15.13 Non-Managing Members (personally or through an authorized representative) may, for purposes reasonably related to their respective Membership Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.
ARTICLE IX
TAX MATTERS
Section 9.1 Preparation of Tax Returns. The Managing Member shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable effort to furnish, within one hundred and eighty (180) days of the close of each taxable year, the tax information reasonably required by Non-Managing Members and for federal and state income tax and any other tax reporting purposes. The Non-Managing Members shall promptly provide the Managing Member with such information relating to the Contributed Assets, including tax basis and other relevant information, as may be reasonably requested by the Managing Member from time to time.
Section 9.2 Tax Elections. The Managing Member shall file (or cause to be filed) an election pursuant to Code Section 754 for the Company for the first Fiscal Year in which such election is relevant and shall maintain and keep such election in effect at all times. Except as otherwise provided herein, the Managing Member shall determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754.

The Managing Member shall have the right to seek to revoke any such election (including any election under Code Section 754).

Section 9.3 Tax Matters Member.

(a)The Managing Member shall be the “tax matters member” of the Company for federal income tax purposes. The tax matters member shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters member in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company in addition to any reimbursement pursuant to Section 6.2. Nothing herein shall be construed to restrict the Company from engaging an accounting firm to assist the tax matters member in discharging its duties hereunder. At the request of any Non-Managing Member, the Managing Member agrees to inform such Non-Managing Member regarding the preparation and filing of any returns and with respect to any subsequent audit or litigation relating to such returns; provided, however, that the Managing Member shall have the exclusive power to determine whether to file, and the content of, such returns.
(b)The tax matters member is authorized, but not required:
(i)to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters member may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (i) who (within the time prescribed pursuant to the Code and
Regulations) files a statement with the IRS providing that the tax matters member shall not have the authority to enter into a settlement agreement on behalf of such Member (as the case may be) or (ii) who is a “notice partner” (as defined in Code Section 6231) or a member of a “notice group” (as defined in Code Section 6223(b)(2));
(ii)in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the tax matters member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;
(iii)to intervene in any action brought by any other Member for judicial review of a final adjustment;

(iv)to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v)to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(vi)to take any other action on behalf of the Members or any of them in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
The taking of any action and the incurring of any expense by the tax matters member in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters member and the provisions relating to indemnification of the Managing Member set forth in Section 6.6 shall be fully applicable to the tax matters member in its capacity as such.
Section 9.4 Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Managing Member that such payment must be made unless (i) the Company withholds such payment from a distribution that would otherwise be made to the Member or (ii) the Managing Member determines that such payment may be satisfied out of the Available Cash of the Company that would, but for such payment, be distributed to the Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 9.4. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 9.4 when due, the Managing Member may elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Member shall take such actions as the Company or the Managing Member shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE X

MEMBER TRANSFERS AND WITHDRAWALS Section 10.1 Transfer.
(a)No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.
(b)No Membership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in Sections 7.3, 7.4, 7.5 or 14.1 or this Article X. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Sections 7.3, 7.4, 7.5 or 14.1 or this Article X shall be null and void ab initio.
(c)Regardless of whether such Transfer constitutes a Permitted Transfer, no Transfer of any Membership Interest may be made to a lender to the Company or any Person who is related (within the meaning of Regulations section 1.752-4(b)) to any lender to the Company whose loan constitutes a Nonrecourse Liability, without the consent of the Managing Member; provided that as a condition to such consent, the lender will be required to enter into an arrangement with the Company and the Managing Member to redeem or exchange for the Class A Shares Amount any Company Units in which a security interest is held by such lender immediately before the time at which such lender would be deemed to be a member in the Company for purposes of allocating liabilities to such lender under Code Section 752.
Section 10.2 Transfer of Managing Member’s Membership Interest.
(a)Except as provided in Section 7.4 and Section 10.2(b), and subject to the rights of any Holder set forth in a Company Unit Designation, the Managing Member may not Transfer all or any portion of its Membership Interest without the Consent of the Members.
(b)Subject to compliance with the other provisions of this Article X and any other limitations which the Managing Member may otherwise be subject to, the Managing Member may Transfer all of its Membership Interest at any time to (x) any Person that is, at the time of such Transfer, a direct or indirect wholly-owned Subsidiary of the Managing Member without the Consent of any Member, and may designate the transferee to become the new Managing Member under Section 11.1, and/or (y) to a bank or other institutional lender, to secure a loan for borrowed money by the Managing Member.

(c)The Managing Member may not voluntarily withdraw as a Managing Member of the Company except in connection with a Transfer of the Managing Member’s entire Membership Interest permitted in this Article X and the admission of the Transferee as a successor Managing Member of the Company pursuant to the Act and this Agreement.

(d)    It is a condition to any Transfer of the entire Membership Interest of a sole Managing Member otherwise permitted hereunder that (i) coincident or prior to such Transfer, the transferee is admitted as a Managing Member pursuant to the Act and this Agreement; (ii) the transferee assumes by operation of law or express agreement all of the obligations of the transferor Managing Member under this Agreement with respect to such Transferred Membership Interest; and (iii) the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement applicable to the Managing Member and the admission of such transferee as a Managing Member.
Section 10.3 Non-Managing Members’ Rights to Transfer.
(a)    General. Except as provided in Sections 7.3, 7.4, 7.5 or 14.1 or in
Section 10.1(c) or below, and subject to any other limitations which the Non-Managing Members may otherwise be subject to, no Non-Managing Member shall Transfer all or any portion of its Membership Interest to any transferee without the consent of the Managing Member. Notwithstanding the foregoing, any Non-Managing Member may, at any time, without the consent of the Managing Member, Transfer all or any portion of its Membership Interest pursuant to a Permitted Transfer. Any Transfer (other than a Permitted Transfer or Transfer pursuant to Sections 7.3, 7.4, 7.5 or 14.1) by a Non-Managing Member or an Assignee is subject to Section 10.4 and to satisfaction of the following conditions:
(i)Qualified Transferee. Any Transfer of a Membership Interest shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; provided, further, that each Transfer meeting the minimum Transfer restriction of Section 10.3(a)(iii) may be to a separate Qualified Transferee.
(ii)Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the Managing Member an opinion of legal counsel reasonably satisfactory to the Managing Member to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Company or the Membership Interests Transferred; provided, however, that the Managing Member may waive this condition upon the request of the Transferor. If the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities laws or regulations applicable to the Company or the Company Units, the Managing Member may prohibit any Transfer otherwise permitted under this Section 10.3 by a Non-Managing Member of Membership Interests.

(iii)Minimum Transfer Restriction. Any Transferring Member must Transfer not less than the lesser of (i) Company Units with a Value of not less than $5,000,000 (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the Managing Member) or (ii) all of the remaining Company Units owned by such Transferring Member; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Company Units owned by Affiliates of a Non-Managing Member shall be considered to be owned by such Non-Managing Member.

(iv)Exception for Permitted Transfers. The conditions of Section 10.3(a)(ii) through Section 10.3(a)(iii) shall not apply in the case of a Permitted Transfer or Transfer made pursuant to Sections 7.3, 7.4, 7.5 or 14.1.
It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Non-Managing Member under this Agreement with respect to such Transferred Membership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 10.5.
(b)Incapacity. If a Non-Managing Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Non-Managing Member’s estate shall have all the rights of a Non-Managing Member, but not more rights than those enjoyed by other Non-Managing Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Non-Managing Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Non-Managing Member, in and of itself, shall not dissolve or terminate the Company.
(c)Adverse Tax Consequences. No Transfer by a Non-Managing Member of its Membership Interests (including any Redemption, any other acquisition of Company Units by the Managing Member or any acquisition of Company Units by the Company and including any Permitted Transfer) may be made to or by any Person if the Company determines, (i) such Transfer would create a material risk of the Company being treated as an association taxable as a corporation, or (ii) there would be a material risk that such Transfer would be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704.
Section 10.4 Substituted Members.
(a)    No Non-Managing Member shall have the right to substitute a transferee other than a Permitted Transferee as a Non-Managing Member in its place. A transferee of the interest of a Non-Managing Member may be admitted as a Substituted Member only with the consent of the Managing Member; provided, however, that a Permitted Transferee shall be admitted as a Substituted Member pursuant to a Permitted Transfer without the consent of the Managing Member, subject to compliance with the last sentence of this Section 10.4. The failure or refusal by the Managing Member to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Managing Member with (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee, (iii) Consent by Spouse, if applicable, and (iv) such other documents and instruments as the Managing Member may require to effect such Assignee’s admission as a Substituted Member.

(b)Concurrently with, and as evidence of, the admission of a Substituted Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address and number of Company Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Company Units of the predecessor of such Substituted Member.
(c)A transferee who has been admitted as a Substituted Member in accordance with this Article X shall have all the rights and powers and be subject to all the restrictions and liabilities of a Non-Managing Member under this Agreement.
Section 10.5 Assignees. If the Managing Member’s consent is required for the admission of any transferee under Section 10.3 as a Substituted Member, as described in Section 10.4, and the Managing Member withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a membership interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Company Units assigned to such transferee and the rights to Transfer the Company Units provided in this Article X, but shall not be deemed to be a holder of Company Units for any other purpose under this Agreement (other than as expressly provided in Section 14.1 with respect to a Qualifying Party that becomes a Tendering Party), and shall not be entitled to effect a Consent or vote with respect to such Company Units on any matter presented to the Non-Managing Members for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Non-Managing Member). In the event that any such transferee desires to make a further assignment of any such Company Units, such transferee shall be subject to all the provisions of this Article X to the same extent and in the same manner as any Non-Managing Member desiring to make an assignment of Company Units.

Section 10.6 General Provisions.
(a)    No Non-Managing Member may withdraw from the Company other than: (i) as a result of a Permitted Transfer of all of such Non-Managing Member’s Membership Interest in accordance with this Article X with respect to which the transferee becomes a

Substituted Member; (ii) pursuant to a redemption (or acquisition by the Managing Member) of all of its Membership Interest pursuant to a Redemption under Section 7.3 or Section 14.1 and/or pursuant to any Company Unit Designation; (iii) as a result of the acquisition by the Managing Member of all of such Non-Managing Member’s Membership Interest, whether or not pursuant to Section 14.1(b), or (iv) pursuant to the consummation of an Applicable Sale as described in Section 7.4.
(b)Any Non-Managing Member who shall Transfer all of its Company Units in a Transfer (i) permitted pursuant to this Article X where such transferee was admitted as a Substituted Member, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Company Units pursuant to a Redemption under Section 14.1 and/or pursuant to any Company Unit Designation (iii) to the Managing Member, whether or not pursuant to Section 14.1(b), or (iv) pursuant to a Transfer contemplated by Sections 7.3, 7.4, 7.5 or 14.1 or this Article X, shall cease to be a Non-Managing Member.
(c)If any Company Unit is Transferred in compliance with the provisions of this Sections 7.3, 7.4, 7.5 or 14.1 or this Article X, or is redeemed by the Company, or acquired by the Managing Member pursuant to Section 14.1, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Company Unit for such Fiscal Year shall be allocated to the transferor Member or the Tendering Party (as the case may be) and, in the case of a Transfer or assignment other than a Redemption, to the transferee Member, by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the Managing Member. Solely for purposes of making such allocations, unless the Managing Member determines in its sole discretion to use any other permissible method under Code Section 706(d), each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Member and none of such items for the calendar month in which a Transfer or a Redemption occurs shall be allocated to the transferor Member, or the Tendering Party (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions of Available Cash attributable to such Company Unit with respect to which the Company Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Member or the Tendering Party (as the case may be) and, in the case of a Transfer other than a Redemption, all distributions of Available Cash thereafter attributable to such Company Unit shall be made to the transferee Member.
(d)In addition to any other restrictions on Transfer herein contained, notwithstanding any other provision of this Agreement, in no event may any Transfer or assignment of a Membership Interest by any Member (including any Redemption, any acquisition of Company Units by the Managing Member or any other acquisition of Company

Units by the Company) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Membership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Membership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Membership Interest; (iv) if the Managing Member determines that such Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (v) if the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Company would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (vi) if such Transfer requires the registration of such Membership Interest pursuant to any applicable federal or state securities laws; (vii) if the Managing Member determines that such Transfer creates a material risk that the Company would become a reporting company under the Exchange Act; or (viii) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.
(e)    Transfers pursuant to this Article X may only be made on the first day of any month, unless the Managing Member otherwise agrees.
Section 10.7 Restrictions on Termination Transactions. The Managing Member shall not engage in, or cause or permit, a Termination Transaction, other than (x) with the Consent of the Non-Managing Members, or (y) if the Managing Member exercises its right to sell all outstanding Common Units pursuant to Section 7.4 or expresses its right of redemption pursuant to Section 7.3(b) or (z) either:
(a)in connection with any such Termination Transaction, each holder of Company Common Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Company Common Unit an amount of cash, securities or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid to a holder of one Class A Share in consideration of one Class A Share pursuant to the terms of such Termination Transaction; provided, that if, in connection with such Termination Transaction, any tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the Common Shares (an “Offer”) shall have been made to and accepted by the holders of a majority of the outstanding Class A Shares and Class B Shares, each holder of Company Common Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, the amount of cash, securities or other property which such holder of Company Common Units would have received had it exercised its right to Redemption pursuant to Article XIV and received Class A Shares in exchange for its Company Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated (the fair market value, at the time of the Termination Transaction, of the amount specified herein with respect to each Company Common Unit is referred to as the “Transaction Consideration”); or
(b)all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the Company prior to the announcement of the

Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Company or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (ii) the Surviving Company is classified as a partnership for U.S. federal income tax purposes; (iii) the Non-Managing Members that held Company Common Units immediately prior to the consummation of such Termination Transaction own a percentage interest of the Surviving Company based on the relative fair market value of the net assets of the Company and the other net assets of the Surviving Company immediately prior to the consummation of such transaction; (iv) the rights of such Non-Managing Members with respect to the Surviving Company are at least as favorable as those of Non-Managing Members holding Company Common Units immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (v) below) and as those applicable to any other non-managing members of the Surviving Company; and (v) such rights include the right to redeem their interests in the Surviving Company at any time for cash in an amount equal to the fair market value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Company.
ARTICLE XI
ADMISSION OF MEMBERS
Section 11.1 Admission of Successor Managing Member. A successor to all or a portion of the Managing Member’s Membership Interest pursuant to Section 10.2(b) who the Managing Member has designated to become a successor Managing Member shall be admitted to the Company as the Managing Member, effective immediately upon the Transfer of such Membership Interest to it. Upon any such Transfer and the admission of any such transferee as a successor Managing Member in accordance with this Section 11.1, the transferor Managing Member shall be relieved of its obligations under this Agreement and shall cease to be a Managing Member of the Company without any separate Consent of the Members or the consent or approval of any Member. Any such successor shall carry on the business of the Company without dissolution. In each case, the admission shall be subject to the successor Managing Member executing and delivering to the Company an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the event that the Managing Member withdraws from the Company, or transfers its entire Membership Interest, in violation of this Agreement, or otherwise dissolves or terminates or ceases to be the Managing Member of the Company, a Majority in Interest of the Members may elect to continue the Company by selecting a successor Managing Member in accordance with Section 12.2(c).
Section 11.2 Members; Admission of Additional Members.
(a)    A Person (other than a then-existing Member) who makes a Capital
Contribution to the Company in exchange for Company Units and in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Managing Member with (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 15.1, (ii) a counterpart signature page to this Agreement executed by such Person, (iii) Consent by Spouse, if applicable, and (iv) such other documents or instruments as may be required by the Managing Member in order to effect such Person’s admission as an Additional Member. Concurrently with, and as evidence of, the admission of an Additional Member, the Managing Member shall amend the Register and the books and records of the

Company to reflect the name, address, number and type of Company Units of such Additional Member.

(b)Notwithstanding anything to the contrary in this Section 11.2, no Person shall be admitted as an Additional Member without the consent of the Managing Member. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Managing Member to such admission and the satisfaction of all the conditions set forth in Section 11.2(a).
(c)If any Additional Member is admitted to the Company on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Fiscal Year shall be allocated among such Additional Member and all other Holders by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the Managing Member. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Member occurs shall be allocated among all the Holders including such Additional Member, in accordance with the principles described in Section 10.6(c). All distributions of Available Cash with respect to which the Company Record Date is before the date of such admission shall be made solely to Members and Assignees other than the Additional Member, and all distributions of Available Cash thereafter shall be made to all the Members and Assignees including such Additional Member.
Section 11.3 Limit on Number of Members. Unless otherwise permitted by the Managing Member, no Person shall be admitted to the Company as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.
Section 11.4 Admission. A Person shall be admitted to the Company as a Non-Managing Member of the Company or a Managing Member of the Company only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Company as a Non-Managing Member or a Managing Member.
ARTICLE XII
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1 No Dissolution. The Company shall not be dissolved by the admission of additional Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 12.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):
(a)the sale of all or substantially all of the Company’s assets;
(b)the Incapacity or removal of the Managing Member (each, an “Event of Withdrawal”); provided, that the Company will not be dissolved or required to be wound up in connection with any of the events specified in this Section 12.2(c) if, within 90 days after the Event of Withdrawal, the Consent of the Members is delivered with respect to the appointment, effective as of the Event of Withdrawal, of another Managing Member.
(c)an election to dissolve the Company made by the Managing Member, with the Consent of the Members; or
(d)the entry of a decree of judicial dissolution under Section 17-802 of the Act.
Section 12.3 Distribution upon Dissolution.
(a)    Upon the dissolution of the Company pursuant to Section 12.2, unless the Company is continued pursuant to Section 12.2, the Managing Member (or, in the event that there is no remaining Managing Member or the Managing Member has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Members (the Managing Member or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares of stock in the Managing Member) shall be applied and distributed in the following order:
(i)First, to the satisfaction of all of the Company’s debts and liabilities to creditors including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;
(ii)Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and
(iii)Subject to the terms of any Company Unit Designation, the balance, if any, to the Members in accordance with Section 4.1.

The Managing Member shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b)Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
(c)If any Holder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the Managing Member or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:
(i)distributed to a trust established for the benefit of the Managing Member and the Holders for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Managing Member, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or
(ii)withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4 Deemed Contribution and Distribution. Notwithstanding any other provision of this Article XII, in the event that the Company is liquidated within the meaning of Regulations section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Company’s Assets shall not be liquidated, the Company’s liabilities shall not be paid or discharged and the Company’s affairs shall not be wound up. Instead, for federal income tax purposes the Company shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and immediately thereafter, distributed Company Units to the Members in the new partnership in accordance with their respective Capital Accounts in liquidation of the Company, and the new company is deemed to continue the business of the Company. Nothing in this Section 12.4 shall be deemed to have constituted any Assignee as a Substituted Member without compliance with the provisions of Section 10.4.
Section 12.5 Rights of Holders. Except as otherwise provided in this Agreement and subject to the rights of any Holder set forth in a Company Unit Designation, (a) each Holder shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Company and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.
Section 12.6 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Company Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.
Section 12.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Members during the period of liquidation.
ARTICLE XIII
PROCEDURES FOR ACTIONS AND CONSENTS
OF MEMBERS; AMENDMENTS; MEETINGS
Section 13.1 Actions and Consents of Members. The actions requiring Consent of any Member pursuant to this Agreement, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIII.
Section 13.2 Amendments. Except as otherwise required or permitted by this Agreement (including Section 6.1), amendments to this Agreement must be approved by the Consent of the Managing Member and the Consent of the Members, and may be proposed only by (a) the Managing Member, or (b) Non-Managing Members holding a majority of the Company Common Units then held by Non-Managing Members (excluding the Managing Member and any Controlled Entity of the Managing Member). Following such proposal, the Managing Member shall submit to the Members any proposed amendment that, pursuant to the terms of this Agreement, requires the Consent of the Members. The Managing Member shall seek the Consent of the Members entitled to vote thereon on any such proposed amendment in accordance with Section 13.3. Upon obtaining any such Consent, or any other Consent required by this Agreement, and without further action or execution by any other Person, including any Non-Managing Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and (ii) the Non-Managing

Members shall be deemed a party to and bound by such amendment of this Agreement. Within thirty days after the effectiveness of any amendment to this Agreement that does not receive the Consent of all Members, the Managing Member shall deliver a copy of such amendment to all Members that did not Consent to such amendment. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this Agreement may not be amended without the Consent of the Managing Member.
Section 13.3 Procedures for Meetings and Actions of the Members.
(a)Meetings of the Members may be called only by the Managing Member. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement, or any Company Unit Designation, the affirmative vote of a Majority in Interest of the Members shall be sufficient to approve such proposal at a meeting of the Members. Whenever the Consent of any Members is permitted or required under this Agreement, such Consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 13.3(b).
(b)Any action requiring the Consent of any Member or a group of Members pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a Consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such Consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a Consent that is consistent with the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.
(c)Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d)The Managing Member may set, in advance, a record date for the purpose of determining the Members (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members or (iii) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment thereof.
(e)Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Members may be conducted in the same manner as meetings of the Managing Member’s stockholders and may be held at the same time as, and as part of, the meetings of the Managing Member’s stockholders.
ARTICLE XIV
REDEMPTION RIGHTS
Section 14.1 Redemption Rights of Qualifying Parties.
(a)    A Qualifying Party shall have the right (subject to the terms and conditions set forth herein) to exchange all or a portion of the Company Class A Common Units held by such Qualifying Party (Company Common Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Units”) for the Class A Shares Amount or, at the sole and absolute election of the Managing Member, for the Cash Amount payable on the Specified Redemption Date (in each case, a “Redemption”), in each case pursuant to, and in accordance with, the Charter and the provisions of this Article XIV. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the Managing Member by the Qualifying Party when exercising the Redemption right (the “Tendering Party”). In the event that the Managing Member elects to redeem all or a portion of the Tendered Units in exchange for the applicable Cash Amount, then the Tendering Party shall have the right, at any time during the five (5) Business Days following such election by the Managing Member, to rescind the Notice of Redemption pursuant to a written notice (the “Rescission Notice”) and retain its Company Class A Common Units or Company Class B Common Units, as applicable. If the Tendering Party does not provide a Rescission Notice, the applicable Cash Amount shall be delivered by the

Managing Member as a certified or bank check payable to the Tendering Party or, in the Managing Member’s sole and absolute discretion, by wire transfer of funds on or before the Specified Redemption Date.

(b)If the Managing Member does not elect on or before the close of business on the Cut-Off Date to redeem all of the Tendered Units from the Tendering Party in exchange for the Cash Amount, then the portion of the Tendered Units not being redeemed for the Cash Amount shall be redeemed for the Class A Shares Amount calculated based on the portion of Tendered Units to be acquired in exchange for Class A Shares (such percentage being referred to as the “Applicable Percentage”). The Tendering Party shall submit such written representations, investment letters, legal opinions or other instruments necessary, in the Managing Member’s view, to effect compliance with the Securities Act. A number of Class A Shares equal to the product of the Applicable Percentage and the Class A Shares Amount, if applicable, shall be delivered by the Managing Member as duly authorized, validly issued, fully paid and non-assessable Class A Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than restrictions provided in the Charter, the Securities Act and relevant state securities or “blue sky” laws. Notwithstanding any delay in such delivery, the Tendering Party shall be deemed the owner of such Class A Shares and Rights for all purposes, including rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. Class A Shares issued in connection with a Redemption pursuant to this Section 14.1(b) may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the Managing Member in good faith determines to be necessary or advisable in order to ensure compliance with such laws.
(c)The Company may elect to raise funds for the payment of any applicable Cash Amount (i) solely by requiring that the Managing Member or its Subsidiaries contribute to the Company funds from (A) the proceeds of a registered public offering by the Managing Member of Class A Shares sufficient to purchase the Tendered Units or (B) any other sources available to the Managing Member or its Subsidiaries or (ii) with the consent of the Tendering Party, from any other sources available to the Company. To the extent determined by the Managing Member, the Company will treat such a transaction as a disguised sale of partnership interests under Code Section 707(a)(2)(B). If the Cash Amount is not paid on or before the Specified Redemption Date, interest shall accrue with respect to the Cash Amount from the day after the Specified Redemption Date to and including the date on which the Cash Amount is paid at a rate equal to the Applicable Federal Short-Term Rate as published monthly by the IRS.
(d)Notwithstanding anything herein to the contrary, with respect to any Redemption pursuant to this Section 14.1:
(i) Without the consent of the Managing Member, no Tendering Party may effect a Redemption for less than Company Class A Common Units having a Value of at least $5,000,000 (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the Managing Member) or, if such

Tendering Party holds less than Company Class A Common Units having a Value of at least $5,000,000 (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the Managing Member), all of the Company Class A Common Units held by such Tendering Party.

(ii)If (A) a Tendering Party surrenders Tendered Units during the period after the Company Record Date with respect to a distribution payable to Holders of Company Common Units, and before the record date established by the Managing Member for a dividend to its stockholders of some or all of its portion of such Company distribution, and (B) the Managing Member elects to redeem any of such Tendered Units in exchange for Class A Shares pursuant to Section 14.1(b), then such Tendering Party shall pay to the Managing Member on the Specified Redemption Date an amount in cash equal to the Company distribution paid or payable in respect of such Tendered Units.
(iii)The consummation of such Redemption shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(iv)The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 10.5) all Company Common Units subject to any Redemption, and be treated as a Non-Managing Member or an Assignee, as applicable, with respect to such Company Common Units for all purposes of this Agreement, until the Specified Redemption Date and until such Tendered Units are redeemed. Until a Specified Redemption Date and a redemption of the Tendered Units by the Managing Member for the Class A Share Amount, the Tendering Party shall have no rights as a stockholder of the Managing Member with respect to the Class A Shares issuable in connection with such acquisition.
(v)The Managing Member shall establish one or more dates in each Fiscal Year as a date on which the Qualifying Party shall be permitted to deliver a Notice of Redemption. The Managing Member may permit, in writing or orally, one or more Qualifying Parties to submit a Notice of
Redemption on such other dates, such permission to be granted, withheld or granted on such terms and conditions as determined by the Managing Member in its sole discretion.
(e)Notwithstanding anything herein to the contrary, with respect to any Profits Interest Units, any Member may exchange such Profits Interest Units only to the extent such Member’s Adjusted Capital Account attributable to such Profits Interest Units at the time of the exchange represents the same percentage of the aggregate Adjusted Capital Account balances of all Members of the Company as the percentage interest represented by such Profits Interest Units to be exchanged. The determination in this Section 14.1(e) shall be calculated as if each Excluded Asset had been contributed to the Company pursuant to Section 3.9. For the avoidance of doubt, the exchanging Member may designate the portion of his or her Capital Account attributable to one or more Company Units being exchanged.
(f)Upon redemption of any Class A Common Unit, the Company shall convert a number of Class C Common Units held by the Managing Member equal to the number of Class C Shares that were converted in connection with such Class A Common Unit redemption and issue to the Managing Member a number of Class A Units equal to the number of whole Class A Shares issued upon such conversion and pay to the Managing Member an amount in cash equal to the cash paid to holders of the Class C Shares converted in lieu of fractional shares.
ARTICLE XV
MISCELLANEOUS
Section 15.1 Company Counsel. THE COMPANY, THE MANAGING MEMBER AND EACH OF THE OTHER GENESIS ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGING MEMBER AND EACH OF THE OTHER GENESIS ENTITIES AND AFFILIATES THEREOF. THE MANAGING MEMBER MAY, WITHOUT THE CONSENT OF THE NON-MANAGING MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. THE COMPANY HAS INITIALLY SELECTED SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP (“COMPANY COUNSEL”) AS LEGAL COUNSEL TO THE COMPANY. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY NON-MANAGING MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH NON-MANAGING MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO EACH NON-MANAGING MEMBER. EACH NON-MANAGING MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH NON-MANAGING MEMBER WITH RESPECT TO OTHER MATTERS, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY NON-MANAGING MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.
Section 15.2 Appointment of Managing Member as Attorney-in-Fact.
(a)    Each Non-Managing Member, including each Additional Member and Substitute Member that are Non-Managing Members, irrevocably makes, constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:
(i) All certificates and other instruments (including
counterparts of this Agreement), and all amendments thereto, which the Managing Member deems appropriate to form, qualify, continue or otherwise operate the

Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members.
(ii)All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the Managing Member deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.
(iii)All conveyances of Company assets, and other instruments which the Managing Member reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this
Agreement.
(b)    The appointment by all Non-Managing Members of the Managing
Member as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Non-Managing Members and Assignees under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of the such Person Membership Interest, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Non-Managing Member of all of its Membership Interest, the foregoing power of attorney of an assignor Non-Managing Member shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a Substituted Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.
Section 15.3 Arbitration.
(a)Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be New York, New York.
(b)There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(c)The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.
(d)All Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.
(e)Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions.
(f)Any claim brought by a Member must be brought in such Member’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.
Section 15.4 Company Name; Goodwill. The parties acknowledge and agree that the Company shall own exclusively all right, title and interest in and to the names “Genesis Healthcare and FC-GEN“ (the “Venture Marks”). The Company hereby grants to the Managing Member and its Affiliates a royalty-free, non-exclusive license to use the Venture Marks as part of their names (as applicable) and in connection with their business activities. This right may not be sub-licensed, assigned or mortgaged without the Company’s prior written consent. This license shall endure for so long as Genesis Healthcare, Inc. is the Managing Member.

Section 15.5 Accounting and Fiscal Year. Subject to Code Section 448, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Managing Member. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Company, the fraction thereof commencing on the date of this Agreement or ending on the date on which the winding-up of the Company is completed, as the case may be, unless otherwise determined by the Managing Member and permitted under the Code.
Section 15.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Original Agreement.
Section 15.7 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.
Section 15.8 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Company or the Managing Member) sent by e-mail, with electronic, written or oral confirmation of receipt, in each case addressed as follows: if to the Company or the Managing Member, to it c/o 101 East State Street Kennett Square PA 19348, Attention: General Counsel, phone: (610) 444-6350, fax: (610) 9254000, or to such other address as the Company may from time to time specify by notice to the Members; and if to any Non-Managing Member, to such Non-Managing Member at the address set forth in the records of the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or e-mail, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.
Section 15.9 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.
Section 15.10 Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.
Section 15.11 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors,

administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substituted Members or otherwise.
Section 15.12 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.
Section 15.13 Confidentiality. To the greatest extent permitted by law, Non-Managing Member’s rights to access or receive any information about the Company or its business are conditioned on such Non-Managing Member’s willingness and ability to assure that the Company information will be used solely by such Non-Managing Member for purposes reasonably related to such Non-Managing Member’s interest as a Non-Managing Member, and that such Company information will not become publicly available as a result of such Non-Managing Member’s rights to access or receive such Company information. Each Non-Managing Member hereby acknowledges that the Company creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Genesis Entities and their respective Affiliates. Each Non-Managing Member further acknowledges and agrees that the Company information constitutes a valuable trade secret of the Company and agrees to maintain any Company information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:
(a)Notwithstanding Article VIII, the Managing Member shall have the right to keep confidential from the Non-Managing Members (and their respective agents and attorneys) for such period of time as the Managing Member deems reasonable, any information: (i) that the Managing Member believes to be in the nature of trade secrets; (ii) other information, the disclosure of which the Managing Member believes is not in the best interest of the Genesis Entities or could damage any of the Genesis Entities or their respective businesses; or (iii) which the Managing Member (or its Affiliates, employees, officers, directors, members, partners or personnel) or any Genesis Entity is required by law or by agreement with a third party to keep confidential; provided, that the Managing Member shall make available to a Non-Managing Member, upon reasonable request, information required by such Non-Managing Member or its Affiliates to comply with applicable laws, rules and regulations (foreign or domestic), as well as any requests from any federal, state, local or foreign regulatory body or stock exchange having jurisdiction over such Non-Managing Member or its Affiliates. Notwithstanding the immediately preceding proviso, in no event shall the Managing Member be required to disclose to any Non-Managing Member the identity of, or any account details relating to, any other Member (or any other investor in any other Genesis Entity) unless it is required to do so by law applicable to it, as determined by a court of competent jurisdiction.
(b)Except as permitted by this Section 15.13 or as required by applicable law, each party hereto (other than the Managing Member) agrees that the provisions of this Agreement, all of the information and documents described in Article VIII, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, any Genesis Entity, any Non-Managing Members, the Managing Member and/or their respective

Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party hereto) such matters, without the written consent of the Managing Member.
(c)The confidentiality obligations of the parties under this
Section 15.13 shall not apply: (i) to the disclosure by a Non-Managing Member of information to the other Non-Managing Members or such Non-Managing Member’s Affiliates, partners,

officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.13 or are otherwise bound by a duty of confidentiality to such Non-Managing Member) solely on a need-to-know basis, which Persons shall be bound by this Section 15.13 as if they were Non-Managing Members, (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Non-Managing Member (or any investor in any other Genesis Entity) or any Person acting on behalf of any of the foregoing, (iii) to information received from a source not bound by a duty of confidentiality to any Genesis Entity, any Member or any Affiliate of any of the foregoing, (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body or stock exchange with jurisdiction over such party, (v) to disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement, or (vi) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable law, notify the Managing Member thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.13(c) permit any Non-Managing Member to disclose the identity of, or any account details relating to, any other Member (or any other investor in any other Genesis Entity), without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Non-Managing Member delivers to the Managing Member a written opinion of counsel to the Non-Managing Member (which opinion and counsel shall be reasonably acceptable to the Managing Member) to the effect that such disclosure is required under applicable law.
(d)    To the extent that a Non-Managing Member is subject to the United
States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Non-Managing Member acknowledges the Managing Member’s and the Company’s position that the information intended to be protected by the provisions of Sections 15.13(a) and 15.13(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Non-Managing Member with the specific understanding that such documents and information will remain confidential; (ii) the Managing Member advises each such Non-Managing Member that the documents and information intended to be protected by the provisions of Sections 15.13(a) and 15.13(b) would not be supplied to such Non-Managing Member without an understanding that such documents and information will be held and treated by such Non-Managing Member as confidential information; and (iii) to the extent that such Non-Managing Member is nevertheless required to disclose any such confidential information,

(A) such Non-Managing Member shall, unless legally prohibited, give the Managing Member prior notice of any such required disclosure and (B) such Non-Managing Member shall in any event maintain the confidentiality of the Company’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Company and the Managing Member than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Non-Managing Member invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.13(d) permit any Non-Managing Member to disclose the identity of, or any account details relating to, any other Member (or any other investor in any other Genesis Entity), without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Non-Managing Member delivers to the Managing Member a written opinion of counsel to the Non-Managing Member (which opinion and counsel shall be reasonably acceptable to the Managing Member) to the effect that such disclosure is required under applicable law.
(e)The Company and the Managing Member shall be entitled to enforce the obligations of each Non-Managing Member under this Section 15.13 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 15.13 are in addition to and not in limitation of any other right or remedy of the Company or the Managing Member provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Non-Managing Members and/or the Company. Each Non-Managing Member expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.13 may be inadequate and that the Company and the Managing Member shall be entitled to institute an action for specific performance of a Non-Managing Member’s obligations hereunder. The Managing Member shall be entitled to consider the different circumstances of different Non-Managing Members with respect to the restrictions and obligations imposed on Non-Managing Members hereunder to the full extent permitted by law, and, to the full extent permitted by law, the Managing Member may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Non-Managing Member without waiving or modifying such restrictions and obligations for other Non-Managing Members.
(f)In addition, to the full extent permitted by law, each Non-Managing Member agrees to indemnify the Company and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Company or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Company or any such Indemnitee may be made a party or otherwise involved or with which the Company or any such Indemnitee shall be threatened, by reason of the Non-Managing Member’s obligations (or breach thereof) set forth in this
Section 15.13.
(g)Notwithstanding any other provision of this Agreement (including this Section 15.13), the Managing Member may disclose any Confidential Information otherwise subject to the confidentiality obligations of this Section 15.13 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required.
Section 15.14 Consent to Use of Name. Each Member hereby consents to the use and inclusion of its name in the Company’s books and records hereto and any and all other notices or communications required or permitted to be given by the Managing Member to any other Genesis Entity or any member(s) thereof.
Section 15.15 Consent by Spouse. Each Non-Managing Member who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C attached hereto, and at the time of execution of this Agreement. Each such Non-Managing Member shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Non-Managing Member. Each Non-Managing Member agrees and acknowledges that compliance with the requirements of this Section 15.15 by each other Non-Managing Member constitutes an essential part of the consideration for his or her execution of this Agreement.
Section 15.16 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.
Section 15.17 Survival. The provision of Sections 6.6, 15.1, 15.2, 15.3, 15.6 15.7, 15.8, 15.9, 15.13, 15.14 and 15.15 (and this Section 15.17) (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Company and/or the termination of this Agreement.
Section 15.18 Anti-Money Laundering Representations and Undertakings. Each Member acknowledges that it has read the representations and undertakings contained on Exhibit D attached hereto and hereby confirms they are true and correct.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

GENESIS HEALTHCARE, INC., a Delaware corporation
By:
Name: Title:
SUN HEALTHCARE GROUP, INC., a Delaware corporation
By:
Name: Title:
GHC ANCILLARY CORPORATION, a Delaware corporation
By:
Name: Title:
CDNTE, INC., a Delaware corporation

By:
Name: Title:
[NON-MANAGING MEMBER SIGNATURE BLOCKS TO BE ADDED]

EXHIBIT A: EXAMPLES REGARDING ADJUSTMENT FACTOR
A-1
For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on December 31, 2013 is 1.0 and (b) on January 1, 2014 (the “Company Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 Class A Shares issued and outstanding.
Example 1
On the Company Record Date, the Managing Member declares a dividend on its outstanding Class A Shares in Class A Shares. The amount of the dividend is one Class A Share paid in respect of each Class A Share owned. Pursuant to Paragraph (i) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the stock dividend is declared, as follows:
1.0 * 200/100 = 2.0
Accordingly, the Adjustment Factor after the stock dividend is declared is 2.0. Example 2
On the Company Record Date, the Managing Member distributes options to purchase Class A Shares to all holders of its Class A Shares. The amount of the distribution is one option to acquire one Class A Share in respect of each Class A Share owned. The strike price is $4.00 a share. The Value of a Class A Share on the Company Record Date is $5.00 per share. Pursuant to Paragraph (ii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the options are distributed, as follows:
1.0 * (100 + 100)/(100 + [100 * $4.00/$5.00]) = 1.1111
Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Adjustment Factor” shall apply.
Example 3
On the Company Record Date, the Managing Member distributes assets to all holders of its Class A Shares. The amount of the distribution is one asset with a fair market value (as determined by the Managing Member) of $1.00 in respect of each Class A Share owned. It is also assumed that the assets do not relate to assets received by the Managing Member or its Subsidiaries pursuant to a pro rata distribution by the Company. The Value of a Class A Share on the Company Record Date is $5.00 a share. Pursuant to Paragraph (iii) of the definition of

“Adjustment Factor,” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the assets are distributed, as follows:
1.0 * $5.00/($5.00 — $1.00) = 1.25

Accordingly, the Adjustment Factor after the assets are distributed is 1.25.
A-2

EXHIBIT B: NOTICE OF REDEMPTION
Genesis Healthcare, Inc. 101 East State Street
Kennett Square PA 19348
The undersigned Non-Managing Member or Assignee hereby irrevocably tenders for Redemption Company Class A Common Units in FC-GEN Operations Investment, LLC in accordance with the terms of the Amended and Restated Limited Liability Company Operating Agreement of FC-GEN Operations Investment, LLC, dated as of [●], 201[_] (the “Agreement”), and the Redemption rights referred to therein in Section 14.1(a). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Non-Managing Member or Assignee:
(a)undertakes to surrender such Company Common Units at the closing of the Redemption;
(b)directs that the certified check representing or, at the Managing Member’s discretion, a wire transfer of the Cash Amount, and/or the Class A Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address or bank account, as applicable, specified below;
(c)represents, warrants, certifies and agrees that: (i) the undersigned Non-Managing Member or Assignee is a Qualifying Party; (ii) the undersigned Non-Managing Member or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such Company Common Units, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Non-Managing Member or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Common Units as provided herein; (iv) the undersigned Non-Managing Member or Assignee, and the tender and surrender of such Common Units for Redemption as provided herein complies with all conditions and requirements for redemption of Company Common Units set forth in the Agreement; and (v) the undersigned Non-Managing Member or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d)acknowledges that the undersigned will continue to own such Company Common Units unless and until either (1) such Company Common Units are acquired by the Managing Member pursuant to Section 14.1(b) of the Agreement or (2) such redemption transaction closes.
Dated:

* Required unless waived by the Managing Member or Transfer Agent.

Name of Non-Managing Member or
Assignee:
Signature of Non-Managing Member or
Assignee
Street Address
City, State and Zip Code
Social security or identifying number
Signature Medallion Guaranteed by:*
Issue Check Payable to (or shares in the
name of):

Bank Account Details:

EXHIBIT C: CONSENT BY SPOUSE
I acknowledge that I have read that certain Amended and Restated Limited Liability Company Operating Agreement of FC-GEN Operations Investment, LLC (the “Company”), dated as of [●], 201[_] (the “Operating Agreement”), and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Company, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Operating Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.
I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Company set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Operating Agreement related thereto).
This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the
laws of the [    ]* without regard to otherwise governing principles of choice of law or conflicts of law.
Date:
NAME:
* Insert jurisdiction of residence of Member and Spouse.

EXHIBIT D: ANTI-MONEY LAUNDERING REPRESENTATIONS AND
UNDERTAKINGS
Each Member hereby makes the following representations, warranties and covenants as of the date of this Agreement, and for so long as each such Member holds any Membership Interest thereafter:
(a)The monies used to fund the Member’s acquisition of an interest in the Company, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Member’s investment in the Company will not be used to finance any Illegal Activities. To the best of the Member’s knowledge, no contribution or payment, in and of itself, by any Member to the Company will directly cause the Company or its affiliates to be in violation of applicable anti-money laundering, terrorist financing, or sanctions laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations (collectively, “BSA laws and regulations”); the economic and trade sanctions administered and enforced by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”); or applicable anti-money laundering and terrorist financing laws, regulations or government guidance of any Relevant Jurisdiction. “Relevant Jurisdiction” means the United States or the Member’s place of organization or principal place of business.
(b)Neither a Member nor any person or entity controlled by or controlling the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange:
(i)Appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or the Annex to Executive Order 13224 issued by the President of the United States, each as amended from time to time;
(ii)Is a person or entity resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns or (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation;

(iii)Is subject to economic or trade sanctions administered and enforced by OFAC;
(iv)Unless disclosed to the Company, is a Senior Foreign Political Figure, defined as a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government-owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or
(v)    Is a foreign shell bank defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.
(c)The Members understand that the Company (and/or its affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Company by the Members, as well as the Members’ identity and that of any associated persons. The Members agree that it will provide such materials as may from time to time be reasonably requested by the Company or the Managing Member for such purposes. In addition, the Members agree to provide to the Company and its affiliates any additional information regarding itself and any person or entity controlled by or controlling the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange, that may be deemed necessary to ensure compliance with all applicable laws concerning money laundering and terrorist financing, as well as trade and economic sanctions. The Company may take such actions as the Managing Member may reasonably determine if this information is not provided or on the basis of information that is provided.
(d)All evidence of identity and related information concerning each Member and any person controlling or controlled by the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange, provided to the Company is and will be true, accurate and complete. Each Member will promptly notify the Company and the Managing Member if any of the representations in this section cease to be true and accurate.
(e)The Managing Member may segregate and/or redeem a Member’s investment in the Company, prohibit future investments or capital contributions, or take other appropriate action if the Managing Member determines that the continued participation of any Member could materially adversely affect the Company or if the action is necessary in order for the Company to comply with applicable laws, regulations, orders, directives or special measures. The Members further understand that the Company and the Managing Member (and any of their affiliates) may release confidential information about each such Member and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The Managing Member will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.

SCHEDULE I
I-1
MEMBERS AND PERCENTAGE INTERESTS/NUMBER OF COMPANY UNITS

EXHIBIT H
Investment Representations
1.Investor has been advised that the Securities have not been registered under the Securities Act or any state securities laws and are being offered pursuant to an exemption from registration contained in the Securities Act based in part on the representations of Investor contained in this Letter of Transmittal, and therefore, the Securities cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Investor is aware that Sonoma is under no obligation to effect any such registration with respect to the Securities (except solely to the extent, if any, provided in the Registration Rights Agreement) or to file for or comply with any exemption from registration. Investor also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Investor to transfer all or any portion of its Securities under the circumstances, in the amounts or at the times Sonoma might propose.
2.Investor is acquiring the Securities hereunder for his, her or its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Letter of Transmittal, Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person with respect to any of the Securities.
3.Investor has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of such investment and has the capacity to protect its own interests, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.
4.[Investor represents that it is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.]1
5.Investor has received all the information that Investor considers necessary or appropriate for deciding whether to acquire the Securities. Investor further represents that it has had and continues to have an opportunity (i) to question, and to receive information from Sonoma concerning Sonoma and Investor’s investment in Sonoma and (ii) to obtain any and all additional information necessary to verify the accuracy of any information that Investor deems relevant to make an informed investment decision as to the purchase of the Securities.

1    No more than 35 Investors may fail to make this representation.